As filed with the Securities and Exchange Commission on July 31, 1996.

                                                      Registration No. 333-02263
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Amendment No. 4 to
                                    Form S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              EMERSON ELECTRIC CO.
             (Exact name of Registrant as specified in its charter)

                                    Missouri
         (State or other jurisdiction of incorporation or organization)

                                      3621
            (Primary Standard Industrial Classification Code Number)

                                   43-0259330
                    (I.R.S. Employer Identification Number)

                           8000 West Florissant Avenue
                            St. Louis, Missouri 63136
                                 (314) 553-2000
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                              HARLEY M. SMITH, Esq.
                Assistant General Counsel and Assistant Secretary
                              EMERSON ELECTRIC CO.
                           8000 West Florissant Avenue
                            St. Louis, Missouri 63136
                                 (314) 553-2431
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                      Copy to:

      Frederick W. Scherrer, Esq.                   Donald A. Denton, Esq.
             Bryan Cave LLP                        Hancock & Estabrook, LLP
        One Metropolitan Square                       1500 Mony Tower I
    211 North Broadway, Suite 3600                  Post Office Box 4976
          St. Louis, MO  63102                       Syracuse, NY 13221
             (314) 259-2000                            (315) 471-3151

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after this Registration Statement is declared effective and all other conditions to the merger (the "Merger") of a subsidiary of the Registrant with and into Lipe-Rollway Corporation pursuant to the Agreement and Plan of Merger described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.

     If any the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                              EMERSON ELECTRIC CO.

     Cross Reference Sheet pursuant to Rule 404(a) of the Securities Act of 1933 and Item 501(b) of Regulation S-K showing the location or heading in the Proxy Statement/Prospectus of information required by Part I of Form S-4.


          Item in Form S-4                    Location or Heading in Proxy
                                                  Statement/Prospectus
- --------------------------------------  ----------------------------------------

A. Information about the Transaction.

   1.  Forepart of Registration
       Statement and Outside Front
       Cover Page of Prospectus.......  Facing     Page;     Cross     Reference
                                        Sheet;Outside Front Cover Page

   2.  Inside Front and Outside Back
       Cover Pages of Prospectus......  Available Information;  Incorporation of
                                        Certain Documents by Reference; Table of
                                        Contents

   3.  Risk Factors, Ratio of Earnings
       to Fixed Charges, and Other
       Information....................  Summary

   4.  Terms of the Transaction.......  Summary;  The Rollway  Special  Meeting;
                                        Information  About Emerson;  Information
                                        About  Rollway;   The  Merger;   Certain
                                        Provisions  of  the  Merger   Agreement;
                                        Comparative Rights of Shareholders

   5.  Pro Forma Financial
       Information....................  Not Applicable

   6.  Material Contacts With the
       Company Being Acquired.........  Summary; The Merger;  Certain Provisions
                                        of the Merger Agreement

   7.  Additional Information Required
       For Reoffering by Persons and
       Parties Deemed to be
       Underwriters...................  Not Applicable

   8.  Interests of Named Experts and
       Counsel........................  Legal Matters; Experts

   9.  Disclosure of Commission
       Position on Indemnification for
       Securities Act Liabilities.....  Not Applicable

B. Information About the Registrant.

   10. Information With Respect to S-3
       Registrants....................  Available Information;  Incorporation of
                                        Certain Documents by Reference

   11. Incorporation of Certain
       Information by Reference.......  Available Information;  Incorporation of
                                        Certain Documents by Reference

   12. Information With Respect to S-2
       or S-3 Registrants.............  Not Applicable

   13. Incorporation of Certain
       Information by Reference.......  Not Applicable

   14. Information With Respect to
       Registrants Other Than S-3 or
       S-2 Registrants................  Not Applicable

C. Information About the Company Being Acquired.

   15. Information With Respect to S-3
       Companies......................  Not Applicable

   16. Information With Respect to S-2
       or S-3 Companies...............  Not Applicable

   17. Information With Respect to
       Companies Other Than S-2 or S-3
       Companies......................  Summary;   Information   About  Rollway;
                                        Rollway  Financial  Statements

D. Voting and Management Information.

   18. Information if Proxies,
       Consents or Authorizations Are
       to be Solicited................  Available Information;  Incorporation of
                                        Certain Documents by Reference; Summary;
                                        The Merger; The Rollway Special Meeting;
                                        Information  About  Rollway;  Dissenting
                                        Shareholder  Rights

   19. Information  if Proxies,
       Consents or Authorizations Are
       Not to be  Solicited,  or in
       an Exchange Offer..............  Not Applicable

                            Lipe-Rollway Corporation
                                7600 Morgan Road
                            Liverpool, New York 13090

                                                                   July __, 1996

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Lipe-Rollway Corporation ("Rollway"), which will be held at the offices of Rollway, 7600 Morgan Road, Liverpool, New York 13090, at 10:00 a.m., local time, on August 30, 1996 (together with all adjournments and postponements thereof, the "Rollway Special Meeting").

     At the Rollway Special Meeting holders of shares of common stock, par value $0.50 per share ("Rollway Common Stock"), will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of April 1, 1996 and as amended April 11, 1996 and July 17, 1996 (the "Merger Agreement"), by and among Emerson Electric Co. ("Emerson"), Emersub XLI, Inc., a wholly-owned subsidiary of Emerson ("Emersub"), and Rollway. Under the Merger Agreement, Emersub will be merged with and into Rollway (the "Merger").

     Under the terms of the Merger Agreement, the consideration payable to the holders of shares of Rollway Common Stock will be (a) a minimum of $0, plus (b) contingent payments of up to approximately $8.27 million, depending upon the post-closing adjustment provided for in the Merger Agreement (the "Post-Closing Adjustment") (collectively, the "Merger Consideration") and the Indemnity Obligation described in the accompanying Proxy Statement/Prospectus (the "Indemnity Obligation"). For example, if the closing of the Merger had occurred on June 2, 1996, and Rollway's balance sheet for the fiscal month then ended had been used to estimate the Post-Closing Adjustment, the aggregate value of the initial Merger Consideration received by the former holders of Rollway Common Stock at closing would have been $4.587 million (or approximately $5.60 per share of Rollway Common Stock), with an additional $2.6 million in value (or approximately $3.17 per share of Rollway Common Stock) deposited in escrow under the Escrow Agreement described in the accompanying Proxy Statement/Prospectus. This escrow deposit is subject to disbursement to Emerson and the Common Shareholders' Representative (as defined in the accompanying Proxy Statement/Prospectus) in the event Emerson has claims for indemnification under the Merger Agreement and the Common Shareholders' Representative incurs fees and expenses in connection with those claims. Accordingly, the former holders of the Rollway Common Stock may get none (or some or all) of such $2.6 million escrow deposit. If the entire amount deposited in escrow were disbursed to the former holders of Rollway Common Stock, the total Merger Consideration received by such persons would have been $7.187 million (or approximately $8.77 per share of Rollway Common Stock). Under certain circumstances, however, all of the Merger Consideration received (or the value thereof) may ultimately have to be returned to Emerson pursuant to the Indemnity Obligation, which would result in a Merger Consideration of $0. See "The Merger -- Merger Consideration" and "The Merger -- Escrow and Indemnity" in the accompanying Proxy Statement/Prospectus. The foregoing example is based upon Rollway's internal, unaudited balance sheet for the fiscal month ended June 2, 1996, which has not been subjected to a year-end accounting audit or the specific audit provisions prescribed in Sections 1.9 and
1.10 of the Merger Agreement. See "The Merger -- Merger Consideration" in the accompanying Proxy Statement/Prospectus. While Emerson and Rollway are not aware of the existence of any basis for a change in the Post-Closing Adjustment as of July __, 1996 from the amount used in the foregoing example, and are not aware of the existence of any basis for any Indemnity Claims other than the matters described under the heading "The Merger -- Escrow and Indemnity" in the accompanying Proxy Statement/Prospectus, no assurance can be given that there will not be any such change or claim.

     THE EFFECT OF THE TERMS OF THE MERGER AGREEMENT NEGOTIATED BETWEEN EMERSON AND ROLLWAY IS THAT:

o BECAUSE THE VALUE OF THE MERGER CONSIDERATION RECEIVED AND ULTIMATELY RETAINED BY THE HOLDERS OF THE ROLLWAY COMMON STOCK WILL DEPEND ON THE OUTCOME OF CERTAIN CONTINGENCIES THAT COULD NEGATIVELY AFFECT THE VALUE OF ROLLWAY, THE ULTIMATE MERGER CONSIDERATION COULD BE $0. SEE "THE MERGER--MERGER CONSIDERATION" IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

o THE VALUE OF THE MERGER CONSIDERATION RECEIVED BY THE HOLDERS OF THE ROLLWAY COMMON STOCK MAY HAVE TO BE RETURNED TO EMERSON UNDER CERTAIN CIRCUMSTANCES THAT COULD NEGATIVELY AFFECT THE VALUE OF ROLLWAY. IN SUCH CASE, SUCH HOLDERS WILL BE OBLIGATED TO RETURN ALL OF SUCH VALUE. SEE "THE MERGER-ESCROW AND INDEMNITY" IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

o ROLLWAY COMMON SHAREHOLDERS WHO DO NOT WANT TO BE SUBJECT TO THESE PROVISIONS SHOULD VOTE "NO" AND PERFECT THEIR DISSENTER'S RIGHTS. SEE "DISSENTING SHAREHOLDER RIGHTS" IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF YOU DO NOT PERFECT YOUR DISSENTERS' RIGHTS, YOU WILL BE SUBJECT TO THE INDEMNITY OBLIGATION SET FORTH IN THE MERGER AGREEMENT IF THE MERGER IS APPROVED AND YOU DESIRE TO RECEIVE ANY OF THE MERGER CONSIDERATION.

     In reviewing the terms of the Merger Agreement described in the accompanying Proxy Statement/Prospectus, the holders of Rollway Common Stock should bear in mind that while Emerson and Rollway have used their best efforts to estimate the value of the possible Merger Consideration based on the facts currently known to them, there can be no assurance as to the outcome of the contingencies which will determine the value of the Merger Consideration received and ultimately retained by the holders of Rollway Common Stock.

     The Merger Consideration will be paid in shares of the common stock, par value $1.00 per share, of Emerson ("Emerson Common Stock") which will be valued at the average closing price of the Emerson Common Stock during the five consecutive trading days ending on August 23, 1996, which is five business days prior to the Rollway Special Meeting. YOU MAY CALL (314) 553-2431 COLLECT BETWEEN 9:00 A.M. AND 6:00 P.M. EDT BETWEEN AUGUST 24, 1996 AND AUGUST 29, 1996 TO BE INFORMED OF THE EMERSON SHARE VALUE. The Emerson Common Stock will be issuable pro rata to holders of shares of Rollway Common Stock at the time of the Merger. However, no fractional shares of Emerson Common Stock will be issued, and cash will be paid in lieu thereof. As a consequence of the Merger, Rollway will be the surviving corporation and will become a wholly- owned subsidiary of Emerson. A copy of the Merger Agreement is annexed to the accompanying Proxy Statement/Prospectus as Exhibit A.

     Additionally, at the Rollway Special Meeting, the holders of Rollway Common Stock and the holders of shares of $1.00 Cumulative Convertible Preferred Stock, par value $10.00, of Rollway ("Rollway Preferred Stock") will be asked to consider and vote upon a proposal to approve an amendment (the "Preferred Terms Amendment") to the terms of the Rollway Preferred Stock. The full text of the Preferred Terms Amendment is provided in the accompanying Proxy Statement/Prospectus under the heading "The Merger -- Preferred Terms Amendment." Upon approval of the Preferred Terms Amendment, subject to the consummation of the Merger, each outstanding share of Rollway Preferred Stock will be converted in the Merger into the right to receive a fraction of a share of Emerson Common Stock (valued as described above) equal in value to $20.00 and an amount in cash equal to the amount of unpaid dividends owed on such share of Preferred Stock at the effective time of the Merger ($2.50 per Rollway Preferred Share as of June 2, 1996). However, no fractional shares of Emerson Common Stock will be issued, and cash will be paid in lieu thereof. The cash and Emerson Common Stock payable to the holders of the Rollway Preferred Stock will not be paid out of the Merger Consideration, but will be in addition thereto. If the Merger is approved and approval of the Preferred Terms Amendment is not obtained, then Rollway shall redeem all of the outstanding shares of Rollway Preferred Stock for cash in an amount equal to $20.00 per share plus any accrued and unpaid dividends thereon in accordance with their terms immediately prior to the effective time of the Merger. Accordingly, this letter shall constitute notice that all shares of Rollway Preferred Stock shall be redeemed for the consideration described above on the date of the closing of the Merger, if the Merger is approved and the Preferred Terms Amendment is not approved at the Rollway Special Meeting.

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT, THE TRANSACTIONS CONTEMPLATED THEREBY AND THE PREFERRED TERMS AMENDMENT ARE FAIR TO THE SHAREHOLDERS AND OPTION HOLDERS OF ROLLWAY AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND A VOTE FOR THE PROPOSAL TO ADOPT THE PREFERRED TERMS AMENDMENT.

     The accompanying Proxy Statement/Prospectus describes the Merger Agreement and the Preferred Terms Amendment that the holders of Rollway Common Stock and holders of Rollway Preferred Stock are being asked to consider and vote upon at the Rollway Special Meeting. The accompanying Proxy Statement/Prospectus also constitutes a prospectus for the Emerson Common Stock to be issued in connection with the transactions contemplated by the proposed Merger Agreement. We urge you to carefully review and consider the accompanying Notice of Special Meeting of Shareholders, Proxy Statement/Prospectus and Proxy, which contain information about Rollway and Emerson and describe the proposed Merger, the Preferred Terms Amendment and certain related matters.

     All shareholders are invited to attend the Rollway Special Meeting in person. The affirmative vote of the holders of not less than two-thirds of the outstanding shares of Rollway Common Stock will be necessary for approval and adoption of the Merger Agreement and the affirmative votes of the holders of not less than a majority of the outstanding shares of the Rollway Common Stock and of the Rollway Preferred Stock will be necessary for approval and adoption of the Preferred Terms Amendment. Under the New York Business Corporation Law (the "NYBCL"), any holder of Rollway Common Stock who properly objects to the Merger and any holder of Rollway Preferred Stock who properly objects to the Preferred Terms Amendment may assert statutory dissenters' rights by complying with the requirements of the NYBCL. See "Dissenting Shareholders Rights" in the accompanying Proxy Statement/Prospectus.

     If the Merger Agreement is approved and the Merger is consummated, holders of Rollway Common Stock will be sent a letter of transmittal with instructions for surrendering their certificates representing shares of Rollway Common Stock. If the Merger Agreement and the Preferred Terms Amendment are approved and the Merger is consummated, the holders of Rollway Preferred Stock will also be sent a letter of transmittal with instructions for surrendering their certificates representing shares of Rollway Preferred Stock (letters of transmittal will also be available at the Rollway Special Meeting). Please do not send any share certificates until you receive these materials.

     In order that your shares may be represented at the Rollway Special Meeting, you are urged to promptly complete, sign, date and return the accompanying Proxy in the enclosed envelope, whether or not you plan to attend the Rollway Special Meeting. Any shareholder returning a blank executed Proxy will be authorizing the named proxies to vote the shares covered by the Proxy in favor of the Merger Agreement and the Preferred Terms Amendment, as applicable. If you attend the Rollway Special Meeting in person, you may, if you wish, vote personally on all matters in which you are entitled to vote which are brought before the Rollway Special Meeting even if you have previously returned your Proxy. Your prompt cooperation will be appreciated.

                               Very truly yours,

                               H. Follett Hodgkins, Jr.
                               Chairman of the Board and Chief Executive Officer

                            LIPE-ROLLWAY CORPORATION
                                7600 Morgan Road
                            Liverpool, New York 13090

                              ---------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          To be Held on August 30, 1996

     A Special Meeting of the Shareholders of Lipe-Rollway Corporation ("Rollway") will be held at the offices of Rollway, 7600 Morgan Road, Liverpool, New York 13090 at 10:00 a.m., local time, on August 30, 1996 (the "Rollway Special Meeting") for the following purposes:

          1. For the holders of Rollway Common Stock to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of April 1, 1996 and as amended April 11, 1996 and July 17, 1996 (the "Merger Agreement"), by and among Rollway, Emerson Electric Co. ("Emerson") and Emersub XLI, Inc., a wholly-owned subsidiary of Emerson ("Emersub"), and the transactions contemplated thereby. The Merger Agreement provides for the merger of Emersub with and into Rollway (the "Merger"), pursuant to which Rollway will be the surviving corporation and will become a wholly-owned subsidiary of Emerson. Upon the effectiveness of the Merger, each outstanding share of Rollway Common Stock will be converted into the right to receive a number of shares of Emerson Common Stock to be determined pursuant to the provisions of the Merger Agreement. However, no fractional shares of Emerson Common Stock will be issued, and cash will be paid in lieu thereof. The terms of the Merger are described in the accompanying Proxy Statement/Prospectus. The Merger Agreement is attached to the accompanying Proxy Statement/Prospectus as Exhibit A.

          2. For the holders of Rollway Common Stock and the holders of Rollway Preferred Stock to consider and vote upon the Preferred Terms Amendment. The full text of the Preferred Terms Amendment is provided in the accompanying Proxy Statement/Prospectus under the heading "The Merger -- Preferred Terms Amendment." Upon the approval of the Preferred Terms Amendment, subject to the consummation of the Merger, each outstanding share of Rollway Preferred Stock will be converted into the right to receive a fraction of a share of Emerson Common Stock equal in value to $20.00 and an amount in cash equal to the amount of unpaid dividends owed on such share of Preferred Stock at the effective time of the Merger ($2.50 per Rollway Preferred Share as of June 2, 1996). However, no fractional shares of Emerson Common Stock will be issued, and cash will be paid in lieu thereof. The cash and Emerson Common Stock payable to the holders of the Rollway Preferred Stock will not be paid out of the Merger Consideration, but will be in addition thereto. If the Merger is approved and approval of the Preferred Terms Amendment is not obtained, then Rollway shall redeem all of the outstanding shares of Rollway Preferred Stock for cash in an amount equal to $20.00 per share plus any accrued and unpaid dividends thereon in accordance with their terms immediately prior to the effective time of the Merger.

          3. To transact any other business properly coming before the Rollway Special Meeting or any adjournments or postponements thereof.

     The Board of Directors of Rollway has fixed the close of business on July 19, 1996 as the record date for the Rollway Special Meeting to determine the Rollway shareholders entitled to notice of and to vote at the Rollway Special Meeting and any adjournments or postponements thereof.

     Please be advised that, if the Merger Agreement is approved and the Merger is consummated, holders of Rollway Common Stock who file a written objection to the proposed Merger before the vote on the approval of the Merger Agreement and who do not vote to approve the Merger Agreement, will have the right to dissent from the proposed Merger and to receive the "fair value" of their shares of Rollway Common Stock in cash, if the Merger is consummated and they fully comply with the procedures set forth in Section 623 of the New York Business Corporation Law. Additionally, please be advised that if the Preferred Terms Amendment is approved, holders of Rollway Preferred Stock who file a written objection to the Preferred Terms Amendment before the vote of the approval of the Preferred Terms Amendment and who do not vote in favor of the Preferred Terms Amendment, will have the right to dissent from the Preferred Terms Amendment and to receive the "fair value" of their shares of Rollway Preferred Stock in cash, if the Merger is consummated and they fully comply with the procedures set forth in Section 623 of the New York Business Corporation Law. See "Dissenting Shareholder Rights" and Exhibit C to the accompanying Proxy Statement/Prospectus.

     A form of Proxy and a Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the Rollway Special Meeting accompany this notice.

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT, THE TRANSACTIONS CONTEMPLATED THEREBY AND THE PREFERRED TERMS AMENDMENT ARE FAIR TO THE SHAREHOLDERS AND OPTION HOLDERS OF ROLLWAY AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND A VOTE FOR THE PROPOSAL TO ADOPT THE PREFERRED TERMS AMENDMENT.

     IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ROLLWAY SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF ROLLWAY, WHETHER OR NOT YOU PLAN TO ATTEND THE ROLLWAY SPECIAL MEETING. AN ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE. ANY SHAREHOLDER RETURNING A BLANK EXECUTED PROXY WILL BE AUTHORIZING THE NAMED PROXIES TO VOTE THE SHARES COVERED BY THE PROXY IN FAVOR OF THE MERGER AGREEMENT AND THE PREFERRED TERMS AMENDMENT, AS APPLICABLE. IF YOU ATTEND THE ROLLWAY SPECIAL MEETING IN PERSON AND DESIRE TO REVOKE YOUR PROXY AND VOTE IN PERSON, YOU MAY DO SO. IN ANY EVENT, A PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED. YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.

                                 By Order of the Board of Directors

                                 H. Follett Hodgkins, Jr., Chairman of the Board

Liverpool, New York
July __, 1996

                               YOUR VOTE IS IMPORTANT
                       PLEASE SIGN, DATE AND RETURN YOUR PROXY

      LIPE-ROLLWAY CORPORATION                      EMERSON ELECTRIC CO.
          7600 Morgan Road                      8000 West Florissant Avenue
      Liverpool, New York 13090                  St. Louis, Missouri 63136

                           PROXY STATEMENT/PROSPECTUS
                               Up to $8,270,000 in
                         Shares of Emerson Common Stock
                                 $1.00 Par Value
                        Valued at the Emerson Share Value
                            (as hereinafter defined)

     This Proxy Statement and Prospectus (the "Proxy Statement/Prospectus") is being furnished to the shareholders of Lipe-Rollway Corporation, a New York corporation ("Rollway"), in connection with a special meeting of shareholders of Rollway to be held on August 30, 1996 and any adjournment or postponement thereof (the "Rollway Special Meeting"). The Board of Directors of Rollway has fixed the close of business on July 19, 1996 (the "Record Date") as the record date for the Rollway Special Meeting to determine the holders of shares of common stock, par value $0.50 per share, of Rollway (the "Rollway Common Stock"), and holders of shares of $1.00 Cumulative Convertible Preferred Stock, par value $10.00, of Rollway ("Rollway Preferred Stock"), entitled to notice of and a vote at the Rollway Special Meeting and any adjournment or postponement thereof. At the Rollway Special Meeting, holders of Rollway Common Stock will be asked to approve and adopt the Agreement and Plan of Merger dated as of April 1, 1996 and as amended April 11, 1996 and July 17, 1996 (the "Merger Agreement"), by and among Emerson Electric Co., a Missouri corporation ("Emerson"), Emersub XLI, Inc., a Delaware corporation and a wholly-owned subsidiary of Emerson ("Emersub"), and Rollway. Pursuant to the Merger Agreement, Emersub will be merged with and into Rollway (the "Merger"). Rollway will be the corporation surviving the Merger (the "Surviving Corporation") and will become a wholly-owned subsidiary of Emerson as a result of the Merger. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Exhibit A.

     Additionally, at the Rollway Special Meeting, the holders of Rollway Common Stock and the holders of Rollway Preferred Stock will be asked to consider and vote upon a proposal to approve an amendment (the "Preferred Terms Amendment") to the terms of the Rollway Preferred Stock. The full text of the Preferred Terms Amendment is provided herein under the heading "The Merger -- Preferred Terms Amendment." It is a condition to Emerson's obligations under the Merger Agreement that Rollway obtain the requisite shareholder approval of the Preferred Terms Amendment or complete the redemption of the Rollway Preferred Shares prior to the Effective Time. Therefore, if the Preferred Terms Amendment is not appropriately approved and Rollway is unable to redeem all of the outstanding Rollway Preferred Shares, due to an inability to raise the funds necessary for such redemption or otherwise, the Merger may not be consummated. See "The Merger -- Preferred Stock Treatment."

     H. Follett Hodgkins, Jr., Ann M. Hodgkins, H. Follett Hodgkins, III, Cynthia H. Schallmo, two Trusts Under Last Will and Testament of H. Follett Hodgkins and Trust Under Last Will and Testament of Ruth S. Hodgkins (the "Group Shareholders"), who collectively own a majority of the outstanding shares of Rollway Common Stock, each entered into Option Agreements dated as of November 6, 1995, as amended on January 5, 1996, March 27, 1996, April 11, 1996 and July 17, 1996, with Emerson and Rollway (the "Option Agreements"). Pursuant to the Option Agreements, each Group Shareholder has agreed, among other things, to vote (at the Rollway Special Meeting) such holder's shares of Rollway Common Stock (57.5% of the outstanding Rollway Common Stock) in favor of the Merger and not to take any actions which would have the effect of preventing or hindering the Merger. In addition, each Group shareholder will vote such holder's shares of Rollway Common Stock and Rollway Preferred Stock (19.5% of the outstanding Rollway Preferred Stock) in favor of the Preferred Terms Amendment. In addition, the Group Shareholders have agreed in the Option Agreements to sell their shares of Rollway Common Stock and Rollway Preferred Stock to Emerson in certain situations. See "The Merger -- Option Agreements."

     At the Effective Time (as hereinafter defined) of the Merger, holders of shares ("Rollway Common Shares") of Rollway Common Stock (including Rollway Common Stock resulting from the exercise, immediately prior to the Merger, of options ("Rollway Options") to purchase Rollway Common Stock) will each have the right to receive shares ("Emerson Common Shares") of common stock, par value $1.00 per share, of Emerson ("Emerson Common Stock"), subject to an escrow and indemnity arrangement and a holdback arrangement. See "The Merger -- Merger Consideration," "The Merger -- Escrow and Indemnity" and "The Merger -- Holdback." Each holder of Rollway Common Shares will have the right to receive a portion of the Merger Consideration (as hereinafter defined), payable in Emerson Common Shares, equal in value to the Rollway Common Share Price (as hereinafter defined) multiplied by the number of Rollway Common Shares held by that holder. The "Rollway Common Share Price" will be based on an aggregate purchase price for all of the Rollway Common Shares of (a) a minimum of $0, plus (b) contingent payments of up to approximately $8.27 million, depending upon the post-closing adjustment provided for in the Merger Agreement (the "Post-Closing Adjustment") (collectively, the "Merger Consideration"), divided by the number of Rollway Common Shares outstanding on a fully diluted basis at the Effective Time. The Merger Consideration is subject to further reduction pursuant to the Indemnity Obligation (as hereinafter defined).

     For example, if the closing of the Merger had occurred on June 2, 1996, and Rollway's balance sheet for the fiscal month then ended had been used to estimate the Post-Closing Adjustment, the aggregate value of the initial Merger Consideration received by the former holders of Rollway Common Stock at closing would have been $4.587 million (or approximately $5.60 per share of Rollway Common Stock), with an additional $2.6 million in value (or approximately $3.17 per share of Rollway Common Stock) deposited in escrow under the Escrow Agreement (as hereinafter defined). See "The Merger -- Merger Consideration," "The Merger -- Escrow and Indemnity" and "The Merger -- Merger Consideration Example." This escrow deposit is subject to disbursement to Emerson and the Common Shareholders' Representative (as hereinafter defined) in the event Emerson has claims for indemnification under the Merger Agreement and the Common Shareholders' Representative incurs fees and expenses in connection with those claims. See "The Merger -- Escrow and Indemnity." Accordingly, the former holders of the Rollway Common Stock may get none (or some or all) of such $2.6 million escrow deposit. If the entire amount deposited in escrow were disbursed to the former holders of Rollway Common Stock, the total Merger Consideration received by such persons would have been $7.187 million (or approximately $8.77 per share of Rollway Common Stock). Under certain circumstances, however, all of the Merger Consideration received (or the value thereof) may ultimately have to be returned to Emerson pursuant to the Indemnity Obligation, which would result in a Merger Consideration of $0. See "The Merger -- Merger Consideration," "The Merger -- Escrow and Indemnity" and "The Merger -- Merger Consideration Example." The foregoing example is based upon Rollway's internal, unaudited balance sheet for the fiscal month ended June 2, 1996, which has not been subjected to a year-end accounting audit or the specific audit provisions prescribed in Sections 1.9 and 1.10 of the Merger Agreement. See "The Merger -- Merger Consideration." While Emerson and Rollway are not aware of the existence of any basis for a change in the Post-Closing Adjustment as of July __, 1996 from the amount used in the foregoing example, and are not aware of the existence of any basis for any Indemnity Claims other than the matters described under the heading "The Merger -- Escrow and Indemnity," no assurance can be given that there will not be any such change or claim.

     THE EFFECT OF THE TERMS OF THE MERGER AGREEMENT NEGOTIATED BETWEEN EMERSON AND ROLLWAY IS THAT:

o BECAUSE THE VALUE OF THE MERGER CONSIDERATION RECEIVED AND ULTIMATELY RETAINED BY THE HOLDERS OF THE ROLLWAY COMMON STOCK WILL DEPEND ON THE OUTCOME OF CERTAIN CONTINGENCIES THAT COULD NEGATIVELY AFFECT THE VALUE OF ROLLWAY, THE ULTIMATE MERGER CONSIDERATION COULD BE $0. SEE "THE MERGER--MERGER CONSIDERATION" HEREIN.

o THE VALUE OF THE MERGER CONSIDERATION RECEIVED BY THE HOLDERS OF THE ROLLWAY COMMON STOCK MAY HAVE TO BE RETURNED TO EMERSON UNDER CERTAIN CIRCUMSTANCES THAT COULD NEGATIVELY AFFECT THE VALUE OF ROLLWAY. IN SUCH CASE, SUCH

    HOLDERS  WILL  BE   OBLIGATED  TO  RETURN  ALL  OF  SUCH  VALUE.   SEE  "THE
    MERGER-ESCROW AND INDEMNITY" HEREIN.

o ROLLWAY COMMON SHAREHOLDERS WHO DO NOT WANT TO BE SUBJECT TO THESE PROVISIONS SHOULD VOTE "NO" AND PERFECT THEIR DISSENTER'S RIGHTS. SEE "DISSENTING SHAREHOLDER RIGHTS" HEREIN. IF YOU DO NOT PERFECT YOUR DISSENTERS' RIGHTS, YOU WILL BE SUBJECT TO THE INDEMNITY OBLIGATION SET FORTH IN THE MERGER AGREEMENT IF THE MERGER IS APPROVED AND YOU DESIRE TO RECEIVE ANY OF THE MERGER CONSIDERATION.

     In reviewing the terms of the Merger Agreement, the holders of Rollway Common Stock should bear in mind that while Emerson and Rollway have used their best efforts to estimate the value of the possible Merger Consideration based on the facts currently known to them, there can be no assurance as to the outcome of the contingencies which will determine the value of the Merger Consideration received and ultimately retained by the holders of Rollway Common Stock.

     Subject to approval of the Preferred Terms Amendment by the holders of a majority of the Rollway Common Shares and a majority of the shares (the "Rollway Preferred Shares") of Rollway Preferred Stock, at the Effective Time, each holder of Rollway Preferred Shares will have the right to receive in exchange for each Rollway Preferred Share a fraction of a share of Emerson Common Stock equal in value to $20.00 and an amount in cash equal to the amount of unpaid dividends owed on such share of Preferred Stock at the effective time of the Merger ($2.50 per Rollway Preferred Share as of June 2, 1996). The cash and Emerson Common Stock payable to the holders of the Rollway Preferred Stock will not be paid out of the Merger Consideration, but will be paid in addition thereto. If approval of the Preferred Terms Amendment is not obtained and the Merger is consummated, Rollway shall redeem all of the outstanding Rollway Preferred Shares for cash in an amount equal to $20 per share plus unpaid dividends thereon in accordance with their terms immediately prior to the Effective Time. See "The Merger -- Preferred Terms Amendment" and "The Merger -- Preferred Stock Treatment."

     The Committee (the "Option Committee") of the Board of Directors of Rollway authorized to administer the Lipe-Rollway Corporation 1994 Stock Option Plan (the "Rollway Option Plan") has amended the Rollway Option Plan and each Rollway Option to provide that all Rollway Options shall become vested immediately prior to the Effective Time and may be exercised at such time by the holders thereof. The holders of the Rollway Options have agreed to exercise such options immediately prior to the Effective Time, subject to the consummation of the Merger. All shares of Rollway Common Stock received upon exercise of Rollway Options prior to the Effective Time shall be converted in the Merger into the right to receive Emerson Common Stock, as described above. See "Information About Rollway -- Description of Rollway Options" and "The Merger -- The Rollway Options."

     Rollway has received an opinion from Rollway's counsel that, subject to certain assumptions, the Merger will constitute a tax-free reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). See "The Merger -- Certain Federal Income Tax Matters." It is a condition to Rollway's obligations under the Merger Agreement that Rollway shall not have received any written notification from its counsel that such tax opinion has been rescinded. If such tax opinion is rescinded, however, Emerson may employ another law firm (reasonably acceptable to Rollway) to give such opinion and if such other law firm, within 30 days after being employed by Emerson, gives Rollway such tax opinion, then Rollway shall pay the fees and expenses of such law firm in connection with such opinion and Rollway shall be deemed to have waived this condition to its obligations. See "Certain Provisions of the Merger Agreement -- Conditions to the Consummation of the Merger."

     The Board of Directors of Rollway has retained the services of Management Planning, Inc. ("MPI"), on the basis of its experience, to provide an opinion concerning the fairness, from a financial point of view, of the terms of the Merger and the consideration to be received by the holders of the Rollway Common Stock and the Rollway Preferred Stock. Before approving the proposed transactions, the Board of Directors of Rollway received a written opinion from MPI that the consideration to be received by the holders of the Rollway Common

Stock and the Rollway Preferred Stock in connection with the transactions contemplated by the Merger Agreement is adequate and constitutes fair consideration from a financial point of view. A copy of MPI's opinion is attached to this Proxy Statement/Prospectus as Exhibit B and sets forth the procedures followed, the matters considered and the limitations on the scope of review undertaken by MPI. See "The Merger -- Fairness Opinion."

     Emerson Common Stock is traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "EMR." On July __, 1996 the closing sale price for Emerson Common Stock, as reported on the New York Stock Exchange composite tape, was $___ per share. This Proxy Statement/Prospectus was first mailed to the holders of Rollway securities on or about July __, 1996.

     This Proxy Statement/Prospectus also constitutes the prospectus for up to $8,270,000 in Emerson Common Shares (valued at the Emerson Share Value) to be issued in the Merger. Emerson has filed a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") of which this Proxy Statement/Prospectus is a part. All information concerning Rollway in this Proxy Statement/Prospectus has been furnished by Rollway, including that contained under the heading "The Merger -- Certain Federal Income Tax Matters," and all information concerning Emerson contained or incorporated by reference in this Proxy Statement/Prospectus has been furnished by Emerson.

                                   ----------

     THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute the solicitation of a proxy or an offer or solicitation to sell or a solicitation of an offer to buy any securities other than the shares of Emerson Common Stock to which it relates or an offer or solicitation to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities offered hereby shall, under any circumstances, create any implication that there has been no change in the affairs of Emerson or Rollway since the date hereof.

                                   ----------

          The date of this Proxy Statement/Prospectus is July __, 1996.

                               AVAILABLE INFORMATION

     Emerson is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by Emerson with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Emerson Common Stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "EMR." Copies of the reports, proxy statements and other information filed with the Commission can also be inspected and copied at the offices of the New York Stock Exchange at 11 Wall Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange at 440 South LaSalle Street, Chicago, Illinois 60605.

     Emerson has filed with the Commission the Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities of Emerson to be issued pursuant to the Merger. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which were omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference as to the content of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Emerson (File No. 1-278) are incorporated by reference in this Proxy Statement/Prospectus:

     1. Emerson's Annual Report on Form 10-K for the fiscal year ended September 30, 1995 (File No. 1-278).

     2. Emerson's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1995 (File No. 1-278).

     3. Emerson's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996 (File No. 1-278).

     4. The description of Emerson's Common Stock which is contained in Emerson's Registration Statement on the Form 10 filed under the 1934 Act, as amended under cover of Form 8 on January 19, 1981, and amendments to the Restated Articles of Incorporation described and set forth in the Proxy Statement dated December 19, 1984 (File No. 1-278).

     5. The descriptions of Emerson's Preferred Share Purchase Rights Plan which is contained in Emerson's Registration Statement on Form 8-A filed under the 1934 Act, as amended under cover of Form 8 on November 3, 1988 (File No. 1-278).

     All documents filed by Emerson with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Rollway Special Meeting shall hereby be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be part hereof from the date of filing of such documents. See "Available Information." Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of these documents (excluding exhibits unless such exhibits are specifically incorporated by reference into the information incorporated herein) will be provided by first class mail without charge to each person to whom this Proxy Statement/Prospectus is delivered, upon written or oral request by such person to H. M. Smith, Esq., Assistant General Counsel and Assistant Secretary, Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri ((314) 553-2431). In order to ensure timely delivery of the documents, any request should be made by August 26, 1996. In addition, you may call (314) 553-2431 collect between 9:00 a.m. and 6:00 p.m. EDT between August 24, 1996 and August 29, 1996 to be informed of the Emerson Share Value.

                                 TABLE OF CONTENTS

AVAILABLE INFORMATION ......................................................   i

SUMMARY ....................................................................   1
    Business of Emerson ....................................................   1
    Business of Rollway ....................................................   1
    The Rollway Special Meeting ............................................   1
         General ...........................................................   1
         Date, Time and Place ..............................................   1
         Record Date .......................................................   1
         Votes Required ....................................................   1
         Voting and Revocation of Proxies ..................................   2
         Solicitation of Proxies ...........................................   2
         The Merger ........................................................   2
         Form of the Merger ................................................   2
         Merger Consideration ..............................................   2
         Emerson Share Value ...............................................   4
         Holdback ..........................................................   4
         Escrow and Indemnity ..............................................   4
         Risks Associated With Escrow and Indemnity Feature ................   5
         Importance of Dissenting Shareholder's Rights .....................   6
         Examples of Emerson Share Value ...................................   6
         Common Shareholders' Representative ...............................   8
         Preferred Terms Amendment .........................................   8
         Preferred Stock Treatment .........................................   8
         Rollway Options ...................................................   8
         Reasons for the Merger ............................................   9
         Recommendation of the Rollway Board of Directors ..................   9
         Interests of Certain Persons in the Merger ........................   9
         Fairness Opinion ..................................................  10
         Conditions to Consummation of the Merger ..........................  10
         Termination .......................................................  10
         Regulatory Approvals ..............................................  10
         Dissenting Shareholders' Rights ...................................  10
         Accounting Treatment ..............................................  11
         Certain Federal Income Tax Matters ................................  11
         Option Agreements .................................................  11
         Expenses ..........................................................  12
         Comparison of Shareholder Rights ..................................  12

COMPARATIVE MARKET PRICES AND DIVIDENDS ....................................  13

COMPARATIVE PER SHARE DATA .................................................  15

SELECTED HISTORICAL FINANCIAL DATA .........................................  18

ROLLWAY SPECIAL MEETING ....................................................  20
    General ................................................................  20
    Purpose; Vote Required .................................................  20
    Voting and Revocation of Proxies .......................................  20
    Solicitation of Proxies ................................................  21

INFORMATION ABOUT EMERSON ..................................................  22

    Business ..............................................................  22
    Description of Emerson Capital Stock ..................................  23
    Certain Effects of Authorized but Unissued Stock ......................  24
    Preferred Share Purchase Rights Plan ..................................  24
    Certain Charter and By-Law Provisions .................................  26

INFORMATION ABOUT ROLLWAY .................................................  27
    General ...............................................................  27
    Rollway Bearing .......................................................  27
    Lipe Automation Equipment .............................................  28
    Properties ............................................................  29
    Legal Proceedings and Administrative Matters ..........................  29
    Executive Officers and Directors ......................................  30
    Business Experience ...................................................  30
    Security Ownership of Directors, Executive Officers and Principal
         Shareholders .....................................................  32
    Description of Rollway Capital Stock ..................................  33
    Description of Rollway Options ........................................  33
    Director/Officer Indemnification ......................................  34
    1995, 1994 and 1993 Management's Discussion and Analysis of Financial
         Condition and Results of Operations ..............................  34
    Management's Discussion and Analysis of Financial Condition and Results
         of Operations - Six months ended June 2, 1996 ....................  37

THE MERGER ................................................................  39
    General ...............................................................  39
    Background of the Merger ..............................................  39
    Emerson's Reasons for the Merger ......................................  41
    Rollway's Reasons for the Merger; Recommendation of Rollway's Board of
         Directors ........................................................  42
    Fairness Opinion ......................................................  45
    Effective Time; Closing Date ..........................................  51
    Form of the Merger ....................................................  51
    Merger Consideration ..................................................  51
    Holdback ..............................................................  57
    Escrow and Indemnity ..................................................  58
    Risks Associated With Escrow and Indemnity Feature ....................  59
    Importance of Dissenter's Rights ......................................  62
    Merger Consideration Example ..........................................  62
    Importance of Dissenter's Rights ......................................  63
    Common Shareholders' Representative ...................................  64
    Preferred Terms Amendment .............................................  64
    Preferred Stock Treatment .............................................  65
    The Rollway Options ...................................................  66
    Option Agreements .....................................................  66
    Non-Competition and Employment Agreements .............................  67
    Certain Federal Income Tax Matters ....................................  68
    Accounting Treatment ..................................................  73
    Regulatory Approvals ..................................................  74
    Interests of Certain Persons in the Merger ............................  74

CERTAIN PROVISIONS OF THE MERGER AGREEMENT ................................  75
    Exchange Procedures ...................................................  75
    Representations and Warranties ........................................  75
    Conduct of Business Pending the Merger ................................  77
    Certain Other Covenants ...............................................  77

    No Solicitation of Transactions .......................................  78
    Conditions to the Consummation of the Merger ..........................  79
    Termination ...........................................................  80
    Expenses ..............................................................  80

COMPARATIVE RIGHTS OF SHAREHOLDERS ........................................  81
    Election of Directors .................................................  81
    Removal of Directors ..................................................  81
    Indemnification and Limitation of Liability of Directors and Officers .  82
    Shareholder Meetings ..................................................  83
    Inspection Rights .....................................................  84
    Action by Consent of Shareholders .....................................  84
    Dividends and Repurchases of Stock ....................................  84
    Amendments to Charter .................................................  85
    Amendments to By-Laws .................................................  86
    Preemptive Rights of Shareholders .....................................  86
    Control Share Acquisition Provisions ..................................  86
    Takeover Bid Disclosure Provisions ....................................  87
    Business Combinations .................................................  87
    Sale, Lease or Exchange of Assets .....................................  89
    Rollway Preferred Stock ...............................................  89
    Preferred Share Purchase Rights .......................................  89
    Rights of Dissenting Shareholders .....................................  90

DISSENTING SHAREHOLDER RIGHTS .............................................  91

LEGAL MATTERS .............................................................  93

EXPERTS ...................................................................  93

LIPE-ROLLWAY CORPORATION INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.........F-1

EXHIBIT A - AGREEMENT AND PLAN OF MERGER....................................A-1

EXHIBIT B - FAIRNESS OPINION................................................B-1

EXHIBIT C - NEW YORK BUSINESS CORPORATION LAW SECTIONS 623, 806(b)(6)
            AND 910.........................................................C-1

                                       SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus and the Exhibits hereto, which are incorporated herein by reference, and is qualified in its entirety by reference to the more detailed information included in this Proxy Statement/Prospectus and the Exhibits hereto, including, but not limited to, the Merger Agreement set forth as Exhibit A hereto. Shareholders and option holders are urged to read carefully this Proxy Statement/Prospectus and the Exhibits hereto in their entirety.

Business of Emerson     Emerson was incorporated in Missouri in 1890. Originally
                        engaged in the  manufacture  and sale of electric motors
                        and fans,  Emerson's  product  lines  were  subsequently
                        expanded  through  internal  growth  and   acquisitions.
                        Emerson is now engaged principally in the design, manufacture and sale of a broad range of electrical, electromechanical and electronic products and systems.
                        The mailing address of Emerson's principal executive offices is 8000 West Florissant Avenue, St. Louis,
                        Missouri 63136,  telephone  number (314)  553-2000.  See
                        "Information About Emerson."

Business of Rollway     Rollway was  incorporated  in New York in 1924.  Rollway
                        currently  has two  principal  lines  of  business.  Its
                        bearing   operations   provide   high   quality,    high
                        performance  and  precision  bearings  for a  number  of
                        industries  including  aerospace,  mining,  agriculture,
                        construction  and  precision  manufacturing.   Rollway's
                        automation equipment operations manufacture and sell beltless, vibratory, positioning, feeding and conveyor systems for the machine tool industry. The mailing address of Rollway's principal executive offices is 7600
                        Morgan Road, Liverpool, New York 13090, telephone number
                        (315) 457-6211. See "Information About Rollway."

The Rollway Special Meeting

    General The purpose of the Rollway Special Meeting is to consider and vote upon the approval of the Merger and the Preferred Terms Amendment and to consider such other business as may be properly introduced.

    Date, Time and
    Place The Rollway Special Meeting will be held at 7600 Morgan Road, Liverpool, New York 13090 at 10:00 a.m., local time on August 30, 1996.

    Record Date         The Board of  Directors of Rollway has set July 19, 1996
                        as the Record Date for determining those shareholders of Rollway that will be entitled to vote at the Rollway
                        Special Meeting.

    Votes Required      The  affirmative   vote  of  the  holders  of  at  least
                        two-thirds  of the  outstanding  Rollway  Common  Shares
                        (i.e., at least 501,752 shares as of July 19, 1996) is required to approve the Merger. The affirmative vote of the holders of a majority of the Rollway Common Shares
                        (i.e., at least 376,315 shares as of July 19, 1996) and a majority of the Rollway Preferred Shares (i.e., at least 46,847 shares as of July 19, 1996) is required to approve the Preferred Terms Amendment. As of July 19,
                        1996, directors and executive officers of Rollway and their affiliates held in the aggregate 437,917 Rollway
                        Common  Shares  (58.2%  of  outstanding  Rollway  Common
                        Shares)  and 18,556  Rollway  Preferred  Shares  (20% of
                        Rollway Preferred Shares). The Group Shareholders have agreed to vote their shares of Rollway Common Stock
                        (57.5% of the outstanding Rollway Common Stock) and their shares of Rollway Preferred Stock (19.5% of the outstanding Rollway Preferred Stock) in favor of the Merger and the Preferred Terms Amendment.

    Voting and Revocation
    of Proxies          Each  holder  of  Rollway   Common  Shares  and  Rollway
                        Preferred  Shares as of the Record Date will be entitled
                        to vote at the Rollway Special Meeting. Only the holders
                        of Rollway  Common  Shares  shall be entitled to vote on
                        the Merger. Holders of Rollway Common Shares and holders
                        of Rollway Preferred Shares shall be entitled to vote on
                        the Preferred Terms Amendment.  Votes may be cast either
                        in person or by proxy.  Unless a contrary  indication is
                        included therein,  all proxies will be voted in favor of
                        the  Merger  and  the  Preferred  Terms  Amendment,   as
                        applicable. At any time before they are voted proxies may be revoked by (i) the holder attending the Rollway
                        Special Meeting and voting thereat in person, (ii) the due execution of a later dated proxy, or (iii) the due execution and delivery of a notice of revocation to the Secretary of Rollway. See "Rollway Special Meeting --
                        Voting and Revocation of Proxies."

    Solicitation of
    Proxies This Proxy Statement/Prospectus is being furnished in connection with the solicitation on behalf of the Board of Directors of Rollway of proxies for use at the Rollway Special Meeting.

The Merger

    Form of the Merger  If  (i)  the  Merger   Agreement  and  the  transactions
                        contemplated thereby are approved by holders of at least two-thirds of the outstanding shares of Rollway Common
                        Stock and (ii) all other conditions to the Merger are satisfied or waived, Emersub will be merged with and into Rollway, with Rollway as the Surviving Corporation, which will thereupon become a wholly-owned subsidiary of Emerson.

    Merger
    Consideration       At the  Effective  Time of the  Merger,  pursuant to the
                        Merger,  holders of Rollway  Common Shares will have the
                        right to receive  Emerson  Common  Shares equal to (a) a
                        minimum of $0,  plus (b)  contingent  payments  of up to
                        approximately   $8.27   million,   depending   upon  the
                        Post-Closing Adjustment and the Indemnity Obligation (as
                        hereinafter  defined).  See "--  Escrow  and  Indemnity"
                        below.  Each holder of Rollway  Common  Shares will have
                        the  right  to   receive  a   portion   of  the   Merger
                        Consideration,  payable in Emerson  Common Shares valued
                        at the  Emerson  Share Value (as  hereinafter  defined),
                        equal to the Rollway  Common Share Price  multiplied  by
                        the number of Rollway Common Shares held by such holder.
                        Emerson  shall   aggregate  the  Emerson   Common  Stock
                        issuable to any person, and since fractional shares will not be issued, such person shall receive cash in lieu of fractional shares remaining following such aggregation.
                        See "The Merger -- Merger Consideration."

                        For example, if the closing of the Merger had occurred on June 2, 1996, and Rollway's balance sheet for the fiscal month then ended had been used to estimate the Post-Closing Adjustment, the aggregate value of the initial Merger Consideration received by the former holders of Rollway Common Stock at closing would have been $4.587 million (or approximately $5.60 per share of Rollway Common Stock), with an additional $2.6 million in value (or approximately $3.17 per share of Rollway Common Stock) deposited in escrow under the Escrow
                        Agreement (as hereinafter defined). See "The Merger -- Merger Consideration," "The Merger -- Escrow and Indemnity" and "The Merger -- Merger Consideration Example." This escrow deposit is subject to disbursement to Emerson and the Common Shareholders' Representative (as hereinafter defined) in the event Emerson has claims for indemnification under the Merger Agreement and the Common Shareholders' Representative incurs fees and expenses in connection with those claims. See "The Merger -- Escrow and Indemnity." Accordingly, the former holders of the Rollway Common Stock may get none (or some or all) of such $2.6 million escrow deposit. If the entire amount deposited in escrow were disbursed to the former holders of Rollway Common Stock, the total Merger Consideration received by such persons would have been $7.187 million (or approximately $8.77 per share of Rollway Common Stock). Under certain circumstances, however, all of the Merger Consideration received (or the value thereof) may ultimately have to be returned to Emerson pursuant to the Indemnity Obligation, which would result in a Merger Consideration of $0. See "The Merger -- Merger Consideration," "The Merger -- Escrow and Indemnity" and "The Merger -- Merger Consideration Example." The foregoing example is based upon Rollway's internal, unaudited balance sheet for the fiscal month ended June 2, 1996, which has not been subjected to a year-end accounting audit or the specific audit provisions prescribed in Sections 1.9 and 1.10 of the Merger Agreement. See "The Merger -- Merger Consideration." While Emerson and Rollway are not aware of the existence of any basis for a change in the Post-Closing Adjustment as of July __, 1996 from the amount used in the foregoing example, and are not aware of the existence of any basis for any Indemnity Claims other than the matters described under the heading "The Merger -- Escrow and Indemnity," no assurance can be given that there will not be any such change or claim. See "The Merger -- Escrow and Indemnity."

                        THE  EFFECT  OF  THE  TERMS  OF  THE  MERGER   AGREEMENT
                        NEGOTIATED BETWEEN EMERSON AND ROLLWAY IS THAT:

                        o BECAUSE THE VALUE OF THE MERGER CONSIDERATION RECEIVED
                          AND ULTIMATELY RETAINED BY THE HOLDERS OF THE ROLLWAY COMMON STOCK WILL DEPEND ON THE OUTCOME OF CERTAIN CONTINGENCIES THAT COULD NEGATIVELY AFFECT THE VALUE OF ROLLWAY, THE ULTIMATE MERGER CONSIDERATION COULD BE $0. SEE "THE MERGER--MERGER CONSIDERATION" HEREIN.

                        o THE VALUE OF THE MERGER CONSIDERATION  RECEIVED BY THE
                          HOLDERS OF THE ROLLWAY COMMON STOCK MAY HAVE TO BE RETURNED TO EMERSON UNDER CERTAIN CIRCUMSTANCES THAT COULD NEGATIVELY AFFECT THE VALUE OF ROLLWAY. IN SUCH CASE, SUCH HOLDERS WILL BE OBLIGATED TO RETURN ALL OF SUCH VALUE. SEE "THE MERGER-ESCROW AND INDEMNITY" HEREIN.

                        o ROLLWAY  COMMON  SHAREHOLDERS  WHO DO NOT  WANT  TO BE
                          SUBJECT  TO  THESE  PROVISIONS  SHOULD  VOTE  "NO" AND

                          PERFECT THEIR DISSENTER'S RIGHTS. SEE "DISSENTING SHAREHOLDER RIGHTS" HEREIN. IF YOU DO NOT PERFECT YOUR DISSENTERS' RIGHTS, YOU WILL BE SUBJECT TO THE INDEMNITY OBLIGATION SET FORTH IN THE MERGER AGREEMENT IF THE MERGER IS APPROVED AND YOU DESIRE TO RECEIVE ANY OF THE MERGER CONSIDERATION.

                        In reviewing the terms of the Merger Agreement, the holders of Rollway Common Stock should bear in mind that while Emerson and Rollway have used their best efforts to estimate the value of the possible Merger Consideration based on the facts currently known to them, there can be no assurance as to the outcome of the contingencies which will determine the value of the Merger Consideration received and ultimately retained by the holders of Rollway Common Stock.

    Emerson Share Value The "Emerson Share Value" will equal the average closing price of an Emerson Common Share for the five consecutive trading days ending on August 23, 1996, which is five business days prior to the Rollway Special Meeting, as reported in the Wall Street Journal, New York Stock Exchange Composite Transactions. The Emerson Share Value will be used to determine the exact number of shares of Emerson Common Shares to be received in payment of the Merger Consideration. You may call (314) 553-2431 collect between 9:00 a.m. and 6:00 p.m. EDT between August 24, 1996 and August 29, 1996 to be informed of the Emerson Share Value.

                        In the event a holder of Rollway Common Stock or Rollway Preferred Stock has mailed in his or her proxy prior to the determination of the Emerson Share Value and wishes to change his or her vote after determination of the Emerson Share Value, such holder may revoke his or her proxy by (i) attending the Rollway Special Meeting and voting in person, (ii) executing and delivering a later dated proxy, or (iii) executing and delivering a written notice of revocation to Donald M. Mawhinney, Jr., Secretary, Lipe-Rollway Corporation, 7600 Morgan Road, Liverpool, New York 13090. Attendance at the Rollway Special Meeting will not in itself constitute the revocation of a proxy. See "Rollway Special Meeting - - Voting and Revocation of Proxies."

    Holdback Emerson Common Shares valued at the Emerson Share Value worth $1,000,000 (the "Holdback") will be withheld from the initial distribution of the Merger Consideration as security for the possible adjustments to the Merger Consideration described under "The Merger -- Holdback."

    Escrow and
    Indemnity           Emerson  Common Shares valued at the Emerson Share Value
                        worth $2,600,000 (the "Escrow  Deposit") will be held in
                        escrow  under the Escrow  Agreement  to be  executed  in
                        connection  with the closing of the Merger (Exhibit 1.13
                        to the Merger  Agreement  attached  hereto as Exhibit A,
                        the "Escrow Agreement"). A portion of the Escrow Deposit
                        equal in value at the Closing Date to $2,500,000 and all
                        income  thereon  (collectively,  the  "Indemnity  Escrow
                        Funds") will be held for 18 months from the Closing Date
                        (except as  described  below) as security to  compensate
                        Emerson and the Surviving Corporation (i) for any losses
                        they  suffer  as a  result  of  the  breach  of  any  of
                        Rollway's  representations,  warranties  or covenants in
                        the Merger Agreement,  (ii) as a result of the assertion
                        against Emerson or the Surviving  Corporation of certain
                        tax   liabilities,   (iii)   arising  out  of  Rollway's
                        agreement  to  indemnify  MPI,  (iv)  arising out of the
                        commission  payment  practices  of Lipe  Rollway,  N.V.,
                        Rollway's Belgian  subsidiary  ("LRNV"),  or (v) arising
                        out of certain legal proceedings pending against Rollway
                        and certain  environmental  matters.  See "The Merger --
                        Escrow and Indemnity." Of this amount,  a portion of the
                        Escrow  Deposit  equal in value at the  Closing  Date to
                        $1,000,000  and any  income  thereon  (less any  amounts
                        distributed  to Emerson  for claims  relating  to LRNV's
                        commission  payment  practices)  will be  released  from
                        escrow on January 3,  1997,  unless  prior to January 1,
                        1997  Emerson  has  reasonably  reliable  evidence  that
                        events have occurred which would justify an extension to
                        5 years of the statute of limitations  applicable to any
                        reporting  or  payment  requirements  applicable  to the
                        commission  payment practices of LRNV. In such an event,
                        the  remainder of such portion of the  $1,000,000  as of
                        January 3, 1997 and any income  thereon will continue to
                        be held in escrow until January 4, 1999.  The balance of
                        the Escrow  Deposit  (equal in value at the Closing Date
                        to   $100,000),    and   all   income   earned   thereon
                        (collectively, the "Representative Escrow Funds"), will be held to pay the reasonable fees and expenses of the Common Shareholders' Representative (described below) incurred in resolving any dispute relating to any claims for such losses. See "Certain Provisions of the Merger
                        Agreement --  Representations  and  Warranties" and "The
                        Merger -- Escrow and Indemnity."

    Risks Associated
    With Escrow and
    Indemnity Feature   o BY  SUBMITTING   CERTIFICATES   FORMERLY  REPRESENTING
                          ROLLWAY COMMON STOCK, EACH SUBMITTING COMMON SHAREHOLDER WILL HAVE AGREED TO PERSONALLY INDEMNIFY EMERSON, THE SURVIVING CORPORATION AND THEIR AFFILIATES ON DEMAND AGAINST ANY AND ALL LOSSES TO THE EXTENT ESCROW FUNDS ARE NOT AVAILABLE THEREFOR, EITHER BECAUSE THE ESCROW FUNDS HAVE BEEN MADE AVAILABLE TO EMERSON DUE TO THE BREACH OF ANY OF ROLLWAY'S REPRESENTATIONS, WARRANTIES OR COVENANTS IN THE MERGER AGREEMENT OR THE ESCROW AGREEMENT HAS TERMINATED.

                        o SUCH  PERSONAL  INDEMNIFICATION  OBLIGATIONS  SHALL BE
                          SEVERAL AND ONLY IN PROPORTION TO, AND SHALL BE LIMITED TO, EACH COMMON SHAREHOLDER'S PORTION OF THE MERGER CONSIDERATION.

                        o SUCH PERSONAL  INDEMNIFICATION  OBLIGATION  WILL BE AN
                          OBLIGATION ONLY OF THE COMMON SHAREHOLDERS WHO SUBMIT THEIR CERTIFICATES AND WILL NOT BE AN OBLIGATION OF SUBSEQUENT TRANSFEREES OF THE EMERSON COMMON STOCK RECEIVED BY SUCH COMMON SHAREHOLDERS.

                        o SUCH COMMON  SHAREHOLDERS SHALL ALSO BE DEEMED TO HAVE
                          WAIVED  ANY  RIGHT OF  CONTRIBUTION  OR OTHER  SIMILAR

                          RIGHT AGAINST THE SURVIVING CORPORATION ARISING OUT OF ROLLWAY'S REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THE MERGER AGREEMENT AND SHALL BE DEEMED TO HAVE AGREED TO ALL OTHER PROVISIONS OF THE MERGER AGREEMENT SPECIFICALLY STATED THEREIN TO BE AN OBLIGATION OR AGREEMENT OF SUCH COMMON SHAREHOLDERS.

                        o THE RESULT OF SUCH CLAIMS,  IF ANY,  MADE  PURSUANT TO
                          THE INDEMNITY OBLIGATION COULD BE THAT THE VALUE OF THE MERGER CONSIDERATION RECEIVED AND ULTIMATELY RETAINED BY THE HOLDERS OF ROLLWAY COMMON STOCK COULD BE $0. See "The Merger -- Escrow and Indemnity."

    Importance of
    Dissenting
    Shareholder's
    Rights              o ROLLWAY  COMMON  SHAREHOLDERS  WHO DO NOT DESIRE TO BE
                          SUBJECT TO THE TERMS OF THE MERGER AGREEMENT NEGOTIATED BETWEEN EMERSON AND ROLLWAY INCLUDING, BUT NOT LIMITED TO, THE TERMS RELATING TO THE VALUE OF THE MERGER CONSIDERATION TO BE RECEIVED AND ULTIMATELY RETAINED BY THE HOLDERS OF ROLLWAY COMMON STOCK, AS DESCRIBED HEREIN, SHOULD EXERCISE THEIR DISSENTER'S RIGHTS IN ORDER TO RECEIVE THE "FAIR VALUE" OF THEIR SHARES OF ROLLWAY COMMON STOCK, IN CASH, IF THE PROPOSED MERGER IS CONSUMMATED AND THEY FULLY COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 623 OF THE NEW YORK BUSINESS CORPORATION LAW. SEE "DISSENTING SHAREHOLDER'S RIGHTS" HEREIN AND EXHIBIT C TO THIS PROXY STATEMENT/PROSPECTUS.

                        o IF YOU DO NOT  PERFECT  YOUR  DISSENTERS'  RIGHTS NOW,
                          THEN YOU WILL BE SUBJECT TO THE INDEMNITY OBLIGATION SET FORTH IN THE MERGER AGREEMENT IF THE MERGER IS APPROVED AND YOU DESIRE TO RECEIVE ANY OF THE MERGER CONSIDERATION.

    Examples of Emerson
    Share Value         The following table  illustrates the fraction of a share
                        of  Emerson  Common  Stock  which  would  be  issued  in
                        exchange  for  one  share  of  Rollway   Common   Stock,
                        depending  on  what  the  Emerson  Share  Value  is  and
                        depending on the amount of Merger  Consideration that is
                        ultimately  retained  by the  former  holders of Rollway
                        Common   Stock.   Highlighted   in  bold  are  the  rows
                        illustrating  the fraction of a share of Emerson  Common
                        Stock which would be issued in exchange for one share of Rollway Common Stock if the Emerson Share Value were (a)
                        [$82  5/8],  the  closing  price for a share of  Emerson
                        Common Stock on [July 29, 1996], and (b) $_____, the average of the closing prices for a share of Emerson

                        Common Stock over the five trading day period ending on July ___, 1996.

     Fraction of a share of Emerson Common Stock issued in exchange for one Rollway Common Share if the Merger Consideration ultimately retained by the Rollway Common Shareholders equals:

 Emerson Share     $7.187           $4.587           $4.0           $2.0
     Value        million 1        million 2        million        million
- --------------------------------------------------------------------------------

      $70          0.1253           0.0800          0.0697         0.0349
       71          0.1236           0.0789          0.0688         0.0344
       72          0.1218           0.0778          0.0678         0.0339
       73          0.1202           0.0767          0.0669         0.0334
       74          0.1185           0.0757          0.0660         0.0330
       75          0.1170           0.0746          0.0651         0.0325
       76          0.1154           0.0737          0.0642         0.0321
       77          0.1139           0.0727          0.0634         0.0317
       78          0.1125           0.0718          0.0626         0.0313
       79          0.1110           0.0709          0.0618         0.0309
       80          0.1097           0.0700          0.0610         0.0305
       81          0.1083           0.0691          0.0603         0.0301
       82          0.1070           0.0683          0.0595         0.0298
    82 5/8 3       ______           ______          ______         ______
    ______ 4       ______           ______          ______         ______
       83          0.1057           0.0675          0.0588         0.0294
       84          0.1044           0.0667          0.0581         0.0291
       85          0.1032           0.0659          0.0574         0.0287
       86          0.1020           0.0651          0.0568         0.0284
       87          0.1008           0.0644          0.0561         0.0281
       88          0.0997           0.0636          0.0555         0.0277
       89          0.0986           0.0629          0.0549         0.0274
       90          0.0975           0.0622          0.0542         0.0271
       91          0.0964           0.0615          0.0537         0.0268
       92          0.0953           0.0609          0.0531         0.0265
       93          0.0943           0.0602          0.0525         0.0262
       94          0.0933           0.0596          0.0519         0.0260
       95          0.0923           0.0589          0.0514         0.0257
       96          0.0914           0.0583          0.0509         0.0254
       97          0.0904           0.0577          0.0503         0.0252
       98          0.0895           0.0571          0.0498         0.0249
       99          0.0886           0.0566          0.0493         0.0247
      100          0.0877           0.0560          0.0488         0.0244

- ----------

1 Based on the June 2, 1996 example contained herein, assuming all Escrow Funds are distributed to the Rollway Common Shareholders.

2 Based on the June 2, 1996 example contained herein, assuming no Escrow Funds are distributed to the Rollway Common Shareholders.

3  The closing price for a share of Emerson Common Stock on [July 29, 1996].

4 The average of the closing prices for a share of Emerson Common Stock over the five trading day period ending on July ___, 1996.

    Common Shareholders'
    Representative      By submitting certificates formerly representing Rollway
                        Common  Stock,  each  submitting  shareholder  will have
                        agreed to the  appointment  of Henry Fust,  a C.P.A.  in
                        Syracuse,   New  York,   as  the  Common   Shareholders'
                        Representative. The Merger Agreement provides that, upon its approval and consummation, the former holders of the Rollway Common Stock will have waived any right or cause of action for any action taken or omitted from being taken by the Common Shareholders' Representative. See
                        "The Merger -- Common Shareholders' Representative."

    Preferred Terms
    Amendment           At the Rollway Special  Meeting,  the holders of Rollway
                        Common Stock and the holders of Rollway  Preferred Stock
                        will be asked to approve the Preferred Terms  Amendment.
                        If approved,  this amendment to Rollway's Certificate of
                        Incorporation  would provide that, upon the consummation
                        of the  Merger,  each share of Rollway  Preferred  Stock
                        would be converted  into the right to receive a fraction
                        of a share of Emerson Common Stock,  as described  below
                        under "-- Preferred  Stock  Treatment."  The text of the
                        Preferred  Terms Amendment is set forth herein under the
                        heading "The Merger -- Preferred  Terms  Amendment." The
                        approval  of the holders of a majority of the issued and
                        outstanding  Rollway  Common  Stock and the holders of a
                        majority of the issued and outstanding Rollway Preferred
                        Stock  is  required  to  approve  the  Preferred   Terms
                        Amendment.  It is a condition to  Emerson's  obligations
                        under the  Merger  Agreement  that  Rollway  shall  have
                        either (i) obtained appropriate  shareholder approval of
                        the  Preferred  Terms  Amendment  prior to the Effective
                        Time or (ii)  completed  the  redemption  of all Rollway
                        Preferred Shares prior to the Effective Time. Therefore,
                        if the Preferred  Terms  Amendment is not  appropriately
                        approved  and  Rollway  is unable  to redeem  all of the
                        outstanding   Rollway  Preferred   Shares,   due  to  an
                        inability  to  raise  the  funds   necessary   for  such
                        redemption   or   otherwise,   the  Merger  may  not  be
                        consummated.

    Preferred Stock
    Treatment           Subject to approval of the Preferred Terms Amendment, at
                        the  Effective  Time each  holder of  Rollway  Preferred
                        Shares will have the right to receive in exchange for each Rollway Preferred Share a fraction of a share of Emerson Common Stock equal in value to $20.00 plus an amount in cash equal to the amount of unpaid dividends owed on such Rollway Preferred Share at the Effective
                        Time  ($2.50 per Rollway  Preferred  Share as of June 2,
                        1996). Emerson shall aggregate the Emerson Common Stock issuable to any person, and, since fractional shares will not be issued, such person shall receive cash in lieu of any fractional shares remaining following such aggregation. The cash and Emerson Common Stock payable to the holders of the Rollway Preferred Stock will not be paid out of the Merger Consideration, but will be in addition thereto. If approval of the Preferred Terms
                        Amendment is not obtained and the Merger is consummated, Rollway will redeem all of the outstanding shares of Rollway Preferred Stock for $20.00 per share in cash plus unpaid dividends in accordance with their terms immediately prior to the Effective Time. See "The Merger
                        -- Preferred Stock Treatment."

    Rollway Options     The  Option  Committee  of the  Board  of  Directors  of
                        Rollway authorized to administer the Rollway Option Plan
                        has  amended the  Rollway  Option Plan and each  Rollway
                        Option to provide that all Rollway  Options shall become
                        vested  immediately  prior to the Effective Time and may
                        be  exercised at such time by the holders  thereof.  The
                        holders of the Rollway  Options  have agreed to exercise
                        such options prior to the Effective Time, subject to the
                        consummation of the Merger. All shares of Rollway Common
                        Stock received upon exercise of Rollway Options prior to
                        the Effective Time shall be converted in the Merger into
                        the right to receive  Emerson Common Stock, as described
                        above. It is a condition to Emerson's  obligations under
                        the  Merger   Agreement  that  all  Rollway  Options  be
                        exercised prior to the Effective Time. See  "Information
                        About  Rollway --  Description  of Rollway  Options" and
                        "The Merger -- The Rollway Options."

    Reasons for the
    Merger Emerson's Reasons. Many factors were taken into consideration by Emerson in entering into the Merger Agreement, including the acquisition of Rollway's cylindrical and thrust bearing products, the prospects, assets, obligations and potential earnings of Rollway, the synergism which should result from the combination of Rollway with Emerson Power Transmission (an Emerson subsidiary) and the ability of Emerson to provide Rollway with a much stronger sales and marketing organization. See "The Merger -- Emerson's Reasons for the Merger."

                        Rollway's Reasons. The Rollway Board of Directors considered a number of factors in determining to enter into the Merger Agreement, including the operating history and future prospects of Rollway, its dividend paying history and future prospects, the need for shareholder liquidity, the consideration to be received by Rollway's shareholders if the transactions contemplated by the Merger Agreement are consummated and the prospects of Emerson being the best viable alternative. See "The Merger -- Rollway's Reasons for the Merger; Recommendation of Rollway's Board of Directors."

    Recommendation of
    the Rollway
    Board of Directors  THE  BOARD  OF  DIRECTORS  OF  ROLLWAY  HAS  UNANIMOUSLY
                        APPROVED THE MERGER AGREEMENT, THE TRANSACTIONS CONTEMPLATED THEREBY AND THE PREFERRED TERMS AMENDMENT AS BEING FAIR AND IN THE BEST INTEREST OF ROLLWAY, ITS SHAREHOLDERS AND THE HOLDERS OF ROLLWAY OPTIONS. THE ROLLWAY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF ROLLWAY COMMON STOCK APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND THAT HOLDERS OF ROLLWAY COMMON STOCK AND HOLDERS OF ROLLWAY PREFERRED STOCK APPROVE THE PREFERRED TERMS AMENDMENT.

    Interests of Certain
    Persons
    in the Merger       At the Effective Time,  Emerson and H. Follett Hodgkins,
                        Jr. will enter into a non-competition agreement pursuant
                        to which Mr.  Hodgkins  will agree not to  compete  with
                        Rollway  for a  period  of five  years  and to  maintain
                        certain  information  in  confidence.  In  consideration
                        therefor,  Mr.  Hodgkins  will be  entitled  to  receive
                        $100,000 per year during the non-compete period, $10,000
                        per year for life and  certain  other  benefits  such as
                        health  insurance  and  life  insurance.   Also  at  the
                        Effective Time, Emerson expects to enter into employment agreements with Edmund Babiarz, Stephen Bregande and
                        Karl Loessner, each of whom is an officer and/or director of Rollway. See "The Merger -- Interests of
                        Certain Persons in the Merger."

    Fairness Opinion    The Board of  Directors  of  Rollway  has  retained  the
                        services  of MPI,  on the  basis of its  experience,  to
                        provide  an  opinion  concerning  the  fairness,  from a
                        financial  point of view, of the terms of the Merger and
                        the  consideration  to be received by the holders of the
                        Rollway  Common Stock and the Rollway  Preferred  Stock.
                        Before approving the proposed transactions, the Board of
                        Directors of Rollway received a written opinion from MPI
                        that the  consideration to be received by the holders of
                        the Rollway Common Stock and the Rollway Preferred Stock
                        in connection with the transactions  contemplated by the
                        Merger   Agreement  is  adequate  and  constitutes  fair
                        consideration  from a financial point of view. A copy of
                        MPI's    opinion    is    attached    to   this    Proxy
                        Statement/Prospectus as Exhibit B and sets forth the procedures followed, the matters considered and the limitations on the scope of review undertaken by MPI.
                        See "The Merger -- Fairness Opinion."

    Conditions to
    Consummation
    of the Merger       The  respective  obligations  of Emerson  and Rollway to
                        consummate the Merger are each subject to various conditions, including, without limitation, (i) obtaining the approval of the Merger Agreement by the holders of not less than two-thirds of the outstanding shares of Rollway Common Stock and (ii) obtaining the approval of the Preferred Terms Amendment or completion of the redemption of the Rollway Preferred Shares prior to the Effective Time. See "Certain Provisions of the Merger
                        Agreement -- Conditions to the Consummation of the Merger."

    Termination         The Merger Agreement and the  transactions  contemplated
                        thereby may be terminated prior to the Closing Date only as follows: (a) by the mutual written consent of the Boards of Directors of Rollway and Emerson; or (b) by either Rollway or Emerson in the event the Merger has not been consummated on or before October 8, 1996, unless the failure to consummate the Merger is a result of the breach of or default under the Merger Agreement by such party. See "Certain Provisions of the Merger
                        Agreement -- Termination."

    Regulatory
    Approvals           Consummation  of the Merger requires  notifications  to,
                        and/or approvals from, certain governmental authorities, all which have been obtained. See "The Merger --
                        Regulatory Approvals."

    Dissenting
    Shareholders'
    Rights              Under  the  New  York  Business   Corporation  Law  (the
                        "NYBCL"), any holder of Rollway Common Stock who properly objects to the Merger and any holder of Rollway Preferred Stock who properly objects to the Preferred Terms Amendment may assert statutory dissenters' rights by complying with the requirements of the NYBCL. See "Dissenting Shareholders Rights." It is a condition to the consummation of the Merger that (i) holders of not more than 5% of the outstanding shares of Rollway Common Stock shall have exercised dissenting shareholder rights with respect to the Merger and (ii) holders of not more than 5% of the outstanding shares of Rollway Preferred

                        Stock shall have exercised dissenting shareholder rights with respect to the Preferred Terms Amendment.

                        ROLLWAY COMMON SHAREHOLDERS WHO DO NOT DESIRE TO BE SUBJECT TO THE TERMS OF THE MERGER AGREEMENT NEGOTIATED BETWEEN EMERSON AND ROLLWAY INCLUDING, BUT NOT LIMITED
                        TO THE TERMS RELATING TO THE VALUE OF THE MERGER CONSIDERATION TO BE RECEIVED AND ULTIMATELY RETAINED BY THE HOLDERS OF ROLLWAY COMMON STOCK, AS DESCRIBED ABOVE, SHOULD EXERCISE THEIR DISSENTER'S RIGHTS IN ORDER TO RECEIVE THE "FAIR VALUE" OF THEIR SHARES OF ROLLWAY COMMON STOCK, IN CASH, IF THE PROPOSED MERGER IS CONSUMMATED AND THEY FULLY COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 623 OF THE NEW YORK BUSINESS CORPORATION LAW. SEE "DISSENTING SHAREHOLDER'S RIGHTS" HEREIN AND EXHIBIT C TO THIS PROXY STATEMENT/PROSPECTUS. IF YOU DO NOT PERFECT YOUR DISSENTERS' RIGHTS NOW, THEN YOU WILL BE SUBJECT TO THE INDEMNITY OBLIGATION SET FORTH IN THE MERGER AGREEMENT IF THE MERGER IS APPROVED AND YOU DESIRE TO RECEIVE ANY OF THE MERGER CONSIDERATION.

    Accounting
    Treatment           The  Merger  will  be  accounted  for  by  Emerson  as a
                        "purchase,"  as  such  term  is  used  under   generally
                        accepted  accounting  principles,   for  accounting  and
                        financial  reporting   purposes.   See  "The  Merger  --
                        Accounting Treatment."

    Certain Federal
    Income Tax Matters  Rollway has received an opinion from  Rollway's  counsel that, subject to certain assumptions, the Merger will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Based on such opinion, no gain or loss will be recognized by the holders of Rollway Common Stock (and Rollway Preferred Stock, if the Preferred Terms Amendment is approved) upon receipt of Emerson Common Stock solely in exchange for such Rollway Common Stock (or Rollway Preferred Stock) in the Merger (except to the extent of cash received in lieu of fractional shares, in payment of unpaid dividends or as a result of exercising dissenters' rights). See "The Merger -- Certain Federal Income Tax Matters."

                        It is a condition to Rollway's obligations under the Merger Agreement that Rollway shall not have received any written notification from its counsel that its tax opinion has been rescinded. If such tax opinion is rescinded, however, Emerson may employ another law firm (reasonably acceptable to Rollway) to give such opinion and if such other law firm, within 30 days after being employed by Emerson, gives Rollway such tax opinion, then Rollway shall pay the fees and expenses of such law firm in connection with such opinion and Rollway shall be deemed to have waived this condition to its obligations. See "Certain Provisions of the Merger Agreement -- Conditions to the Consummation of the Merger."

    Option Agreements   H. Follett  Hodgkins,  Jr., Ann M. Hodgkins,  H. Follett
                        Hodgkins,  III,  Cynthia H.  Schallmo,  two Trusts Under
                        Last Will and Testament of H. Follett Hodgkins and Trust

                        Under Last Will and Testament of Ruth S. Hodgkins (as previously defined, the "Group Shareholders"), who collectively own a majority of the outstanding Rollway Common Stock, each entered into an Option Agreement dated as of November 6, 1995, as amended on January 5, 1996, March 27, 1996, April 11, 1996 and July 17, 1996,
                        with Emerson and Rollway. Pursuant to the Option Agreements, each of the Group Shareholders has agreed, among other things, to vote (at the Rollway Special Meeting) such holder's shares of Rollway Common Stock (57.5% of the outstanding Rollway Common Stock) in favor of the Merger and not to take any actions which would have the effect of preventing or hindering the Merger. In addition, each Group Shareholder will vote such holder's shares of Rollway Common Stock and Rollway
                        Preferred Stock (19.5% of the outstanding Rollway Preferred Stock) in favor of the Preferred Terms Amendment. In addition, the Group Shareholders have agreed in the Option Agreements to sell their shares of Rollway Common Stock and Rollway Preferred Stock to Emerson in certain situations. See "The Merger -- Option Agreements."

    Expenses Each party to the Merger Agreement has agreed that it shall be responsible for its own fees and expenses relating to the Merger Agreement and the consummation of the transactions contemplated therein; provided, however, that Rollway has agreed to pay the fees and expenses of the Group Shareholders relating to the negotiation and execution of the Option Agreements. See "Certain Provisions of the Merger Agreement -- Expenses." The payment of these fees and expenses will likely decrease the Merger Consideration. See "The Merger -- Merger Consideration."

    Comparison of
    Shareholder Rights  See "Comparative  Rights of Shareholders"  for a summary of certain differences between the rights of holders of Emerson Common Stock and Rollway Common Stock and Rollway Preferred Stock.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

Emerson Electric Co.

     Emerson Common Stock is listed for trading on the New York Stock Exchange and Chicago Stock Exchange under the symbol "EMR." The following table sets forth the range of sale prices of Emerson Common Stock as reported on the New York Stock Exchange composite tape and the per share quarterly dividends declared during the periods indicated.

                              EMERSON COMMON STOCK


                                                  High        Low       Dividend
                                                --------    --------    --------
Fiscal 1994
- -----------
Quarter Ended 12/31...........................  $61         $55 3/8        $0.39
Quarter Ended 3/31............................   65 7/8      57 7/8         0.39
Quarter Ended 6/30............................   61 1/8      56 1/8         0.39
Quarter Ended 9/30............................   64          57             0.39

Fiscal 1995
- -----------
Quarter Ended 12/31...........................   64 1/4      57 1/4         0.43
Quarter Ended 3/31............................   67 1/8      61 1/2         0.43
Quarter Ended 6/30............................   72          64 1/8         0.43
Quarter Ended 9/30............................   75 3/8      69 3/4         0.49

Fiscal 1996
- -----------
Quarter Ended 12/31 ..........................   81 3/4      69 1/4        0.49
Quarter Ended 3/31 ...........................   86 3/4      77 3/4        0.49
Quarter Ended 6/30............................   90 3/8      77 1/2        0.49
Quarter Ended 9/30 (through 7/___)............   ______      ______        ____

     On July __, 1996, the closing sale price for Emerson Common Stock on the New York Stock Exchange composite tape was $___ per share. As of September 30, 1995, the number of record holders of Emerson Common Stock was approximately 31,000.


Lipe-Rollway Corporation

     The Rollway Common Stock is not now nor has it been in recent years admitted to trading on any national stock exchange or quotation system. During the past several years trading in Rollway Common Shares has been extremely limited. Based on the information available to Rollway, Rollway Common Shares have traded in brokered and other private transactions at prices ranging between $1.00 and $12.00 during the period January 13, 1995 through approximately May 15, 1996.

     Rollway has never declared or paid a cash dividend with respect to Rollway Common Shares. No dividends have been declared or paid on the Rollway Preferred Shares since the fourth quarter of 1993. As of June 2, 1996, Rollway had dividends in arrears of $234,230 on its Rollway Preferred Shares representing two and one-half years of unpaid dividends.

     As of July 16, 1996, there were 227 record holders of Rollway Common Stock and 196 record holders of Rollway Preferred Stock.

     Holders of Rollway securities are urged to obtain current market quotations for Emerson Common Stock. No assurance can be given as to the market price of Emerson Common Stock at the Effective Time of the Merger or thereafter. You may call (314) 553-2431 collect between 9:00 a.m. and 6:00 p.m. EDT between August 24, 1996 and August 29, 1996 to be informed of the Emerson Share Value.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth earnings, dividends and book values per share of Emerson Common Stock and Rollway Common Stock on a historical basis and on an equivalent basis for Rollway. The equivalent information presented is based on an assumed exchange ratio ("Assumed Common Exchange Ratio") of 0.10472 of a share of Emerson Common Stock for each share of Rollway Common Stock, calculated as described below. The actual Common Exchange Ratio will be based on the Merger Consideration, which will be (a) a minimum of $0, plus (b) contingent payments of up to approximately $8.27 million, depending upon the Post-Closing Adjustment pursuant to the provisions set forth in Sections 1.9 and 1.10 of the Merger Agreement and subject to Indemnity Claims. For example, if the closing of the Merger had occurred on June 2, 1996, and Rollway's balance sheet for the fiscal month then ended had been used to estimate the Post-Closing Adjustment, the aggregate value of the initial Merger Consideration received by the former holders of Rollway Common Stock at closing would have been $4.587 million (or approximately $5.60 per share of Rollway Common Stock, assuming 819,294 shares of Rollway Common Stock outstanding), with an additional $2.6 million in value (or approximately $3.17 per share of Rollway Common Stock) deposited in escrow under the Escrow Agreement. See "The Merger -- Merger Consideration," "The Merger -- Escrow and Indemnity" and "The Merger -- Merger Consideration Example." This escrow deposit is subject to disbursement to Emerson and the Common Shareholders' Representative in the event Emerson has claims for
indemnification   under  the  Merger  Agreement  and  the  Common  Shareholders'
Representative incurs fees and expenses in connection with those claims. See "The Merger -- Escrow and Indemnity." Accordingly, the former holders of the Rollway Common Stock may get none (or some or all) of such $2.6 million escrow deposit. If the entire amount deposited in escrow were disbursed to the former holders of Rollway Common Stock, the total Merger Consideration received by such persons would have been $7.187 million (or approximately $8.77 per share of
Rollway  Common  Stock,   assuming   819,294  shares  of  Rollway  Common  Stock
outstanding).   Under  certain   circumstances,   however,  all  of  the  Merger
Consideration received (or the value thereof) may ultimately have to be returned to Emerson pursuant to the Indemnity Obligation, which would result in a Merger Consideration of $0. See "The Merger -- Merger Consideration," "The Merger -- Escrow and Indemnity" and "The Merger -- Merger Consideration Example." The foregoing example is based upon Rollway's internal, unaudited balance sheet for the fiscal month ended June 2, 1996, which has not been subjected to a year-end accounting audit or the specific audit provisions prescribed in Sections 1.9 and
1.10 of the Merger Agreement. See "The Merger -- Merger Consideration." While Emerson and Rollway are not aware of the existence of any basis for a change in the Post-Closing Adjustment as of July __, 1996 from the amount used in the foregoing example, and are not aware of the existence of any basis for any Indemnity Claims other than the matters described under the heading "The Merger
- -- Escrow and Indemnity," no assurance can be given that there will not be any such change or claim. See "The Merger Agreement -- Escrow and Indemnity."

     THE EFFECT OF THE TERMS OF THE MERGER AGREEMENT NEGOTIATED BETWEEN EMERSON AND ROLLWAY IS THAT:

o BECAUSE THE VALUE OF THE MERGER CONSIDERATION RECEIVED AND ULTIMATELY RETAINED BY THE HOLDERS OF THE ROLLWAY COMMON STOCK WILL DEPEND ON THE OUTCOME OF CERTAIN CONTINGENCIES THAT COULD NEGATIVELY AFFECT THE VALUE OF ROLLWAY, THE ULTIMATE MERGER CONSIDERATION COULD BE $0. SEE "THE MERGER--MERGER CONSIDERATION" HEREIN.

o THE VALUE OF THE MERGER CONSIDERATION RECEIVED BY THE HOLDERS OF THE ROLLWAY COMMON STOCK MAY HAVE TO BE RETURNED TO EMERSON UNDER CERTAIN CIRCUMSTANCES THAT COULD NEGATIVELY AFFECT THE VALUE OF ROLLWAY. IN SUCH CASE, SUCH HOLDERS WILL BE OBLIGATED TO RETURN ALL OF SUCH VALUE. SEE "THE MERGER-ESCROW AND INDEMNITY" HEREIN.

o ROLLWAY COMMON SHAREHOLDERS WHO DO NOT WANT TO BE SUBJECT TO THESE PROVISIONS SHOULD VOTE "NO" AND PERFECT THEIR DISSENTER'S RIGHTS. SEE "DISSENTING SHAREHOLDER RIGHTS" HEREIN. IF YOU DO NOT PERFECT YOUR DISSENTERS' RIGHTS,
   YOU WILL BE SUBJECT TO THE INDEMNITY OBLIGATION SET FORTH IN THE MERGER AGREEMENT IF THE MERGER IS APPROVED AND YOU DESIRE TO RECEIVE ANY OF THE MERGER CONSIDERATION.

     In reviewing the terms of the Merger Agreement, the holders of Rollway Common Stock should bear in mind that while Emerson and Rollway have used their best efforts to estimate the value of the possible Merger Consideration based on the facts currently known to them, there can be no assurance as to the outcome of the contingencies which will determine the value of the Merger Consideration received and ultimately retained by the holders of Rollway Common Stock.

     The Assumed Common Exchange Ratio was calculated based on: (a) the foregoing example of the Merger Consideration as of June 2, 1996 (i.e., $7.187 million), without taking into account any reduction in such amount on account of claims made against the Escrow Funds or otherwise pursuant to the Indemnity Obligation and (b) an assumed Emerson Share Value of $83.75 (the closing price of Emerson Common Stock on July 17, 1996). No assurance can be given that the Assumed Common Exchange Ratio will approximate the actual exchange ratio. The actual exchange ratio will be based on the Emerson Share Value, which will not be determined until August 23, 1996, which is five business days prior to the Rollway Special Meeting, and the Rollway Common Share Price, which will not finally be determined until immediately after the approval of the Closing Balance Sheet (as hereinafter defined). You may call (314) 553-2431 collect between 9:00 a.m. and 6:00 p.m. EDT between August 24, 1996 and August 29, 1996 to be informed of the Emerson Share Value. See "The Merger -- Merger Consideration." Pro forma combined information is not required to be presented as it would not have been materially different from Emerson historical information. The table should be read in conjunction with the selected financial data and respective consolidated financial statements and notes thereto of Emerson and Rollway included elsewhere or incorporated by reference in this Proxy Statement/Prospectus.

                                                                    Proforma
                                                                  Equivalent of
                                       Emerson        Rollway      One Rollway
                                    Common Share   Common Share      Common
                                     Historical     Historical     Share (2)
                                    ------------   ------------   -------------

Most Recent Fiscal Year(1):
   Net Earnings                         $4.06        $ .81           $ .43
   Cash Dividends                        1.78           -              .19
   Book Value at Fiscal Year End        21.75         8.24            2.28

                                                                    Proforma
                                                      Rollway     Equivalent of
                                       Emerson     Common Share    One Rollway
                                    Common Share    Historical       Common
                                      Historical        (3)         Share (2)
                                    ------------   ------------   -------------

Six Months Ended March 31, 1996:
   Net Earnings (Loss)                  $2.17       ($0.18)          $ .23
   Cash Dividends                         .98            -             .10
   Book Value at End of Period          22.73         9.40            2.38

- ----------

(1) Information presented for Emerson fiscal year ended September 30, 1995 and Rollway fiscal year ended December 3, 1995.

(2) Based on an Assumed Common Exchange Ratio of 0.10472, which was calculated as if the Closing had occurred on June 2, 1996 (as described above), without giving effect to any possible post-closing Merger Consideration adjustments, and using an assumed Emerson Share Value of $83.75.

(3) Information presented for Rollway six month period ended March 31, 1996. Rollway Common Share historical net earnings and book value was $1.49 and $8.96, respectively, for the six months ended June 2, 1996.

                          SELECTED HISTORICAL FINANCIAL DATA

     Set forth below are selected historical financial data of Emerson and Rollway. This information is based upon and should be read in conjunction with the other financial information of Emerson and Rollway presented or incorporated by reference elsewhere in this Proxy Statement/Prospectus.

                                  EMERSON ELECTRIC CO.
                      (Millions of Dollars, Except Per Share Data)
                                  Six
                             Months Ended
                               March 31,                 Fiscal Year Ended September 30,
                          -------------------   ----------------------------------------------------
                            1996       1995       1995       1994       1993       1992       1991
                          --------   --------   --------   --------   --------   --------   --------
Earnings Statement Data:
  Net sales                5,385.6    4,798.7   10,012.9    8,607.2    8,173.8    7,706.0    7,427.0
  Net earnings               485.4      430.5      907.7      788.5      708.1      662.9      631.9
  Per Share of Emerson
    common stock:
      Net earnings            2.17       1.93       4.06       3.52       3.15       2.96       2.83
      Cash dividends           .98        .86       1.78       1.56       1.44       1.38       1.32

Balance Sheet Data
(At End of Period)
  Total assets            10,376.8     9,423.3    9,399.0    8,215.0   7,814.5    6,627.0    6,364.4
  Long-term debt             816.1       330.4      208.6      279.9     438.0      448.0      450.2

- ----------

Income before cumulative effect of change in accounting for  postemployment  benefits ($21.3 million;
$.10 per share) was $451.8  million in the six  months  ended  March 31,  1995 and $929.0  million in fiscal 1995, respectively. Net earnings in the six months ended March 31, 1995 includes non-recurring items which were substantially offset by the accounting change.

Income before cumulative effect of change in accounting for postretirement  benefits ($115.9 million;
$.52 per share) was $904.4 million in fiscal 1994. Net earnings in fiscal 1994 includes non-recurring items  which  were  substantially  offset  by the  accounting  change.  See Notes 2 and 7 of Notes to
Consolidated  Financial  Statements of the 1995 Annual Report on Form 10-K for information  regarding these items and Emerson's acquisition and divestiture activities.

                             LIPE-ROLLWAY CORPORATION
                   (Thousands of Dollars, Except Per Share Data)
                            Six Months Ended                         Fiscal Year Ended
                           -------------------   -----------------------------------------------------------
                           June 2,     May 28,     Dec. 3,      Nov. 27,   Nov. 28,    Nov. 29,    Dec. 1,
                             1996       1995         1995         1994       1993        1992        1991
                           --------   --------   ------------   --------   ---------   ---------   ---------
Earnings Statement Data:
     Net sales             $ 24,776   $ 21,632   $ 46,493       $ 32,904   $ 32,453    $ 32,700    $ 35,639
     Net earnings (loss)      1,171        925        707<F1>        102       (146)     (1,167)       (926)
     Net earnings (loss)
       per common share
       outstanding <F2>        1.49       1.17       0.81           0.01      (0.32)      (1.69)      (1.37)

     Weighted Average
       Number of Shares     752,628    752,628    752,628        752,628    752,628     752,628     752,628

Balance Sheet Data
(At End of Period)
     Total assets            37,336     33,369     34,155         27,762     22,521      22,695      25,485
     Long-term debt
       and redeemable
       preferred stock        6,575      7,031      6,767         10,165      3,768       4,682       2,780

- ----------

<F1>  After deduction of one time  administrative  expenses  totaling  $1,488,108.  See  "Information  About
      Rollway -- Management Discussion and Analysis of Financial Condition and Results of Operations."

<F2>  Net earnings (loss) per common share  outstanding are after unpaid  dividends on cumulative  preferred stock. No cash dividends have ever been declared or paid on the Rollway Common Shares.

                             ROLLWAY SPECIAL MEETING

General

     This Proxy Statement and Prospectus is being furnished to Rollway Shareholders for use at the Rollway Special Meeting to be held at 10:00 a.m. on August 30, 1996, at Rollway's offices, 7600 Morgan Road, Liverpool, New York 13088.

     At the close of business on July 19, 1996, the Record Date for the determination of the Rollway shareholders entitled to vote at the Rollway Special Meeting, there were 1,500,000 authorized shares of Rollway Common Stock, of which 752,628 shares were issued and outstanding, as well as options to purchase 66,666 shares of Rollway Common Stock, and 250,000 authorized shares of Rollway Preferred Stock, of which 93,692 shares were issued and outstanding. Each share of Rollway Common Stock and each share of Rollway Preferred Stock shall be entitled to one vote on the respective matters set forth below.


Purpose; Vote Required

     The purpose of the Rollway Special Meeting is to vote on the approval of the Merger and the Preferred Stock Amendment. Only the holders of Rollway Common Stock shall be entitled to vote on the approval of the Merger at the Rollway Special Meeting. Holders of Rollway Common Stock and holders of Rollway Preferred Stock shall be entitled to vote on the approval of the Preferred Terms Amendment.

     Pursuant to Rollway's By-Laws, a majority of the issued and outstanding shares of Rollway Common Stock and a majority of the issued and outstanding shares of Rollway Preferred Stock must each be represented, either in person or by proxy, in order to constitute a quorum at the Rollway Special Meeting. Each properly executed proxy received by Rollway will be treated as present at the Rollway Special Meeting for purposes of determining the required quorum regardless of whether the proxy votes for, against, abstains or contains no voting indication with respect to the matters to be voted upon.

     The affirmative vote of the holders of at least two-thirds of the outstanding shares of the Rollway Common Stock is required to approve the Merger. The affirmative vote of the holders of a majority of the shares of the Rollway Common Stock outstanding and the holders of a majority of the shares of the Rollway Preferred Stock outstanding is required to approve the Preferred Terms Amendment.

     Pursuant to certain Option Agreements dated November 6, 1995, as amended on January 5, 1996, March 27, 1996, April 11, 1996 and July 17, 1996, the Group Shareholders have agreed to vote in favor of the Merger. These shareholders include H. Follett Hodgkins, Jr., Cynthia Hodgkins Schallmo, Ann M. Hodgkins, H. Follett Hodgkins, III, Key Trust Company and H. Follett Hodgkins, Jr. as Co-Trustees U/W Ruth S. Hodgkins and Key Trust Company and H. Follett Hodgkins, Jr. as Co-Trustees U/W H. Follett Hodgkins. Collectively, these individuals and entities have the right to vote 57.5% of the issued and outstanding Rollway Common Stock entitled to vote on the Merger. In addition, these individuals and entities will vote their shares of Rollway Common Stock (57.5%) and Rollway Preferred Stock (19.5%) in favor of the Preferred Terms Amendment.


Voting and Revocation of Proxies

     All shares of Rollway Stock (Common or Preferred) that are represented by a properly executed proxy and received prior to the vote at the Rollway Special Meeting will be voted at such meeting in the manner directed on the proxy unless such proxy is revoked in advance of such vote. All proxies will be voted in accordance with the instructions indicated thereon. If no direction is indicated on the proxy, the proxy will be voted in favor of the Merger and/or the Preferred Terms Amendment, as applicable.

     At any time before it is voted, any proxy given by a holder of Rollway Stock may be revoked by (i) the holder attending the Rollway Special Meeting and voting in person, (ii) the due execution and delivery of a later dated proxy, or
(iii) the due execution and delivery of a written notice of revocation to Donald
M. Mawhinney, Jr., Secretary, Lipe-Rollway Corporation, 7600 Morgan Road, Liverpool, New York 13090. Attendance at the Rollway Special Meeting will not in itself constitute the revocation of a proxy.


Solicitation of Proxies

     This Proxy Statement/Prospectus is being furnished in connection with the solicitation on behalf of the Board of Directors of Rollway of proxies for use at the Rollway Special Meeting. The costs of solicitation will be borne by Rollway. In addition to the use of mails, some of the officers, directors and regular employees of Rollway may solicit proxies in person and by telephone and may solicit brokers and other persons holding shares beneficially owned by others to procure from the beneficial owners consents to the execution of proxies. Rollway will reimburse such brokers and other persons for their
expenses   incurred  in  sending  proxy  forms  and  other  materials  to  their principals.

                            INFORMATION ABOUT EMERSON

Business

     Emerson was incorporated in Missouri in 1890. Originally engaged in the manufacture and sale of electric motors and fans, Emerson's product lines were subsequently expanded through internal growth and acquisitions. Emerson is now engaged principally in the design, manufacture and sale of a broad range of electrical, electromechanical and electronic products and systems.

     The products manufactured by Emerson are classified into the following industry segments: Commercial and Industrial Components and Systems; and Appliance and Construction-Related Components. Net sales, income before income taxes and accounting changes and total assets attributable to each industry segment for the three years ended September 30, 1995 are set forth in Note 12 of Notes to Consolidated Financial Statements on page 39 of Emerson's Annual Report on Form 10-K for the fiscal year ended September 30, 1995 (the "1995 Annual Report"), which note is hereby incorporated by reference. Information with respect to acquisition and divestiture activities by Emerson is set forth in
Note 2 of Notes to Consolidated Financial Statements on page 33 of the 1995 Annual Report, which note is hereby incorporated by reference.


   Commercial and Industrial Components and Systems

     The Commercial and Industrial segment includes process control instrumentation, valves and systems; industrial motors and drives; industrial machinery, equipment and components; and electronic products. These products are generally highly engineered, both in product design and manufacturing process. Products of this segment are sold to commercial and industrial distributors and end-users for manufacturing and commercial applications.

     Products used in process industries include various types of instrumentation, valves and control systems for measurement and control of fluid flow. Included are various types of meters such as rotometers, positive displacement meters, magnetic flow meters, turbine meters, direct mass flow meters and laboratory instruments to measure water quality. Other products include solid state telemetering equipment, various types of pressure and vacuum relief valves and personal computer-based software used for industrial automation applications. In addition, Emerson manufactures and sells temperature sensors, pressure sensors and transmitters used to measure and/or control temperature, pressure, level and rate and amount of flow. Also produced are process gas chromatographs, in-situ absorptive oxygen analyzers, infrared gas and trace moisture analyzers, combustion analyzers and systems, and other analyzers which measure pH and conductivity. Emerson also manufactures and sells sliding stem valves, rotary valves, plastic-lined plug valves, butterfly valves, pressure regulators, and related actuators and controllers.

     Emerson also manufactures electronic measurement and data acquisition equipment for use in industrial processing. In addition, Emerson produces vibratory separating equipment used primarily in the chemical, mining, pharmaceutical, food processing, pulp and paper, ceramic and metal-working markets.

     Beginning with a line of electric motors for industrial and heavy commercial applications, Emerson's products for industrial automation include certain kinds of integral horsepower motors, gear drives, pump motors, alternators, electronic variable speed drives and diesel generator sets. Emerson also produces electronic uninterruptible power supplies, power conditioning and distribution equipment, modular power systems and environmental control systems used in communications and information processing applications.

     Emerson manufactures and sells components for the transmission and regulation of mechanical power, such as certain kinds of chains, sprockets, sheaves, gears, bearings, couplings and speed reducers, and a line of cam-operated index drives, programmable motion controllers and automation accessories. These products are used primarily in industrial and commercial applications requiring the transmission of mechanical motion or drive systems of various types.

     Emerson also manufactures a line of multi-purpose pressure and solenoid valves, pressure, vacuum and temperature switches, automatic transfer switches, remote control switches and electric power control systems. These products are widely used in the automation of equipment and industrial processes and for the control of emergency electric power.

     Emerson also produces a variety of industrial and commercial ultrasonic products for applications such as cleaning, sealing, welding and flaw detection. Other products include material preparation and microstructure analysis equipment. Emerson also manufactures electric circulation heaters, fluid heat transfer systems and component heating elements.

     Emerson manufactures a broad line of components for current-and noncurrent-carrying electrical distribution devices such as panelboards, receptacles, fittings, cable handling reels and lighting products for use in hazardous and nonhazardous environments.


   Appliance and Construction-Related Components

     The Appliance and Construction-Related segment consists of fractional horsepower motors; appliance components; heating, ventilating and air conditioning components; and tools. This segment includes components sold to distributors and original equipment manufacturers for inclusion in end-products and systems (ultimately sold through commercial and residential building construction channels); and construction-related products which retain their identity and are sold through distributors to consumers and the professional trades.

     Emerson manufactures and sells a variety of components and systems for refrigeration and comfort control applications, including hermetic and semi-hermetic compressors; hermetic motors and terminals for hermetically sealed compressors; and fractional and sub-fractional horsepower motors for selected appliance, office equipment, ventilating equipment, pump, heater and other motor-driven machine applications. Automatic temperature controls, timers, switches, and thermo-protective devices are manufactured for gas and electric heating systems, refrigeration and air conditioning equipment and various large and small appliances. Emerson also manufactures and sells a variety of electric heating elements and electrostatic air cleaners.

     Emerson manufactures and sells a line of electrical products primarily for the residential markets, including humidifiers, electric waste disposers, hot water dispensers, ventilating equipment and exhaust fans.

     Emerson is a producer of selected professional and hardware tools and service equipment. These products include certain kinds of wrenches, thread cutters, pipe cutters, reamers, vises, pipe and bolt threading machines and sewer and drain cleaning equipment. The principal markets for these professional tools and service equipment include plumbing, heating and air conditioning contractors, construction and maintenance companies, petroleum and gas producers, refiners and processors, and farm and home consumers.

     Emerson also produces a specialized line of light-duty industrial bench power tools, ladders and scaffolding and related accessories. Also produced by Emerson for marketing by a major retailer are shop vacuum cleaners, a line of bench tools for home workshop use and a line of hand tools including adjustable wrenches, screwdrivers, pliers and chisels.


Description of Emerson Capital Stock

     The authorized capital stock of Emerson consists of 400,000,000 shares of Emerson Common Stock and 5,400,000 shares of preferred stock, par value $2.50 per share (the "Emerson Preferred Stock"). As of December 31, 1995, there were

224,036,674 shares of Emerson Common Stock outstanding and no shares of Emerson Preferred Stock outstanding.


   Common Stock

     Subject to the rights of any Emerson Preferred Stock which may be issued in the future, each holder of Emerson Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the board of directors of Emerson out of funds legally available therefor, and in the event of liquidation, to share pro rata in any distribution of Emerson's assets remaining after payment of liabilities. Generally, the vote of the holders of a majority of shares of voting stock shall decide all matters presented to a vote of shareholders of Emerson, unless, by express provision of law, Emerson's Restated Articles of Incorporation or Emerson's By- laws, a different vote is required. All shares of Emerson Common Stock and Emerson Preferred Stock are deemed to be voting stock of Emerson, and all holders thereof shall be entitled to one vote for each share of stock standing in their names, respectively. Holders of Emerson Common Stock have no pre-emptive rights to purchase or subscribe for any stock or other securities of Emerson. The outstanding Emerson Common Stock is, and the Emerson Common Shares offered hereby when sold and delivered will be, fully paid and non-assessable.


    Preferred Stock

     The Board of Directors of Emerson has the authority to issue the shares of Emerson Preferred Stock in one or more series and to fix, by resolution, the number of shares constituting any such series, the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights, dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights, amounts payable on liquidation and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders. Each holder of Emerson Preferred Stock will be entitled to one vote per share on all matters presented to a vote of shareholders of Emerson. No shares of Emerson Preferred Stock are outstanding. Any shares of Emerson Preferred Stock so authorized and issued would have priority over the Emerson Common Stock with respect to dividend and liquidation rights.

     On November 1, 1988, the Emerson Board of Directors designated 2,500,000 shares of Emerson Preferred Stock as Series A Junior Participating Preferred
Stock, par value $2.50 per share, in connection with the adoption of the Preferred Share Purchase Rights Plan (described below), but no shares of Series A Junior Participating Preferred Stock have been issued as of the date hereof.


Certain Effects of Authorized but Unissued Stock

     Emerson's authorized but unissued shares, as well as treasury shares, are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of proper corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions and for employee benefit plans.

     One of the effects of the existence of unissued and unreserved Emerson Preferred Stock and Emerson Common Stock could be to enable Emerson's Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Emerson means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Emerson's management. Issuance of Emerson Preferred Stock might, under certain circumstances, deter the acquisition of Emerson or its securities by a person concerned about the terms or effect of such Emerson Preferred Stock. No such attempt to obtain control is known to Emerson management.

Preferred Share Purchase Rights Plan

     In November, 1988, Emerson's Board of Directors approved and implemented a Preferred Share Purchase Rights Plan (the "Rights Plan"), designed to assure that all of Emerson's shareholders receive fair and equal treatment in the event of any proposed takeover and to guard against abusive takeover tactics. Pursuant to the Rights Plan, the Board of Directors declared a dividend distribution of one Preferred Share Purchase Right (a "Right") for each outstanding share of Emerson Common Stock as of the record date of November 14, 1988. Initially, the Rights are evidenced by and trade with the Emerson Common Stock certificates and no separate Rights certificates exist. Until the Rights become separable as described below, a Right will accompany every share of Emerson Common Stock, whether initially issued or issued from Emerson's treasury.

     The Rights would become exercisable and separate from Emerson Common Stock on the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired 20% or more of the outstanding shares of Emerson Common Stock, or (ii) ten business days (or such later date as determined by the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of Emerson Common Stock. The 20% thresholds may be reduced to not less than 10% or the highest percentage known by Emerson to be owned by any person or group, by the Board of Directors in its discretion.

     When exercisable, each Right would entitle the registered holder to purchase one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $2.50 per share, at an exercise price of $120 per one-hundredth of a share, subject to certain adjustments. Each share of Series A Junior Participating Preferred Stock is entitled to one vote on all matters submitted to a vote of shareholders. Emerson has reserved for issuance the number of shares of the Series A Junior Participating Preferred Stock issuable upon exercise of the Rights.

     If any person or group of affiliated or associated persons acquires 20% or more but less than 50% of Emerson Common Stock outstanding, each Right, except those which have become void because held by certain persons, may be exchanged by the Board of Directors for one share of Emerson Common Stock or one-hundredth of a share of the Series A Junior Participating Preferred Stock, subject to certain adjustments.

     In the event that Emerson is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     In the event that (i) any person becomes an Acquiring Person (unless such person first acquires 20% or more of the outstanding shares of Emerson Common Stock by a purchase pursuant to a tender offer for all of the shares of Emerson Common Stock for cash, which purchase increases such person's beneficial ownership to 80% or more of the outstanding shares of Emerson Common Stock) or
(ii) during such time as there is an Acquiring Person, there will be a reclassification of securities or a recapitalization or reorganization of Emerson or other transaction or series of transactions involving Emerson which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of Emerson or any of its subsidiaries beneficially owned by the Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Emerson Common Stock having a market value of two times the exercise price of the Right.

     The Rights can be redeemed, in whole but not in part, by the Emerson Board of Directors for one cent per Right (the "Redemption Price") at any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the Emerson Common Stock. In addition, if a bidder who does not beneficially own more than 1% of the Emerson Common Stock (and who has not within the past year owned in excess of 1% of the Emerson

Common Stock and, at a time he held such greater than 1% stake, disclosed, or caused the disclosure of, an intention which relates to or would result in the acquisition or influence of control of Emerson) proposes to acquire all of the Emerson Common Stock (and all other shares of capital stock of Emerson entitled to vote with the Emerson Common Stock in the election of directors or on mergers, consolidations, sales of all or substantially all of Emerson's assets, liquidations, dissolutions or windings up) for cash at a price which a nationally recognized investment banker selected by such bidder states in writing is fair, and such bidder has obtained written financing commitments (or otherwise has financing) and complies with certain procedural requirements, then Emerson, upon the request of such bidder, will hold a special shareholders meeting to vote on a resolution requesting the Board of Directors to accept the bidder's proposal. If a majority vote in favor of such resolution, then for a period of 60 days after such meeting the Rights will be automatically redeemed at the Redemption Price immediately prior to the consummation of any tender offer for all of such shares at a price per share in cash equal to or greater than the price offered by such bidder; provided, however, that no redemption will be permitted or required after the acquisition by any person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of Emerson Common Stock. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders will be to receive the Redemption Price. The Rights, which do not have voting privileges, expire on November 1, 1998, unless such date is extended or the Rights are earlier redeemed.

     The Rights have certain anti-takeover effects. The rights could cause substantial dilution to a person or group that attempts to acquire Emerson without conditioning the offer on redemption of the Rights or on substantially all of the Rights also being acquired. The Rights should not, however, interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by Emerson as described above.


Certain Charter and By-Law Provisions

     The charter and by-laws of Emerson contain certain provisions, among other things, establishing a classified board, limiting changes in the size of the board, the removal of directors and the filling of vacancies, limiting the calling of shareholder meetings, and restricting certain business combinations. See "Comparative Rights of Shareholders." These provisions may have anti-takeover effects.

                            INFORMATION ABOUT ROLLWAY

General

     Rollway's history began 116 years ago in 1880 with the opening of the C. E. Lipe shop. Since then Rollway has designed and manufactured a myriad of products and has become recognized as a premier bearing and material handling manufacturer.

     Rollway currently has two domestic divisions - Rollway Bearing and Lipe Automation Equipment, both manufacturing in Syracuse, New York - and an
international  subsidiary,   Lipe-Rollway  N.V.  ("LRNV")  with  offices  and  a
warehouse in Kontich, Belgium. Rollway currently employs a total of approximately 290 people.

     Rollway Bearing Division provides high quality, high performance, precision bearings for a wide variety of industries that include aerospace, mining, agriculture, construction and precision manufacturing. Lipe Automation Equipment manufactures beltless, vibratory, positioning, feeding and conveyor systems under the trademark Dyna-Slide and the Lipe Bar Feed line of equipment, which serves the machine tool industry. LRNV has responsibility for Rollway's international operations, providing an international distribution channel in 85 countries outside the United States. Much of the product sold by LRNV is manufactured to Rollway quality specifications with the Rollway label and is produced by a variety of different Eastern European and other manufacturers.


Rollway Bearing

     Rollway Bearing manufactures high quality cylindrical roller bearings, cylindrical thrust bearings, tapered thrust bearings and angular contact ball bearings up to 42 inch outside diameters.


   Industry and Market Overview

     American Bearing Manufacturers Association statistics for the first two quarters of 1995 show positive industry growth compared to the prior year. Bearing shipments (except tapered roller bearings) were up 17%. Rollway shipments for fiscal year 1995 were up 21%, incoming orders 17% and backlog 16%, in each case over fiscal 1994. Rollway has recently seen strength in the Original Equipment Manufacturing ("OEM") marketplace, and an increase in government sales. During the past year Rollway has taken a far more selective approach with respect to aerospace marketing resulting in a decrease in aerospace business. Government sales have been strong in non-aerospace bearings.


   Market Size and Potential

     The total US cylindrical bearing market for products which can be manufactured by Rollway is estimated at $250 million per year. This does not include automotive applications. Rollway has the potential to gain market share specifically in the steel and oil field equipment industries. Aftermarket sales through distribution also offer substantial growth opportunities for Rollway.


   Sales and Distribution

     Rollway's primary OEM customers produce off-highway equipment, machinery, hydraulic pumps, industrial gear boxes and oil field equipment. Rollway maintains a small but important position with all major distributors due to a long history of quality products. Aerospace sales are for helicopter transmissions and hydraulic pumps.

   Competition and Technology

     The Rollway Bearing Division has a number of very large multi-national competitors and several smaller domestic producers of cylindrical and thrust bearings.

     Rollway has an ongoing program with Crucible Steel and Syracuse University to develop a hot, isostatically pressed material to be used as a bearing steel. This material exhibits excellent hardness, fine, uniform distribution of carbides and few non-metallic inclusions. Rollway's largest aerospace customer has shown interest in this program and testing will begin in 1996.


Lipe Automation Equipment

     Lipe Automation Equipment ("LAE") is a value-added, engineer to-order, supplier of parts handling equipment, serving both the assembly automation and screw machine industries for over 25 years. With 1995 revenues of approximately $3.1 million and approximately 28 employees, LAE has developed a reputation for delivering quality products and service.


   Industry & Market Overview

     The Dyna-Slide product line is one of the most respected names in the parts handling business, with a customer base that includes many of the Fortune 1000. By focusing the majority of its efforts in the automotive, bearing, glass, powdered metal and ceramic, plastic injection molding, metal stamping, and machining industries, LAE has, in many cases, become the de facto standard for supporting the gentle handling and difficult part orientation requirements of many major American manufacturers. The Lipe Bar Feed is a mature product that has significant name recognition in the machine tool industry. LAE's Single Spindle bar feed units have a reputation of uncompromised reliability and quality. With over 14,000 Lipe Bar Feed units sold and delivered, a strong spare parts business has evolved in support of the maintenance and repair needs of customers.


   Market Size and Potential

     The Dyna-Slide and Bar Feed products service many industries. Because of Dyna-Slide's careful handling capability, its markets include glass, powdered metals, powdered ceramics, plastic injection moldings, bearings and other finished or fragile parts. Bar Feed has its main application as a complement to automatic screw machines. It also adds value to centerless grinder, thread rollers, automatic lathes, punch presses, cut off machines and production automatics. The automatic positioning of each new bar brings more productivity as well as a fast and easy set up. The market potential for both of these products within their current industries can be extended with more representation of the product through increased marketing and sales efforts. The potential also exists for new markets with the new technology enhancements and engineering expertise currently available within LAE.


   Sales and Distribution

     The business outlook for both the Dyna-Slide and Bar Feed lines of business remains positive with expectations of annual growth over the next 5 years. Use of sales representative organizations to market and support LAE's products provides increased territory coverage and exposure for the high quality manufacturing solutions offered by LAE. A heightened commitment towards stocking programs will promote an increase in the spare parts business. This augments LAE's distribution network by supporting customers with the proper solutions at the time they are needed.

   Competition and Technology

     The introduction of the new Lipe Short Bar Feed system in the first half of 1996 should enhance LAE's competitive edge. The ability to modify a proven product to adapt to new applications such as this, assists LAE in penetrating more markets and becoming more competitive. In addition, the focus on providing more turnkey solutions with Dyna-Slide, through integration of other automation components, like pick-n-place and rotary index tables, makes Dyna-Slide a more versatile product. The addition of PLC (programmable logic controllers) technology to products adds a broader market potential through the computer programming versatility of this application. This technology enhances LAE's presence in the competitive marketplace of complete, automated equipment solutions. The introduction of the Flexible Feeder as a part of the LAE equipment line should enhance LAE's market presence. The advantage of the Flexible Feeder is the multi-use capability to adapt to different tooling needs for application with more types of equipment. The competitive advantage lies in the need for only one piece of adaptable equipment as opposed to multiple, single use pieces. The continued development of engineering capability and new technology together with LAE's reputation is enabling LAE to compete with established machine builders in becoming a premier supplier of automated systems.

     A critical success factor will be the development of an engineering competency that provides for not only the conceptual development of LAE's solutions, but also the credibility needed in order to compete with the more established specialty machine builders. In order to be successful, LAE must leverage its reputation and expertise in the parts handling business, and deliver quality products on time. If LAE is successful in making the transition from being strictly a product supplier to more of a systems integrator, the long term growth potential is significant.

     European sales as a percentage of total sales turnover are increasing. Germany and Eastern Europe have been recent growth areas. Part of this growth has stemmed from a new authorized Rollway distributor in Slovania. This will help become a basis for expansion into other countries. Growth will continue in this market with the settling of political situations in this area. South East Asia and North Africa are two new target areas. With the fastest growing economic center in the world in South East Asia, there are many opportunities for expansion in this market. The experience of LRNV's sales people should be beneficial in penetrating the North African area. LRNV is currently developing new selling techniques for the local Antwerp market as well.


Properties

     Rollway owns and maintains office and manufacturing facilities in one location in the Syracuse, New York metropolitan area. This facility has an aggregate floor space of approximately 222,000 square feet. LRNV owns an office and distribution facility in Kontich, Belgium with an aggregate floor space of approximately 59,500 square feet.


Legal Proceedings and Administrative Matters

     Rollway is a party from time to time to legal proceedings in the ordinary course of its business. Rollway in not engaged at the present time in any legal proceeding of a material nature.

     During the course of the due diligence process, Emerson and Rollway noted several environmental issues with respect to Rollway's Syracuse, New York facility. These issues, which involve primarily the discharge of materials, have been reported as required to the appropriate governmental authorities. Without further site characterization studies, it is difficult to determine the actual costs of remediating the underlying problems. The estimated range of costs is $900,000 to $2,300,000. The lower of these amounts has been reflected in Rollway's year end December 3, 1995 financial statements. No proceeding has been instituted or threatened to be instituted by any governmental authority as of the date of this Proxy Statement/Prospectus with respect to any of these environmental issues.

     Also during the due diligence process it was noted that Rollway has not complied with certain requirements set forth in the Emergency Planning and Community Right to Know Act and certain foreign reporting requirements. Failure to comply with these requirements can result in the imposition of civil penalties against Rollway. As of the date of this Proxy Statement/Prospectus, no such penalties have been imposed or threatened by any governmental authority.

     In February 1996, a former employee instituted an action against Rollway in the New York State Division of Human Rights. The individual is alleging that he was terminated because of his race and is seeking lost wages, benefits and compensatory damages for mental anguish. Based on the information available, Rollway estimates that the claim, if totally allowed, would result in damages of less than $125,000. Rollway believes that it was justified in terminating the individual as part of reduction in force and intends to vigorously defend the action.

     In March 1996, an action was commenced against LRNV, Rollway's international subsidiary, by a former employee alleging wrongful termination. The action seeks lost commissions estimated at less than $10,000. LRNV believes that it had just cause for terminating the employee and that no commissions were owed the former employee as the result of the circumstances surrounding the termination.

     Since Rollway's fiscal year end December 3, 1995, Rollway has received a Notice of Potential Liability relative to an inactive hazardous waste disposal site. Based on the information available, Rollway believes that its liability in connection with such site, if any, will be minimal.

     Also since year end Rollway has received a Joint Request for Information related to the Onondaga Lake Superfund Site. It is not possible at this time to determine the extent of Rollway's liability in connection with this matter.
Rollway does not believe, however, that its liability, if any, will be significant.

     In the opinion of Rollway's management, none of the actions described in the preceding four paragraphs will have a material impact on Rollway's results of operations or liquidity.


Executive Officers and Directors

     The executive officers and directors of Rollway, their respective ages and positions held are as follows:

           Name               Age                     Position
- ---------------------------   ---   --------------------------------------------

H. Follett Hodgkins, Jr.      68    Chairman of the Board, Chief Executive
                                      Officer and Director
Stephen M. Bregande           48    Director, President and Chief Operating
                                      Officer
William Eames                 51    Chief Financial Officer
D. M. Mawhinney, Jr.          70    Director, General Counsel and Secretary
Donald F. Dew                 71    Director
L. Richard Oliker             63    Director
Edward F. Reynolds            61    Director
Edmund J. Babiarz             43    Vice President
Karl Loessner                 59    Vice President, Managing Director LRNV


Business Experience

     H. Follett Hodgkins, Jr., Chairman of the Board and Chief Executive Officer. Mr. Hodgkins has served as a director of Rollway since 1963 and has been Chief Executive Officer since 1973. Mr. Hodgkins has over 45 years with Rollway.

     Stephen M. Bregande, Director, President and Chief Operating Officer. Mr. Bregande has served as a director and as Chief Operating Officer of Rollway since 1994. Prior to joining the company, he was Vice- President and General Manager of Data Net Inc. and Vice-President and General Manager at Dun & Bradstreet Software. Mr. Bregande has also held other positions with Xerox Corporation.

     William J. Eames, Chief Financial Officer and Treasurer. Mr. Eames has served as Chief Financial Officer of Rollway since 1992 and as Treasurer since 1991. His prior financial experience was with General Electric.

     D. M. Mawhinney, Jr., Director, General Counsel and Secretary. Mr. Mawhinney has served as a director of Rollway since 1976 and as General Counsel and Secretary since 1988. He is a partner in the law firm of Hiscock & Barclay, LLP, Syracuse, New York.

     Donald F. Dew, Director. Mr. Dew has served as a director of Rollway since 1988. He is currently retired. Mr. Dew is the Chairman of the Board of Diemolding Corporation, a plastic molding firm located in Syracuse, New York and is a director of Fleet Bank of NY, Regional Board.

     L. Richard Oliker, Director. Mr. Oliker has served as a director of Rollway since 1981. He is a Professor Emeritus from Syracuse University and currently serves as a Director of American General Life Insurance Company of NY, Diemolding Corporation and Fleet Bank of NY, Regional Board.

     Edward F. Reynolds, Director. Mr. Reynolds has served as a director of Rollway since 1988. He is retired and is the former President and Chief Executive Officer of R.E. Dietz Company, Syracuse, New York (lighting equipment manufacturer).

     Edmund J. Babiarz, Vice President. Mr. Babiarz has served as Vice-President of Rollway since May, 1995. Prior to joining Rollway, he was employed by Dun & Bradstreet Software and was involved in management strategy and sales direction. Mr. Babiarz also has had experience with Baan International (software company) and Xerox Corporation.

     Karl Loessner, Vice-President, Managing Director of Lipe-Rollway N.V. Mr. Loessner has been a Vice- President of Rollway since May, 1995. He became Managing Director of Lipe-Rollway N.V. in 1986. Mr. Loessner has over 35 years experience in the bearing industry and has been responsible for developing an international distribution channel for Rollway's products in over 85 countries. He was previously employed by Torrington (bearing manufacturer).

Security Ownership of Directors, Executive Officers and Principal Shareholders

     The following table sets forth certain information regarding the beneficial ownership of Rollway Common Stock and Rollway Preferred Stock as of July 16, 1996 by (i) each current director and executive officer of Rollway, (ii) all current directors and executive officers of Rollway as a group and (iii) each person or group of persons known by Rollway to beneficially own more than 5% of the outstanding shares of Rollway Common Stock.

                                       Shares of        % of         Shares of        % of
                                        Common         Common        Preferred      Preferred
                                         Stock          Stock          Stock          Stock
                                     Beneficially   Beneficially   Beneficially   Beneficially
                                         Owned          Owned          Owned          Owned
                                     ------------   ------------   ------------   ------------

Directors and Executive Officers
- --------------------------------
H. Follett Hodgkins, Jr.<F1>,<F2>        340,637          41.58          17,805         19.00
Stephen M. Bregande<F3>                   60,984           7.44             126           .13
D. M. Mawhinney, Jr.                       3,837            .47             182           .19
Edward F. Reynolds                           260            .03              --            --
Edmund J. Babiarz<F4>                      6,666            .81              --            --
All current directors and
  executive officers as a group
  (9 in group)                           412,384          50.33          18,113         19.33

5% Shareholders
- ---------------
Key Trust Company and
  H. Follett Hodgkins, Jr. as
  Co-Trustees
  U/W H. Follett Hodgkins                 20,082          2.45            4,593          4.90

Key Trust Company and
  H. Follett Hodgkins, Jr. as
  Co-Trustees
  U/W Ruth S. Hodgkins                   106,762         13.03            5,688          6.07

Cynthia Hodgkins Schallmo                 47,838          5.84              297          3.17

H. Follett Hodgkins, III                  44,361          5.41              146           .16

- ----------

<F1> Includes  4,368  shares of Common  Stock and 862 shares of  Preferred  Stock  owned by Mr.
     Hodgkins' wife, Ann Hodgkins. Mr. Hodgkins disclaims beneficial ownership of such shares.

<F2> Includes  126,844 shares of Common Stock and 10,281 shares of Preferred Stock with respect to which Mr. Hodgkins is a Co-Trustee with Key Trust Company (see "5% Shareholders").  Mr.
     Hodgkins has the right to vote and dispose of all such shares.

<F3> Includes 60,000 shares of Common Stock, which is the number of shares Mr. Bregande will be entitled to acquire pursuant to Rollway's  existing option plan if the Merger is approved.
     (See "The Merger - The Rollway Options.")

<F4> Includes  6,666 shares of Common Stock,  which is the number of shares Mr. Babiarz will be entitled to acquire pursuant to Rollway's  existing option plan if the Merger is approved.
     (See "The Merger - The Rollway Options.").


Description of Rollway Capital Stock

     The authorized capital stock of Rollway consists of 1,500,000 shares of Rollway Common Stock and 250,000 shares of Rollway Preferred Stock. As of July 16, 1996 there were 752,628 shares of Rollway Common Stock outstanding (not including Rollway Options to acquire an additional 66,666 shares of Rollway Common Stock) and 93,692 shares of Rollway Preferred Stock outstanding.


   Rollway Common Stock

     Subject to the rights of the Rollway Preferred Stock described below, each holder of Rollway Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors of Rollway out of funds legally available therefore, and in the event of liquidation, to share pro rata in any distribution of Rollway's assets remaining after the payment of liabilities and the payment of any amounts due the holders of Rollway Preferred Stock. Each share of Rollway Common Stock entitles the holder thereof to one vote on all matters properly submitted to Rollway's shareholders. Except as otherwise required by law or by Rollway's Certificate of Incorporation, the vote of the holders of a majority of the shares of Rollway Common Stock is required to approve a matter presented to a vote of the shareholders of Rollway. Holders of Rollway Common Stock have no pre-emptive rights to purchase or subscribe for any stock or other securities of Rollway. The outstanding stock of Rollway is fully paid and non-assessable.


   Rollway Preferred Stock

     Each share of Rollway Preferred Stock entitles the holder thereof to a dividend of $1.00 per share when declared by the Board of Directors of Rollway and to a preference of $10.00 per share in the event of the liquidation of Rollway. Dividends on the Rollway Preferred Stock are cumulative and are required to be paid prior to the payment of any dividends on the Rollway Common Stock. Holders of Rollway Preferred Stock generally are not entitled to vote on matters presented to Rollway shareholders; provided, however, if Rollway shall have failed to pay the stated dividend on the Rollway Preferred Stock for a period of three or more years, the holders of the Rollway Preferred Stock, voting as a class, shall be entitled to elect two of Rollway's directors. No dividends have been declared or paid on Rollway Preferred Stock since the fourth quarter of 1993. Rollway has the right to redeem the Rollway Preferred Stock at any time for a price of $20.00 per share plus any accrued but unpaid dividends thereon to the redemption date.


Description of Rollway Options

     On January 5, 1995, the Rollway shareholders approved a performance stock option plan pursuant to which a total of 80,000 shares of Rollway Common Stock were reserved for issuance. As of July 16, 1996, a total of 66,666 Rollway Options were outstanding pursuant to the plan. Of this amount, 60,000 were held by Stephen M. Bregande and 6,666 were held by Edmund J. Babiarz pursuant to separate Incentive Stock Option Agreements (the "Incentive Agreements"). The option exercise price is established in the Incentive Agreements at $1.80 per share.

     The  Incentive   Agreements  initially  set  forth  the  following  vesting schedules for Messrs. Bregande and Babiarz:

                                       Total No. of Shares Vested
                                   ----------------------------------
           Year                    Bregande                   Babiarz
        ----------                 --------                   -------

           1994                     20,000                     1,667
           1995                     35,000                     3,333
           1996                     50,000                     5,000
           1997                     60,000                     6,666
           1998                     60,000                     6,666

Vesting was to occur, however, only if certain defined performance goals were satisfied. These goals were satisfied for fiscal years' 1994 and 1995.

     Notwithstanding the vesting schedule, the Incentive Agreements each provide that the Rollway Options granted thereunder shall immediately vest and become fully exercisable upon a "Change in Control". Change in Control is defined to include: (i) any one or more persons other than an existing affiliate becoming the beneficial owner of at least 50% of the combined voting power of Rollway's securities; (ii) the sale of more than 50% (based on book value) of Rollway's assets; or (iii) Rollway being merged or consolidated with any other person other than an affiliate.

     On February 8, 1996, the Option Committee of Rollway's Board of Directors amended the Rollway Option Plan and each Rollway Option to provide that all Rollway Options shall become vested immediately prior to the Effective Time and shall be exercised at such time by the holders thereof. All shares of Rollway Common Stock received upon exercise of the Rollway Options prior to the Effective Time shall be converted in the Merger into the right to receive Emerson Common Stock. The holders of the Rollway Options have agreed to exercise such options prior to the Effective Time, subject to the consummation of the Merger. See "The Merger - The Rollway Options."


Director/Officer Indemnification

     During 1992, a criminal investigation was commenced by the United States of America against Rollway and three of its employees. The resulting suit alleged that Rollway and the employees submitted false cost or pricing data in connection with a U.S. Army Contract.

     In 1995, Rollway entered into an agreement with the federal government pursuant to which Rollway agreed to make restitution in the amount of $353,000 and to take certain steps to help ensure future compliance in connection with government contracts. The three individuals, one of which (Robert Wiehl) was an officer of Rollway, were tried in the United States District Court for the Northern District of New York. Each of these individuals was acquitted of all charges.

     Over the past several years, Rollway made indemnification payments to these individuals in connection with the lawsuit. These payments were made pursuant to certain agreements which provided for indemnification of certain expenses by Rollway if the individuals were acquitted. The payments totaled approximately $370,000, of which approximately $65,000 related to Robert Wiehl.

     At its March 13, 1996 special meeting, the Board of Directors of Rollway passed a resolution authorizing the procurement of continuing insurance coverage for Rollway's existing officers and directors after the Merger. A policy was obtained in March 1996 at a one-time cost of approximately $65,000, which provides for an aggregate of $3,000,000 of such coverage for a period of six years.


1995, 1994 and 1993 Management's Discussion and Analysis of Financial Condition and Results of Operations

   Operating Results

     Net sales for fiscal 1995 amounted to $46,493,462 representing an increase of 41.3% above 1994 net sales. The net sales for 1994 were $32,903,821 or an increase of 1.4% from 1993 net sales of $32,453,081. The increase in sales for fiscal 1995 was primarily attributable to increased sales in the Rollway international bearing markets. The backlog of sales orders, as of the end of fiscal 1995, amounted to $17,065,164 which represented an increase of $6,128,164 or 56.0% compared to 1994. The largest share of the sales order backlog increase in 1995 over 1994 came from an improvement in Rollway's domestic and international bearing markets. The domestic backlog increased 16.4% and international 57.2% over 1994. Increased volume in the international markets was achieved through adding a new distributor and additional availability of product from Rollway's international suppliers in 1995. Domestically, prices and volume increased during 1995. Distribution product pricing was increased by 7.5%, 5.0% and 5.5% for 1995, 1994 and 1993 respectively. There were no new product releases during these years.

     Costs of product sold expressed as a percent of sales were 70.9% in 1995, 72.4% in 1994 and 75.4% in 1993. Domestic bearing gross profits as a percent to sales increased in all three years (22%, 20% and 16% in 1995, 1994 and 1993). Efficiency increases domestically were the result of additions of new equipment and reengineering of the manufacturing processes. The international business has continued to grow and the gross profit margin associated therewith has remained constant. The international business carries a higher gross profit margin and a higher percentage sales and general administrative expense (e.g., commissions) than that associated with the domestic business.

     Selling, general and administrative expenses amounted to $8,728,829 in 1995, $7,453,184 in 1994 and $6,957,418 in 1993. The major increases in 1995 were the result of increased operating expenses in the international division due to increased sales volume. Overall selling, general and administrative expenses as a percentage of sales are 18.8%, 22.7% and 21.4% for 1995, 1994 and 1993 respectively. The decline in the 1995 percentage is primarily the result of increased sales volume. During 1994 Rollway started its reengineering process and incurred additional expenses over 1993. Domestically, Rollway incurred a $30,000 fine to the Federal Government as noted in the Rollway financial statements note 9 and incurred added expense in writing off bad debts. These items accounted for a portion of the increase in administrative expenses from 1993 to 1994. During 1994 the international division experienced a currency transaction expense of $143,000 versus $49,000 income in 1993.

     Other administrative expenses incurred in 1995 totaled $1,488,108. These expenses were composed of one time expenses. They include merger related professional fees ($318,000), defense of former employees ($270,000) and potential environmental clean up issues ($900,000). The environmental issues were noted as part of the due diligence process. These issues, which primarily involve the discharge of materials at Rollway's Syracuse, New York facility, have been reported as required to the appropriate governmental authorities. Preliminary estimates of the potential costs of remediation associated with these matters indicate a range of costs between $900,000 and $2,300,000. Significantly more site characterization will have to be performed, however, in order to arrive at a reliable estimate. Because it cannot determine what amount within the estimated range represents a better estimate, Rollway has recorded a $900,000 liability at December 3, 1995. Management of Rollway, in conjunction with its environmental advisors, has estimated that $70,000 of this liability will be incurred during the ensuing fiscal year and consequently, the remainder of the liability has been classified as long-term.

     Interest  expense was  $1,746,486,  $1,208,949 and $1,021,935 in 1995, 1994
and 1993, respectively. The increases in 1994 to 1995 and 1993 to 1994 were $537,537 and $187,014, respectively. The primary reason for the increase was increased domestic borrowing.

     The unusual relationship of income tax expense to pre-tax income results generally from foreign income being taxed at higher than U.S. statutory rates and from domestic losses for which no tax benefits have been recognized. See note 5 to the Rollway financial statements for more information concerning Rollway's tax position.

     1995 net income of $707,074 increased 596% over 1994 despite other administrative expenses incurred. 1994 net income was $101,588 versus a loss of $146,132 in 1993.

     Rollway continues to compensate for inflationary cost increases through its efforts to control costs in the area of operating expenses, procedures designed to maximize volume efficiencies, and offsetting price increases to customers.

   Liquidity and Capital Resources

     Rollway's net cash flow was $321,830,  $50,340 and ($189,334) in 1995, 1994 and 1993 respectively. Cash provided by operating activities was $58,245, ($229,071) and $1,076,116 for 1995, 1994 and 1993 respectively. Cash flow from operations increased in 1995 over 1994 primarily due to increased income, but was down from levels in 1993 when trade receivables and inventories increased at a slower rate and accounts payable increased significantly over 1992 levels. Purchases of property, plant and equipment in 1995 and 1994 were $1,540,223 and $1,800,146. This was due to investment in new and refurbished equipment in the domestic bearing factory. The increases in trade accounts receivable and inventories in 1995 over 1994 were the result of increased sales activity. Rollway had domestic and foreign lines of credit, which provide for short-term borrowings up to approximately $10,020,000 at December 3, 1995. Borrowings against these lines of credit aggregated $8,686,818 at December 3, 1995. Rollway also had at December 3, 1995 checks outstanding in excess of bank balances in the amount of $501,671 and $995,224 of current portion of long term debt. Such amounts were $433,405 and $880,697, respectively, at November 27, 1994. The weighted average interest rate on short term borrowings outstanding as of December 3, 1995 was 10.35%. As of February 28, 1996 the average interest rate on outstanding short term debt was 9.76%. The domestic portion of the lines of credit were refinanced on March 21, 1995. As more fully discussed in the Rollway financial statements note 2, Rollway has both short and long term debt agreements, with the majority of the interest based on the prime rate. These debt agreements were entered into to support Rollway's working capital and long term equipment needs. Additional covenants created with the change of lending institutions added a minimum current ratio calculation of 1.25 and a liabilities to tangible net worth of not more than 4 to 1. Rollway is in compliance with all of the debt covenants to date.

     During 1995 accrued expenses increased 83% over 1994 levels. This increase was due to increased commission and bonus accrual of $300,000, accrued legal fees of $270,000 (see Rollway financial statements note 8) and increased pension requirements of $158,499. The financing activities show increased borrowings in all three years. During 1994 Rollway's domestic lender offered a short term loan to Rollway to add working capital and additional manufacturing equipment. During 1995 this short term loan was converted to a long term note adding additional capital to reengineer the business. Rollway daily cash management is based on minimizing cash balances and interest payments by paying down bank borrowings with all excess cash. At December 3, 1995, November 27, 1994 and November 28, 1993, long-term debt consisted of $6,766,808, $10,165,439 and $3,702,688 respectively.

     Rollway refinanced its domestic debt on March 21, 1995 creating additional funds availability. On February 27, 1996, Rollway increased its domestic line of credit by $1,500,000. Short term borrowings for 1995 and 1994 totaled $8,686,818 and $2,482,893 respectively, and result from the need to support increased sales activity. Rollway maintains excess availability to borrow cash daily to fund all outstanding checks not covered by normal daily cash activities. It is possible to show negative cash at any point of time due to outstanding checks exceeding cash balances as demonstrated at December 3, 1995. However, funds to cover these checks will be borrowed as the checks are presented to the bank or covered by daily cash receipts. As noted above, Rollway had additional borrowing availability of $1,333,182 as of year-end 1995. The current portion of long term debt not included in short term borrowing was $995,224, and $880,697 for 1995 and 1994, respectively. Rollway had as of December 3, 1995 current principal long-term debt maturities of $995,224 and $953,332 for 1996 and 1997, respectively. Also, Rollway had current lease commitments of $130,631 and $94,128 for 1996 and 1997, respectively. These obligations are expected to be funded by the generation of cash flow from operations. The business plan for 1996 and 1997 shows increases in operating profits, continued emphasis on collections of accounts receivables and moderate increases to capital equipment expenditures. In management's opinion, Rollway's business plan will generate sufficient cash to meet Rollway's cash requirements and allow the short term debt to be reduced during this period.

     In accordance with Financial Accounting Standards Board Statement No. 52, all balance sheet accounts of foreign subsidiaries are translated at current exchange rates and income statement items are translated at an average exchange rate for the year. Foreign subsidiary currencies include the Belgian Franc and the German Deutschmark. The gain or loss resulting from translating subsidiary financial statements is recorded as a separate component of shareholders' equity. Foreign currency translations adjustments reflect the revaluation of assets to current currency values as of a specific date. Due to debt covenants in the United States and Belgium that restrict borrowing additional funds to support working capital outside the respective country, management's involvement in currency positioning is limited. Translation adjustments have not impacted the statement of operations. However, transactions gains and losses have been realized through the Belgium subsidiary as a result of dealing with various currencies. Rollway has not used foreign currency hedging contracts but may in the future.


Management's Discussion and Analysis of Financial Condition and Results of Operations - Six months ended June 2, 1996

   Operating Results

     Net sales for the first six months ended June 2, 1996 amounted to $24,775,538 representing an increase of 14.5% over net sales of $21,631,705 for the same period in 1995. The increase in sales was attributable to increases in the international markets. The backlog of sales orders amounted to $13,908,000 at June 2, 1996, and $18,049,000 at May 28, 1995. The decrease in backlog was due to increased productivity domestically noted by the increase in sales and a decrease in international backlog due to strengthening of the US Dollar as compared to the German DM.

     Cost of product sold expressed as a percentage of sales was 70.2% for the first six months of 1996 and 69.1% for the first six months of 1995. The increase was primarily due to increased manufacturing costs domestically.

     Selling, general and administrative expenses amounted to $4,507,769 in the first six months of 1996 and $4,655,952 in 1995. The decrease in 1996 was due to reduced domestic spending. Selling, general and administrative expenses as a percent of sales for the first six months of 1996 and 1995 were 18.2% and 21.5%, respectively.

     Merger related expenses during the first six months of 1996 were $332,747.

     The relationship of income tax expense to pretax income is less than the US statutory rate due to the use of the net operating loss carry forward of the domestic divisions for which no deferred tax benefit had previously been recorded.

     Interest expense amounted to $851,930 for the first six months of 1996 and $788,964 for the same period in 1995. The increase of $62,966 was due to increased domestic borrowing.

     Net income for the first six months of 1996 was $1,171,326 as compared to $924,664 for the same period in 1995. This represents a 27% increase over 1995.


   Liquidity and Capital Resources

     Borrowings against available short term lines of credit totaled $11,187,384 and $9,682,042 for the first six months of 1996 and 1995, respectively. Total available short term lines of credit totaled $11,520,000 as of June 2, 1996.

     Long-term debt was $6,574,824 and $6,766,808 as of June 2, 1996 and May 28, 1995, respectively.

     Rollway Bearing Division refinanced its debt on March 21, 1995. On February 27, 1996, Rollway Bearing Division increased its domestic line of credit from $6,500,000 to $8,000,000. The amount available under this line of credit is based on a percentage of certain assets.

     As more fully described above (see "Information about Rollway -- Legal Proceedings and Administrative Matters"), since the end of its last fiscal year Rollway has been named as the defendant in two separate actions by former employees each alleging that he was wrongfully terminated. Rollway believes that the termination was justified in each instance and intends to vigorously defend the matters. In the opinion of Rollway's management, neither of these actions, even if adversely determined, would have material impact on Rollway's liquidity. Also, since the end of its last fiscal year, Rollway has received two notifications regarding additional environmental matters. In the opinion of Rollway's management, neither of these actions is expected to materially impact Rollway's liquidity.

     As more fully described below (see "The Merger -- Background of the Merger"), in February 1996, Rollway noted that LRNV had not filed a required report with a foreign taxing authority listing commission payments to certain European distributors. Although the report was subsequently filed, LRNV could be subject to substantial penalties for the late filing. LRNV has been informed that the imposition of the penalties is unlikely. If imposed, however, the penalties would negatively impact Rollway's liquidity.

                                   THE MERGER

General

     The discussion in this Proxy Statement/Prospectus of the Merger and the description of the principal terms of the Merger Agreement are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Exhibit A and which is incorporated herein by reference.


Background of the Merger

     As a result of significant operating losses, in 1992 the Board of Directors of Rollway began considering the various alternatives available to Rollway (e.g., remaining independent, seeking a strategic partner, selling to or merging with a third party). Three potential acquisition/partner candidates were identified. Over the course of the next two years, Rollway was in contact with each of these candidates, including Emerson. For example, in 1993 Rollway signed a confidentiality and non-disclosure agreement with one of the candidates. After several visits, the candidate expressed a casual interest in acquiring Rollway but was unwilling to put forth a definitive offer. Shortly thereafter, the discussions stopped.

     In May 1993, Rollway received a letter from Emerson expressing an interest in Rollway. Shortly thereafter, Emerson and Rollway engaged in preliminary discussions regarding a possible merger. As a result of these discussions, the parties entered into a confidentiality agreement on June 23, 1993.

     Over the course of the next several months, Rollway provided Emerson with substantial information regarding Rollway and its operations. After an analysis of this information, Emerson made a preliminary proposal in October 1993 to acquire Rollway. The proposal included a purchase price of $2.9 million for the Rollway Common Stock. Of this amount, approximately $1.5 million was to be held in escrow to secure against a breach of any representations and warranties by Rollway. The proposal was followed by meetings of Emerson representatives with
H. Follett Hodgkins, Jr., Rollway's Chairman and Chief Executive Officer, in October 1993 and with the Rollway Board of Directors in December 1993. In January 1994, Rollway proposed a purchase price of $5.8 million for the Rollway Common Stock. Of this amount, approximately $.8 million was to be held in escrow.

     With respect to both of the foregoing proposals and all subsequent proposals by Emerson, it was agreed that the Rollway Preferred Stock would be redeemed for its redemption value of $20 per share plus unpaid dividends thereon and a Non-Competition Agreement would be entered into by H. Follett Hodgkins, Jr. (see "-- Non-Competition and Employment Agreements").

     Over the course of the next several months there was minimal negotiating activity while Emerson undertook a due diligence examination of Rollway and Rollway prepared a new business plan.

     In June 1994, Rollway received an inquiry from another potential acquiror (the "Other Candidate") expressing a possible interest in Rollway. The Other Candidate had made previous overtures dating back to the 1980's. Interest initially was expressed in the range of $4.00 to $5.00 per Rollway Common Share (i.e., total consideration of between approximately $3.3 million and $4.1 million). Later, in the fall of 1994, discussions intensified. Rollway's management was convinced that the Other Candidate was valuing Rollway without giving due consideration to the improvement in Rollway's financial and business condition. The Other Candidate was unconvinced and negotiations languished through early 1995.

     In August 1994, Rollway presented its business plan to Emerson in an attempt to induce Emerson to increase its previously proposed offering price. Rollway was unsuccessful in its attempt. Since no agreement could be reached regarding price, discussions terminated.

     In April 1995, the discussion process with the Other Candidate was revived, and in May 1995 a letter of intent was executed. The letter contemplated the acquisition of Rollway's Common Stock at a cash price of $12.00 per share (i.e., total consideration of approximately $9.9 million). The increase in the offering price was, in the opinion of Rollway's management, due at least in part to Rollway's improved performance (i.e., net income of $101,588 for the fiscal year ended November 27, 1994 versus a net loss of $146,132 for the fiscal year ended November 28, 1993). The transaction was subject to a number of conditions, including the Other Candidate securing financing of the purchase price and a satisfactory due diligence examination of Rollway. The transaction did not contemplate any indemnification obligation on the part of the holders of Rollway Common Shares. In early July 1995, the Other Candidate approached Rollway seeking a price reduction of over 50%. The reduction was due primarily to the Other Candidate's concerns about the salability of Rollway's inventories and the perceived uncertainty associated with LRNV. The proposed reduced purchase price was unacceptable to Rollway's Board of Directors and was rejected. On July 7, 1995, the offer was formally withdrawn by the Other Candidate.

     In July 1995, Rollway expressed a renewed interest in being acquired by Emerson. Extensive negotiations took place between Rollway and Emerson. During this period the parties discussed at length a multitude of issues including the valuation of Rollway and the nature of Rollway's European operation. This led to Emerson submitting a revised merger proposal on August 10, 1995. The proposal included an all cash price of approximately $9.8 million for the Rollway Common Stock subject to possible reductions if Rollway failed to meet a minimum net book value target and subject to a to-be-determined escrow amount. On August 11, 1995, Rollway's Board of Directors met to discuss the proposal and three days later submitted a counter-proposal of $14.4 million for the Rollway Common Stock. Emerson responded on August 31, 1995 with a new proposal which retained the original purchase price ($9.8 million) but which structured the transaction as a stock-for-stock tax-deferred reorganization. Again, the consideration was to be subject to possible reductions and a to-be-determined escrow amount.

     On September 15, 1995, Rollway's Board of Directors met again to discuss the revised Emerson proposal and the status of the negotiations. Representatives of Rollway were authorized at that time to continue negotiating a letter of intent. On September 15, 1995, Emerson and Rollway entered into a "no-shop" agreement.

     Over the course of the next two months, the parties negotiated the terms of the letter of intent while Emerson updated its due diligence examination of Rollway. On November 2, 1995, the parties entered into a letter of intent. The transaction, which was subject to a number of conditions, was to be structured as a tax- deferred merger of a subsidiary of Emerson with and into Rollway with Rollway as the surviving corporation. As a result of the merger, each share of Rollway Common Stock was to be converted into Emerson Common Stock based, in part, on Rollway's balance sheet as of the closing.

     On November 10, 1995, the letter of intent was amended to add Rollway's monthly performance projections through May 1996 and extend the deadline for execution of the Merger Agreement to May 10, 1996.

     Emerson's due diligence examination of Rollway's domestic operations was completed in December 1995. During this process, Emerson noted several items of concern. These items principally involved certain environmental issues, the quantity and quality of Rollway's inventories, Rollway's obligation to indemnify certain employees (see "Information About Rollway -- Director/Officer Indemnification"), the status of Rollway's accounts payable and the potential liability of Rollway in connection with a Workers' Compensation claim. After extensive negotiations, the parties agreed to a settlement of all of these issues. The settlement resulted in a reduction in the preliminary consideration to be received by the holders of Rollway's Common Stock to $8.27 million. The reduced consideration represented a compromise between Rollway's and Emerson's estimates of the surviving company's contingent liabilities for these matters after the Merger.

     Throughout January 1996 the parties negotiated the terms and conditions of the Merger Agreement, while Emerson continued its due diligence examination of Rollway's international operations. The majority of the negotiations centered on the scope of Rollway's representations and warranties (see "Certain Provisions of the Merger Agreement -- Representations and Warranties") and the amount of the Merger Consideration to be held in escrow. After considerable negotiation, the parties agreed that Emerson Common Stock with a total value of $1.5 million would be held in escrow to secure Rollway's obligations in the event of a breach by Rollway of its representations and warranties. Emerson's primary concern at the time was Rollway's inventories, which had not been the recent subject of a complete physical inventory. Rollway had instead been relying on statistical sampling.

     In January and February 1996, the Board of Directors of Rollway held several special meetings to consider the initial drafts of the Merger Agreement and the issues raised by Emerson as a result of its due diligence. At the special meetings, the Rollway Board of Directors considered in detail the terms and conditions of the proposed Merger and the Preferred Terms Amendment.

     On February 8, 1996, Rollway's Board of Directors tentatively approved the execution of the Merger Agreement subject to the Board's review of certain final exhibits. This approval followed a presentation by MPI. During the presentation, MPI reviewed its February 2, 1996 written opinion to the Rollway Board of Directors, wherein MPI concluded that the terms and conditions of the Merger and the Preferred Terms Amendment were fair from a financial point of view to the holders of the Rollway Common Shares and the Rollway Preferred Shares. MPI also made a detailed presentation regarding the valuation methodologies used by MPI in reaching its conclusion. See "-- Fairness Opinion."

     Emerson concluded its international due diligence examination in March 1996. During this process, Emerson noted that Rollway had not filed a required 1994 foreign tax report listing Rollway's commission payments to certain of its European distributors, thus potentially exposing Rollway to fines of approximately $1.1 million until January 1, 1997. Emerson therefore requested an additional escrow of $1 million as security in the event a claim is made regarding the late filing. This portion of the escrow would be released to the former holders of the Rollway Common Stock on January 3, 1997. This amount approximated Emerson's estimate of the potential exposure ($1.1 million) if a late filing claim was successfully asserted. See "-- Escrow and Indemnity" and Sections 1.13 and 7.7 of the Merger Agreement, which is attached to this Proxy Statement/Prospectus as Exhibit A.

     On March 21 and March 28, 1996, the Rollway Board of Directors met again in special session to consider the final Merger Agreement and the terms of the proposed Merger and Preferred Terms Amendment. See "-- Background of the Merger." After giving the matter extensive consideration, the Board of Directors of Rollway unanimously approved each of the proposals. This approval followed MPI's written confirmation that its prior opinion as to the fairness of the transactions contemplated with Emerson was still valid.

     Emerson and Rollway signed the Merger Agreement on April 1, 1996. The Merger Agreement was amended on April 11, 1996: (a) to provide that either party can terminate it if the Merger is not consummated by October 8, 1996, rather than July 31, 1996, and (b) to add Closing Book Value Benchmarks (as hereinafter defined) for the fiscal months of August and September. The Merger Agreement was further amended on July 17, 1996 to revise the period during which the Emerson Share Price would be calculated, provide indemnification by the Rollway shareholders in connection with certain environmental matters described under "Information about Rollway -- Legal Proceedings and Administrative Matters," clarify that funds paid by Rollway to pay the unpaid dividends owed on the Rollway Preferred Shares would not reduce the Rollway Closing Book Value (as hereinafter defined) and make clarifying changes to Schedule 1.9 to the Merger Agreement. The Merger Agreement is the result of extensive arms' length negotiations between Rollway and Emerson.


Emerson's Reasons for the Merger

     The positive factors considered by Emerson in entering into the Merger Agreement were the acquisition of Rollway's cylindrical and thrust bearing products, the prospects, assets, obligations and potential earnings of Rollway, the synergism which should result from the combination of Rollway and Emerson's Power Transmission subsidiary, the ability of Emerson to provide Rollway with a much stronger sales and marketing organization, Emerson's ability to upgrade Rollway's equipment and Emerson's belief that combining Rollway with Emerson's existing bearing operations will enhance the presence of both companies in the bearing market, thereby enabling them to offer their customers a broader and more varied array of products. Emerson also believes that Rollway's international division offers good growth potential. In addition, Emerson considered that Rollway's small size, its need to upgrade its plants and equipment, its working capital constraints, its narrow product lines and its lack of purchasing leverage with its material suppliers were all handicapping Rollway's potential earnings. With Emerson's substantially greater resources, Emerson believes it can cure these problems.

     In view of the wide variety of the factors described above which were considered by Emerson, Emerson did not find it practicable to quantify or otherwise attempt to establish the relative importance of the various factors that it considered when determining to enter into the Merger Agreement.

     The Merger Agreement was unanimously approved by the 13 members of Emerson's Board of Directors present at an Emerson board meeting held on October 3, 1995. Two members of Emerson's Board of Directors were not present at the October 3, 1995 Board meeting; their absences were unrelated to the Merger and do not reflect that they opposed the Merger.


Rollway's Reasons for the Merger; Recommendation of Rollway's Board of Directors

     The Board of Directors of Rollway has unanimously determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of Rollway's shareholders. In reaching its conclusion to approve the Merger and the Preferred Terms Amendment, the Board of Directors of Rollway considered the following principal factors:

     1. Operating History and Future Prospects. Over the past two years, Rollway has demonstrated a return to profitability. For the fiscal year ending November 27, 1994, Rollway had net income of $101,588. For the year ended December 3, 1995, its net income was $707,074.

     Unfortunately, this recent success has not been sufficient to offset Rollway's losses over the past several years. These losses have been substantial
- - i.e.,  $146,132,  $1,167,091 and $926,103 for fiscal years ending November 28,
1993, November 29, 1992 and December 1, 1991, respectively, As a result, it has been extremely difficult for Rollway to finance any form of long term growth. It has also made it difficult for Rollway to follow the movement in the bearing industry of providing a broader product line. In management's opinion, smaller providers, such as Rollway, are faced with a more difficult challenge of satisfying customers' total product requirements.

     Although the Directors of Rollway are hopeful that Rollway's recent profitable performance can be sustained, they do not believe that this improvement will be sufficient to allow Rollway to grow competitively without a significant infusion of capital.

     2. Dividend Paying History. Rollway has never paid a cash dividend on its Common Stock. In recent years, Rollway has been in arrears on its Preferred Stock dividends. The lack of dividend paying ability has been due, in part, to the restrictions contained in certain debt arrangements to which Rollway is a party. It has also been due, in part, to Rollway's inability to generate surplus operating funds. Based on recent operating results and Rollway's cash requirements,  the  Directors  do not  believe  that  dividends  can be  paid on
Rollway's Common Stock in the foreseeable future if Rollway remains independently owned.

     3. Shareholder Liquidity. Rollway's Common Stock is not traded on any national securities exchange. As a result, trading has been extremely limited. The effect of this inactivity has been a significant lack of shareholder liquidity. The Merger offers Rollway shareholders the opportunity to receive Emerson Common Stock which is listed on a national securities exchange and actively traded.

     4. Merger Consideration. The Board of Directors of Rollway believes that the process by which the Merger Consideration will be calculated, and therefore the amount of the Merger Consideration, is fair. This belief is based on the Directors' assessment of Rollway's future prospects (i.e., its sales and earnings potential, working capital requirement, capital expenditures and liquidity needs, and its diminishing ability to compete with larger better financed competitors) and on previous offers to acquire Rollway. It is also based on the fairness opinion of Rollway's valuation advisor, MPI, discussed below (see "--Fairness Opinion").

     In reaching its decision, the Directors were aware of the fact that the Merger Consideration is subject to reduction, even to $0, as a result the Post-Closing Adjustment and/or any Indemnity Claims. The Board's conclusion that the consideration to be received by the Rollway shareholders is fair from a financial point of view is based on the view that, in order for a reduction in the Merger Consideration to occur, there would have to have existed a claim or liability which would have reduced the actual value of Rollway. In other words, in order for the Merger Consideration to be reduced, the actual value of Rollway would have had to be lower by the amount of the reduction. This is the same analysis employed by MPI in rendering its opinion discussed below (see "--Fairness Opinion").

     Prior and subsequent to the signing of the Merger Agreement, extensive due diligence was performed with respect to Rollway's affairs. Based on this due diligence, Rollway's Board determined that, in its opinion, although there can be no assurance that such will not be the case, it is unlikely that the Post-Closing Adjustment and/or any Indemnity Claims will cause a reduction in the Merger Consideration to $0. Although in the Board's opinion unlikely, if the Merger Consideration is reduced to $0, the Board believes the transaction will still be fair given that such a reduction could only occur if there are unknown circumstances which would result in a reduction in the actual value of Rollway to $0.

     The Board of Directors of Rollway is also aware that MPI's analysis was based on an initial Merger Consideration of $8.27 million (subject to adjustment), rather than the estimate described herein of $7.29 million as of June 2, 1996 (subject to further reduction), which was not available when MPI rendered its opinion on February 2, 1996 and confirmed that opinion on March 25, 1996. Consistent with the view described above, the Board of Directors believes it is still appropriate to rely on MPI's opinion in light of this estimated reduction in the Merger Consideration because such reduction is based on factors that reduce the actual value of Rollway.

     The total Merger Consideration will be (a) a minimum of $0, plus (b) contingent payments of up to approximately $8.27 million, depending upon the Post-Closing Adjustment and the Indemnity Obligation (see "-- Merger Consideration" and "-- Escrow and Indemnity"), and will be divided on a pro rata basis among the holders of Rollway Common Stock. For example, if the closing of the Merger had occurred on June 2, 1996, and Rollway's balance sheet for the fiscal month then ended had been used to estimate the Post-Closing Adjustment, the aggregate value of the initial Merger Consideration received by the former holders of Rollway Common Stock at closing would have been $4.587 million (or approximately $5.60 per share of Rollway Common Stock, assuming 819,294 shares of Rollway Common Stock outstanding), with an additional $2.6 million in value (or approximately $3.17 per share of Rollway Common Stock) deposited in escrow under the Escrow Agreement. See "-- Merger Consideration," "-- Escrow and Indemnity" and "-- Merger Consideration Example." This escrow deposit is subject to disbursement to Emerson and the Common Shareholders' Representative in the event Emerson has claims for indemnification under the Merger Agreement and the Common Shareholders' Representative incurs fees and expenses in connection with those claims. See "-- Escrow and Indemnity." Accordingly, the former holders of the Rollway Common Stock may get none (or some or all) of such $2.6 million escrow deposit. If the entire amount deposited in escrow were disbursed to the former holders of Rollway Common Stock, the total Merger Consideration received by such persons would have been $7.187 million (or approximately $8.77 per share of Rollway Common Stock, assuming 819,294 shares of Rollway Common Stock outstanding). Under certain circumstances, however, all of the Merger

Consideration received (or the value thereof) may ultimately have to be returned to Emerson pursuant to the Indemnity Obligation, which would result in a Merger Consideration of $0. See "-- Merger Consideration," "-- Escrow and Indemnity" and "-- Merger Consideration Example." The foregoing example is based upon Rollway's internal, unaudited balance sheet for the fiscal month ended June 2, 1996, which has not been subjected to a year-end accounting audit or the specific audit provisions prescribed in Sections 1.9 and 1.10 of the Merger Agreement. See "-- Merger Consideration." While Emerson and Rollway are not aware of the existence of any basis for a change in the Post-Closing Adjustment as of July __, 1996 from the amount used in the foregoing example, and are not aware of the existence of any basis for any Indemnity Claims other than the matters described under the heading "-- Escrow and Indemnity," no assurance can be given that there will not be any such change or claim. If the Preferred Terms Amendment is approved, each share of Rollway Preferred Stock will receive a fraction of a share of Emerson Common Stock equal in value to $20.00 and an amount in cash equal to the amount of accrued dividends owed on such Share at the Effective Time. Thus the total dollar value of Emerson Common Stock to be received in the Merger in exchange for Rollway Preferred Stock will be $1,873,840.

     In the opinion of Rollway's Board of Directors, each of the above factors supported a determination that the transactions contemplated with Emerson are in the best interest of Rollway's Common and Preferred Shareholders. Given the extensive nature of the factors discussed above, the Rollway Board did not attempt to assign any individual weight to each factor. In total, however, the Board of Directors believes that the Merger and the Preferred Terms Amendment present the best opportunity for Rollway to succeed in the future and for Rollway's shareholders to achieve the fair value of their investment.

     THE BOARD OF DIRECTORS OF ROLLWAY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AS BEING FAIR AND IN THE BEST INTEREST OF ROLLWAY, ITS SHAREHOLDERS AND THE HOLDERS OF ROLLWAY OPTIONS. THE ROLLWAY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF ROLLWAY COMMON STOCK APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND THAT HOLDERS OF ROLLWAY COMMON STOCK AND HOLDERS OF ROLLWAY PREFERRED STOCK APPROVE THE PREFERRED TERMS AMENDMENT.

     THE EFFECT OF THE TERMS OF THE MERGER AGREEMENT NEGOTIATED BETWEEN EMERSON AND ROLLWAY IS THAT:

o BECAUSE THE VALUE OF THE MERGER CONSIDERATION RECEIVED AND ULTIMATELY RETAINED BY THE HOLDERS OF THE ROLLWAY COMMON STOCK WILL DEPEND ON THE OUTCOME OF CERTAIN CONTINGENCIES THAT COULD NEGATIVELY AFFECT THE VALUE OF ROLLWAY, THE ULTIMATE MERGER CONSIDERATION COULD BE $0. SEE "THE MERGER--MERGER CONSIDERATION" HEREIN.

o THE VALUE OF THE MERGER CONSIDERATION RECEIVED BY THE HOLDERS OF THE ROLLWAY COMMON STOCK MAY HAVE TO BE RETURNED TO EMERSON UNDER CERTAIN CIRCUMSTANCES THAT COULD NEGATIVELY AFFECT THE VALUE OF ROLLWAY. IN SUCH CASE, SUCH HOLDERS WILL BE OBLIGATED TO RETURN ALL OF SUCH VALUE. SEE "THE MERGER-ESCROW AND INDEMNITY" HEREIN.

o ROLLWAY COMMON SHAREHOLDERS WHO DO NOT WANT TO BE SUBJECT TO THESE PROVISIONS SHOULD VOTE "NO" AND PERFECT THEIR DISSENTER'S RIGHTS. SEE "DISSENTING SHAREHOLDER RIGHTS" HEREIN. IF YOU DO NOT PERFECT YOUR DISSENTERS' RIGHTS,
   YOU WILL BE SUBJECT TO THE INDEMNITY OBLIGATION SET FORTH IN THE MERGER AGREEMENT IF THE MERGER IS APPROVED AND YOU DESIRE TO RECEIVE ANY OF THE MERGER CONSIDERATION.

     In reviewing the terms of the Merger Agreement, the holders of Rollway Common Stock should bear in mind that while Emerson and Rollway have used their best efforts to estimate the value of the possible Merger Consideration based on the facts currently known to them, there can be no assurance as to the outcome of the contingencies which will determine the value of the Merger Consideration received and ultimately retained by the holders of Rollway Common Stock.


Fairness Opinion

     On February 2, 1996, MPI delivered its written opinion to the Board of Directors of Rollway that the transactions contemplated in the Merger Agreement are fair from a financial point of view to the holders of the Rollway Common Shares and the Rollway Preferred Shares. At the February 8, 1996 special meeting of the Rollway Board, MPI made a detailed presentation of the basis of its opinion and confirmed its February 2, 1996 opinion. This opinion was again confirmed on March 25, 1996. MPI did not participate in the determination or negotiation of the amount of the Merger Consideration to be received by Rollway shareholders.

     In connection with rendering its opinion, MPI: (i) considered the terms and conditions of the proposed Merger and Preferred Terms Amendment; (ii) reviewed and analyzed financial data regarding Rollway, including its audited and unaudited consolidated financial statements for the fiscal years ended approximately November 30, 1985 through 1995; (iii) reviewed and analyzed the other relevant financial and operating data supplied by Rollway; (iv) discussed past and current operations, financial condition and future prospects of Rollway with members of its senior management; (v) prepared a comparative analysis of Rollway and certain publicly held companies deemed by MPI to be reasonably similar to Rollway with respect to financial and operating results and investment characteristics; (vi) compared the financial terms of the Merger with the financial terms of certain other mergers and acquisitions which MPI deemed relevant; (vii) reviewed the premiums in value paid for control in certain recent business combinations of companies in a variety of industries; (viii) prepared a discounted net cash flow analysis; and (ix) reviewed historical prices and trading activity of Rollway Common Stock.

     In reviewing the Merger Consideration, MPI considered not only the preliminary Merger Consideration of approximately $8.27 million, but also the possible adjustments pursuant to Sections 1.9 and 1.10 of the Merger Agreement and the possible effect on the Merger Consideration of the Indemnity Obligation of the holders of Rollway Common Shares (see "--Escrow and Indemnity"). At the time MPI issued its opinion, MPI reviewed the possible reductions pursuant to Sections 1.9 and 1.10 of the Merger Agreement and inquired of Rollway's management as to the existence of any matters that could be expected to give rise to an indemnity obligation by the holders of Rollway Common shares. MPI was informed by Rollway's management that, to the best of its knowledge, no matters existed other than those described in the section entitled "--Escrow and Indemnity."

     In rendering its opinion, MPI was aware that the Merger Consideration payable to the holders of Rollway Common Shares could ultimately be $0. In order for that to be the case, however, there would have to have existed certain facts and circumstances which, had they been known to MPI, would have resulted in a corresponding reduction in MPI's estimate of the fair market value of Rollway. In other words, in order for the ultimate Merger Consideration paid to the holders of Rollway Common shares to be $0, the value of Rollway would have also been $0. As a result, MPI was able to render its opinion that the transactions contemplated by the Merger Agreement are fair from a financial point of view to the holders of the Rollway Common Shares, even if the Merger Consideration ultimately retained by the Rollway shareholders is less than the Enterprise Value of $2,500,000 noted below under the heading "-- Discounted Net Cash Flow Analysis" or less than the $4,800,000 value of Rollway common shares also noted below under the heading "-- Discounted Net Cash Flow Analysis."

     MPI's opinion was rendered on February 2, 1996 and confirmed on March 25, 1996. Accordingly, its opinion was rendered prior to the availability of the estimate of the Merger Consideration described herein of $7.187 million as of June 2, 1996 (subject to further reduction).

     The following is a summary of certain of the financial analyses used by MPI in connection with providing its written opinion to the Board of Directors of Rollway on February 2, 1996, which analyses were the subject of the detailed presentation to the Rollway Board on February 8, 1996:

     Comparative Analysis. As part of its analysis, MPI compared certain financial information of Rollway with that of a group of selected publicly traded bearings manufacturers and distributors, including Bearings, Inc., Brenco, Inc., Federal-Mogul Corporation, Kaydon Corporation, NN Ball & Roller, Inc., Sinter Metals, Inc., and The Timken Company. MPI prepared a quantitative and qualitative analysis of Rollway versus the publicly traded companies in respect to trends of net sales and earnings before interest and taxes ("EBIT"), operating and profitability ratios, and balance sheet ratios.

     In respect to net sales, Rollway clearly underperformed the median of the selected companies from 1991 to 1994. In 1995, Rollway posted strong sales growth and outperformed the selected companies. Overall, however, Rollway has achieved less sales growth than the selected companies since 1991. From 1983 through 1994, the overall growth in net sales of the selected company median was 218%. During the same interval, the net sales of Rollway grew by only 60%. In 1995, the sales of the median selected company increased by 9%, versus 41% for Rollway.

     In respect to EBIT, Rollway suffered a downturn in both 1991 and 1992, while the EBIT of the selected companies was flat. Since 1993, both Rollway and the selected companies have achieved strong growth, with Rollway outperforming the guideline group. Overall, Rollway's EBIT trend was much more volatile than that of the selected companies. Rollway's EBIT declined by 74% and 76% in 1991 and 1992, respectively. Since 1993, the EBIT of the median selected company has grown by 107%, versus 257% for Rollway.

     In respect to operating and profitability factors, Rollway's turnover ratio (net sales as a percent of total invested capital) has consistently been near the lower end of the range of selected companies. From 1991 through 1995, the median turnover ratio of the selected companies ranged from 1.4 times to 3.0 times Rollway's turnover ratio ranged between 1.4 times and 2.1 times during the same interval. Rollway's profitability (EBIT as a percent of net sales) was generally near or below the lower end of the range of profit margins of the selected companies from 1992 to 1994. In 1995, Rollway's profit margin rose substantially, but still remained below the guideline group median. From 1991 through 1994, the selected company median profit margin ranged from 4.7% to 14.1%, as compared to 0.5% to 5.4% for Rollway. In 1995, the selected company median net profit margin was 14.0%, versus 10.3% for Rollway. Rollway's rate of return (EBIT as a percent of total invested capital) was well below that of the median of the selected companies through 1994. After strengthening significantly in 1995, Rollway's rate of return moved much closer to that of the guideline group median. From 1991 through 1995, the selected company median rate of return improved from 3.5% to 28.6%. During the same period, Rollway's rate of return rose from 2.6% to 22.1%.

     In respect to balance sheet ratios, both Rollway and the selected companies have similar liquidity as measured by the ratio of current assets to current liabilities. The selected company median current ratio ranged between 2.5 times and 3.9 times from 1990 through 1995. Rollway's current ratio, during the same interval, ranged between 3.1 times and 5.0 times. Rollway's balance sheet is much more leveraged than all but one of the selected companies. Rollway's ratio to total liabilities to net worth rose from 174% in 1990 to 273% in 1995. The total liability to net worth ratio of the median selected company ranged between 68% and 128% during this interval. In 1995, the most leveraged of the selected companies had a total liability to net worth ratio of 316%.

     MPI calculated various financial multiples and ratios for the publicly traded companies, after determining the total market value of the total invested capital of each selected company, using trading prices as of February 2, 1996. The multiples were as follows: (1) market value times latest year EBIT ratios ranged from 5.4 times to 18.2 times; (2) market value times latest year earnings before interest, taxes, depreciation and amortization ("EBITDA") ratios ranged from 4.5 times to 16.0 times; (3) market value times five year average EBIT ratios ranged from 9.3 times to 26.6 times; (4) market value times five year average EBITDA ratios ranged from 7.3 times to 22.7 times; (5) market value times five year weighted average EBIT ratios ranged from 7.6 times to 22.9 times; and (6) market value times five year weighted average EBITDA ratios ranged from 6.1 times to 19.9 times. The following tabulation shows these ranges and the selected multiples for Rollway.

                                                     Selected
                                                     Multiples          Range
                                                    -----------      -----------

Market value - latest year EBIT                         6.0          5.4 - 18.2
Market value - latest year EBITDA                       5.0          4.5 - 16.0
Market value - five year average EBIT                  12.0          9.3 - 26.6
Market value - five year average EBITDA                 7.5          7.3 - 22.7
Market value - five year weighted average EBIT         10.5          7.6 - 22.9
Market value - five year weighted average EBITDA        6.5          6.1 - 19.9

In respect to each of the above six multiples for Rollway, MPI selected multiples at or near the lower ends of the respective ranges displayed by the selected companies.

     MPI then considered various qualitative and quantitative differences between the selected companies and Rollway, including Rollway's below average long term sales and EBIT growth and its leveraged financial condition. Among the quantitative factors considered by MPI in respect to Rollway and the selected companies were:

o The similar current ratios (current assets divided by current liabilities) of Rollway and the median of selected companies;

o Rollway's highly leveraged financial condition in comparison to the selected companies;

o The low earnings (EBIT) rate of return on total invested capital of Rollway in comparison to the selected companies;

o  The strong improvement in Rollway's earnings rate of return in 1995;

o The lower profit margin (EBIT as a percent of net sales) of Rollway in comparison to the selected companies;

o  The strong improvement in Rollway's profit margin in recent years;

o Rollway's lesser overall growth in net sales in comparison to the selected companies since 1991;

o Rollway's more variable earnings (EBIT) trend in comparison to that of the selected companies;

o  Rollway's superior sales and earnings growth in 1995; and

o The relatively small size of Rollway in comparison to the selected companies in terms of net sales, total assets and net worth.

Among the qualitative factors considered with respect to Rollway were:

o  Longstanding reputation and name;

o  Extreme exposure to foreign currency exchange rate risk;

o  Dependency  on  foreign  contract   manufacturers  in  a  developing  country
   (Romania);

o High percentage of profits and growth potential generated by Lipe-Rollway N.V.; and

o The significant capital expenditures that will be required to upgrade Rollway's Syracuse manufacturing facility and equipment.

     Having   considered  the   aforementioned   quantitative   and  qualitative
differences, MPI concluded that an investor would find Rollway to be less attractive and riskier than the selected companies. Thus, MPI selected multiples at the low end of the range of multiples exhibited by the selected companies. The selected multiples were then applied to the latest year, five year average and five year weighted average operating results (i.e., EBIT and EBITDA) of Rollway, resulting in the following range of values:

           Latest Year Basis                   $29,000,000
           Five Year Average Basis             $20,000,000
           Five Year Weighted Average Basis    $23,000,000

MPI placed the greatest weight upon the latest year basis in arriving at a freely traded value for the invested capital of Rollway of $26,000,000.

     Discounted Net Cash Flow Analysis. MPI performed a discounted net cash flow analysis of Rollway based on certain financial projections prepared by the management of Rollway for the fiscal years ended 1996 through 1999. MPI discounted the projected free cash flows of Rollway over the forecast period at a range of discount rates of from 15.0% to 20.0%, representing an estimated range of the weighted average cost of capital for Rollway. The sum of the present values of such free cash flows for Rollway was then added to the present value of Rollway's terminal value discounted to a present value equivalent using the aforementioned range of discount rates. The range of values resulting from this analysis is as follows:

                                            Indicated Freely Traded Value of
             Discount Rate                     Rollway's Invested Capital
            ---------------                 --------------------------------

                 15.0%                                 $23,698,000
                 16.0%                                  21,683,000
                 17.0%                                  19,966,000
                 18.0%                                  18,504,000
                 19.0%                                  17,247,000
                 20.0%                                  16,138,000

     In MPI's opinion, the value of Rollway's invested capital, based solely on the discounted net cash flow analysis, is approximately $22,000,000. In order to compare this valuation to the amount of consideration being received by Rollway's common shareholders, senior securities and obligations would be subtracted in order to determine the freely traded value of Rollway's common stock. A control premium, based upon an analysis of public company takeovers, in the range of 15% to 20% would next be applied, as shown below:

      Freely Traded Value                         $22,000,000 (Invested Capital)

      Less: Debt                                  (16,449,000)
            DFIT                                  (   266,000)
            Contingencies                         ( 1,300,000)
            Preferred Stock                       ( 1,874,000)
                                                  ------------
      Freely Traded Value of Common Stock Equity    2,111,000
      Add:  Control Premium (15%-20%)                 389,000
                                                  ------------
      Enterprise Value (Common Stock)              $2,500,000
                                                  ============

     This discounted net cash flow analysis suggests a value for the Rollway common shares below the expected consideration from Emerson for the shares ($2,500,000 versus approximately $8,270,000). It should be noted that MPI considered the discounted net cash flow valuation ($22,000,000) in combination with the valuation indicated by the comparative analysis ($26,000,000), reaching a conclusion that the freely traded value of the invested capital was $24,000,000. After subtracting the value of senior securities and obligations and applying a control premium of 15% to 20%, the value of the Rollway common shares was $4,800,000.

     Analysis of Purchase Price. MPI prepared a financial analysis of the Merger and calculated the aggregate consideration and various financial multiples based upon the approximate cash consideration of $8,270,000, subject to adjustment as set forth in the Merger Agreement. The multiples were as follows: (1) latest year EBIT - 5.5 times; (2) latest year EBITDA - 4.6 times; (3) five year average EBIT - 15.2 times; (4) five year average EBITDA - 10.6 times; (5) five year weighted average EBIT - 11.0 times; and (6) five year weighted average EBITDA -
8.3 times. Based on the above-mentioned multiples computed by MPI in the analysis of the sale price, MPI concluded that this analysis supported its fairness opinion. The multiples in general were deemed to fall within a range of reasonableness. More specifically, the latest five year average and latest five year weighted average multiples were well in excess of those multiples computed in other recent acquisition transactions. As stated above in connection with the discounted net cash flow analysis, in analyzing the purchase price, MPI considered not only the preliminary Merger Consideration of approximately $8.27 million, but also the possible effect of the adjustments pursuant to Sections
1.9 and 1.10 of the Merger Agreement and of the Indemnity Obligation. These adjustments could have the effect of reducing the Merger Consideration to as little as $0. In order for this to occur, however, there would have had to exist certain facts and circumstances which, if known to MPI at the time of the valuation, would have resulted in a corresponding reduction in MPI's estimate of Rollway's value. As a result, MPI was able to render its opinion that the transactions contemplated by the Merger Agreement are fair from a financial point of view even though the ultimate Merger Consideration could be $0.

     Mergers and Acquisitions Analysis. MPI conducted a search for mergers and acquisitions in the bearings industry over the two year period preceding the valuation date. Rexnord Corporation, whose diversified product line importantly included consumable replacement parts such as bearings, was acquired in 1994 and sold for 9.6 times latest year EBIT and 8.1 times latest year EBITDA. In view of the significant qualitative and quantitative differences between Rollway and Rexnord Corporation, MPI viewed this transaction as a reasonable confirmation of the implicit multiples in the Merger. The qualitative and quantitative differences between Rexnord and Rollway that were considered in concluding that the purchase price multiples for Rollway were reasonable included:

o The much smaller size of Rollway (net sales, total assets, total invested capital and earnings);

o  Rollway's more limited product line;

o  Rollway's dependency on foreign contract manufacturers;

o  Rollway's extreme exposure to foreign currency exchange rate risk;

o The high percentage of Rollway's profits and growth potential represented by Lipe-Rollway N.V.; and

o  Rexnord's publicly owned status at the time of its acquisition.

     MPI viewed the Rexnord transaction as a reasonable confirmation of the implicit multiples in the Merger since this transaction provided actual market evidence from which MPI could draw such a conclusion. Although Rexnord is clearly not "just like" Rollway in many respects, the transaction does indicate the price (and resulting multiples) that an acquiror was willing to pay for a company that manufactures and supplies mechanical power transmission products (included in such products are various types of bearings).

     Historical Stock Trading Analysis. MPI reviewed and analyzed the reported trading prices and activity for the Common Stock of Rollway since 1989 and determined that trading in Rollway Common Stock has been extremely limited. Rollway Common Shares traded in brokered and other private transactions at prices ranging between $1.00 and $12.00 during the period January 13, 1995 through February 29, 1996. From 1989 through 1994, shares of Rollway Common Stock traded between $0.25 and $4.25 per share.

     Although there is no public market for Rollway's Common Stock and trading in recent years has been extremely limited, occasional brokered or other private transactions have taken place from time-to-time. From 1989 through 1994, shares of Rollway Common Stock traded between $0.25 and $4.25 per share. Rollway's management stated that during the period January 13, 1995 through February 29, 1996, transactions occurred at prices ranging between $1.00 and $12.00 per share. The sharp rise in trading price since early 1995 occurred not only as Rollway's earnings improved, but also after it publicly announced its intentions to be acquired. Although the limited trading activity does not necessarily provide a true indication of the market value of the Rollway Common Stock, it does provide some frame of reference.

     In comparison to the range of prices for the Rollway stock in brokered or other private transactions in recent years, the Rollway Common Share Price is near the upper end of the range. In the event the Merger Consideration is reduced, either as a result of a Post-Closing Adjustment or an Indemnity Claim, the actual value of Rollway would be similarly reduced.

     Pursuant to confirming its opinion on March 25, 1996, MPI substantially updated its analyses as described hereinabove. MPI had at its disposal the final 1995 fiscal year end audited financial statements of Rollway, which results were reflected in the update, as well as more current information for the same group of selected publicly traded companies. Revised financial and market multiples for the public companies were determined as follows: (1) market value times latest year EBIT ratios ranged from 6.8 times to 19.5 times; (2) market value times latest EBITDA ratios ranged from 5.5 times to 17.2 times; (3) market value times five year average EBIT ratios ranged from 11.6 times to 28.5 times; (4) market value times five year average EBITDA ratios ranged from 8.4 times to 24.4 times; (5) market value times five year weighted average EBIT ratios ranged from
9.6 times to 24.6 times and (6) market value times five year weighted average EBITDA ratios ranged from 7.4 times to 21.3 times. There were no material changes in the projected financial results of Rollway and, therefore, the discounted net cash flow analysis was unchanged. There were no interim acquisitions of companies primarily engaged in the manufacture and distribution of bearings. Based upon these analyses, MPI concluded that the purchase price was fair from a financial point of view.

     A copy of MPI's opinion is attached to this Proxy Statement/Prospectus as Exhibit B and sets forth the procedures followed, the matters considered and the limitations on the scope of review undertaken by MPI. In preparing its opinion, MPI relied, without independent verification, on the accuracy and completeness of all financial and other information that was publicly available or furnished by Rollway. MPI did not make any independent valuation or appraisal of any of the assets or liabilities of Rollway.

     Shareholders of Rollway should note that the preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying MPI's opinion. In arriving at its fairness determination, MPI considered the results of all such analyses. No company or transaction used as a comparison in the analyses is identical to Rollway or the contemplated transaction. The analyses were prepared solely for the purpose of MPI providing its opinion to the Board of Directors of Rollway as to the fairness of the Merger and the Preferred Terms Amendment from a financial point of view, and do not purport to be appraisals or necessarily reflect the prices at which Rollway or its securities actually may be sold. As described above, certain of the analyses performed by MPI relied on estimates of future financial performance provided by the management of Rollway. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, MPI's opinion and presentation to the Board of Directors of Rollway was one of the several factors taken into consideration by the Board of Directors of Rollway in making its determination to approve the Merger. The foregoing summary does not purport to be a complete written description of the analyses performed by MPI and is qualified by reference to the written opinion of MPI as set forth in Exhibit B hereto, which Rollway Shareholders are urged to read in its entirety. In arriving at its fairness determination, MPI considered the results of all of its analysis and did not assign relative weights thereto. The Board of Directors of Rollway has acknowledged that MPI's fairness opinion may be relied upon by the Rollway shareholders in their evaluation of the Merger.

     MPI is being paid a fee of $91,000 for rendering its fairness opinion to Rollway. In addition, Rollway has agreed to reimburse MPI for out-of-pocket expenses and to indemnify MPI and certain persons against certain liabilities under the federal securities laws arising out of its engagement. MPI's fee is not contingent upon the successful consummation of the transactions contemplated by the Merger Agreement.


Effective Time; Closing Date

     If the Merger Agreement and the transactions contemplated thereby are approved by shareholders holding at least two-thirds of the outstanding shares of Rollway Common Stock, the Merger will be consummated and effected at the time a Certificate of Merger is filed with the Secretary of State of New York and a Certificate of Merger is filed with the Secretary of State of Delaware. The time at which the Merger becomes effective is referred to herein as the "Effective Time." The Merger Agreement provides that Emerson and Rollway will cause Certificates of Merger to be filed and recorded on the first business day following the Rollway Special Meeting (i.e., September 3, 1996) in accordance with the applicable provisions of the NYBCL and the Delaware General Corporation Law. The Merger Agreement may be terminated prior to the Effective Time by either Emerson or Rollway in certain circumstances, whether before or after the approval of the Merger Agreement by the shareholders of Rollway. See "Certain Provisions of the Merger Agreement -- Termination." The closing of the Merger will be deemed to have occurred at the end of the last day of the fiscal month following the Rollway Special Meeting (i.e., September 2, 1996). The day on which the Closing is deemed to have occurred is referred to herein as the "Closing Date."


Form of the Merger

     If (i) the Merger Agreement and the transactions contemplated thereby are approved by holders of at least two-thirds of the outstanding shares of Rollway Common Stock, and (ii) all other conditions to the Merger are satisfied or waived (see "Certain Provisions of the Merger Agreement -- Conditions to the Consummation of the Merger"), Emersub will be merged with and into Rollway, with Rollway as the Surviving Corporation, which will thereupon become a wholly-owned subsidiary of Emerson.

Merger Consideration

     Emerson and Rollway negotiated an initial aggregate Merger Consideration of
(a) a minimum of $0, plus (b) contingent payments of up to approximately $8.27 million, payable to the holders of Rollway Common Stock in Emerson Common Shares (valued at the Emerson Share Value). Such initial Merger Consideration is, however, subject to the Post-Closing Adjustment on the basis of the post-closing adjustment provisions set forth in Sections 1.9 and 1.10 of the Merger Agreement. In addition, it is subject to Indemnity Claims to reimburse Emerson and the Surviving Corporation for losses they may suffer as a result of the breach of any of Rollway's representations, warranties or covenants in the Merger Agreement, or arising out of the assertion against Emerson or the
Surviving Corporation of unknown tax liabilities, Rollway's agreement to indemnify MPI, the commission payment practices of LRNV, certain legal proceedings pending against Rollway and certain environmental matters.

     Each holder of Rollway Common Shares will have the right to receive a portion of the Merger Consideration, payable in Emerson Common Shares valued at the Emerson Share Value, equal to the Rollway Common Share Price multiplied by the number of Rollway Common Shares held by that holder, subject to an escrow arrangement (see "-- Escrow and Indemnity" below) and a holdback arrangement (see "-- Holdback" below). Emerson shall aggregate the Emerson Common Stock issuable to any person, and since fractional Emerson Common Shares will not be issued, such person shall receive cash in lieu of fractional shares remaining following the aggregation. The "Rollway Common Share Price" will be derived by dividing the Merger Consideration (as finally determined) by the number of Rollway Common Shares outstanding on a fully diluted basis at the Effective Time.

     Emerson and Rollway have agreed that Emerson Common Shares worth $1.0 million (valued at the Emerson Share Value) will be held-back (the "Holdback") by Emerson as security to fund any Post-Closing Adjustment and the reasonable fees and expenses, if any, of the Common Shareholders' Representative (as hereinafter defined) incurred in resolving the amount of such adjustment (see "-- Holdback"). The parties have also agreed that Emerson Common Shares worth $2.5 million (valued at the Emerson Share Value) will be deposited in escrow as security to compensate Emerson and the Surviving Corporation in the event the Holdback is not sufficient to fund the Post-Closing Adjustment, if any, and to fund any Indemnity Claims. See "-- Escrow and Indemnity." In addition, the parties have agreed that Emerson Common Shares worth $0.1 million (valued at the Emerson Share Value) (collectively with the Emerson Common Shares referred to in the preceding sentence, the "Escrow Funds") will be deposited in escrow to pay the reasonable fees and expenses of the Common Shareholders' Representative in resolving any dispute relating to any such Indemnity Claims. See "-- Common Shareholders' Representative." The parties have further agreed that, in the event the Holdback and the Escrow Funds are not sufficient to fund the Post-Closing Adjustment and/or any Indemnity Claims, then, only after both the Holdback and the Escrow Funds available for Indemnity Claims (totaling $3.5 million) have been exhausted, the holders of Rollway Common Stock will be obligated to indemnify Emerson and the Surviving Corporation (the "Indemnity Obligation") for their pro rata share of the amount of such claims in excess of the Holdback and the Escrow Funds, but in no event in an amount in excess of the value of the Emerson Common Shares (valued at the Emerson Share Value) actually received by such holders. The Indemnity Obligation will be an obligation only of the Rollway Common Shareholders who submit their certificates and will not be an obligation of subsequent transferees of the Emerson Common Stock received by such Rollway Common Shareholders.

     The "Emerson Share Value" will equal the average closing price of an Emerson Common Share for the five consecutive trading days ending on August 23, 1996, which is the fifth business day prior to August 30, 1996, the date of the Rollway Special Meeting, as reported in the Wall Street Journal, New York Stock Exchange Composite Transactions. You may call (314) 553-2431 collect between 9:00 a.m. and 6:00 p.m. EDT between August 24, 1996 and August 29, 1996 to be informed of the Emerson Share Value.

     The following table illustrates the fraction of a share of Emerson Common Stock which would be issued in exchange for one share of Rollway Common Stock, depending on what the Emerson Share Value is and depending on the amount of Merger Consideration that is ultimately retained by the former holders of Rollway Common Stock. Highlighted in bold are the rows illustrating the fraction of a share of Emerson Common Stock which would be issued in exchange for one share of Rollway Common Stock if the Emerson Share Value were (a) [$82 5/8], the closing price for a share of Emerson Common Stock on [July 29, 1996], and (b) $_____, the average of the closing prices for a share of Emerson Common Stock over the five trading day period ending on July ___, 1996.

     Fraction of a share of Emerson Common Stock issued in exchange for one Rollway Common Share if the Merger Consideration ultimately retained by the Rollway Common Shareholders equals:

 Emerson Share     $7.187          $4.587           $4.0          $2.0
     Value        million 1       million 2       million        million
- ---------------------------------------------------------------------------

      $70          0.1253          0.0800          0.0697        0.0349
       71          0.1236          0.0789          0.0688        0.0344
       72          0.1218          0.0778          0.0678        0.0339
       73          0.1202          0.0767          0.0669        0.0334
       74          0.1185          0.0757          0.0660        0.0330
       75          0.1170          0.0746          0.0651        0.0325
       76          0.1154          0.0737          0.0642        0.0321
       77          0.1139          0.0727          0.0634        0.0317
       78          0.1125          0.0718          0.0626        0.0313
       79          0.1110          0.0709          0.0618        0.0309
       80          0.1097          0.0700          0.0610        0.0305
       81          0.1083          0.0691          0.0603        0.0301
       82          0.1070          0.0683          0.0595        0.0298
    82 5/8 3       ______          ______          ______        ______
    ______ 4       ______          ______          ______        ______
       83          0.1057          0.0675          0.0588        0.0294
       84          0.1044          0.0667          0.0581        0.0291
       85          0.1032          0.0659          0.0574        0.0287
       86          0.1020          0.0651          0.0568        0.0284
       87          0.1008          0.0644          0.0561        0.0281
       88          0.0997          0.0636          0.0555        0.0277
       89          0.0986          0.0629          0.0549        0.0274
       90          0.0975          0.0622          0.0542        0.0271
       91          0.0964          0.0615          0.0537        0.0268
       92          0.0953          0.0609          0.0531        0.0265
       93          0.0943          0.0602          0.0525        0.0262
       94          0.0933          0.0596          0.0519        0.0260
       95          0.0923          0.0589          0.0514        0.0257
       96          0.0914          0.0583          0.0509        0.0254
       97          0.0904          0.0577          0.0503        0.0252
       98          0.0895          0.0571          0.0498        0.0249
       99          0.0886          0.0566          0.0493        0.0247
      100          0.0877          0.0560          0.0488        0.0244

- -----------------

1 Based on the June 2, 1996 example contained herein, assuming all Escrow Funds are distributed to the Rollway Common Shareholders.

2 Based on the June 2, 1996 example contained herein, assuming no Escrow Funds are distributed to the Rollway Common Shareholders.

3  The closing price for a share of Emerson Common Stock on [July 29, 1996].

4 The average of the closing prices for a share of Emerson Common Stock over the five trading day period ending on July ___, 1996.

    The Merger Consideration ultimately payable to the former holders of Rollway Common Shares will equal $8,269,936 minus the Closing Book Value
Adjustment (as hereinafter defined), if any, and plus or minus the Pension Liability Adjustment (as hereinafter defined), if any (and subject to any subsequent Indemnity Claims). The Closing Book Value Adjustment and the Pension Liability Adjustment are collectively referred to herein as the "Post-Closing Adjustment." The "Closing Book Value Adjustment" shall equal the amount, if any, by which the Closing Book Value Benchmark (as hereinafter defined) exceeds the actual Rollway Closing Book Value (as hereinafter defined). If the Closing occurs as of September 2, 1996, as is currently expected, the "Closing Book Value Benchmark" will be $9.508 million. If the Closing is delayed and occurs between September 3, 1996 and October 7, 1996, the Closing Book Value Benchmark will be $9.679 million.

     The Closing Book Value Benchmarks set forth above were provided by Rollway's management to Emerson as estimates of the book value of Rollway as of the ends of the months indicated, calculated in the same manner as the Rollway Closing Book Value will be calculated. These estimates were prepared by Rollway's management for internal purposes only, and were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial forecasts. Rollway does not as a matter of course make public its internal estimates.

     The starting point in preparing the above estimates was Rollway's actual September 1995 balance sheet. Rollway's management then made a number of assumptions regarding Rollway's projected performance. These assumptions included that revenues would remain at a constant level with no growth, that the backlog would increase by approximately 1%, that cost of goods sold would increase approximately 1% and that selling, general and administrative expenses would increase approximately 2%. As of June 2, 1996, Rollway's performance was approximately 6.4% below its projections for the fiscal month ending on such date (approximately a $0.72 reduction per Rollway Common Share) primarily as a results of costs and expenses associated with the transactions contemplated in the Merger Agreement. Management of Rollway does not anticipate that the shortfall will be lessened significantly prior to the Effective Time.

     These  estimates were of necessity  based on numerous  complex  assumptions that are inherently subject to significant economic and competitive uncertainties, which are difficult to predict and in many cases are beyond Rollway's control. Some or all of such assumptions may not be realized. Given the uncertainties inherent in the process of making such estimates, there can be no assurance that the projected results will be achieved, thereby avoiding a Closing Book Value Adjustment or that any of the projected results would be achieved were Rollway to remain an independent company. Actual results for projected periods may be significantly higher or lower than the projected results. The fact that the estimates were shared by Rollway with Emerson should not be regarded as an indication that Rollway or Emerson considers the estimates to be an accurate prediction of future events. Such estimates are speculative and should not be regarded as representations by Rollway or Emerson that such projected results will be achieved. Rollway does not intend to update or otherwise revise these estimates prior to consummation of the Merger.

     The "Rollway Closing Book Value" will be determined based on a balance sheet of Rollway as of the Closing Date (the "Closing Balance Sheet") to be prepared by the Surviving Corporation during the 60 days following the Effective Time. The Closing Balance Sheet will be prepared (the "Closing Date Audit") based on Rollway's historical accounting practices to the extent such practices are in conformity with generally accepted accounting principles consistently applied (except for the adjustments to be made to the Closing Balance Sheet as described in the next paragraph). The Closing Balance Sheet will include accruals for Closing Fees (as hereinafter defined) payable by Rollway but not actually paid by Rollway as of the Closing Date. Any disputes relating to the preparation of the Closing Balance Sheet may be resolved on behalf of the Rollway shareholders by the Common Shareholders' Representative. See "-- Escrow and Indemnity" and "-- Common Shareholders' Representative." Expenses incurred by the Common Shareholders' Representative in any such disputes will be reimbursed from the Holdback. See "--Holdback." The holders of Rollway Common Stock shall automatically be deemed to have waived any right or cause of action for any action taken or omitted from being taken by the Common Shareholders' Representative absent a showing of gross error or fraud.

     For  purposes  of  calculating  the  Closing  Book  Value,   the  following
principles   shall  apply:   (i)  there  will  be  no  adjustment  for  currency
translation, (ii) the line items for "intangible pension asset," "pension accrual" and "long term pension liability" will be reversed, (iii) up to $236,000 of the legal fees and expenses of the former Rollway employees Wiehl, Connor and Cramp, if paid by Rollway prior to the Closing Date, will be added to assets on the Closing Balance Sheet, or, if such legal fees and expenses are accrued on the books of Rollway as a liability on the Closing Date, then such accrual (up to $236,000) will be disregarded in calculating the liabilities of Rollway on the Closing Balance Sheet, (iv) the costs and expenses associated with the remediation (but not the costs or expenses of Rollway in connection with the discovery or assessment thereof) of the environmental issues described on Schedule 1.16 to the Merger Agreement, if approved in writing by Emerson in advance and paid by Rollway prior to the Closing Date, will be added to the Closing Balance Sheet, or if such costs and expenses are accrued on the books of Rollway as a liability on the Closing Date, then such accruals will be disregarded in calculating the liabilities of Rollway on the Closing Balance Sheet, (v) deferred taxes will be fixed at zero, (vi) severance payments, if any, triggered by the Merger made prior to the Closing Date to Stephen Bregande or Edmund Babiarz pursuant to their respective employment agreements with Rollway will be added to the Closing Balance Sheet, or, if such payments are accrued on the books of Rollway as a liability on the Closing Date, such accruals will be disregarded in calculating the liabilities of Rollway on the Closing Balance Sheet, (vii) an amount equal to 40% of the taxable gain realized by Rollway as a result of the transfer of life insurance policies to H. Follett Hodgkins, Jr. will be subtracted from the Rollway Closing Book Value, and (viii) the payment by Rollway immediately prior to the Effective Time of dividends accrued on the Rollway Preferred Shares will not be reflected on the Closing Balance Sheet. The foregoing adjustments (except the one described in clause
(viii)) are illustrated on Schedule 1.9 to the Merger Agreement (a copy of which is attached to this Proxy Statement/Prospectus as part of Exhibit A). The Merger Agreement provides that in the event of a conflict between the provision of the Merger Agreement that describes these adjustments (except the one described in clause (viii)) and Schedule 1.9 to the Merger Agreement, Schedule 1.9 will govern. Additionally, in an effort to resolve certain specified items of concern which are expressly stated in the Merger Agreement regarding Rollway, the parties to the Merger Agreement have agreed to a financial settlement with respect to such items which has been reflected in the Merger Consideration. Accordingly, the parties have agreed in the Merger Agreement that the Merger Consideration shall not be further reduced nor shall any claim for indemnification be made with respect to any of these specified items regardless of any representations or warranties of Rollway contained in the Merger Agreement.

     If the Closing had occurred on June 2, 1996, the Closing Book Value would have been $8.614 million, which would have caused an initial reduction in the Merger Consideration of approximately $586,000, subject to additional reduction for the Pension Liability Adjustment discussed below and subject to reduction to as little as $0 by virtue of Indemnity Claims and the Indemnity Obligation. The foregoing example is based upon Rollway's internal, unaudited balance sheet for the fiscal month ended June 2, 1996, which has not been subjected to a year-end accounting audit or the specific audit provisions prescribed in Sections 1.9 and
1.10 of the Merger Agreement. Accordingly, changes in Rollway's financial condition between June 2, 1996 and the Closing Date, as well as any adjustments necessitated by the Closing Date Audit contemplated by the Merger Agreement, may have a material effect on the amount of the Merger Consideration. The amount of any Indemnity Claims could also have a material effect on the amount of the Merger Consideration retained by the holders of Rollway Common Stock. While Emerson and Rollway are not aware of the existence of any basis for a change in the Post-Closing Adjustment as of July __, 1996 from the amount used in the foregoing example, and are not aware of the existence of any basis for any Indemnity Claims other than the matters described herein under the heading "-- Escrow and Indemnity," no assurance can be given that there will not be any such change or claim. See "-- Escrow and Indemnity."

     Concurrent with the delivery of the Closing Balance Sheet, Emerson will deliver to the Common Shareholders' Representative a calculation of the "Rollway Closing Pension Liability," which shall be equal the underfunded pension liability of Rollway as of the Closing Date, defined as the amount by which the projected benefit obligation of the Rollway pension plans exceeds the fair market value of plan assets, calculated using the following assumptions:

                    Discount rate:           8.00%
                    Mortality:               1983 GAM
                    Termination:             125% of Sarason's T-5
                    Retirement:              Age       Rate
                                             -----     ----
                                             55-61       2%
                                              62        15%
                                              63        10%
                                              64        10%
                                              65       100%

The "Pension Liability Adjustment" will equal the amount by which the Rollway Closing Pension Liability is greater or less than $1,953,000. If the Closing had occurred on June 2, 1996, the Rollway Closing Pension Liability would have been approximately $2,450,000, which would have decreased the Merger Consideration by approximately $497,000.

     For purposes of issuing Emerson Common Stock to shareholders of Rollway who surrender their certificates formerly representing Rollway Common Shares after the Effective Time but prior to the final determination of the Merger Consideration, the consideration initially payable to such shareholders will be calculated based on the balance sheet of Rollway as of the month-end immediately preceding the Closing Date (the "Pre-Closing Balance Sheet"). Such initial amount of consideration is referred to herein as the "Estimated Merger Consideration" and is subject to an Escrow and Holdback. See "-- Escrow and Indemnity" and "-- Holdback."


Holdback

     Emerson Common Shares valued at the Emerson Share Value worth $1,000,000, the "Holdback," shall be withheld from the payment of the Estimated Merger Consideration as security for any adjustments to the Estimated Merger Consideration based upon the Closing Balance Sheet, determination of the Rollway Closing Pension Liability, and to fund any reasonable expenses incurred by the Common Shareholders' Representative in resolving any dispute relating to the Closing Balance Sheet and/or the determination of the Rollway Closing Pension Liability (the "Representative's Expenses"). After the Merger Consideration has been finally determined, and if it is greater than the Estimated Merger Consideration (less the Holdback, net of the Representative's Expenses, if any (the "Net Holdback")), such excess shall be promptly issued to the former holders of Rollway Common Shares on a pro rata basis in proportion to each such holder's portion of the Merger Consideration. If the Estimated Merger Consideration (less the Net Holdback) is greater than the Merger Consideration, Emerson shall be entitled to retain the Holdback and withdraw from the Escrow Funds the amount, if any, by which the Estimated Merger Consideration (less the Net Holdback) exceeds the Merger Consideration. To the extent the Escrow Funds are insufficient to reimburse Emerson for the amount by which the Estimated Merger Consideration (less the Net Holdback) exceeds the Merger Consideration, each former holder of shares of Rollway Common Stock shall be obligated (the "Indemnity Obligation") to return to Emerson such holder's pro rata portion of such excess consideration by: (a) tendering to Emerson his or her certificate representing Emerson Shares issued in the Merger, which will be valued at the Emerson Share Value, in exchange for new certificates representing the number of Emerson Shares (valued at the Emerson Share Value) to which such holder is actually entitled; and/or (b) paying Emerson cash equal to such holder's pro rata portion of such excess consideration. The Indemnity Obligation will be an obligation only of the Rollway Common Shareholders who submit their certificates and will not be an obligation of subsequent transferees of the Emerson Common Stock received by such Rollway Common Shareholders.

Escrow and Indemnity

     Emerson Common Shares valued at the Emerson Share Value worth $2,600,000, the "Escrow Deposit," will be held in Escrow under an Escrow Agreement to be executed in connection with the closing of the Merger (Exhibit 1.13 to the Merger Agreement attached hereto as Exhibit A, the "Escrow Agreement"). The Escrow Deposit shall be funded from the Merger Consideration otherwise payable to the holders of Rollway Common Shares. The Indemnity Escrow Funds ($2,500,000 of the Escrow Deposit) will be held as security to compensate Emerson, the Surviving Corporation and their affiliates if they suffer losses:

          (a) as a result of a breach of any of Rollway's representations, warranties or covenants in the Merger Agreement (see "Certain Provisions of the Merger Agreement -- Representations and Warranties");

          (b) as a result of the  assertion  against  Emerson  or the  Surviving
Corporation of any loss or liability, including Rollway's or the Surviving Corporation's liability for its own taxes or its liability, if any, for the taxes of others (for example, by reason of transferee liability or application of Treasury Regulation Section 1.1502-6), including, but not limited to, any former tax affiliate of Rollway, or damage or reasonable expense (including but not limited to reasonable attorneys' fees and expenses) payable with respect to taxes claimed or assessed against Rollway or the Surviving Corporation (i) for any taxable period ending on or before the Closing Date or (ii) for any taxable period resulting from a breach of any of Rollway's tax-related representations or warranties contained in Section 2.9 of the Merger Agreement (excluding those taxes which are properly accrued as liabilities on the Closing Balance Sheet);

          (c) resulting from or arising out of any agreement or arrangement regarding indemnification of MPI;

          (d) resulting  from or arising out of LRNV's  failure to timely file a
required   foreign  tax  report  in  connection  with  the  payment  of  certain commissions; and

          (e) resulting from or arising out of the last four items described above under "Information About Rollway -- Legal Proceedings and Administrative Matters."

The foregoing claims and losses for which Emerson is entitled to be indemnified are referred to herein as the "Indemnity Claims." Other than with respect to the items identified in paragraphs (d) and (e) above, neither Emerson nor Rollway is aware of the existence of any basis for an Indemnity Claim.

     For purposes of satisfying Indemnity Claims from the Escrow Funds, the Emerson Common Shares held in escrow will be valued at the Emerson Share Value. Emerson may not withdraw Escrow Funds until undisputed Indemnity Claims exceed $100,000 in the aggregate, at which point Emerson will be entitled to withdraw Escrow Funds in payment of all undisputed Indemnity Claims, including the first $100,000 worth of Indemnity Claims. Indemnity Claims arising out of Rollway's agreement to indemnify MPI are not subject to such $100,000 threshold. The Representative Escrow Funds ($100,000 in value of the Escrow Deposit) will be held to pay the reasonable fees and expenses of the Common Shareholders' Representative incurred in resolving any dispute relating to Indemnity Claims. The Escrow Agreement shall be executed by Emerson, the Common Shareholders' Representative, and Boatmen's Trust Company of St. Louis (the "Escrow Agent").

     The Escrow Agent will distribute the Escrow Deposit and all income earned thereon to the former holders of the Rollway Common Stock in accordance with the Escrow Agreement as follows:

          (a) on January 3, 1997, the Escrow Agent will distribute a portion of the Indemnity Escrow Funds (valued at the Emerson Share Value) equal to the lesser of (i) $1,000,000, together with all income earned thereon, less any amounts distributed to Emerson under the Escrow Agreement in respect of claims arising from or relating to the commission payment practices of LRNV, or (ii) the Indemnity Escrow Funds; and

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

          (b) eighteen months after the Closing Date, the Escrow Agent will distribute the balance of the Indemnity Escrow Funds and the Representative Escrow Funds;

except in each case to the extent some or all of such Escrow Funds have been distributed to Emerson or to the Common Shareholders' Representative pursuant to the terms of the Escrow Agreement.

     Notwithstanding the foregoing, in the event Emerson discovers, prior to January 1, 1997, reasonably reliable evidence that, in connection with the commission payment practices of LRNV, LRNV and/or Rollway committed acts that justify or might justify an extension to 5 years of the statute of limitations applicable to any tax-reporting or tax-payment statute applicable to such commission payment practices, the Escrow Agent will not make the distribution described in paragraph (a) above and will, upon the expiration of eighteen months after the Closing Date, retain from the distribution described in paragraph (b) above Emerson Shares (valued at the Emerson Share Value) equal to the lesser of (i) $1,000,000, together with all income earned thereon, less any amounts distributed to Emerson under the Escrow Agreement in respect of claims arising from or relating to the commission payment practices of LRNV, or (ii) the Escrow Funds, until January 4, 1999, at which time such retained Escrow Funds, to the extent not distributed to Emerson, shall be distributed to the former holders of the Rollway Common Stock pursuant to the Escrow Agreement. See
Section 1.13 of the Merger Agreement, which is attached to this Proxy Statement/Prospectus as Exhibit A.


Risks Associated With Escrow and Indemnity Feature

o TO THE EXTENT THE ESCROW FUNDS ARE INSUFFICIENT TO REIMBURSE EMERSON FOR THE AMOUNT OF INDEMNITY CLAIMS, IF ANY, EACH FORMER HOLDER OF SHARES OF ROLLWAY COMMON STOCK SHALL BE PERSONALLY OBLIGATED TO PROMPTLY RETURN TO EMERSON SUCH HOLDER'S PRO RATA PORTION OF SUCH EXCESS CONSIDERATION BY TENDERING TO
   EMERSON HIS OR HER CERTIFICATE REPRESENTING EMERSON SHARES ISSUED IN THE MERGER IN EXCHANGE FOR NEW CERTIFICATES REPRESENTING THE NUMBER OF EMERSON SHARES TO WHICH SUCH HOLDER IS ACTUALLY ENTITLED OR BY PAYING EMERSON THE CASH EQUIVALENT OF SUCH EXCESS CONSIDERATION.

o THIS INDEMNIFICATION OBLIGATION WILL BE THE OBLIGATION OF THE FORMER ROLLWAY COMMON STOCK HOLDER WHO SUBMITTED HIS OR HER ROLLWAY COMMON STOCK CERTIFICATE FOR EXCHANGE IN THE MERGER AND WILL NOT AFFECT SUCH PERSON'S ABILITY TO TRANSFER THE EMERSON SHARES RECEIVED IN THE MERGER AND SHALL BE LIMITED TO SUCH FORMER COMMON SHAREHOLDER'S PORTION OF THE MERGER CONSIDERATION.

o BY SUBMITTING CERTIFICATES FORMERLY REPRESENTING ROLLWAY COMMON STOCK, EACH SUBMITTING COMMON SHAREHOLDER WILL HAVE AGREED TO PERSONALLY INDEMNIFY EMERSON, THE SURVIVING CORPORATION AND THEIR AFFILIATES ON DEMAND AGAINST ANY AND ALL LOSSES TO THE EXTENT ESCROW FUNDS ARE NOT AVAILABLE THEREFOR, EITHER BECAUSE THE ESCROW FUNDS HAVE BEEN MADE AVAILABLE TO EMERSON DUE TO THE BREACH OF ANY OF ROLLWAY'S REPRESENTATIONS, WARRANTIES OR COVENANTS IN THE MERGER AGREEMENT OR THE ESCROW AGREEMENT HAS TERMINATED.

o SUCH PERSONAL INDEMNIFICATION OBLIGATIONS SHALL BE SEVERAL AND ONLY IN PROPORTION TO, AND SHALL BE LIMITED TO, EACH COMMON SHAREHOLDER'S PORTION OF THE MERGER CONSIDERATION AND WILL NOT BE AN OBLIGATION OF SUBSEQUENT TRANSFEREES OF THE EMERSON SHARES RECEIVED BY SUCH COMMON SHAREHOLDERS.

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

o SUCH COMMON SHAREHOLDERS SHALL ALSO BE DEEMED TO HAVE WAIVED ANY RIGHT OF CONTRIBUTION OR OTHER SIMILAR RIGHT AGAINST THE SURVIVING CORPORATION ARISING OUT OF ROLLWAY'S REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THE MERGER AGREEMENT AND SHALL BE DEEMED TO HAVE AGREED TO ALL OTHER PROVISIONS OF THE MERGER AGREEMENT SPECIFICALLY STATED THEREIN TO BE AN OBLIGATION OR AGREEMENT OF SUCH COMMON SHAREHOLDERS.

     In summary, the Merger Agreement provides that the amount of the Merger Consideration will be determined and paid to the holders of Rollway Common Stock as follows:

     1. On the Closing Date, Emerson and Rollway will estimate the amount of the Post-Closing Adjustment using the most recent available fiscal month end balance sheet of Rollway. Such estimated Post-Closing Adjustment will be used to calculate an estimate of the Merger Consideration. Upon surrender of the certificate(s) representing his or her shares of Rollway Common Stock, each holder of Rollway Common Stock will receive his or her pro rata share of the Estimated Merger Consideration, less his or her pro rata share of the Holdback and the Escrow Funds. Emerson will mail to the holders of Rollway Common Stock instructions for surrendering the certificates therefor promptly following the Closing Date, and the holder's pro rata share of the Estimated Merger Consideration to be distributed in exchange therefor will be mailed to such holder promptly following such surrender. AS NOTED IN ITEM 4 BELOW, DEPENDING ON THE OUTCOME OF THE POST-CLOSING ADJUSTMENT AND THE AMOUNT, IF ANY, OF INDEMNITY CLAIMS, SUCH HOLDERS MAY BE REQUIRED TO RETURN SOME OR ALL OF THE VALUE OF THIS DISTRIBUTION (VALUED AT THE EMERSON SHARE VALUE), SO THAT THE VALUE OF THIS DISTRIBUTION ULTIMATELY RETAINED BY SUCH HOLDERS COULD BE $0.

     2. On the Closing Date, Emerson will retain the Holdback. As soon as practicable following the Closing Date, Emerson will prepare the Closing Balance Sheet and calculate the Post-Closing Adjustment, pursuant to Sections 1.9 and 1.10 of the Merger Agreement. The parties anticipate that they may be able to complete calculation of the Post-Closing Adjustment within 30 days of the Closing Date; in any event, the Merger Agreement provides for such calculation to be made by Emerson within 60 days of the Closing Date, and if there is any dispute with respect thereto that cannot be settled by agreement of the parties, the Merger Agreement provides that such dispute will be submitted to binding arbitration within 60 days thereafter.

        Upon finalization of the Post-Closing Adjustment, each holder of Rollway Common Stock will have the right to receive an additional distribution from the Holdback, contingent upon the amount of the Post-Closing Adjustment and the fees and expenses, if any, of the Common Shareholders' Representative in connection therewith. THIS DISTRIBUTION COULD BE $0. IN ADDITION, AS NOTED IN ITEM 4 BELOW, DEPENDING ON THE AMOUNT, IF ANY, OF INDEMNITY CLAIMS, SUCH HOLDERS MAY BE REQUIRED TO RETURN THE VALUE OF THIS DISTRIBUTION (VALUED AT THE EMERSON SHARE VALUE), SO THAT THE VALUE OF THIS DISTRIBUTION ULTIMATELY RETAINED BY SUCH HOLDERS COULD BE $0.

     3. On the Closing Date, Emerson will also deposit the Escrow Funds in escrow. Claims may be made by Emerson against the Escrow Funds in the event the Holdback is not sufficient to fund the Post-Closing
        Adjustment,  if any,  and in the  event of any  Indemnity  Claims.  Such

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
        portion,   if  any,  of  the  Escrow  Funds  as  may  remain  after  the satisfaction of any such claims will be paid pro rata to the holders of Rollway Common Stock as follows:

        o To the extent not previously required to fund the Post-Closing Adjustment or to satisfy claims arising out of the commission payment practices of LRNV or other past or pending Indemnity Claims, Emerson Common Shares worth $1.0 million (valued at the Emerson Share Value) will be distributed to such holders as soon as practicable after January 3, 1997.

        o To the  extent  not  previously  required  to  fund  the  Post-Closing
          Adjustment or to satisfy any past or pending Indemnity Claims, the balance of the Escrow Funds will be distributed to such holders as soon as practicable following the expiration of 18 months from the Closing Date. Notwithstanding the foregoing, in the event Emerson discovers, prior to January 1, 1997, reasonably reliable evidence that, in connection with the commission payment practices of LRNV, LRNV and/or Rollway committed acts that justify or might justify an extension to 5 years of the statute of limitations applicable to any tax-reporting or tax-payment statute applicable to such commission payment practices, the Escrow Agent will not make the distribution described in paragraph (a) above and will, upon the expiration of eighteen months after the Closing Date, retain from the distribution described in paragraph (b) above Emerson Shares (valued at the Emerson Share Value) equal to the lesser of (i) $1,000,000, together with all income earned thereon, less any amounts distributed to Emerson under the Escrow Agreement in respect of claims arising from or relating to the commission payment practices of LRNV, or (ii) the Escrow Funds, until January 4, 1999, at which time such retained Escrow Funds, to the extent not distributed to Emerson, shall be distributed to the former holders of the Rollway Common Stock pursuant to the Escrow Agreement. See Section 1.13 of the Merger Agreement, which is attached to this Proxy Statement/Prospectus as Exhibit A.

        SUCH DISTRIBUTIONS COULD BE $0. IN ADDITION, AS NOTED IN ITEM 4 BELOW, DEPENDING ON THE AMOUNT, IF ANY, OF INDEMNITY CLAIMS ARISING AFTER SUCH DISTRIBUTIONS, SUCH HOLDERS MAY BE REQUIRED TO RETURN THE VALUE OF THESE DISTRIBUTIONS (VALUED AT THE EMERSON SHARE VALUE), SO THAT THE VALUE OF THESE DISTRIBUTIONS ULTIMATELY RETAINED BY SUCH HOLDERS COULD BE $0.

     4. In the event the amount of the Post-Closing Adjustment and/or any Indemnity Claims exceeds the value of the Holdback and the Escrow Funds, then, only after both the Holdback and the Escrow Funds available for Indemnity Claims (totaling $3.5 million) have been exhausted, each holder of Rollway Common Stock will be obligated to pay to Emerson his or her pro rata share of the amount of such excess, but in no event in an amount greater than the value of the Emerson Common Stock (valued at the Emerson Share Value) actually received by such holder. Any such claims, other than with respect to title to Rollway's assets, tax liabilities, the accuracy of information provided by Rollway for inclusion in the Registration Statement of which this Prospectus/Proxy Statement is a part or involving fraud, must be made within 18 months of the Closing Date; claims as to title to assets must be made by May 14, 2006; claims as to tax liabilities must be made within the applicable tax statute of limitations or, if later, by final resolution of the relevant tax matter; and claims as to such information or involving fraud must be made within the statute of limitations applicable to claims of that type. Neither Emerson nor Rollway is aware of the existence of any basis for any indemnity claims other than those described above under the heading " -- Escrow and Indemnity." No assurance can be given, however, that one or more such claims will not arise. THE RESULT OF SUCH CLAIMS, IF ANY, COULD BE THAT THE VALUE OF THE

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
        MERGER CONSIDERATION RECEIVED AND ULTIMATELY RETAINED BY THE HOLDERS OF ROLLWAY COMMON STOCK COULD BE $0. THUS THE ENTIRE VALUE OF THE DISTRIBUTIONS DESCRIBED IN ITEMS 1-3 ABOVE (VALUED AT THE EMERSON SHARE VALUE) MAY BE REQUIRED TO BE RETURNED TO EMERSON.


Importance of Dissenter's Rights

o ROLLWAY COMMON SHAREHOLDERS WHO DO NOT DESIRE TO BE SUBJECT TO THE TERMS OF THE MERGER AGREEMENT NEGOTIATED BETWEEN EMERSON AND ROLLWAY INCLUDING, BUT NOT LIMITED TO, THE TERMS RELATING TO THE VALUE OF THE MERGER CONSIDERATION TO BE RECEIVED AND ULTIMATELY RETAINED BY THE HOLDERS OF ROLLWAY COMMON STOCK, AS DESCRIBED HEREIN, SHOULD EXERCISE THEIR DISSENTER'S RIGHTS IN ORDER TO RECEIVE THE "FAIR VALUE" OF THEIR SHARES OF ROLLWAY COMMON STOCK, IN CASH, IF THE PROPOSED MERGER IS CONSUMMATED AND THEY FULLY COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 623 OF THE NEW YORK BUSINESS CORPORATION LAW. SEE "DISSENTING SHAREHOLDER'S RIGHTS" HEREIN AND EXHIBIT C TO THIS PROXY STATEMENT/PROSPECTUS.

o IF YOU DO NOT PERFECT YOUR DISSENTERS' RIGHTS NOW, THEN YOU WILL BE SUBJECT TO THE INDEMNITY OBLIGATION SET FORTH IN THE MERGER AGREEMENT IF THE MERGER IS APPROVED AND YOU DESIRE TO RECEIVE ANY OF THE MERGER CONSIDERATION.


Merger Consideration Example

     For example, if the closing of the Merger had occurred on June 2, 1996, and Rollway's balance sheet for the fiscal month then ended had been used to estimate the Post-Closing Adjustment, the aggregate value of the initial Merger Consideration received by the former holders of Rollway Common Stock at closing would have been $4.587 million (or approximately $5.60 per share of Rollway Common Stock, assuming 819,294 shares of Rollway Common Stock outstanding), with an additional $2.6 million in value (or approximately $3.17 per share of Rollway Common Stock) deposited in escrow under the Escrow Agreement. See "-- Merger Consideration," "-- Escrow and Indemnity" and "-- Merger Consideration Example." This escrow deposit is subject to disbursement to Emerson and the Common Shareholders' Representative in the event Emerson has claims for indemnification under the Merger Agreement and the Common Shareholders' Representative incurs fees and expenses in connection with those claims. See "-- Escrow and Indemnity." Accordingly, the former holders of the Rollway Common Stock may get none (or some or all) of such $2.6 million escrow deposit. If the entire amount deposited in escrow were disbursed to the former holders of Rollway Common Stock, the total Merger Consideration received by such persons would have been $7.187 million (or approximately $8.77 per share of Rollway Common Stock, assuming 819,294 shares of Rollway Common Stock outstanding). Under certain circumstances, however, all of the Merger Consideration received (or the value thereof) may ultimately have to be returned to Emerson pursuant to the Indemnity Obligation, which would result in a Merger Consideration of $0. See "-- Merger Consideration," "-- Escrow and Indemnity" and "-- Merger Consideration Example." The foregoing example is based upon Rollway's internal, unaudited balance sheet for the fiscal month ended June 2, 1996, which has not been subjected to a year-end accounting audit or the specific audit provisions prescribed in Sections 1.9 and 1.10 of the Merger Agreement. See "The Merger -- Merger Consideration." While Emerson and Rollway are not aware of the existence of any basis for a change in the Post-Closing Adjustment as of July __, 1996 from the amount used in the foregoing example, and are not aware of the existence of any basis for any Indemnity Claims other than the matters described under the heading "The Merger -- Escrow and Indemnity," no assurance can be given that there will not be any such change or claim.

     Based on the foregoing example, the amounts received for each share of Rollway Common Stock would be the following:

     1. Following the Closing Date, upon surrender of a certificate representing one share of Rollway Common Stock, Emerson Common Stock (valued at the Emerson Share Value) with a value of approximately $5.10 (representing a pro rata share of the aggregate Merger Consideration, as adjusted in the example, less the Escrow Funds and the Holdback). AS NOTED IN ITEM 4 BELOW, DEPENDING ON THE OUTCOME OF THE POST-CLOSING ADJUSTMENT AND THE AMOUNT, IF ANY, OF INDEMNITY CLAIMS, THE HOLDER OF SUCH SHARE OF ROLLWAY COMMON STOCK MAY BE REQUIRED TO RETURN SOME OR ALL OF THE VALUE OF THIS DISTRIBUTION (VALUED AT THE EMERSON SHARE VALUE), SO THAT THE VALUE OF THIS DISTRIBUTION ULTIMATELY RETAINED BY SUCH HOLDER COULD BE $0.

     2. Following calculation of the Post-Closing Adjustment, Emerson Common Stock (valued at the Emerson Share Value) with a value ranging from $0 to approximately $1.22 (representing a pro rata portion of the $1.0 million Holdback), with the amount contingent upon the change, if any, in the $1.083 million adjustment described in the example as a result of the Closing Date Audit and the amount of the fees and expenses, if any, of the Common Shareholders' Representative in connection therewith. AS NOTED IN ITEM 4 BELOW, DEPENDING ON THE AMOUNT, IF ANY, OF INDEMNITY CLAIMS, THE HOLDER OF SUCH SHARE OF ROLLWAY COMMON STOCK MAY BE REQUIRED TO RETURN THE VALUE OF THIS DISTRIBUTION (VALUED AT THE EMERSON SHARE VALUE), SO THAT THE VALUE OF THIS DISTRIBUTION ULTIMATELY RETAINED BY SUCH HOLDER COULD BE $0.

     3. Upon distribution of the Escrow Funds, additional Emerson Common Stock (valued at the Emerson Share Value) with a value ranging from $0 to approximately $3.17 (representing a pro rata portion of the $2.6 million Escrow Funds), with the amount contingent upon the amount of any claims that may be made against the Escrow Funds and the amount, if any, of the fees and expenses of the Common Shareholders' Representative in connection therewith. AS NOTED IN ITEM 4 BELOW, DEPENDING ON THE AMOUNT, IF ANY, OF INDEMNITY CLAIMS ARISING AFTER SUCH DISTRIBUTIONS, THE HOLDER OF SUCH SHARE OF ROLLWAY COMMON STOCK MAY BE REQUIRED TO RETURN THE VALUE OF THESE DISTRIBUTIONS (VALUED AT THE EMERSON SHARE VALUE), SO THAT THE VALUE OF THESE DISTRIBUTIONS ULTIMATELY RETAINED BY SUCH HOLDER COULD BE $0.

     4. In the event the amount of Indemnity Claims made by Emerson or the Surviving Corporation exceeds the value of the Escrow Funds, each such holder will be obligated to pay to Emerson his or her pro rata share of the amount of such excess, but in no event in an amount greater than the value of the Emerson Common Stock (valued at the Emerson Share Value) actually received by such holder. THE RESULT OF SUCH CLAIMS, IF ANY, MADE PURSUANT TO THE INDEMNITY OBLIGATION COULD BE THAT THE VALUE OF THE MERGER CONSIDERATION RECEIVED AND ULTIMATELY RETAINED BY THE HOLDERS OF ROLLWAY COMMON STOCK COULD BE $0. THUS THE ENTIRE VALUE OF THE DISTRIBUTIONS DESCRIBED IN ITEMS 1-3 ABOVE (VALUED AT THE EMERSON SHARE VALUE) MAY BE REQUIRED TO BE RETURNED TO EMERSON.

Importance of Dissenter's Rights

o ROLLWAY COMMON SHAREHOLDERS WHO DO NOT DESIRE TO BE SUBJECT TO THE TERMS OF THE MERGER AGREEMENT NEGOTIATED BETWEEN EMERSON AND ROLLWAY INCLUDING, BUT NOT LIMITED TO, THE TERMS RELATING TO THE VALUE OF THE MERGER CONSIDERATION TO BE RECEIVED AND ULTIMATELY RETAINED BY THE HOLDERS OF ROLLWAY COMMON STOCK, AS DESCRIBED HEREIN, SHOULD EXERCISE THEIR DISSENTER'S RIGHTS IN ORDER TO RECEIVE THE "FAIR VALUE" OF THEIR SHARES OF ROLLWAY COMMON STOCK, IN CASH, IF THE PROPOSED MERGER IS CONSUMMATED AND THEY FULLY COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 623 OF THE NEW YORK BUSINESS CORPORATION LAW. SEE "DISSENTING SHAREHOLDER'S RIGHTS" HEREIN AND EXHIBIT C TO THIS PROXY STATEMENT/PROSPECTUS.

o IF YOU DO NOT PERFECT YOUR DISSENTERS' RIGHTS NOW, THEN YOU WILL BE SUBJECT TO THE INDEMNITY OBLIGATION SET FORTH IN THE MERGER AGREEMENT IF THE MERGER IS APPROVED AND YOU DESIRE TO RECEIVE ANY OF THE MERGER CONSIDERATION.


Common Shareholders' Representative

     As described below, by submitting certificates formerly representing shares of Rollway Common Stock for exchange in the Merger, the holders of such certificates will have agreed to the appointment of Henry Fust, a C.P.A. in Syracuse, New York, as the Common Shareholders' Representative. Mr. Fust is a partner in Fust, Charles, Chambers & Harfosh LLP. The Common Shareholders' Representative will be responsible for protecting the interests of the former holders of Rollway Common Stock in connection with the calculation of the Closing Balance Sheet and the Rollway Closing Pension Liability, the assertion of any Indemnity Claims by Emerson and for voting all Emerson Common Shares held in Escrow. The Merger Agreement provides that the Common Shareholders' Representative will have full power to act on behalf of the former holders of Rollway Common Shares in connection with such matters, that Emerson agrees to grant the Common Shareholders' Representative and his agents access to such books, records and other information as may be reasonably necessary to respond to any claim for indemnification and that the former holders of the Rollway Common Shares will have waived any right or cause of action for any action taken or omitted from being taken by the Common Shareholders' Representative. The Common Shareholders' Representative will be entitled to reimbursement from the former holders of Rollway Common Shares of all reasonable expenses included in the performance of his duties as Common Shareholders' Representative, including, but not limited to, the right to employ financial advisors and other agents to undertake or assist in such duties. The Common Shareholders' Representative is expressly authorized to rely upon the advice of such consultants and agents. Payment of the fees and expenses of the Common Shareholders' Representative and his advisors and agents in connection with the preparation of the Closing Balance Sheet and the determination of the Rollway Closing Pension Liability will be made from the Holdback. Payment of such fees and expenses in connection with the Common Shareholders' Representative's duties in connection with any Indemnity Claim will be made from the Representative Escrow Funds, to the extent available. The Common Shareholders' Representative is not required to perform any services on behalf of the former holders of the Rollway Common Stock unless he is reasonably assured that adequate funds are available to pay his fees and expenses. Emerson will have no obligation to pay, and the Indemnity Escrow Funds will not be available to pay, any such fees and expenses.

     The Common Shareholders' Representative's address is: Henry Fust, C.P.A., Fust, Chambers, Charles & Harfosh LLP, 5786 Widewater Parkway, DeWitt, New York 13214 (telephone: (315) 446-3600). If for any reason Henry Fust is unable to serve as the Common Shareholders' Representative, then a partner in the firm of Fust, Chambers, Charles & Harfosh LLP chosen by such firm will serve as the substitute Common Shareholders' Representative.

Preferred Terms Amendment

     At the Rollway Special Meeting, the holders of Rollway Common Stock and Rollway Preferred Stock will be asked to approve the Preferred Terms Amendment. Emerson and Rollway agreed to offer the Preferred Terms Amendment to the holders of the Rollway Preferred Stock in order to permit their shares to be redeemed in connection with the Merger on a tax-deferred basis. If approved, this amendment to Rollway's Certificate of Incorporation would provide that, upon the consummation of the Merger, shares of Rollway Preferred Stock would be converted into the right to receive from Emerson shares of Emerson Common Stock and from Rollway an amount in cash equal to the amount of any unpaid dividends on the shares of Rollway Preferred Stock, as described below under "-- Preferred Stock Treatment." As of June 2, 1996, each share of Rollway Preferred Stock had $2.50 of unpaid dividends with respect thereto. If the Preferred Terms Amendment is approved but the Merger is not consummated, the Preferred Terms Amendment will have no effect on the rights of the holders of Rollway Preferred Stock. The Preferred Terms Amendment is as follows:

          Article FOURTH of the Certificate of Amendment to the Certificate of Incorporation filed in the office of the Department of State on June 21, 1967, relating to the designations, preferences, privileges and voting powers and restrictions and qualifications of authorized shares, is hereby amended to insert the following new paragraph (A)(k):

          (k) Upon the effective time (the "Effective Time") of the merger (the "Merger"), if it shall occur, of the corporation with Emersub XLI, Inc., a Delaware corporation wholly-owned by Emerson Electric Co., a Missouri corporation ("Emerson"), each issued and outstanding share of the corporation's $1.00 Cumulative Convertible Preferred Stock (the "Preferred Stock") shall be converted into the right to receive (a) a fraction of a share of the common stock of Emerson ("Emerson Common Stock") equal in value to $20.00, and (b) an amount in cash equal to the amount of unpaid dividends owed on such share of Preferred Stock at the Effective Time. For purposes of valuing the Emerson Common Stock into which the Preferred Stock shall be converted, each share of Emerson Common Stock shall be valued at the "Emerson Share Value," as such term is defined in the Agreement and Plan of Merger, dated April 1, 1996 and as amended April 11, 1996 and July 17, 1996 (the "Merger Agreement") governing the Merger. Fractional shares of Emerson Common Stock will not be issued. Instead, Emerson shall aggregate the shares of Emerson Common Stock issuable to any person, and, if following such aggregation, any person would be entitled to receive a fractional share of Emerson Common Stock but for this paragraph, such person will, in lieu of such fractional share and after surrender of such person's certificate or certificates formerly evidencing Preferred Stock, be entitled to receive an amount in cash equal to the Emerson Share Value multiplied by the fraction of the share of Emerson Common Stock to which such person would otherwise be entitled. The procedure for the exchange of certificates formerly evidencing shares of the Preferred Stock for cash and certificates evidencing Emerson Common Stock shall be as provided in the Merger Agreement.

     The approval of the holders of a majority of the issued and outstanding shares of Rollway Common Stock and Rollway Preferred Stock is required to approve the Preferred Terms Amendment. It is a condition to Emerson's obligations under the Merger Agreement that Rollway shall have either (i) obtained appropriate shareholder approval of the Preferred Terms Amendment prior to the Effective Time or (ii) completed the redemption of all Rollway Preferred Shares prior to the Effective Time. Therefore, if the Preferred Terms Amendment is not appropriately approved and Rollway is unable to redeem all of the outstanding Rollway Preferred Shares due to an inability to raise the funds necessary for such redemption or otherwise, the Merger may not be consummated.


Preferred Stock Treatment

     Subject to approval of the Preferred Terms Amendment by the holders of a majority of the Rollway Common Shares and of the Rollway Preferred Shares, at the Effective Time, each holder of Rollway Preferred Shares will have the right to receive in exchange for each Rollway Preferred Share a fraction of a share of Emerson Common Stock equal in value to $20.00 and an amount in cash equal to the amount of unpaid dividends owed on such Rollway Preferred Share at the Effective

Time. Emerson shall aggregate the Emerson Common Stock issuable to any person, and, since fractional shares will not be issued, such person shall receive cash in lieu of any fractional share remaining following such aggregation. The cash and Emerson Common Stock payable to the holders of the Rollway Preferred Stock will not be paid out of the Merger Consideration, but will be in addition thereto. The Emerson Common Stock and cash payable to former holders of Rollway Preferred Stock will not be subject to the Escrow and Holdback described above. If approval of the Preferred Terms Amendment is not obtained and the Merger is consummated, Rollway will redeem for $20.00 per share (plus any unpaid dividends) in cash all of the outstanding shares of Rollway Preferred Stock in accordance with their terms immediately prior to the Effective Time. See "-- Certain Federal Income Tax Matters -- Tax Consequences to Holders of Rollway Preferred Stock."


The Rollway Options

     The Committee overseeing the Rollway Option Plan has amended the Rollway Option Plan and each Rollway Option to provide that such options shall become fully vested immediately prior to the Effective Time and shall be exercisable at such time upon payment of the applicable exercise price. The holders of the Rollway Options have agreed to exercise such options prior to the Effective Time, subject to the consummation of the Merger. It is a condition to Emerson's obligations under the Merger Agreement that all Rollway Options be exercised prior to the Effective Time.


Option Agreements

     H. Follett Hodgkins, Jr., Ann M. Hodgkins, H. Follett Hodgkins, III, Cynthia H. Schallmo, two Trusts Under Last Will and Testament of H. Follett Hodgkins and Trust Under Last Will and Testament of Ruth S. Hodgkins, the Group Shareholders, who collectively own a majority of the outstanding Rollway Common Stock, each entered into an Option Agreement with Emerson and Rollway. Pursuant to the Option Agreements, as amended, each of the Group Shareholders has agreed, among other things, to vote (at the Rollway Special Meeting) such holder's shares of Rollway Common Stock (57.5% of the outstanding Rollway Common Stock) in favor of the Merger and the Merger Agreement and not to take any actions which would have the effect of preventing or hindering the Merger. In addition, each Group Shareholder will vote such holder's shares of Rollway Common Stock and Rollway Preferred Stock (19.5% of the outstanding Rollway Preferred Stock) in favor of the Preferred Terms Amendment. In addition, the Group Shareholders have agreed in the Option Agreements to sell their shares of Rollway Common Stock and Rollway Preferred Stock to Emerson in certain situations and have agreed that, if the Merger is consummated and if the Holdback and the Escrow Funds prove to be insufficient to reimburse Emerson for Indemnity Claims, each Group Shareholder will return to Emerson cash and/or Emerson Shares, on a pro rata basis, sufficient to satisfy their portion of such excess Indemnity Claims. See "-- Interests of Certain Persons in the Merger."

     Each Option Agreement grants Emerson an irrevocable option ("Emerson Option") to purchase from the Group Shareholders their shares of Rollway Common Stock and Rollway Preferred Stock under certain circumstances. The Emerson Options are exercisable, in whole but not in part: (a) between on and after May 11, 1996 and June 14, 1996 in the event the Merger Agreement is not executed on or before May 10, 1996 AND if on or before May 10, 1996 (i) any person, firm, corporation, business entity or group (other than Emerson) (collectively a "Competing Buyer") announces its intention to acquire or acquires 5% or more of the capital stock of Rollway or (ii) any Competing Buyer and Rollway or its Board of Directors or any member of the Group Shareholders executes a letter of intent, agreement in principle or definitive agreement providing for a merger or other business combination involving Rollway or the sale of a substantial portion of the assets of Rollway or the sale of any capital stock of Rollway or any similar transaction involving Rollway (other than to Emerson) or (iii) there is any written or oral proposal to Rollway or any of its shareholders or its Board of Directors offering or proposing any of the foregoing (other than any such communications from Emerson), (b) in the event Rollway or any member of the Group Shareholders breaches the Merger Agreement or the "no-shop agreement" dated September 18, 1995, then until October 8, 1996 Emerson can exercise the Emerson Option, (c) in the event any member of the Group Shareholders breaches the Merger Agreement, the Option Agreements and any other agreement similar to the Option Agreements (collectively, the "Group Agreements"), then until October 8, 1996 Emerson can exercise the Emerson Option, (d) in the event on or before May 10, 1996 any member of the Group Shareholders (i) elects for any reason to sell any Rollway Shares to any third party (excluding transfers among the Group Shareholders where such Rollway Shares remain subject to a Group Agreement) or
(ii) grants a proxy to vote any shares of the capital stock of Rollway to any Competing Buyer (excluding a proxy to vote for the Merger and any proxy approved in writing by Emerson), then until October 8, 1996 Emerson can exercise the Emerson Option, or (e) if the Merger Agreement is executed but the Merger is not consummated, then at any time during the 15 day period following the termination of the Merger Agreement pursuant to its terms, unless the Merger Agreement is terminated due solely to a breach of its terms by Emerson. If Emerson exercises the Emerson Options, it agrees to promptly offer to all other holders of Rollway capital stock (and options therefor) the opportunity to sell their shares (and options) to Emerson upon comparable terms and conditions, provided that Emerson is not obligated to consummate any purchase of Rollway capital stock pursuant to the exercise of an Emerson Option unless it is simultaneously able to consummate the acquisition of all Rollway capital stock owned by the Group Shareholders (which shall include not less than 52% of the Rollway Common Shares on a fully diluted basis).

     The price per Rollway Common Share will be determined pursuant to the Merger Agreement, with the date of the Closing Balance Sheet, for purposes of such determination, being as of the end of the month prior to the date of Emerson's exercise of the Emerson Options. The price per Rollway Preferred Share under the Emerson Options is $20.00 in value of Emerson Common Stock per share of Rollway Preferred Stock (plus a cash payment equal to unpaid dividends). The purchase price for the Rollway capital stock is payable in shares of Emerson Common Stock, except that if the Merger is not considered to be part of a tax-free reorganization, Emerson must make an additional 10% cash payment to the Group Shareholders.

     For 90 days following the purchase of a Group Shareholder's Rollway shares under the Emerson Options, Emerson is required to purchase upon any Group Shareholder's request, on a first requested, first purchased basis, up to an aggregate of $500,000 of the Emerson Common Stock issued to each Group Shareholder under the Option Agreement. At the expiration of the 90-day period, Emerson is required to purchase Emerson Common Stock from the Group Shareholders only if the Group Shareholder cannot legally sell the shares in the open market. Emerson's obligation to purchase Emerson Common Stock that cannot be sold by the Group Shareholders on the open market expires two years after the closing of the Emerson Option exercise.

     In the event the Emerson Options are exercised, $750,000 of the aggregate Emerson Common Stock issuable under all Emerson Options will be paid into escrow for 18 months as security for certain representations, warranties and covenants of the Group Shareholders in the Option Agreements. Emerson is also permitted to seek reimbursement for certain losses directly from the Group Shareholders and/or Rollway. Each Group Shareholder's indemnification obligation is limited to the total consideration received by such Group Shareholder from Emerson pursuant to his or her Option Agreement.

     If Emerson exercises its Emerson Option with respect to H. Follett Hodgkins, Jr.'s Rollway capital stock, it must enter into a non-competition agreement with Mr. Hodgkins with the same terms described below under the heading "-- Non-Competition and Employment Agreements."

     The Emerson Options terminate if Emerson hasn't exercised the Emerson Options by the later of October 8, 1996 or the fifteenth day after the termination of the Merger Agreement, if terminated.


Non-Competition and Employment Agreements

     At the Closing of the Merger, Emerson and H.F. Hodgkins, Jr., Chairman of the Board and Chief Executive Officer of Rollway, are expected to enter into a non-competition agreement (the "Non-Competition Agreement"). Under the Agreement, Mr. Hodgkins will agree not to compete with the business of Rollway for a five-year period. Mr. Hodgkins will also agree not to use or disclose confidential information concerning Rollway. Mr. Hodgkins will be paid $100,000 per year for the five-year term of the Non-Competition Agreement. In addition, two life insurance policies with an aggregate death benefit of $1,358,925 and a cash surrender value of approximately $567,202 at February 22, 1996 (subject to approximately $552,125 of debt at February 22, 1996) will be transferred by Rollway to Mr. Hodgkins, Mr. Hodgkins and his wife will participate in Emerson's retiree medical program, and Emerson will pay Mr. Hodgkins $10,000 per year for life. Execution of the Non-Competition Agreement is a condition to the consummation of the Merger. The execution of employment agreements between Emerson and each of Stephen Bregande and Karl Loessner are also conditions to the consummation of the Merger. See "-- Interests of Certain Persons in the Merger."


Certain Federal Income Tax Matters

     The following discussion summarizes the material federal income tax considerations of the Merger that will generally be applicable to holders of Rollway securities in connection with the Merger. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Rollway's shareholders as described herein.

     Rollway shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Rollway shareholders in light of their particular circumstances, such as shareholders who are subject to the alternative minimum tax provisions of the Code or who acquired their shares in connection with stock option plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger). ACCORDINGLY, ROLLWAY SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

     Neither Emerson nor Rollway has requested a ruling from the Internal Revenue Service (the "IRS") with regard to any of the federal income tax consequences of the Merger. Hancock & Estabrook, LLP, counsel to Rollway, has rendered an opinion dated April 1, 1996, (the "Tax Opinion"), that the Merger will constitute a reorganization under Sections 368(a) of the Code (a "Reorganization"). Such Tax Opinion is based on the assumption that all documents, agreements and representations to be signed and delivered in connection with the Merger will be duly signed and delivered in substantially the form in which they currently exist or currently are expected to exist, that such documents, agreements and representations are accurate in all material respects, and that the transactions will proceed as contemplated in this Proxy Statement/Prospectus and such documents and upon certain representations and agreements of Rollway, Emerson and certain shareholders of Rollway. Consummation of the Merger is conditioned upon the Tax Opinion or a substantially equivalent other tax opinion being in effect at Closing. The Tax Opinion is not binding on the IRS and does not preclude the IRS from adopting a contrary position.

     Accordingly, Emerson gives no assurance that the federal tax consequences set forth in such Tax Opinion will not be challenged by the IRS or that any such challenge would not be successful.


   Tax Consequences to Holders of Rollway Common Stock

     Subject to the limitations and qualifications referred to herein, the Tax Opinion opines that the following federal income tax consequences will result:

     (a) No gain or loss will be recognized by the holders of Rollway Common Stock upon the receipt of Emerson Common Stock solely in exchange for such Rollway Common Stock in the Merger (except to the extent of cash received in lieu of fractional shares or as a result of exercising dissenters rights).

     (b) The aggregate tax basis of the Emerson Common Stock so received by Rollway shareholders in the Merger (reduced by any amount allocable to fractional shares for which cash is received) will be the same as the aggregate tax basis of the Rollway Common Stock surrendered in exchange therefor, decreased by the amount of cash and the fair market value of any other consideration received in the Merger and increased by the amount of gain, if any, recognized by the Rollway shareholder on the exchange.

     (c) The holding period of the Emerson Common Stock so received by each Rollway shareholder in the Merger will include the period for which the Rollway Common Stock surrendered in exchange therefor was considered to be held, provided that the Rollway Common Stock so surrendered is held as a capital asset at the time of the Merger.

     (d) Cash payments received by holders of Rollway Common Stock in lieu of a fractional share will be treated as if such fractional share of Emerson Common Stock has been issued in the Merger and then redeemed by Emerson. A Rollway shareholder receiving such cash will recognize gain or loss upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share. The gain or loss should be capital gain or loss provided that such share of Rollway Common Stock was held as a capital asset at the time of the Merger.

     (e) Until such time, if ever, as a claim is made against the Escrow Deposit by Emerson or the Surviving Corporation, the holders of Rollway Common Stock will be deemed for all purposes to be the owners of the Emerson Common Shares held in escrow pursuant to the Escrow Agreement. Accordingly, each holder of Rollway Common Stock participating in the Merger will be required to report and include in income for federal tax purposes his or her proportionate share of any earnings on the Escrow Deposit, including but not limited to any dividends paid on the Emerson Common Shares.

     (f) A shareholder of Rollway who exercises dissenters' rights under any applicable law with respect to a share of Rollway Common Stock and receives payments for such stock in cash will recognize capital gain or loss (if such stock was held as a capital asset at the Effective Time) measured by the difference between the amount of cash received and the shareholder's basis in such share, provided such payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction").

     A sale of Rollway Common Shares incident to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the dissenting shareholder owns no shares of Emerson Common Stock (either actually or constructively within the meaning of Section 318 of the Code).

     The Tax Opinion is subject to the terms and conditions of the Merger Agreement and certain representations and covenants received from Rollway, Emerson, Emersub and certain shareholders of Rollway, including representations in certain certificates delivered to counsel by certain shareholders of Rollway, by Emerson and by Emersub, the truth and accuracy of which are assumed for purposes of rendering the Tax Opinion.

     Specifically, Rollway has represented and warranted to Hancock & Estabrook, LLP that:

     (i) the fair market value of the Emerson Common Stock received by the Rollway Shareholders in the Merger will be approximately equal to the fair market value of the Rollway Common and Preferred Stock surrendered;

     (ii) there is no plan or intention by the officers or directors of Rollway who are also shareholders of Rollway, and to the best of the knowledge of the management of Rollway there is no plan or intention on the part of the remaining Rollway Shareholders to sell, exchange or otherwise dispose of a number of shares of Emerson Common Stock received in the Merger that would reduce the Rollway Shareholders' ownership of Emerson Common Stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding Rollway Common Stock and Preferred Stock as of the same date;

     (iii) except as otherwise specifically provided in the Merger Agreement, Rollway, Emerson, Emersub and the shareholders of Rollway will each pay their respective expenses, if any, incurred in connection with the transactions contemplated by the Merger Agreement;

     (iv) on the date of the Merger, the fair market value of the assets of Rollway will exceed the sum of its liabilities to which the assets are subject;

     (v) neither Emerson nor Emersub owns, directly or indirectly, nor have they owned during the past five years, directly or indirectly, any shares of Rollway Common or Preferred Stock;

     (vi) there is no indebtedness existing between Emerson and Rollway or between Emersub and Rollway;

     (vii) the payment of cash in lieu of fractional shares of Emerson Common Stock is solely for the purpose of avoiding the expense and inconvenience to Emerson of issuing fractional shares and does not represent separately bargained for consideration; any fractional share interest in Emerson Common Stock in lieu of which cash will be paid will be less than one full share of Emerson Common Stock; and the fractional interests of each Rollway Shareholder will be aggregated and no Rollway Shareholder will receive cash in an amount equal to or grater than the value of one full share of Emerson Common Stock in respect of such fractional share interest;

     (viii) at the time of the Merger, Rollway will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire Rollway Common or Preferred Stock that, if exercised or converted, would affect Emerson's acquisition or retention of all of the outstanding shares of Rollway Common and Preferred Stock;

     (ix)  Rollway  is  not  an   investment   company  as  defined  in  Section
368(a)(2)(F)(iii) and (iv) of the Code;

     (x) if the Preferred Terms Amendment is approved, then, following the transactions contemplated by the Merger Agreement, Rollway will hold at least ninety percent of the fair market value of its net assets and at least seventy percent of the fair market value of its gross assets held immediately prior to the Merger;

     (xi) if the Preferred Terms Amendment is not approved then, following the transactions contemplated by the Merger Agreement, Rollway will hold all of its operating assets (exclusive of cash used to redeem the Rollway Preferred Stock); and

     (xii) if the Preferred Terms Amendment is not approved the funds used to redeem the Preferred Stock will be supplied by Rollway or borrowed by Rollway and none of such funds will be supplied by either Emerson or its affiliates; if Rollway borrows such funds to redeem the Preferred Stock any such loan will not be guaranteed by Emerson or any of its affiliates; and for a two year period following the Merger any debt service, refinancing or repayment of any such loan will be made only by Rollway with its own funds.

     Emerson and Emersub have each represented and warranted to Hancock & Estabrook, LLP that:

     (i) Emerson is and at the time of the Merger will be in control of Emersub, within the meaning of Section 368(c) of the Code;

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     (ii)  Emersub  has been  formed  solely for the  purpose  of  merging  into
Rollway, and has not conducted and will not conduct any activity other than those required for the Merger;

     (iii) following the Merger there is no plan or intention for Rollway to issue additional shares of its stock that would result in Emerson losing control of Rollway within the meaning of Section 368(c) of the Code;

     (iv) there is no plan or intention to liquidate Rollway; to merge Rollway with or into another corporation; to cause Rollway to sell or otherwise dispose of any of its assets (except for dispositions made in the ordinary course of business); or to sell or otherwise dispose of any of the shares of Rollway Common or Preferred Stock acquired in the Merger;

     (v) except for fractional share interests which will be settled in cash, Emerson has no plan or intention to redeem or otherwise reacquire any of its stock to be issued in the Merger except for any possible purchases made in the open market pursuant to a Board authorized stock repurchase plan;

     (vi) neither Emerson or Emersub owns directly or indirectly, nor have they owned during the past five years, directly or indirectly, any shares of stock of Rollway;

     (vii) following the Merger, Rollway will continue its historic business or use a significant portion of its historic business assets in a business;

     (viii) neither  Emerson nor Emersub is an investment  company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code;

     (ix) the payment of cash in lieu of fractional shares of Emerson Common Stock is solely for the purpose of avoiding the expense and inconvenience to Emerson of issuing fractional shares and does not represent separately bargained for consideration; any fractional share interest in Emerson stock in lieu of which cash is paid will be less than one full share of Emerson stock; and the fractional interests of each Rollway shareholder will be aggregated and no Rollway shareholder will receive cash in an amount equal to or greater than the value of one full share of Emerson Common Stock in respect of such fractional share interest;

     (x) except as otherwise provided in the Merger Agreement, Emerson, Emersub, Rollway and the shareholders of Rollway will each pay their respective expenses, if any, incurred in connection with the transaction;

     (xi) Emersub will have no liabilities which will be assumed by Rollway and will not transfer to Rollway any assets subject to liabilities, in the transaction;

     (xii) there is no indebtedness existing between Emerson and Rollway or between Emersub and Rollway;

     (xiii) if the Merger is approved, except for those holders of Rollway Common Shares who dissent, all Rollway Common Shareholders will exchange their shares of Rollway Common Stock for Emerson voting stock. If the Preferred Terms Amendment is approved, all holders of Rollway Preferred Shares, except for those who dissent, will receive Emerson voting stock in exchange for Rollway Preferred Stock (other than cash paid in respect of dividends in arrears);

     (xiv) if the Preferred Terms Amendment is not approved, Rollway Preferred Shareholders will be redeemed for cash pursuant to Section 4.5 of the Merger Agreement;

     (xv) the payments and benefits to be made to H. Follett Hodgkins, Jr. under the non-competition agreement described in Section 5.13 of the Merger Agreement are not separate consideration for or allocable to any of his Shares of stock of Rollway; and

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

     (xvi) in the event the Preferred Terms Amendment is not approved, none of the funds used to redeem the Rollway Preferred Stock will be supplied by either Emerson or any of its affiliates (other than Rollway); if Rollway borrows funds to redeem the Rollway Preferred Stock such loan will not be guaranteed by Emerson or any of its affiliates; and for the two year period following the Merger, any debt service, refinancing or repayment of such loan will be made only by Rollway with its own funds.

     In addition, certain of the Shareholders of Rollway have represented, warranted and covenanted to Hancock & Estabrook, LLP that:

     (i) except for certain sales of an insubstantial amount which will not affect the tax opinion of Hancock & Estabrook, LLP no such Shareholders have any present intention to sell, transfer or otherwise dispose of the shares of Emerson Common Stock to be received by such Shareholders in the Merger; and

     (ii) if it becomes necessary or desirable for any such Shareholder to dispose of any of the Emerson Common Stock received in the Merger within two years of receipt of such stock the Shareholders will first obtain an opinion from Hancock & Estabrook, LLP or other recognized tax counsel to the effect any such proposed sale, transfer or other disposition will not result in the Merger being a taxable event under the Code.

     Finally, H. Follett Hodgkins, Jr. has represented and warranted to Hancock & Estabrook, LLP that the payments to be made to him under the non-competition agreement described in Section 5.13 of the Merger Agreement are not separate consideration for or allocable to any of his Shares of stock in Rollway.

     Certain of these representations are qualified as to the knowledge of the relevant party. If the facts as represented are not accurate, it is likely that the Merger will fail to qualify as a tax-free reorganization. In such case, a shareholder would recognize gain or loss equal to the fair market value of the Rollway Common Stock surrendered less such shareholder's basis in these shares.

     The Merger should constitute a Reorganization either (1) under Sections 368(a)(1)(A) and (a)(2)(E) of the Code if the Preferred Terms Agreement is approved by a majority of the holders of Rollway Preferred Stock and such shareholders receive Emerson common stock or (ii) under Section 368(a)(1)(B) if the Preferred Terms Agreement is not approved by a majority of the holders of the Rollway Preferred Stock and such shareholders are redeemed with Rollway funds (or a Rollway borrowing). Qualification as a Reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) requires that Emerson acquire "control" of Rollway solely for Emerson voting stock. Control is defined for these purposes as 80% of the combined voting power of all Rollway stock entitled to vote and 80%of each other class of outstanding Rollway stock. Stock which is redeemed by Rollway with its own funds in connection with the Merger will not be considered outstanding for this purpose. Emerson will acquire at least 80% of the Rollway Common Stock for Emerson Common stock, taking into account the exercise of the Emerson Options under the Option Agreements, if exercised. The Rollway Preferred Stock will either be converted into Emerson Common Stock pursuant to the Merger or redeemed by Rollway with its own funds in connection with the Merger. Thus, the "control" requirement should be satisfied. If Emerson were considered to acquire more than 20% of either the Rollway Common Stock or Rollway Preferred Stock for other than Emerson Common Stock the Merger would not qualify as a Reorganization. Qualification as a Reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) also requires that the Merger satisfy a "substantially all" properties requirement. This requirement is satisfied if following the Merger Rollway holds "substantially all" the properties it held prior to the Merger taking into account any extraordinary dividends or redemptions that are part of the Reorganization. The IRS for advance ruling purposes requires that the merged entity hold at least 90% of the fair market value of the "net assets" it held prior to the Merger and 70% of the fair market value of the "gross assets" it held prior to the Merger. Thus, if the Rollway Preferred Stock is redeemed by Rollway in connection with the Merger and the consideration constitutes more than 10% of the combined value of the Rollway Common Stock and Rollway Preferred Stock outstanding prior to the Merger, the IRS advance ruling position would not be met. Such advance ruling position is not a rule of law and case law would support a lower threshold based on an examination of all the facts and circumstances.

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

     If the "substantially all" properties requirement, set forth above, were not satisfied as a result of the redemption of the Preferred Stock, the Merger, nevertheless, should qualify as a Reorganization under Section 368(a)(1)(B). Such a Reorganization requires that Emerson "control" Rollway immediately following the Merger, and that the sole consideration provided by Emerson to the Rollway shareholders (excluding cash received in lieu of fractional shares) be Emerson voting stock. Emerson will "control" Rollway following the Merger. Thus, the control requirement should be satisfied. Further, since any consideration paid to redeem the Preferred Stock or pay dissenters will come from Rollway funds (or a Rollway borrowing) and will not be paid by Emerson or any of its affiliates, the solely for voting stock requirement should be met. In such case, the Merger should qualify as a Reorganization pursuant to Section 368(a)(1)(B).

     A successful IRS challenge to the Reorganization status of the Merger (as a result of a failure of the "control" requirement, "substantially all"
requirement, the solely voting stock requirement (in the case of a Reorganization pursuant to Section 368(a)(1)(B)), or otherwise) would result in significant tax consequences. Each Rollway shareholder would recognize gain or loss with respect to each share of Rollway Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time, of the Emerson Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Emerson Common Stock so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the Merger.

     Even if the Merger qualifies as a Reorganization, a recipient of shares of Emerson Common Stock would recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely Rollway Common Stock). Gain would also have to be recognized to the extent that an Rollway shareholder was treated as receiving (directly or indirectly) consideration other than Emerson Common Stock. All or a portion of such gain amounts may be taxable as ordinary income.


   Tax Consequences to Holders of Rollway Preferred Stock

     If the Preferred Terms Amendment is approved, the exchange of Rollway Preferred Stock for Emerson Common Stock and cash should have the same federal income tax consequences as described above under the heading "-- Tax Consequences to Holders of Rollway Common Stock." Cash payments received in payment of unpaid dividends on the Rollway Preferred Stock will be taxable as ordinary income.

     If the Preferred Terms Amendment is not approved and Rollway redeems the Rollway Preferred Stock for $20.00 in cash per share immediately prior to the Merger, as required by the Merger Agreement, holders of Rollway Preferred Stock would recognize gain or loss with respect to each share of Rollway Preferred Stock surrendered equal to the difference between the $20.00 redemption price to be paid by Rollway and the holder's basis in each such share. Cash payments received in payment of unpaid dividends on the Rollway Preferred Stock will be taxable as ordinary income.

     Because of the complexity of the tax laws, and because the tax consequences of the Merger to any particular shareholder may be affected by matters not discussed herein, it is recommended that each holder of Rollway securities consult his or her personal tax advisor concerning the applicable foreign and United States federal, state and local income tax consequences of the Merger.


Accounting Treatment

     The Merger will be accounted for by Emerson as a "purchase," as such term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Accordingly, from and after the Effective Time, Rollway's results of operations will be included in Emerson's consolidated results of operations. For purposes thereof, Emerson will establish a new accounting basis for Rollway's assets and liabilities based upon the fair market values thereof and Emerson's purchase price, including the cost of the acquisition.

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

Regulatory Approvals

     Under the Hart-Scott-Rodino Act ("H-S-R Act") and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Emerson and Rollway filed notification and report forms under the H-S-R Act with the FTC and the Antitrust Division on December 7, 1995, and the required waiting periods for such filings under the H-S-R Act were terminated on December 15, 1995. However, at any time before or after the Effective Time of the Merger, and notwithstanding that the H-S-R Act waiting periods have been terminated, the FTC, the Antitrust Division or any state government could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the Merger or seeking divestiture of Rollway by Emerson, in whole or in part, or the divestiture of substantial assets of Emerson, Rollway or their respective subsidiaries. In addition to approvals under the H-S-R Act, consummation of the Merger is conditioned upon the receipt of all necessary governmental and regulatory approvals and requirements in connection with the transactions contemplated hereby, all of which have been obtained.


Interests of Certain Persons in the Merger

     Pursuant to the Merger Agreement, at the Effective Time, Emerson and H. Follett Hodgkins, Jr. are expected to enter into the Non-Competition Agreement described above under the heading "--Non-Competition and Employment Agreements." Execution of the Non-Competition Agreement is a condition of the closing of the Merger. Pursuant to the Option Agreement (see "The Merger - Option Agreements"), Mr. Hodgkins has agreed to vote all of his Rollway Common Shares in favor of the Merger and all of his Rollway Common Shares and Rollway Preferred Shares in favor of the Preferred Terms Amendment and has agreed to enter into the Non-Competition Agreement if Emerson exercises the Emerson Options.

     Also at the Effective Time, Emerson expects to enter into employment agreements with Edmund Babiarz, Stephen Bregande and Karl Loessner. Each of these individuals is an officer and/or director of Rollway. Mr. Loessner and Mr. Bregande's employment agreements are attached to the Merger Agreement (Exhibit A to this Proxy Statement/Prospectus) as Exhibits 5.13(a) and 5.13(b), respectively.

     Mr. Loessner will be employed as Managing Director of LRNV. Mr. Loessner's employment agreement is of indefinite duration, subject to termination in accordance with Belgian law. Mr. Loessner's base salary will be 250,000 Deutsche Marks per year. Mr. Loessner will also be eligible for certain bonus payments yet to be determined.

     Mr. Bregande will be employed as President of the Surviving Corporation. His employment agreement has a term of one year and provides for an annual base salary of $200,000. In addition, Mr. Bregande will be eligible to receive an incentive bonus based on achieving certain financial targets, with a maximum bonus payment of $120,000. If Mr. Bregande's employment is terminated without cause, he will receive severance payments equal to twelve months of his base salary.

     Mr. Babiarz's employment agreement contains substantially the same terms as Mr. Bregande's employment agreement, except that Mr. Babiarz will be employed as a Vice President of the Surviving Corporation, will have a base salary of $105,000, will be eligible to receive a maximum incentive bonus of $100,000, and will receive twelve months of severance pay if terminated without cause.

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
                     CERTAIN PROVISIONS OF THE MERGER AGREEMENT

     The following is a summary of the material provisions of the Merger Agreement not summarized elsewhere in this Proxy Statement/Prospectus. The Merger Agreement is attached as Exhibit A to this Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.


Exchange Procedures

     If the Merger is approved at the Rollway Special Meeting, each holder of Rollway Common Stock (and each holder of Rollway Preferred Stock, if the Preferred Terms Amendment is approved) will be mailed a letter of transmittal with which each holder of a certificate or certificates representing outstanding shares of Rollway Stock ("Certificates") may tender such Certificates in exchange for the applicable consideration. (Letters of transmittal will also be available at the Rollway Special Meeting.) The letters of transmittal specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to Boatmen's Trust Company of St. Louis (the "Exchange Agent") as exchange agent and contain instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Emerson Common Stock and cash in lieu of any fractional shares. In the case of lost or destroyed certificates, Emerson will accept documentation acceptable to it in lieu thereof and may also require the holder of a lost or destroyed certificate to post an insurance bond acceptable to Emerson. Upon the consummation of the Merger, each holder of Certificates, subject to the surrender of such Certificates together with the transmittal letter duly completed and executed by such holder, will receive (i) certificates evidencing that number of whole shares of Emerson Common Stock to which such holder is entitled to receive in exchange therefor (less any amounts to be retained in the Escrow and the Holdback), (ii) any dividends or other distributions to which such holder is entitled in respect of Rollway Preferred
Shares and as described below and (iii) cash in lieu of fractional shares of Emerson Common Stock; and the Certificates so surrendered will be cancelled. Until surrendered, each Certificate will be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the applicable portion of the consideration described above.

     No fractional shares of Emerson Stock will be issued in connection with the Merger. Where the Merger would otherwise require the issuance of a fractional share, cash equal to such fractional interest multiplied by the Emerson Share Value will be paid to the holder of such interest in lieu of a fractional share.

     No dividends or other distributions will be paid to a former shareholder of Rollway with respect to shares of Emerson Common Stock until such shareholder's Certificate(s) are transmitted to the Exchange Agent. Any dividends declared on Emerson Common Stock between the Effective Time and the date of the surrender of such Certificate(s) will be held by Emerson for the benefit of the holder and will be paid to the holder, without interest thereon, upon the surrender of such Certificate(s). Holders of any unsurrendered Certificates will not be entitled to vote the Emerson Common Stock to which they are entitled until such Certificates are exchanged for certificates representing Emerson Common Stock.

     At the Effective Time, the stock transfer books of Rollway will be closed, and there will be no further registration of transfer of shares thereafter on the records of Rollway.


Representations and Warranties

     The Merger Agreement contains various representations and warranties of Rollway and its subsidiaries concerning the following matters: (i) due organization and qualification of Rollway and its subsidiaries and their power and authority to use their assets and properties and conduct their businesses;
(ii) the capital structure of Rollway and its subsidiaries; (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement by and against Rollway and its subsidiaries; (iv) the absence of any agreement or obligation, including but not limited to, notes, mortgages, indentures, deeds of trust and liens or any statute, regulation or order that

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

either would be breached or accelerated by the execution of the Merger Agreement or would prevent the effectuation of the transactions contemplated therein; (v) third-party consents; (vi) receipt by the directors of Rollway of a "fairness opinion" and the adoption of resolutions approving the Merger Agreement and transactions contemplated therein and determination of the fairness of the Merger and recommendation of the Merger by the directors of Rollway; (vii) the accuracy of the financial statements of Rollway; (viii) the usability, salability and condition of Rollway's inventory; (ix) the validity and enforceability of the accounts and notes receivables of Rollway; (x) the absence of any undisclosed liability of Rollway; (xi) certain tax matters relating to, and payment of taxes by, Rollway; (xii) disclosure of certain events in the operation of Rollway's business or relating to its properties; (xiii) ownership status and use of real property owned or leased by Rollway; (xiv) Rollway's legal and marketable title to its assets; (xv) the maintenance of Rollway's tangible assets; (xvi) the validity and enforceability of all intangible assets, rights, items and documents necessary or desirable to carry on the business of Rollway; (xvii) the compliance with, and absence of default or violation of, any statute, regulation, order, license or charter document; (xviii) the possession and validity of all licenses or permits required to conduct Rollway's business;
(xix) disclosure of certain contractual obligations of Rollway; (xx) the validity of certain contracts; (xxi) the status of Rollway's relationship with certain of its customers and suppliers; (xxii) disclosure of pending or threatened litigation; (xxiii) an accurate listing of Rollway's officers, directors, employees and consultants; (xxiv) disclosure of indebtedness to or from Rollway's shareholders, directors, officers, employees or agents beyond normal salaries and employee benefits; (xxv) disclosure of certain affiliations and outside financial interests of Rollway's directors and officers; (xxvi) the absence of bribes or other illegal or improper payments, by Rollway to certain individuals; (xxvii) the nature of Rollway's labor agreements, employee benefit plans and employment agreements and related ERISA matters; (xxviii) claims for overtime, back wages, vacation and minimum wages and the absence of claims related to discrimination, workers compensation or occupation, safety and health standards; (xxix) alien employment eligibility; (xxx) the absence of pending or threatened labor disputes, strikes or work stoppages that may reasonably be expected to affect the business condition of Rollway and the absence of any unfair labor practices by Rollway or any of its employees, representatives or agents; (xxxi) disclosure of pending or threatened charges or complaints against Rollway by the National Labor Relations Board or any state or local labor or employment agency or representative thereof; (xxxii) the status of insurance policies; (xxxiii) the status of certain financial guarantees and product warranties, product liability, product safety or similar claims against Rollway; (xxxiv) certain environmental matters regarding Rollway; (xxxv) the absence of any brokerage, finder's or agent's fees due in connection with the Merger; (xxxvi) disclosure of foreign assets and compliance with foreign laws and regulations; (xxxvii) the status, accuracy and completeness of Rollway's bank accounts, books and records; and (xxxviii) full disclosure.

     Emerson may make a claim for indemnification for breach of any of the foregoing representations and warranties until the end of the eighteenth month after the Closing Date, except that (i) claims for indemnification relating to breaches of the representations and warranties pertaining to tax matters may be brought until the later of the final resolution of any proceeding involving any such tax matter or expiration of any applicable statute of limitations, and (ii) claims for indemnification relating to breaches of the representations and warranties pertaining to Rollway's title to its property and assets may be brought until May 14, 2006.

     The Merger Agreement contains various representations and warranties of Emerson and Emersub concerning the following matters: (i) due organization and qualification of Emerson and Emersub and their power and authority to use their assets and properties and conduct its businesses; (ii) the capital structure of Emerson and Emersub; (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement by and against Emerson and Emersub;
(iv) the absence of any agreement or obligation, including but not limited to notes, mortgages, indentures, deeds of trust and liens or any statute, regulation or order that either would be breached or accelerated by the execution of the Merger Agreement or that would prevent the effectuation of the transaction(s) contemplated therein; (v) third-party consents; (vi) the status of the Emerson Shares; (vii) the filing by Emerson of all reports and other documents required by the Exchange Act or the Securities Act; and (viii) the absence of any brokerage, finder's or agent's fees in connection with the Merger.

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Conduct of Business Pending the Merger

     Rollway has agreed that unless otherwise consented to by Emerson, the business of Rollway and its subsidiaries will be conducted in the ordinary course of business and consistent with past practice, subject to certain exceptions. Rollway has agreed that neither Rollway nor any of its subsidiaries will do, or agree to do, any of the following: (i) grant any increase in the rate of pay of any of its employees, grant any increase in the salaries of any officer, employee or agent, grant any additional Rollway Options or otherwise modify the terms thereof (except as specifically contemplated in the Merger Agreement), enter into or increase the benefits provided under any bonus, profit-sharing, incentive compensation, pension, retirement, medical, hospitalization, life insurance or other insurance plan or plans, or other contracts or commitments, or in any other way increase in any amount the benefits or compensation of any such officer, employee or agent, except, however, ordinary increases in compensation not unusual in character or amount made in the ordinary course of business to employees who are not directors or officers, and except that Rollway may continue in place benefit, bonus or incentive plans which were scheduled by their terms to terminate or lapse as of the end of fiscal year 1995 and proceed with such plan(s) through the Closing Date; (ii) enter into any employment contract or collective bargaining agreement; (iii) sell, dispose of, or encumber any assets (except pursuant to existing contracts); (iv) make, or enter into any contract for, any capital expenditure or enter into any material lease of capital equipment or real estate involving more than $50,000 individually (except pursuant to existing contracts); (v) enter into any contract or commitment (other than for the purchase or sale of inventory, supplies, other products or services in the ordinary course of business) involving more than $25,000, or enter into any series of such contracts with one party or known affiliated group of parties involving more than $25,000 in the aggregate; (vi) create, assume, incur or guarantee any indebtedness other than (a) in the usual and ordinary course of business and with a maturity date of less than one year or (b) that incurred pursuant to existing contracts; (vii) declare or pay any dividend on, issue or make any sale of, or distribution in respect of, its capital stock or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock, except for issuances of Rollway Stock under existing Rollway Options; (viii) conduct or transact business other than in a manner consistent with its past practices or change any accounting procedures or practices or its financial structure, except as required to conform to generally accepted accounting principles, in which case Rollway must give Emerson prior notice thereof; (ix) except as contemplated by the Merger Agreement, make any amendments to or changes in its Certificate of Incorporation or By-Laws, or with respect to Rollway's subsidiaries, any of their respective constituent documents; (x) perform any act, or attempt to do any act, or permit any act or omission, which will or may reasonably be expected to cause a breach by Rollway of any contract to which it is a party, including the Merger Agreement; or (xi) fail to conduct its existing activities substantially in the same manner as previously conducted, fail to use its reasonable best efforts to keep its business organization intact, including its present employees and present relationships with suppliers and customers and others having advantageous business relations with it, fail to maintain its existing insurance policies on property owned or leased by it in full force and effect, or fail to operate, maintain and repair all of such property in a manner consistent with past practice.


Certain Other Covenants

     In addition to the covenants described above and elsewhere in this Proxy Statement/Prospectus, the following is a description of certain other principal covenants of the parties to the Merger Agreement. Both Rollway and Emerson have agreed: (i) to cooperate and use their best efforts to prepare and file Emerson's registration statement on Form S-4 (the "Registration Statement") and all appropriate state securities or "blue sky filings" with respect to the Emerson Shares to be issued in the Merger and to use their reasonable best efforts to cause the Registration Statement to be declared effective; (ii) that any event that should be set forth in an amendment of, or a supplement to, the Proxy Statement, will be promptly so disclosed; (iii) to use their respective reasonable best efforts to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement and to assist each other in their respective efforts to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts; (iv) to use their respective reasonable best efforts to obtain all necessary consents, approvals and authorizations, to effect all necessary registrations and filings and to meet all other conditions to closing set forth in the Merger Agreement; (v) to refrain from issuing any press release or otherwise making any public statements with respect to the Merger Agreement, the Merger or any of their respective terms without the prior written consent of the other; and (vi) to execute and deliver, or cause to be executed and delivered, all such documents and instruments, and to take, or cause to be taken, all such further or other actions as they may reasonably deem necessary to consummate the transactions contemplated by the Merger Agreement.

     In addition, Rollway has agreed: (i) to promptly deliver or mail this Proxy Statement, and any amendment of, or supplement to, this Proxy Statement, to its shareholders ; (ii) that the Board of Directors of Rollway will recommend that holders of Rollway Common Shares vote to adopt and approve the Merger and the Preferred Terms Amendment and that the holders of Rollway Preferred Shares vote to adopt and approve the Preferred Terms Amendment, and that this Proxy Statement and the documents sent to the shareholders of Rollway and the holders of Rollway Options will contain such recommendations; (iii) to indemnify and hold harmless Emerson and its directors, officers, control persons, employees, agents and representatives from and against any liability relating to or arising out of information provided by them for inclusion in the Registration Statement or any federal or state filing; (iv) to take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-Laws to convene the Rollway Special Meeting as promptly as practicable to consider and vote upon the Merger and the Preferred Terms Amendment and that the Board of Directors of Rollway will use their best efforts to obtain necessary approvals of its shareholders and take all other actions necessary or helpful to secure the vote or consent of such shareholders; (v) to redeem all of the issued and outstanding Rollway Preferred Shares immediately prior to the Effective Time, using borrowed funds, if necessary, if the holders of a majority of the Rollway Common Shares and the Rollway Preferred Shares do not approve the Preferred Terms Amendment;
(vi) that its committee shall amend the Rollway Option Plan and each option agreement issued thereunder to provide that all Rollway Options shall be exercisable immediately prior to the Effective Time; (vii) to provide Emerson with full access at all reasonable times to all its premises, properties, books, records, contracts, tax records and documents relating to its business condition, and furnish to Emerson any such information as Emerson may reasonably request from time to time; (viii) to maintain its books and financial records in accordance with generally accepted accounting principles consistently applied and on a basis consistent with its past practices, ensure that such books and financial records fairly and accurately reflect the operations, results and condition, financial and otherwise, of Rollway, and furnish to Emerson promptly, as available, financial statements and operating reports applicable to Rollway;
(ix) that neither Emerson nor the Surviving Corporation will be liable for or deemed to have assumed any Rollway pension or employee benefit plans or arrangements other than those disclosed in the Merger Agreement; and (x) to deliver to Emerson at Closing certain tax information and (xi) to indemnify
Emerson for any expenses or losses incurred by Emerson or the Surviving Corporation arising out of the assertion of certain tax liabilities, Rollway's agreement to indemnify MPI, the commission payment practices of LRNV, certain legal proceedings pending against Rollway and certain environmental matters. See "The Merger -- Escrow and Indemnity."


No Solicitation of Transactions

     Pursuant to the Merger Agreement, Rollway has agreed not to, directly or indirectly, through its agents or representatives or otherwise, solicit or cause the solicitation of, or in any way encourage the making of, or negotiate, respond to, cooperate with, or to furnish or cause to be furnished any information with respect to, any offer, proposal or indication of interest from any person, entity or group (other than Emerson) involving the purchase, sale, transfer, merger or recapitalization of all or a portion of the securities, business or assets of Rollway. Rollway has agreed to notify Emerson immediately of any such offer, proposal or indication of interests received by Rollway or any of their agents or representatives and describe the terms thereof, unless advised in writing by its counsel that the fiduciary duties of the Board of Directors of Rollway requires otherwise. See "The Merger -- Escrow and Indemnity."

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

Conditions to the Consummation of the Merger

     The obligations of Emerson, Emersub and Rollway to consummate the Merger are subject to the satisfaction, or where legally permissible, waiver, of the following conditions: (i) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental agency concerning the Merger Agreement, being in effect, or having been recommended by the staff of a governmental agency and approved by such agency, which would make illegal or otherwise prevent consummation of the Merger; (ii) compliance with the requirements of any applicable law relating to the consummation of the Merger; (iii) the satisfaction or receipt of all necessary governmental and regulatory approvals and requirements in connection with the Merger, including, without limitation, expiration of the waiting period(s) under the H-S-R Act; (iv) the due approval by the shareholders of Rollway of the Merger Agreement and the Merger in accordance with NYBCL and Rollway's Certificate of Incorporation and By-Laws; and (v) the declaration of effectiveness of the Registration Statement and the absence of any stop order suspending such effectiveness and the attainment of all other clearances or approvals necessary under applicable state securities or blue sky laws relative to the issuance of Emerson Shares pursuant to the Merger.

     The obligations of Emerson and Emersub to effect the Merger and the transactions contemplated by the Merger Agreement are also subject to satisfaction or waiver of the following additional conditions: (i) each of the representations and warranties of Rollway contained in the Merger Agreement being true and correct in all material respects on the date of the Merger Agreement and on the Closing Date; (ii) Rollway performing or complying in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of the Merger Agreement on or prior to the Closing Date; (iii) there having been no material adverse change, actual or threatened, in the business, assets, results of operations or condition, financial or otherwise, of Rollway, whether or not covered by insurance; (iv) the receipt of all consents and approvals necessary to ensure that the Surviving Corporation will continue to have the same full rights with respect to Rollway's property and assets as existed immediately prior to the Merger; (v) no more than 5% of the holders of the outstanding Rollway Common Shares and no more than 5% of the holders of the outstanding Rollway Preferred Shares having exercised or claimed appraisal or dissenting shareholders rights; (vi) the approval of the Preferred Terms Amendment or the redemption of the Rollway Preferred Shares;
(vii) the exercise of all Rollway Options; (viii) Mr. Hodgkins having relinquished and transferred to the Surviving Corporation his rights under a split-dollar insurance arrangement with Rollway; (ix) Rollway obtaining certain easements and an owner's title policy with respect to certain of its real property; and (x) Emerson having received: (a) a certificate signed by a duly authorized officer of Rollway, dated as of the Closing Date and subject to no qualification, certifying that the conditions set forth in clauses (i), (ii),
(iii) and (v) of this paragraph and clauses (i) and (iv) of the paragraph preceding this paragraph have been satisfied, (b) an opinion of Hancock & Estabrook, LLP, counsel to Rollway, dated the Closing Date, (c) employment agreements duly executed by Karl L. Loessner and Stephen M. Bregande, (d) the Non-Competition Agreement executed by H. Follett Hodgkins, Jr., (e) the written resignation of certain officers and directors of Rollway, (f) certificates relating to compliance with the Foreign Corrupt Practices Act executed by H. Follett Hodgkins, Jr., Stephen M. Bregande, Karl L. Loessner and William Eames, and (g) all documentation necessary to transfer ownership of Rollway's foreign subsidiaries.

     The  obligation  of  Rollway  to  consummate  the  Merger is subject to the satisfaction or waiver of the following additional conditions: (i) the representations and warranties of Emerson and Emersub contained in the Merger Agreement being true and correct in all material respects on the date of the Merger Agreement and on the Closing Date; (ii) Emerson and Emersub duly performing or complying in all material respects with all of the covenants and obligations to be performed or complied with by them under the terms of the Merger Agreement on or prior to the Closing Date; (iii) Rollway not having received written notice that the tax opinion of its counsel has been rescinded; and (iv) Rollway having received: (a) a certificate signed by duly authorized officers of Emerson and Emersub, dated as of the Closing Date and subject to no qualification, certifying that the conditions set forth in clauses (i) and (ii) of this paragraph and clause (i) of the paragraph before the preceding paragraph have been satisfied, (b) opinions of Bryan Cave LLP and Harley M. Smith, counsel to Emerson and Emersub, and (c) the Non-Competition Agreement executed by Emerson.

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

Termination

     The Merger Agreement and the transactions contemplated thereby may be terminated prior to the Closing Date only as follows: (a) by the mutual written consent of the Boards of Directors of Rollway and Emerson; or (b) by either Rollway or Emerson in the event the Merger has not been consummated on or before October 8, 1996, unless the failure to consummate the Merger is a result of the breach of or default under the Merger Agreement by such party.

     Upon termination of the Merger Agreement, the Merger will be abandoned and all obligations under the Merger Agreement of the parties to the Merger Agreement will terminate without liability of any party to another party, except for certain provisions relating to expenses, as described below under "-- Expenses," and except for certain confidentiality obligations of the parties set forth in a previously executed confidentiality agreement. The termination and abandonment of the Merger will not, however, impair or restrict the rights of any party to any and all remedies at law or in equity in the event of a breach of or default under the Merger Agreement by another party thereto.


Expenses

     Emerson and Emersub has agreed that they will pay all fees and expenses of their counsel, accountants and other experts and all other expenses incurred by them incident to the negotiation, preparation and execution of the Merger Agreement, the Registration Statement and the consummation of the transactions contemplated in the Merger Agreement, including the costs and fees of filing under the H-S-R Act. Rollway has agreed that it will pay (or accrue on its books prior to the preparation of the Closing Balance Sheet) all fees and expenses of its counsel, accountants and other experts and all other expenses incurred by Rollway incident to the negotiation, preparation and execution of the Merger Agreement, the Registration Statement, and the consummation of the transactions contemplated by the Merger Agreement (collectively, the "Closing Fees"), including, without limitation, the fees and expenses of any finder's or brokerage fees.

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
                       COMPARATIVE RIGHTS OF SHAREHOLDERS

     As a result of the Merger, the shareholders of Rollway, whose rights are currently governed by New York law, will become shareholders of Emerson, whose rights are governed by Missouri law. The following discussion is intended only to highlight certain differences between the rights of corporate shareholders under New York and Missouri law generally and specifically with respect to shareholders of Rollway and Emerson. The discussion does not purport to constitute a detailed comparison of the provisions of New York and Missouri law, and shareholders of Rollway are referred to those laws for a definitive treatment of the subject matter as well as the Charters and By-Laws of Emerson and Rollway (see "Available Information").


Election of Directors

     New York law permits a New York corporation's Certificate of Incorporation or By-Laws to provide for classification of a corporation's board of directors into two, three or four classes. A corporation must have at least three directors where there are more than two shareholders. The board of directors, even if less than a quorum, may elect persons to newly created directorships and vacancies occurring for any reason other than removal without cause, unless the corporation's governing documents require the shareholders to fill such vacancies. Unless the Certificate of Incorporation or a shareholder-approved By-Law provide otherwise, vacancies due to removal without cause must be filled by a vote of shareholders. A director elected to fill a vacancy, unless elected by the shareholders, holds office until the next meeting of shareholders at which the election of directors is in the regular course of business. Rollway's Certificate of Incorporation provides that the board of directors should be classified into three classes, or, if fewer than nine directors, into two classes. Rollway's By-Laws, provides that the number of directors will not be less than six, which number is within the maximum limit of 15 and minimum limit of five specified in the Certificate of Incorporation, and shall be elected by a plurality vote of shareholders. Rollway currently has six directors divided into two equal classes, serving a three-year term that are staggered by one year. New York law also provides that the Certificate of Incorporation may provide for cumulative voting, however, Rollway's Certificate of Incorporation does not provide for cumulative voting. Additionally, Rollway's By-Laws provided that if Rollway fails to pay cumulative dividends on outstanding shares of Rollway Preferred Stock for a period of three or more years, the holders of Rollway Preferred Stock, voting as a class, are entitled to elect two directors chosen by plurality vote of holders of Rollway Preferred Stock. Rollway's By-Laws also provide that vacancies on the Board of Directors shall be filled by the remaining directors until the next annual meeting of shareholders, provided, however, if such vacancy is due to an increase in the board, there shall be no classification of the additional director until the next annual meeting of shareholders.

     Pursuant to Missouri law, directors of Missouri corporations, unless their terms are staggered, are elected at each annual shareholder meeting, and vacancies on the Board of Directors may be filled by the Board of Directors, unless the Articles of Incorporation or By-Laws provide otherwise. The Articles of Incorporation or the By-Laws may authorize the election of directors by one or more classes or series of shares, and under Missouri law, shareholders have cumulative voting rights unless the Articles of Incorporation or By-Laws provide otherwise. Moreover, a corporation must have at least three directors, unless the Articles of Incorporation provide that one or more directors shall constitute the Board of Directors. Emerson's Restated Articles of Incorporation provide that there shall be three classes of directors who will each serve for three years, and the By-Laws of Emerson preclude cumulative voting in the election of directors. Emerson's By-Laws also provide that vacancies on the Board of Directors shall be filled by the remaining directors. Further, Emerson's By-Laws restrict the times during which and prescribes the procedures under which shareholders may nominate directors at a meeting of shareholders. The Board of Directors of Emerson has set the number of directors at 15.


Removal of Directors

     New York law permits shareholders to remove any or all directors for cause, and, if the Certificate of Incorporation or By-Laws permits, without cause. In addition, if allowed by the Certificate of Incorporation or by a shareholder-approved By-Law, the board of directors may remove any director for cause. When a class or series of stock is entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of that class or series. The state attorney general or holders of 10% of all outstanding shares may bring legal action to remove a director for cause. Rollway's By-Laws provide that a decrease in the number of directors shall not be effective to remove any director prior to the expiration of his term of office.

     Missouri law provides that, unless a Missouri corporation's Articles of Incorporation or By-Laws provide otherwise, directors may be removed with or without cause by a majority vote of the shareholders entitled to vote at an election of such directors. Pursuant to Emerson's By-Laws and Restated Articles of Incorporation, a director of Emerson may be removed with or without cause either by a majority of the whole Board of Directors if such director fails to meet certain qualifications or by a vote of holders of eighty-five percent of the shares entitled to vote at an election of directors, voting as a single class.


Indemnification and Limitation of Liability of Directors and Officers

     New York law authorizes the indemnification of officers and directors if such person (1) acted in good faith; (2) in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and
(3) in a criminal proceeding, without reasonable cause to believe his or her conduct was unlawful. An officer or director who successfully defends a proceeding is entitled to indemnification. In certain other circumstances, the corporation must find that the director or officer met the appropriate standard of conduct. The corporation may make this finding through (1) the board, acting by a quorum of directors not parties to the action; (2) in certain circumstances, the board acting upon written opinion of independent legal counsel; or (3) in certain circumstances the shareholders. In some situations, a court may award indemnification. Indemnification rights granted in the NYBCL are not exclusive of other indemnification rights as long as those other rights do not attach when a judgment or other final adjudication establishes that a director or officer (1) acted in bad faith or with active and deliberate dishonesty and that such acts were material to the cause of action adjudicated or (2) gained a personal financial or other advantage to which the director or officer was not legally entitled.

     Rollway's By-Laws provide that Rollway shall indemnify any person made, or threatened to be made, a party to an action or proceeding (including one by or in the right of Rollway to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of Rollway served in any capacity at the request of Rollway, by reason of the fact that such individual, is or was a director or officer of Rollway, or is or was serving such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action or proceeding, or any appeal therein. In addition, Rollway may, in the discretion of the Board of Directors, indemnify all corporate personnel of Rollway, other than directors and officers, in the same manner and to the same extent as any director or officer shall be indemnified as described above by reason of his being, or having been, a director or officer of Rollway or having served any other company.

     Rollway's Certificate of Incorporation provides that Rollway will indemnify and hold harmless each director and officer of Rollway from and against any and all claims and liabilities to which he may be or become subject by reason of his being or having been a director and/or officer or by reason of his alleged acts or omissions as a director and/or officer, and indemnify against, and reimburse each officer and director for, any and all expenses reasonably incurred by him in connection with any pending or threatened action, suit or proceeding, to which he may be or become subject by reason of his being or having been a director and/or officer or by reason of his alleged acts or omissions as a director and/or officer; provided, however, that no director or officer shall be indemnified against any claim or liability or indemnified against or reimbursed for any expenses incurred in any action suit or proceeding which shall be finally adjudged to have arisen out of his own negligence or wilful misconduct,

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or  indemnified  against any  compromise  of any such alleged claim or liability unless said compromise be approved by a majority of the shareholders present at the meeting discussing such compromise. The foregoing right of indemnification is specifically stated to be nonexclusive of any other rights to which any director or officer may otherwise be entitled as a matter of law.

     Missouri law authorizes a Missouri corporation to indemnify a director, officer, employee or agent for actually and reasonably incurred expenses, if (1) such person acted in good faith, (2) such person acted in a manner reasonably believed to be in or not opposed to the best interests of the corporation, (3) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful, and (4) such person acted in a manner such that he is not adjudged to be liable for negligence or misconduct in the performance of his duties to the corporation, provided, however, that a corporation may indemnify a person who is adjudged to be liable for negligence or misconduct to the extent that the court in which the applicable action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which the court deems proper. Further, a corporation shall indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action, suit or proceeding if he has been successful in defense of such action, suit or proceeding and if such action, suit or proceeding is one for which the corporation may indemnify him as provided above. A corporation also possesses the power to give any further indemnity to any such person, if such further indemnity is either (1) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (2) is authorized, directed or provided for in any By-Law or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation; provided that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

     At the Annual Meeting of Shareholders held on February 10, 1987, Emerson's shareholders approved indemnification agreements with the directors of Emerson and amendments to the By-Laws of Emerson which incorporate indemnity provisions as described above. The amended By-Laws provide that Emerson will indemnify its directors and officers against all expenses (including attorneys' fees), judgments, fines and settlement amounts, paid or incurred in any action or proceeding, including any action by or on behalf of Emerson, on account of their service as a director or officer of Emerson, any subsidiary of Emerson or any other company or enterprise when they are serving in such capacities at the request of Emerson, excepting only cases where (1) the conduct of such person is adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct, (2) a final court adjudication shall determine that such indemnification is not lawful, (3) judgment is rendered against such person for an accounting of profits made from a purchase or sale of securities of Emerson in violation of Section 16(b) of the Exchange Act or of any similar statutory law, and (4) any remuneration paid to such person is adjudicated to have been paid in violation of law. Such person shall be indemnified only to the extent that the aggregate of losses to be indemnified exceeds the amount of such losses for which the director or officer is insured pursuant to any directors' or officers' liability insurance policy maintained by Emerson. Emerson maintains directors' and officers' liability insurance. Missouri law does not contain any provisions allowing the limitation of liability of a director or officer.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Emerson pursuant to the foregoing provisions, or otherwise, Emerson has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


Shareholder Meetings

     New York law provides that special meetings of shareholders may be called by the board of directors and by such other person or persons as may be authorized to do so by the corporation's Certificate of Incorporation or By-Laws. Rollway's By-Laws provide that special meeting of shareholders may be called at any time by the Chairman of the Board, the President or Secretary of

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the  corporation  on the  order of the  Board of  Directors.  Additionally,  the
Secretary of Rollway will call a special meeting upon the written request of the shareholders of record of a majority of shares of Rollway entitled to vote at such special meeting.

     Missouri law provides that a special meeting of the shareholders may be called by the Board of Directors or as otherwise specified in a corporation's Articles of Incorporation or By-Laws. Pursuant to Emerson's Restated Articles of Incorporation and By-Laws, special meetings of Emerson shareholders may be convened only by the Board of Directors, by the holders of at least eighty-five percent of all outstanding shares entitled to vote at such a meeting, and by the Chairman of the Board, Vice Chairman of the Board, President, or Secretary.
Further, Emerson's By-Laws restrict the times during which, and prescribe procedures under which, a shareholder may propose business at any meeting of shareholders.


Inspection Rights

     Under New York law, a corporation is required to maintain complete books and records of account, including minutes of the meetings of its shareholders, board of directors and executive committee, if any, and a shareholder record. A shareholder who has been a shareholder of record for at least six months or who holds at least 5% of any class of outstanding shares, (1) upon written request of such shareholder, has the right to receive an annual balance sheet and profit and loss statement for the preceding fiscal year, and, if already distributed to its shareholders or otherwise made available to the public, the most recent interim balance sheet or profit and loss statement and (2) has the right, during usual business hours, to examine (and make extracts from) the shareholder minutes and record of shareholders, provided, however, that such inspection may be denied if such shareholder refuses to furnish an affidavit that such inspection is not for an improper purpose and that he or she has not sold or offered for sale any list of shareholders of any corporation within the last five years. Additionally, a person may always apply to the proper court for an order compelling such inspection.

     Under Missouri law, a corporation is required to maintain books and records, including minutes of the meetings of its shareholders and Board of Directors and lists of its assets and liabilities, and the names and addresses of its officers and its shareholders. The shareholders of a Missouri corporation are entitled to inspect (and make copies of) certain of such books and records under appropriate circumstances and at proper times, if such inspection is for a proper purpose.


Action by Consent of Shareholders

     Whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting upon written consent of the holders of all outstanding shares.

     Any action that may be taken at a meeting of a Missouri corporation's shareholders may be taken without a meeting if all of the shareholders entitled to vote at such a meeting consent in writing to such action. These written consents have the same effect as a unanimous vote of the shareholders at a meeting duly held.


Dividends and Repurchases of Stock

     New York law permits a solvent New York corporation to declare and pay dividends or make other distributions on its outstanding shares in cash or in its bonds or its property, except when such declaration, payment or distribution would be contrary to the Certificate of Incorporation. No dividend, however, may be declared or paid when the net assets of the corporation are below its stated capital or such payment would cause the net assets of the corporation to be below its stated capital.

     Additionally, a solvent New York corporation, subject to its Certificate of Incorporation, may purchase or redeem its own securities out of surplus. A solvent New York corporation may purchase, under certain circumstances, or redeem its securities out of stated capital, provided, however, that such purchase or redemption shall not reduce net assets below the stated capital.

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

Rollway's ability to declare and pay dividends on Rollway Common Shares is restricted by the terms of the Rollway Preferred Stock. See "Information about Rollway -- Description of Rollway Capital Stock."

     The Board of Directors of a Missouri corporation is empowered to declare dividends on its outstanding shares. Unless the Articles of Incorporation provide otherwise, a dividend may be declared in the form of cash, property or a corporation's own shares. No dividend, however, may be declared or paid when the net assets of the corporation are below its stated capital or such payment would cause the net assets of the corporation to be below its stated capital. Moreover, no dividends may be paid to any class of shares unless all cumulative dividends accrued on preferred or special classes of shares entitled to preferred dividends are fully paid.

     In addition, a Missouri corporation has the express power to provide for the purchase, acquisition or redemption its own securities in its Articles of Incorporation. A corporation, however, may not purchase or redeem its own securities when the net assets of the corporation are (or would be caused to be) below its stated capital, or in the case of preferred stock, (1) when the price paid for purchasing or redeeming such securities exceeds their stated redemption price or (2) when the assets after such redemption or purchase are insufficient to pay any debts of the corporation not otherwise satisfied. Moreover, when the funds used to redeem or purchase preferred stock come out of a corporation's stated capital, such amount of stated capital may not exceed the stated capital represented by such shares, and such shares will be deemed retired. Emerson's Restated Articles of Incorporation provide for the redemption of any series of preferred shares in certain circumstances, but currently Emerson has no outstanding preferred shares.


Amendments to Charter

     New York law provides that a New York corporation may amend its Certificate of Incorporation in any respect provided the amendment contains only provisions that would be lawful if the certificate were an original certificate filed at the time of the amendment. To enact an amendment, the board of the corporation must authorize the amendment followed by the authorization of a majority of the outstanding shares entitled to vote. The board acting alone can amend the corporation's address or registered agent for service of process. When an amendment of the certificate would affect certain substantial rights of the holders of a class of stock, the NYBCL provides that the enactment of the amendment requires the approval of a majority of the outstanding shares of the affected class voting as a separate class in addition to a majority of all outstanding voting shares. If only one or more series of any class, but not the entire class, are adversely affected by a proposed amendment, then only the holders of each series whose rights would be adversely affected shall be entitled to participate in the vote as a separate class.

     Missouri law provides that, unless otherwise specified in a corporation's Articles of Incorporation or By-Laws, the Articles of Incorporation may be amended by a vote of a majority of outstanding shares entitled to vote on the proposed amendment; provided, however, that (1) where the Articles of
Incorporation or By-Laws provide for cumulative voting, the Articles of Incorporation may not be amended to decrease the number of directors to less than three when the number of votes against a proposal for such a decrease would be sufficient to elect a director in an election of directors and (2) an amendment proposing to remove control share acquisitions (as hereinafter defined) from the ambit of Missouri's control share acquisitions statute, R.S.Mo. Section 351.407 (as discussed hereafter), may only be adopted by the vote of two-thirds of all outstanding shares entitled to vote upon such amendment. Emerson's Restated Articles of Incorporation provide that an affirmative vote of eighty-five percent of all outstanding shares, voting as a single class, is required to change certain provisions regarding the number and classes of directors, the removal of directors, the ability of the Board of Directors to amend the By-Laws and the convening of special shareholders' meetings.

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

Amendments to By-Laws

     New York law grants shareholders entitled to elect directors the power to adopt, amend or repeal By-Laws. If permitted in the Certificate of Incorporation or by a shareholder-approved By-Law, the board of directors may also adopt, amend or repeal By-Laws by such vote may be therein specified, which may be greater than the vote otherwise prescribed by the NYBCL. Shareholders of a New York corporation retain the right to amend or repeal any By-Laws adopted by the board of directors. Rollway's By-Laws provide that such By-Laws may be altered, amended or added to, (1) at any annual or special meeting called for such purpose by the majority vote of the shareholders at such meeting and (2) at any regular or special meeting of the Board of Directors by a majority of the total number of directors, provided, however, that any alteration, amendment or addition may be altered or repealed by the shareholders at any meeting.

     Missouri law provides that shareholders possess the power to alter or amend the By-Laws of the corporation, unless and to the extent that such power may be vested in the board of directors by the Articles of Incorporation. Emerson's Restated Articles of Incorporation provide that only the Board of Directors possesses the power to alter or amend the By-Laws, and a vote of the majority of directors present at a meeting at which a quorum is present constitutes the act of the Board.


Preemptive Rights of Shareholders

     Under New York law, unless a Certificate of Incorporation provides otherwise, shareholders possess certain preemptive rights by operation of law. In general, these rights allow shareholders whose unlimited dividend rights or voting rights would be adversely affected by the issuance of additional shares of stock to purchase, on terms and conditions set by the board of directors, that proportion of such new issue of stock necessary to preserve the relative dividend or voting rights of such shareholders. Unless otherwise provided in the Certificate of Incorporation, certain types of stock are not subject to preemptive rights. Rollway's Certificate of Incorporation provides for the waiver of such preemptive rights. Additionally, Rollway's Certificate of Incorporation provides that any unissued stock or additional authorized issue of stock may be issued and disposed of pursuant to resolutions of the Board of Directors of Rollway to such person and on such terms as is advisable by the Board of Directors in the exercise of its discretion.

     Missouri law allows a shareholder's preemptive rights to be limited or abrogated in the Articles of Incorporation. Emerson's Restated Articles of Incorporation precludes a shareholder's preemptive rights in respect of both preferred and common stock.


Control Share Acquisition Provisions

     New York law does not contain a statute comparable to Missouri's control share acquisition statute discussed below.

     Under Missouri law, a "control share acquisition" means the acquisition, directly or indirectly, of either ownership or the power to direct the exercise of voting power with respect to "control shares," which are defined as shares, when added to all other shares of the issuing corporation owned by the acquiring person, that would entitle such person to exercise certain degrees of voting power with respect to stock of the issuing corporation. Under the Missouri control share acquisition statute, shareholders who acquire enough shares to give them (1) one-fifth to one-third, (2) one-third to a majority, or (3) a majority or more of the outstanding stock of Emerson will not be able to vote those shares unless certain disclosure requirements are satisfied and the retention of voting rights by the acquiror is approved by at least a majority of shares entitled to vote and a majority of all non- interested shares entitled to vote. A corporation's Articles of Incorporation or By-Laws may provide that a corporation will not be subject to Missouri's control share acquisition statute. The Articles of Incorporation and By-Laws of Emerson do not exempt Emerson from Missouri's control share acquisition statute (but see "-- Business Combinations" below).

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

Takeover Bid Disclosure Provisions

     New York by statute regulates take-over bids. A "take-over bid" means the acquisition of or offer to acquire, pursuant to a tender offer or request or invitation for tenders, any equity security of a target company, if after the acquisition the offeror would, directly or indirectly, be a beneficial owner of more than five percent of any class of the issued and outstanding equity securities of such target company. A "take-over bid" does not include an offer to acquire such equity security solely in exchange for other securities, or the acquisition of such equity security pursuant to such offer, for the sole account of the offeror, in good faith and not to avoid New York's statutory regulation of take-over bids, and not involving any public offering within the meaning of the Securities Act. The Merger will not constitute a takeover bid under New York law.

     Missouri also regulates take-over bids, which are defined as the acquisition of or offer to acquire any equity security of a domestic target company, if after acquisition thereof the offeror would, directly or indirectly, be a beneficial owner of more than five percent of any class of the issued and outstanding equity securities of such target company. A "take-over bid" does not include an offer to acquire such equity security solely in exchange for other securities, or the acquisition of such equity security pursuant to such offer, for the sole account of the offeror, in good faith and not to avoid Missouri's statutory regulation of take-over bids, and not involving any public offering within the meaning of the Securities Act. Unless the offeror, prior to making a take-over bid, files with the Commissioner of Securities and delivers to the target company certain materials, including copies of all offering information, certain information regarding the offeror, the source of funds financing the offer, the number of shares to be acquired and whether the offeror intends to sell the assets of the company, the offeror will be subject to civil monetary and criminal penalties. The Merger will not constitute a takeover bid under Missouri law because neither Emersub nor Rollway is a Missouri corporation. (but see "-- Business Combinations" below).


Business Combinations

     New York law provides that, generally, for a merger between two or more New York corporations upon the approval of the holders of two-thirds of all outstanding shares entitled to vote on the merger and, in certain circumstances, of the holders of a majority of all outstanding shares of each class or series, is required. However, where the merger is between one or more New York corporations and one or more foreign corporations, the foregoing two-thirds vote (and the majority vote if applicable) is required only for the domestic corporation. The foreign corporation must comply with the applicable provisions of the jurisdiction where it is incorporated.

     Furthermore, under New York law, there are additional restrictions with respect to "business combinations" involving an "interested shareholder" of a New York corporation. A "business combination" is (1) any merger or consolidation of a resident domestic corporation or any of its subsidiaries with
(i) an interested shareholder or (ii) any other corporation (whether or not itself an interested shareholder) which is, or after the merger or consolidation would be, an affiliate or associate of an interested shareholder (each an "Interested Affiliate"); (2) any sale, lease, exchange or other disposition with an interested shareholder or any Interested Affiliate of assets of a resident domestic corporation or any of its subsidiaries equal to (i) 10% or more of the aggregate market value of all the assets of such corporation, (ii) 10% or more of the aggregate market value of all the outstanding stock of such corporation or (iii) 10% or more of the earning power or net income of such corporation; (3) the issuance or transfer by a resident domestic corporation or any of its subsidiaries of any of its stock or of any of its subsidiaries stock equal to 5% or more of the aggregate market value of all the outstanding stock of such corporation to an interested shareholder or Interested Affiliate, except pursuant to the exercise of warrants or rights to purchase stock offered, or a dividend or distribution paid pro rata to all shareholders; (4) the adoption of any plan or proposal for the liquidation or dissolution of a resident domestic corporation pursuant to any agreement, arrangement or understanding (whether or not in writing) with, an interested shareholder or Interested Affiliate; (5) any reclassification of securities, or recapitalization of a resident domestic corporation, or any merger or consolidation of such corporation with any of its subsidiaries, or any other transaction (whether or not involving an interested shareholder), pursuant to any agreement, arrangement or understanding (whether or not in writing) with, an interested shareholder or Interested Affiliate, which has the effect, of increasing the proportionate share of outstanding shares of voting stock (or securities convertible into voting stock) of such corporation or subsidiary, which is owned by an interested shareholder or Interested Affiliate, except as a result of immaterial changes due to fractional share adjustments or (6) any receipt by an interested shareholder or Interested Affiliate of the benefit of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through a resident domestic corporation. An "interested shareholder" is one that owns at least 20% of the outstanding voting shares of a corporation. A New York corporation cannot engage in a business combination with an interested shareholder for five years following the acquisition date of an interested shareholder's shares unless the directors approve the business combination or stock acquisition before the shareholder's stock acquisition date. Following the five-year period, a corporation cannot enter a business combination with an interested shareholder unless (1) the directors approve the business combination or the shareholder's stock acquisition before the shareholder's stock acquisition date; (2) at a meeting called for such purpose, the holders of a majority of the outstanding shares not beneficially owned by an interested shareholder or an associate or affiliate of an interested shareholder approve the business combination; or (3) the business combination satisfies certain price and procedural requirements. Such restrictions do not apply to certain specified corporations, including, without limitation, a corporation that (1) does not have a class of voting stock registered with the Securities and Exchange Commission pursuant to Section 12 of the Exchange Act, with some exceptions, and (2) has exempted itself (a) in its original certificate of incorporation, (b) in an amendment to its By-Laws prior to March, 1986 or (c) in an amendment to its By-Laws approved by a vote of the holders of a majority of the outstanding voting stock, excluding the voting stock of an interested shareholder or an associate or affiliate of an interested shareholder, provided, however, that such amendment will not become effective for 18 months following its adoption and will not apply to a business combination with an interested shareholder whose stock acquisition date is on or before the effective date of such amendment.

     Missouri law provides, generally, that in the case of a merger or consolidation, at least two-thirds of the shares entitled to vote must approve such merger or consolidation, unless the Articles of Incorporation provide otherwise. Where the merger is between one or more Missouri corporations and one or more foreign corporations, the foregoing two-thirds vote is required only for the Missouri corporation. The foreign corporation must comply with the applicable provisions of the jurisdiction where it is incorporated.

     However, under Missouri law, there are also additional restrictions with respect to business combinations involving an "interested shareholder" of a Missouri corporation which, for the most part, are nearly identical to those described above for a New York corporation.

     Additionally, Emerson's Restated Articles of Incorporation mandate that all "business combinations" (as hereinafter defined) must be approved by an affirmative vote of eighty-five percent of all outstanding shares of Emerson, voting as a single class. A "business combination" is (1) any merger, consolidation, or exchange of Emerson's capital shares with an "interested person" (as hereinafter defined), (2) any sale, lease, exchange, or other similar disposition, including partial liquidation or dissolution of Emerson, of a substantial part of the assets of Emerson (or any of its subsidiaries), other than in the ordinary course of business, with an interested person, (3) the issuance or transfer of securities of Emerson or a subsidiary to an interested person or the issuance or transfer of securities of an interested person to Emerson or any of its subsidiaries, (iv) any sale, lease, exchange, or other similar disposition of a substantial part of the assets of an interested person, other than in the ordinary course of business, with Emerson or any of its subsidiaries, (v) any recapitalization or reclassification of securities of Emerson or any merger or consolidation of Emerson with any of its subsidiaries which would effect an increase in the proportionate ownership of an interested person in Emerson, or (vi) any merger or consolidation of Emerson with any of its subsidiaries after which the Articles of Incorporation of the surviving entity would not contain the any of the above provisions. "Interested person" means any individual or other entity that, at any time during the two year period prior to and including the date of consummation of the proposed business combination, owns or owned, directly or indirectly through a subsidiary or associate, ten percent of the total voting power of all outstanding shares of Emerson's voting stock.

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

     Furthermore, Emerson's Restated Articles of Incorporation also provide that a business combination need not be approved by eighty-five percent of all the outstanding shares of Emerson, voting as a single class, if (1) such business combination is approved by a majority of directors who are not affiliated or associated with an interested person and who held office prior to such person or entity becoming an interested person, or (2) if all of the following conditions are met: (a) the amount of cash and property received as consideration for such business combination is equal to or greater than the highest of (i) the highest per share price paid by the interested party for any of Emerson's capital stock in the two years preceding the consummation of the business combination; (ii) the highest preferential amount per share to which the holders of any class or series of preferred stock are entitled; or (iii) the fair market value of such shares on the date that the business combination is announced; (b) the consideration received by the holders of Emerson's capital stock is in cash or the same form as that used by the interested person to acquire capital stock in Emerson; (c) certain changes in the payment of dividends do not occur; (d) the interested person does not receive the benefit of any loans or tax advantages provided by Emerson; and (e) a proxy statement meeting the requirements of the Exchange Act is sent to the shareholders at least 30 days before such business combination is consummated.


Sale, Lease or Exchange of Assets

     New York law provides that a sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation, if not made in the usual or regular course of business actually conducted by such corporation, shall be authorized only as follows: (1) the board shall authorize the proposed sale, lease, exchange or other disposition and direct its submission to a vote of shareholders, (2) notice of a shareholders meeting shall be given to each shareholder or record, whether or not entitled to vote, and (3) the shareholders shall approve such sale, lease, exchange or other disposition and may fix, or may authorize the board to fix, any of the terms and conditions thereof. Notwithstanding shareholder approval, the board may abandon the proposed sale, lease, exchange or other disposition without further action by the shareholders, subject to the rights, if any, of third parties under any contract relating thereto.

     Missouri law provides that a vote of at least two-thirds of the shares entitled to vote is required to authorize the sale, lease or exchange of all or substantially all of the assets of a corporation, except that the Articles of Incorporation or the By-Laws may provide that a greater proportion is required to authorize such a sale, lease or exchange. See "-- Business Combinations" above for discussion of sales, leases or exchanges of assets with an "interested person."


Rollway Preferred Stock

     The holders of Rollway Preferred Stock are entitled to various rights and priorities regarding the management and assets of Rollway. For a discussion of those rights and priorities, see "Information about Rollway -- Description of Rollway Capital Stock."

     Subject to the approval of the Preferred Terms Amendment by the holders of a majority of the Rollway Preferred Stock and the Rollway Common Stock, upon consummation of the proposed Merger, the holders of Rollway Preferred Stock will possess shares of Emerson Common Stock (as described in "Information about Emerson -- Description of Rollway Capital Stock") which will have certain rights under Missouri law and under the Restated Articles of Incorporation and By-Laws of Emerson as described herein.


Preferred Share Purchase Rights

     The holders of Rollway Common Stock, Rollway Preferred Stock and/or Rollway Options, as of the date hereof, do not own any rights with respect to Rollway's securities which are similar to Emerson's Preferred Share Purchase Rights.

     Upon consummation of the Proposed Merger, holders of Rollway Common Stock (and Rollway Preferred Stock, subject to the approval of the Preferred Terms Amendment), will receive with their Emerson Common Stock received in the Merger the Preferred Share Purchase Rights which are currently attached to and trade with the Emerson Common Shares and which have certain rights as described under "Information about Emerson -- Preferred Share Purchase Rights Plan."


Rights of Dissenting Shareholders

     Pursuant to New York law, a shareholder of a New York corporation who is entitled to vote with respect to certain transactions (including, without limitation, a merger or consolidation, a disposition of all or substantially all of the assets of a corporation, or a share exchange) and who complies with the applicable statutory procedures is entitled to receive in cash the fair value of his or her shares if the shareholder does not consent to such transactions. Additionally, shareholders have dissenters' rights in the case of certain types of amendments of the Certificate of Incorporation. For a more complete description of the rights of dissenting shareholders under New York law, see "Dissenting Shareholder Rights."

     Similarly, Missouri law provides that a shareholder of a Missouri corporation who complies with applicable statutory procedures is entitled to receive fair value for his or her shares if the shareholder votes against certain transactions, including, without limitation, a merger or consolidation, a disposition of all or substantially all of the assets of a corporation, or a share exchange. Also, shareholders have dissenters' rights with respect to certain amendments that materially and adversely affect rights in respect of a dissenter's shares as well as any corporate action taken pursuant to a shareholder vote to the extent that the Articles of Incorporation or By-Laws or a resolution of the board provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares.

                          DISSENTING SHAREHOLDER RIGHTS

     It is a condition to the consummation of the Merger that (i) holders of not more than 5% of the outstanding shares of Rollway Common Stock shall have exercised dissenting shareholder rights with respect to the Merger and (ii) holders of not more than 5% of the outstanding shares of Rollway Preferred Stock shall have exercised dissenting shareholder rights with respect to the Preferred Terms Amendment. However, if this condition is waived by Emerson and Emersub in their sole discretion and the Merger is consummated, any holder of Rollway Common Stock who elects to exercise his, her or its rights of dissent from the Merger and who complies with the procedures set forth in Sections 623, inclusive, of the NYBCL shall be entitled to receive cash for the fair value of his, her or its shares of Rollway Common Stock owned at the time of the Merger. Additionally, if the Preferred Terms Amendment is approved, any holder of Rollway Preferred Stock who elects to exercise his, her or its right to dissent from the Preferred Terms Amendment and who complies with the procedures set forth in Section 623, inclusive, of the NYBCL shall be entitled to receive the "fair value" of his, her or its shares of Rollway Preferred Stock.

     Shareholders contemplating the exercise of dissenters' rights should review carefully Sections 623, 806(b)(6) and 910 of the NYBCL. A copy of the complete text of such Sections is attached as Exhibit C hereto. The following, qualified in its entirety by such provisions, is a summary of the steps which must be taken for the effective exercise of dissenters' rights:

(i) Written Objection. Any shareholder electing to exercise the right of dissent shall file with Rollway prior to or at the Rollway Special Meeting and prior to the taking of the vote on the approval of the applicable action of a written objection stating said shareholder's intention to demand payment for his, her or its shares if the action is approved. Such written objection is not required from any shareholder to whom Rollway did not give notice of such Rollway Special Meeting in accordance with the NYBCL. A vote against the proposed action is not, in and of itself, sufficient to meet the requirement of written objection.

(ii) Voting at the Rollway Special Meeting. In addition to the filing of the written objection, shares for which dissenters' rights are sought must not be voted in favor of approval of the applicable action. The failure to vote against the proposed action does not constitute a waiver of dissenters' rights, provided that the requirements of the NYBCL are met.

(iii) Notice of Effectiveness of Action. If the action is approved by the vote (or written consent) of the requisite number of Rollway's shareholders, Rollway is required, within ten days of such vote (or written consent), to send to each dissenting shareholder of Rollway who properly filed a written objection thereto (or from whom written objection was not required) and whose shares were not voted in favor of the approval of the action a notice (the "Company Notice") of such authorization (or consent).

(iv) Written Demand. Within twenty days after the giving of the Company Notice, any shareholder from whom written objection was not required and who elects to dissent shall deliver to Rollway a written notice (an "Election Notice") of such election.

(v)   Delivery of  Certificates.  Within one month after  filing of the Election
      Notice  (the  "Delivery   Period"),   the  shareholder   must  submit  the
      certificates representing his shares.

(vi) Offer. Within fifteen days after the later of the expiration of the Delivery Period or the consummation of the applicable action (the "Offer Period"), Rollway, as the Surviving Corporation, must make a written offer (the "Offer") to each dissenting shareholder to pay for his, her or its shares at a specified price which Rollway considers to be fair value.

(vii) Payment. If within thirty days after the making of the Offer (the "Agreement Period"), Rollway and a dissenting shareholder agree upon the fair value to be paid for the dissenting shares, payment by Rollway shall be made to the dissenting shareholder within sixty days after the later of the making of such Offer or the consummation of the applicable action. If Rollway fails to make the Offer or Rollway and a dissenting shareholder do not agree on the fair value of the dissenting shares within the Offer Period or Agreement Period, as the case may be, Rollway shall institute a special proceeding in the appropriate state supreme court within twenty days after the Offer Period or Agreement Period, as the case may be (the "Proceeding Period"). If Rollway fails to institute such proceeding, the dissenting shareholder must institute such proceeding within thirty days after the expiration of the Proceeding Period or lose all dissenter's rights (unless otherwise directed by the court). Rollway shall be required to pay the fair value of the dissenting shares as established by the court. Each party to such proceeding shall bear its own costs and expenses, although the court may, in its discretion, assess all or any part of Rollway's costs against any or all dissenting shareholders and all or any part of any dissenting shareholder costs against Rollway.

(viii)Cessation of Rights. Upon consummation of the applicable action, any dissenting shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under Section 623 of the NYBCL.

      ONCE DISSENTERS RIGHTS ARISE, UNLESS THE AFOREMENTIONED REQUIREMENTS ARE STRICTLY MET, SHARES OF ROLLWAY STOCK WILL AUTOMATICALLY LOSE ANY DISSENTERS' RIGHTS.

                                  LEGAL MATTERS

     Hancock & Estabrook, LLP has rendered the opinion referred to under "The Merger -- Certain Federal Income Tax Matters." Hancock & Estabrook, LLP represents Rollway in this Merger. Hancock & Estabrook, LLP does not represent the individual shareholders, option holders and employees of Rollway in connection with the Merger and the transactions contemplated thereby. Such persons should consider seeking the advice of their own counsel to determine the specific consequences to them of the Merger and the transactions contemplated thereby based on their particular circumstances.

     H. M. Smith, Esq., Assistant General Counsel and Assistant Secretary of Emerson, has rendered his opinion that the shares of Emerson Common Stock to be issued in the Merger, when issued pursuant to the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable. As of June 30, 1996, H.
M. Smith owned 2,006 shares of Emerson Common Stock and options to purchase 7,058 additional shares of Emerson Common Stock.


                                     EXPERTS

     The consolidated financial statements of Emerson Electric Co. and subsidiaries as of September 30, 1995 and 1994, and for each of the years in the three-year period ended September 30, 1995 incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accounts, incorporated by reference elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Lipe-Rollway Corporation at December 3, 1995 and November 27, 1994, and for each of the three years in the period ended December 3, 1995 included in this Proxy Statement/Prospectus, which is referred to and made a part of the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            LIPE-ROLLWAY CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


REPORT OF INDEPENDENT AUDITORS...............................................F-2

         Consolidated Balance Sheets as of December 3, 1995 and
                  November 27, 1994..........................................F-3

         Consolidated Statements of Operations for the fiscal years ended
                  December 3, 1995, November 27, 1994 and November 28, 1993..F-5

         Consolidated Statements of Shareholders' Equity for the fiscal years ended December 3, 1995, November 27, 1994 and
                  November 28, 1993..........................................F-6

         Consolidated Statements of Cash Flows for the fiscal years ended
                  December 3, 1995, November 27, 1994 and November 28, 1993..F-7

         Notes to Consolidated Financial Statements..........................F-8

UNAUDITED FINANCIAL STATEMENTS .............................................F-21

         Condensed Consolidated Balance Sheet (Unaudited) as of
                  June 2, 1996..............................................F-21

         Condensed Consolidated Statements of Operations (Unaudited)
                  for the fiscal quarters ended June 2, 1996 and
                  May 28, 1995..............................................F-22

         Condensed Consolidated Statements of Shareholders' Equity
                  (Unaudited) for the fiscal quarters ended June 2, 1996
                  and May 28, 1995..........................................F-23

         Condensed Consolidated Statements of Cash Flows (Unaudited) for the fiscal quarters ended June 2, 1996 and May 28, 1995...F-24

         Notes to Condensed Consolidated Financial Statements...............F-25

                         Report of Independent Auditors


Shareholders and Board of Directors
Lipe-Rollway Corporation

We have audited the accompanying consolidated balance sheets of Lipe-Rollway Corporation and subsidiaries as of December 3, 1995 and November 27, 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 3, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lipe-Rollway Corporation and subsidiaries at December 3, 1995 and November 27, 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 3, 1995, in conformity with generally accepted accounting principles.

As described in Note 1, in 1994 the Company changed its method of accounting for income taxes.


                                        /S/ ERNST & YOUNG LLP

Syracuse, New York
January 19, 1996

                                   Lipe-Rollway Corporation and Subsidiaries

                                          Consolidated Balance Sheets
                                                                                  December 3,          November 27,
                                                                                     1995                  1994
                                                                             -------------------------------------------

Assets
Current assets:
         Cash and cash equivalents                                                   $   381,479          $     59,649
         Trade receivables, less allowances of $588,884 and
                  $403,687                                                            10,694,372             8,211,030
         Inventories:
                  Finished goods                                                       8,467,618             6,579,056
                  Work-in-process                                                      3,018,778             2,432,428
                  Materials and supplies                                               1,084,214               942,980
                                                                             -------------------------------------------
                                                                                      12,570,610             9,954,464

         Due from officer                                                                152,336               139,319
         Foreign income, VAT and other taxes refundable                                  250,573               308,964
         Prepaid and other current assets                                                783,490               746,138
                                                                             -------------------------------------------
Total current assets                                                                  24,832,860            19,419,564

Other assets                                                                             265,104               169,206

Deferred pension cost                                                                    562,165               870,782

Deferred financing costs, net of amortization of $12,154                                 183,646                    --

Property, plant, and equipment:
         Land ($509,480 and $475,593) and improvements                                   618,004               604,615
         Buildings and improvements                                                    6,084,736             5,859,262
         Machinery and equipment                                                       9,639,888            16,005,362
                                                                             -------------------------------------------
                                                                                      16,342,628            22,469,239
         Less allowances for amortization and depreciation                             8,031,681            15,166,632
                                                                             -------------------------------------------
                                                                                       8,310,947             7,302,607
                                                                             -------------------------------------------
                                                                                     $34,154,722           $27,762,159
                                                                             ===========================================

                                       F-3

                                                                                  December 3,          November 27,
                                                                                     1995                  1994
                                                                             -------------------------------------------

Liabilities and shareholders' equity Current liabilities:
         Short-term borrowings                                                       $ 8,686,818           $ 2,482,893
         Checks outstanding at end of period                                             501,671               433,405
         Trade accounts payable                                                        6,098,269             5,161,985
         Accrued expenses                                                              2,505,154             1,364,801
         Environmental remediation liability (Note 8)                                     70,000                    --
         Income taxes currently payable                                                   10,168               115,480
         Current portion of long-term debt                                               995,224               880,697
                                                                             -------------------------------------------
Total current liabilities                                                             18,867,304            10,439,261

Long-term debt, less current portion                                                   6,766,808            10,165,439

Deferred taxes                                                                           353,502               338,847

Long-term environmental remediation liability (Note 8)                                   830,000                    --

Long-term pension liability                                                            1,134,087             1,869,937

Shareholders' equity:
         Preferred stock issued and outstanding 93,692 shares                            936,920               936,920
         Common stock, $.50 par value:
                  Authorized 1,500,000 shares;
                  Issued 761,898 shares                                                  380,949               380,949
         Additional capital                                                            1,386,626             1,386,626
         Unfunded pension losses                                                        (180,007)             (452,934)
         Retained earnings                                                             2,590,107             1,883,033
         Treasury stock                                                                  (63,885)              (63,885)
         Currency translation adjustment                                               1,152,311               877,966
                                                                             -------------------------------------------
                                                                                       6,203,021             4,948,675
Commitments and contingencies (Notes 7 and 8)
                                                                             -------------------------------------------
                                                                                     $34,154,722           $27,762,159
                                                                             ===========================================

See notes to consolidated financial statements.


                                        Lipe-Rollway Corporation and Subsidiaries

                                          Consolidated Statements of Operations
                                                                                        Year ended
                                                                  December 3,          November 27,         November 28,
                                                                      1995                 1994                 1993
                                                             ----------------------------------------------------------------

Net sales                                                          $46,493,462          $32,903,821          $32,453,081

Costs and expenses:
         Cost of products sold                                      32,976,505           23,823,149           24,471,706
         Selling, general, and administrative expenses               8,728,829            7,453,184            6,957,418
         Other administrative expenses (Notes 8 and 11)              1,488,108                   --                   --
         Interest expense                                            1,746,486            1,208,949            1,021,935
                                                             ----------------------------------------------------------------
                                                                    44,939,928           32,485,282           32,451,059
                                                             ----------------------------------------------------------------
Income from operations before income taxes                           1,553,534              418,539                2,022
Income taxes                                                           846,460              316,951              148,154
                                                             ----------------------------------------------------------------
Net income (loss)                                                  $   707,074          $   101,588         $   (146,132)
Preferred dividend requirement                                         (93,692)             (93,692)             (93,692)
                                                             ----------------------------------------------------------------
Net income (loss) applicable to common stock                       $   613,382          $     7,896         $   (239,824)
                                                             ================================================================

Net income (loss) per common share
         outstanding after dividends on preferred stock                   $.81                 $.01                $(.32)
                                                             ================================================================

See notes to consolidated financial statements.


                                              Lipe-Rollway Corporation and Subsidiaries

                                           Consolidated Statements of Shareholders' Equity

                               Years ended November 28, 1993, November 27, 1994, and December 3, 1995
                                                                        Unfunded                            Currency       Total
                                     Preferred    Common    Additional   Pension     Retained   Treasury  Translation  Shareholders'
                                       Stock       Stock      Capital     Losses     Earnings     Stock    Adjustment     Equity
                                   -------------------------------------------------------------------------------------------------

Balance November 29, 1992          $ 936,920   $ 380,949   $1,386,626  $(115,847)  $2,382,112  $(63,885)  $  813,723     $5,720,598
Adjustment (Note 9)                                                                  (353,000)                             (353,000)
                                   -------------------------------------------------------------------------------------------------
Balance November 29, 1992 as
         restated                    936,920     380,949    1,386,626   (115,847)   2,029,112   (63,885)     813,723      5,367,598

Net loss                                                                             (146,132)                             (146,132)
Preferred dividends $1 per share                                                     (101,535)                             (101,535)
Unfunded pension losses                                                 (121,925)                                          (121,925)
Currency translation adjustment                                                                             (462,633)      (462,633)
                                   -------------------------------------------------------------------------------------------------
Balance November 28, 1993            936,920     380,949    1,386,626   (237,772)   1,781,445   (63,885)     351,090      4,535,373

Net income                                                                            101,588                               101,588
Unfunded pension losses                                                 (215,162)                                          (215,162)
Currency translation adjustment                                                                              526,876        526,876
                                   -------------------------------------------------------------------------------------------------
Balance November 27, 1994            936,920     380,949    1,386,626   (452,934)   1,883,033   (63,885)     877,966      4,948,675

Net income                                                                            707,074                               707,074
Unfunded pension losses                                                  272,927                                            272,927
Currency translation adjustment                                                                              274,345        274,345
                                   -------------------------------------------------------------------------------------------------
Balance December 3, 1995           $ 936,920   $ 380,949   $1,386,626  $(180,007)  $2,590,107  $(63,885)  $1,152,311     $6,203,021
                                   =================================================================================================

See notes to consolidated financial statements.


                                              Lipe-Rollway Corporation and Subsidiaries
                                                Consolidated Statements of Cash Flows
                                                                                                    Year ended
                                                                               December 3,         November 27,         November 28,
                                                                                  1995                 1994                 1993
                                                                         -----------------------------------------------------------

Operating activities
- --------------------
Net income (loss)                                                            $    707,074           $   101,588         $  (146,132)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
    Depreciation and amortization                                                 987,736               755,408             630,793
    Provision for bad debts                                                       225,261               (37,739)            318,318
    Gain on sale of property, plant, and equipment                                 12,300
    Deferred taxes                                                                 14,655                 4,762              42,591
    Provision for noncurrent pension expense                                     (163,095)              (53,975)             26,987
    Provision for noncurrent environmental remediation
      liability                                                                   830,000                   --                   --
    Changes in operating assets and liabilities:
      (Increase) in trade receivables                                          (2,303,511)           (1,023,052)           (427,510)
      (Increase) in inventories                                                (2,182,745)             (997,356)           (161,881)
      (Increase) decrease in due from officer                                     (13,017)              (14,975)             12,393
      (Increase) decrease in other current assets                                 130,143              (364,145)           (350,282)
      Increase in trade accounts payable                                          813,169             1,308,330           1,175,453
      Increase (decrease) in accrued expenses                                   1,116,359               (10,161)            (49,265)
      Increase (decrease) in taxes payable                                       (116,084)              102,244               4,651
                                                                        ------------------------------------------------------------
Net cash provided by (used in) operating activities                                58,245              (229,071)          1,076,116

Investing activities
- --------------------
Purchases of property, plant, and equipment                                    (1,540,223)           (1,800,146)           (375,975)
Proceeds from sale of equipment                                                    13,183                    --                  --
(Increase) decrease in other noncurrent assets                                   (279,544)              (15,822)             29,096
                                                                        ------------------------------------------------------------
Net cash used in investing activities                                          (1,806,584)           (1,815,968)           (346,879)

Financing activities
- --------------------
Proceeds from long-term borrowings                                              6,498,204                    --                  --
Principal payments on long-term debt and capital lease
  obligations                                                                  (2,720,473)           (1,272,268)         (1,193,535)
Proceeds from short-term borrowings and line of credit                          6,544,707             2,679,958                  --
Payments on short-term borrowings and line of credit                           (3,124,219)                   --                  --
Net borrowings (payments) under revolving lines of credit                      (4,844,813)              849,811             375,898
Preferred stock redemption                                                             --               (65,000)            (65,000)
Dividends paid                                                                         --                    --            (101,535)
                                                                        ------------------------------------------------------------
Net cash provided by (used in) financing activities                             2,353,406             2,192,501            (984,172)
Effect of exchange rate changes on cash                                          (283,237)              (97,122)             65,601
                                                                        ------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                  321,830                50,340            (189,334)
Cash and cash equivalents at beginning of year                                     59,649                 9,309             198,643
                                                                        ------------------------------------------------------------
Cash and cash equivalents at end of year                                     $    381,479          $     59,649        $      9,309
                                                                        ============================================================

See notes to consolidated financial statements.

                    Lipe-Rollway Corporation and Subsidiaries

                   Notes to Consolidated Financial Statements

           December 3, 1995, November 27, 1994, and November 28, 1993


1. Summary of Accounting Policies


Principles of Consolidation

The consolidated financial statements include the accounts of all domestic and foreign subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.


Fiscal Year

The Corporation's fiscal year ends on the Sunday nearest November 30. Fiscal year 1995 included 53 weeks; fiscal years 1994 and 1993 included 52 weeks.


Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.


Foreign Currency Translation

In accordance with Financial Accounting Standards Board Statement No. 52, all balance sheet accounts of foreign subsidiaries are translated at current exchange rates and income statement items are translated at an average exchange rate for the year. The gain or loss resulting from translating subsidiary financial statements is recorded as a separate component of shareholders' equity. Transaction gains and losses are recorded in operations.


Inventories

Inventories are stated at the lower of cost or market. Inventories, summarized by cost method, follow:

                                                1995                1994
                                        ----------------------------------------

Last-in, first-out (LIFO) method            $ 6,050,580          $4,590,139
First-in, first-out (FIFO) method             6,520,030           5,364,325
                                        ----------------------------------------
Total inventories                           $12,570,610          $9,954,464
                                        ========================================


If the first-in, first-out method of inventory accounting had been used for all inventories, inventories would have been approximately $4,862,000 and $4,843,000 higher than reported at December 3, 1995 and November 27, 1994, respectively.

                    Lipe-Rollway Corporation and Subsidiaries

1. Summary of Accounting Policies (Continued)


Properties and Depreciation

Properties are recorded at cost and include expenditures for additions and major improvements and equipment acquired under capital leases. Provisions for depreciation are based on the estimated useful lives of the respective assets and are computed by the straight-line method. Capital lease assets aggregated $2,522,474 and $2,296,587 at December 3, 1995 and November 27, 1994,
respectively (accumulated amortization aggregated $1,399,406 and $1,209,583, respectively). Amortization of capital leases is included with depreciation expense in the statement of operations.


Income Taxes

The Company does not provide U.S. income taxes on cumulative undistributed earnings of foreign subsidiaries, which totaled $3,544,000 and $2,041,000 at December 3, 1995 and November 27, 1994, respectively, because such earnings are considered as invested indefinitely.

Beginning November 29, 1993, the Company provides for income taxes in accordance with the liability method as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under the liability method, deferred taxes are determined based on the difference between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The principal differences relate to depreciation and certain non-deductible reserves (see Note 5). There was no cumulative effect of the adoption of the new method of accounting for income taxes.

Prior to 1994, the Company provided for deferred taxes in accordance with Accounting Principles Board Opinion #11.


Pension Plans

Annual costs of the pension plans are computed by actuaries in accordance with the provisions of Financial Accounting Standards Board Statement No. 87, "Employers' Accounting for Pensions".


Earnings (Loss) Per Common Share

Earnings (loss) per common share outstanding are based on the weighted average number of shares of common stock outstanding during each year (752,628 in 1995, 1994, and 1993). Earnings per share in each year give effect to the preferred dividends of $93,692; however, the computation excludes the impact of stock options as their dilutive effect is not material.

                    Lipe-Rollway Corporation and Subsidiaries

1. Summary of Accounting Policies (Continued)


Other Assets

Included in the caption other assets is the cash value of officers' life insurance of $1,717,193 net of loans of $1,492,739 as of December 3, 1995 and $1,483,980 net of loans of $1,364,959 as of November 27, 1994.


Deferred Financing Costs

Deferred financing costs are being amortized on a straight line basis over the term of the mortgage loan with a bank (15 years).


Concentrations of Credit Risk

The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. There are no significant concentrations of credit risk at December 3, 1995.


Reclassification

Certain amounts in the 1994 financial statements have been reclassified to conform with the 1995 presentation.


2. Borrowing Arrangements

The Company has domestic and foreign lines of credit which provide for borrowings up to approximately $10,020,000 at December 3, 1995. Borrowings against these lines of credit aggregated $8,686,818 at December 3, 1995 ($6,100,446 domestic and $2,586,372 foreign). Interest on the borrowings is set as a function of the prime rate.

Equipment, inventory, and receivables are pledged as collateral on these loans in addition to a mortgage on building facilities and a general assignment of assets.

The weighted average interest rate on short-term borrowings outstanding as of December 3, 1995 and November 27, 1994 was 10.35% and 9.21%, respectively.

On March 21, 1995, the Company refinanced, with a bank, certain debt owed to the bank and another financial institution. The Company used the proceeds of two term loans and an available revolving line of credit to pay short and long-term borrowings and, as a result, $7,388,224 of short-term borrowings outstanding as of November 27, 1994 has been classified as long-term debt at November 27, 1994. The debt is secured by land, buildings, equipment, accounts receivable and inventory owned by the domestic company.

                    Lipe-Rollway Corporation and Subsidiaries

2. Borrowing Arrangements (Continued)

At December 3, 1995 and November 27, 1994, long-term obligations consisted of the following:

                                                                                               December 3,         November 27,
                                                                                                   1995                 1994
                                                                                          ------------------------------------------

Term loan payable to a bank with monthly principal and interest installments of
$71,363 through April 2002 including interest at prime (8.75% at December 3,
1995) plus 1.75%, collateralized by a security interest in all business assets.                $3,923,074           $4,200,000

Mortgage loan payable to a bank with monthly principal and interest installments of $20,318 through April 2010 including interest at prime (8.75% at December 3,
1995) plus 1.875%, collateralized by land, building, and fixtures in Liverpool, New York.       1,771,190            1,800,000

Revolving line of credit, up to a maximum of $6,500,000, based on the level of qualifying accounts receivable and inventory. Interest is payable monthly at prime (8.75% at December 3, 1995) plus 1.25% through April 1, 1996,
collateralized by a security interest in all business assets.                                   6,100,446            2,748,097

Foreign term loan payable in semiannual installments through 2001. Effective interest
rate 8.65% and 9.25% in 1995 and 1994, respectively.                                            1,217,459            1,214,923

Note payable with monthly principal and interest installments  of $5,000 per month
through December 2004 including interest at 11.683% (see Note 9).                                 334,942              353,000

Capitalized lease obligations expiring at various dates through 1997. Average interest
rate was 13.69% and 12.8% for 1995 and 1994, respectively.                                        515,367              730,116
                                                                                          ------------------------------------------
                                                                                               13,862,478           11,046,136
Less current maturities of long-term debt                                                         995,224              880,697
Less revolving line of credit                                                                   6,100,446                   --
                                                                                          ------------------------------------------
                                                                                               $6,766,808          $10,165,439
                                                                                          ==========================================

                    Lipe-Rollway Corporation and Subsidiaries

2.  Borrowing Arrangements (Continued)

Aggregate maturities of long-term obligations as of December 3, 1995 are as follows:

1997                                                                $  953,332
1998                                                                 1,014,822
1999                                                                 1,044,686
2000                                                                 1,084,154
2001                                                                   915,302
Thereafter                                                           1,754,512
                                                           ---------------------
                                                                    $6,766,808
                                                           =====================

Loan Covenants

Terms of the various debt agreements limit, among other things, property, plant, and equipment additions and require a certain minimum working capital ratio and a maximum debt to equity ratio. The Company was in compliance with these terms at December 3, 1995.


Interest Payments

Total interest paid aggregated $1,417,608 in 1995, $963,084 in 1994, and $874,095 in 1993.


3. Accrued Expenses

Accrued expenses include the following:

                                                 1995               1994
                                         ---------------------------------------

Salaries, wages, and related items           $  870,666         $  504,937
Pension and retirement contributions            240,321             81,822
Other accrued items                           1,394,167            778,042
                                         ---------------------------------------
                                             $2,505,154         $1,364,801
                                         =======================================


4. Preferred Stock, Common Stock, and Other Shareholders' Equity


Preferred Stock

The Company has 250,000 shares authorized of $1 cumulative preferred stock with a stated par value of $10 per share. The preferred stock is senior to the Company's common stock, both with respect to the payment of dividends and liquidation rights. The Company has the option to redeem outstanding shares at the liquidating preference of $20 per share.

                    Lipe-Rollway Corporation and Subsidiaries

4. Preferred Stock, Common Stock, and Other Shareholders' Equity (Continued)

As of December 3, 1995, the Company has dividends in arrears of $187,384 on the $1 cumulative preferred stock.


Common Stock

Included in shares issued at December 3, 1995 and November 27, 1994 are 9,270 shares of treasury stock which were repurchased at a total cost of $63,885.


Stock Options

In 1995 the Board of Directors, with the approval of the Company's shareholders, reserved for issuance 80,000 shares of stock under the Lipe-Rollway Corporation 1994 Performance Stock Option Plan. Options for 73,332 shares were granted at $1.80 per share. During 1995 an option for 6,666 shares was forfeited. No shares were exercised during the year; and under terms of the original option plan, options for 36,667 shares are exercisable at December 3, 1995. However, in connection with normal option provisions related to changes in control, the option committee of the Board of Directors is expected to amend the plan and options granted to provide that all options shall become vested and exercisable immediately prior to the effective time of a pending acquisition (see Note 11).


5. Income Taxes

The components of income (loss) from operations before income taxes consisted of the following:

                            1995               1994                1993
                     -----------------------------------------------------------

Domestic                $ (780,892)         $(201,742)          $(286,672)
Foreign                  2,334,426            620,281             288,694
                     -----------------------------------------------------------
                        $1,553,534          $ 418,539          $    2,022
                     ===========================================================


Effective November 29, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by FASB Statement No. 109, "Accounting for Income Taxes". As permitted under the new rules, prior years financial statements have not been restated. There was no cumulative effect of adopting Statement 109.

                    Lipe-Rollway Corporation and Subsidiaries

5. Income Taxes (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax assets and liabilities as of December 3, 1995 and November 27, 1994 are as follows:

                                                                                     1995                1994
                                                                             -------------------------------------

Deferred tax liability:
         Tax over book depreciation                                              $   778,084         $   691,376
                                                                             -------------------------------------
Total deferred tax liability                                                         778,084             691,376

Deferred tax assets:
         Federal net operating loss carryforward                                   2,152,019           2,044,930
         Postretirement benefits                                                     167,527             204,642
         Inventory related                                                           603,435             568,001
         Insurance reserves                                                          130,517             106,948
         Environmental reserve                                                       306,000                  --
         Other - net                                                                  19,127              80,814
         State net operating loss carryforward                                       332,297             315,761
         Investment tax credits                                                      359,602             265,529
         Valuation allowance for deferred tax assets                              (3,645,942)         (3,234,096)
                                                                             -------------------------------------
Total deferred tax assets                                                            424,582             352,529
                                                                             -------------------------------------
Net deferred tax liability                                                       $   353,502         $   338,847
                                                                             =====================================


The net deferred tax liabilities have been classified as long term and relate solely to tax over book depreciation of a foreign subsidiary. The valuation allowance for deferred tax assets results from the inability to determine the recoverability of the deferred tax assets due to the cumulative domestic tax loss.

Significant components of the provision for income taxes are as follows:

                                                                                                         Deferred
                                                                           Liability Method               Method
                                                                        1995             1994              1993
                                                                ----------------------------------------------------

Currently payable:
         Federal                                                    $        --      $        --       $        --
         State                                                            1,477            6,685               641
         Foreign                                                        830,328          305,504           104,922
                                                                ----------------------------------------------------
Total current                                                           831,805          312,189           105,563
Deferred:
         Foreign                                                         14,655            4,762            42,591
                                                                ----------------------------------------------------
Provision for income taxes                                             $846,460         $316,951          $148,154
                                                                ====================================================

                    Lipe-Rollway Corporation and Subsidiaries

5. Income Taxes (Continued)

Income taxes paid (net) were $918,996 in 1995, $192,641 in 1994, and $101,326 in
1993.

At December 3, 1995, the Company has net operating loss carryforwards of approximately $6,329,000 which are available to offset future taxable income, expiring in various years through 2010. In addition, the Company has unused federal and state investment tax credits of approximately $360,000 for tax purposes to offset future taxes through the year 2005.

A reconciliation of income tax at the statutory U.S. rate and the actual tax as recorded follows:

                                                                        1995             1994              1993
                                                                 -----------------------------------------------------

Tax at statutory rate                                                  $528,202         $142,303        $      687
State income taxes                                                        1,477            6,685               641
Foreign income taxes at other than statutory rate                        51,278           99,370            49,357
Change in deferred tax asset valuation allowance                        282,446           45,006                 -
Other non-deductible items, net                                         (16,943)          23,587             9,342
Domestic loss with no tax benefit                                             -                -            88,127
                                                                 -----------------------------------------------------
Tax as recorded                                                        $846,460         $316,951          $148,154
                                                                 =====================================================


6. Benefit Plans

The Company has defined benefit retirement plans covering substantially all of its hourly employees. Benefits are based on a monthly flat rate multiplied by the years of credited service. The Company's funding policy is to contribute amounts to the Plans sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company may determine to be appropriate from time to time.

The Company also sponsors a defined contribution retirement plan covering certain salaried employees. The Company contributes 4% of each plan participant's covered compensation.
Costs of the Plan are summarized below.

The Company also has employees in certain foreign countries that are covered by defined contribution plans. Related costs charged to operations are not material.

                    Lipe-Rollway Corporation and Subsidiaries

6. Benefit Plans (Continued)

A summary of net periodic pension cost for 1995, 1994, and 1993 follows:

                                                                        1995               1994             1993
                                                                -------------------------------------------------------

Service cost--benefits earned during the period                     $   102,190         $ 128,751        $ 108,397
Interest cost on projected benefit obligation                           661,881           644,460          632,494
Actual return on plan assets                                         (1,067,791)          127,299         (540,820)
Net amortization and deferral                                           527,106          (727,736)          47,393
                                                                -------------------------------------------------------
Net pension cost for defined benefit plans                              223,386           172,774          247,464
Defined contribution plan costs                                         138,660           107,344          111,582
                                                                -------------------------------------------------------
Net pension expense                                                 $   362,046          $280,118         $359,046
                                                                =======================================================


The primary assumptions used in the accounting for the defined benefit plans as of December 3, 1995, November 27, 1994, and November 28, 1993 were:

                                                1995         1994         1993
                                           -------------------------------------

Weighted average discount rates                 8.5%         8.5%          8%
Expected long-term rate of return on assets    11.0%        11.0%          9%


The following table sets forth the funding status and amounts recognized in the consolidated balance sheets at December 3, 1995 and November 27, 1994 for the Company's defined benefit pension plans:

                                                                                   1995                 1994
                                                                           ------------------------------------------

Actuarial present value of benefit obligations:
         Vested benefit obligation                                             $(8,057,531)         $(8,079,799)
         Nonvested benefit obligation                                               (8,349)             (34,656)
                                                                           ------------------------------------------
Accumulated benefit obligation                                                 $(8,065,880)         $(8,114,455)
                                                                           ==========================================

Actuarial present value of projected benefit obligations
         for services rendered to date                                         $(8,065,880)         $(8,114,455)
Plan assets at fair value                                                        6,691,472            6,161,216
                                                                           ------------------------------------------
Projected benefit obligation in excess of plan assets                           (1,374,408)          (1,953,239)
Unrecognized net loss                                                               83,753              525,654
Unrecognized prior service cost                                                    163,137              186,108
Unrecognized net obligation at end of year, net of
         amortization                                                              529,279              613,434
                                                                           ------------------------------------------
Net pension liability recognized in the statement of
         financial position                                                    $  (598,239)         $  (628,043)
                                                                           ==========================================

                    Lipe-Rollway Corporation and Subsidiaries

6. Benefit Plans (Continued)

The components of the net pension liability are as follows:

                                                                                   1995                1994
                                                                          -----------------------------------------

Prepaid pension expense (asset)                                                 $    33,997       $           --
Minimum liability deferred pension cost (asset)                                     562,165              870,782
Accrued pension cost (accrued expenses)                                            (240,321)             (81,822)
Long-term pension liability                                                      (1,134,087)          (1,869,937)
Unfunded pension loss (equity component)                                            180,007              452,934
                                                                          -----------------------------------------
                                                                                $  (598,239)      $     (628,043)
                                                                          =========================================

The increase in the weighted average discount rates and in the expected long-term rates of return has caused a decrease in the defined benefit plan's projected benefit obligation by $390,000 in 1994. The increase in the expected long-term rate of return also caused a decrease in the net pension expense by $117,000 in 1994.

The Plan's assets are invested in government securities, corporate bonds, common stocks, insurance company separate accounts, and unallocated insurance contracts.


7. Operating Lease Commitments

The Company leases certain of its manufacturing and sales facilities and equipment, trucks, and automobiles under cancelable and noncancelable agreements. Rental expense charged to operations was $163,424 in 1995, $225,775 in 1994, and $214,635 in 1993.

The future minimum rental commitments, as of December 3, 1995, for all noncancelable operating leases are as follows:

                                             Machinery
                            Total           & Equipment         Automobiles
                      ----------------------------------------------------------

1996                      $130,631            $ 41,590            $ 89,041
1997                        94,128              37,922              56,206
1998                        47,211              34,254              12,957
1999                        34,254              34,254                  --
2000                         6,158               6,158                  --
                      ----------------------------------------------------------
                          $312,382            $154,178            $158,204
                      ==========================================================


The Company incurred capital lease obligations totaling $380,298 in 1995, $273,064 in 1994 and $135,599 in 1993 in connection with lease agreements to acquire equipment.

                    Lipe-Rollway Corporation and Subsidiaries

8. Contingencies

The Company is involved in various claims and lawsuits incidental to its business. Some of the matters are in their early stages of discovery and consequently management is unable to determine their ultimate effect on the Company. Management believes that the ultimate liability, if any, resulting from these actions will not have a material impact on the Company's consolidated financial position, results of operations and net cash flows.

In connection with "Note 9", three former employees of the Company were indicted on December 7, 1994. The employees were found not guilty of the charges made and the Company has expensed legal costs associated with their defense approximating $270,000. The Company is seeking reimbursement of a portion of these costs from its insurance carrier under its directors and officers liability policy. The outcome of the recovery is not determinable at this time.

As part of the due diligence process, Emerson Electric Company, a party to a proposed transaction (see Note 11) and the Company have identified certain environmental issues related to the Company. The nature and scope of these matters is set forth in certain reports entitled "Environmental Site Assessment of Lipe-Rollway Corporation in Liverpool, New York" prepared by Environmental Strategies Corporation dated November 28, 1995 and "Environmental Site Assessment Groundwater Investigation Results" prepared by Environmental Strategies Corporation dated November 30, 1995 (hereinafter the "ESC Reports"). These matters have been referred to the appropriate governmental authorities as required. Rough estimates of the potential costs of remediation associated with these matters have been made which indicate a range of costs between $900,000 and $2,300,000; however, significantly more site characterization will have to be performed prior to arriving at a reliable estimate. The Company, because it cannot determine what amount within the estimated range represents a better estimate than another amount, has recorded a $900,000 liability at December 3, 1995. Management, in conjunction with its environmental advisors, has estimated that $70,000 of this liability will be incurred during the ensuing fiscal year and consequently the remainder of the liability has been shown as a long-term liability.

In addition to the above, the Company as part of its due diligence has determined that it has failed to make certain filings required under the Emergency Planning and Community Right to Know Act (42 USC Section 1101 et. seq.). Although it is possible that the Company could be subject to certain civil penalties for such non-compliance, at this time the likelihood of incurring such penalties is unknown.


9. Settlement and Prior Period Adjustment

The Company was involved in discussions with the Department of Defense related to certain contract pricing issues. In December 1994, the Company reached an agreement with the United States

                    Lipe-Rollway Corporation and Subsidiaries

9. Settlement and Prior Period Adjustment (Continued)

Government calling for the repayment of $353,000 of revenue recognized by the Company in 1991 that was erroneously charged to the United States Government by the Company. The repayment represents the specific amounts overcharged to the Government on a certain contract and consequently the repayment has been treated as a prior period adjustment. Repayment of the above amount will be made over ten years on a monthly basis at $5,000 per month, including interest at 11.683%. Such principal amount is included in long-term debt. The Company has the right to accelerate the payment of the principal amount outstanding subject to certain prepayment penalties. In addition to the repayment, the Company was subject to a $30,000 fine which has been included in administrative expenses in fiscal 1994 and was paid in fiscal 1995. In connection with the acquittal of the three employees discussed in Note 8, the Company is seeking a reduction of the balance due the Government; however, the reduction, if any, is unknown at this time.


10. Operations by Industry Segment and Geographic Area

The Company's segments include Bearing Products and Automation Equipment Products. Operations by industry segment are summarized as follows:

                                                                                     Year Ended
                                                               December 3,           November 27,         November 28,
                                                                   1995                  1994                 1993
                                                          -----------------------------------------------------------------

NET SALES
         Bearing Products                                       $43,569,137           $29,747,797          $29,530,825
         Automation Equipment Products                            2,924,325             3,156,024            2,922,256
                                                          -----------------------------------------------------------------
TOTAL NET SALES                                                 $46,493,462           $32,903,821          $32,453,081
                                                          =================================================================

PRETAX INCOME
         Bearing Products                                       $ 3,195,243           $ 1,320,978          $   772,739
         Automation Equipment Products                              104,777               306,510              251,218
                                                          -----------------------------------------------------------------
TOTAL OPERATING INCOME                                            3,300,020             1,627,488            1,023,957
         Interest expense                                         1,746,486             1,208,949            1,021,935
                                                          -----------------------------------------------------------------
PRETAX INCOME                                                   $ 1,553,534           $   418,539          $     2,022
                                                          =================================================================

IDENTIFIABLE ASSETS
         Bearing Products                                       $32,357,550           $26,197,961          $21,690,252
         Automation Equipment Products                            1,797,172             1,564,198              831,237
                                                          -----------------------------------------------------------------
TOTAL ASSETS                                                    $34,154,722           $27,762,159          $22,521,489
                                                          =================================================================

CAPITAL EXPENDITURES
         Bearing Products                                       $ 1,421,823           $ 1,348,358          $   343,389
         Automation Equipment Products                              118,400               451,788               32,586
                                                          -----------------------------------------------------------------
TOTAL CAPITAL EXPENDITURES                                      $ 1,540,223           $ 1,800,146          $   375,975
                                                          =================================================================

                    Lipe-Rollway Corporation and Subsidiaries

10. Operations by Industry Segment and Geographic Area (Continued)

                                                                                     Year Ended
                                                               December 3,           November 27,         November 28,
                                                                   1995                  1994                 1993
                                                          -----------------------------------------------------------------

DEPRECIATION AND AMORTIZATION
         Bearing Products                                          $963,911              $738,813             $620,510
         Automation Equipment Products                               23,825                16,595               10,283
                                                          -----------------------------------------------------------------
TOTAL DEPRECIATION AND
         AMORTIZATION                                              $987,736              $755,408             $630,793
                                                          =================================================================


Sales between industry segments are not significant. Operating profit is total revenue, less expenses related to the segments' operating revenue. In computing operating profit, interest expense has been excluded.

Operations by geographic areas are summarized as follows:

                                                                                 Year Ended
                                                           December 3,          November 27,          November 28,
                                                              1995                  1994                  1993
                                                      -----------------------------------------------------------------

NET SALES
         United States                                     $22,201,710           $18,830,377           $19,774,192
         Europe                                             24,291,752            14,073,444            12,678,889
                                                      -----------------------------------------------------------------
TOTAL NET SALES                                            $46,493,462           $32,903,821           $32,453,081
                                                      =================================================================

OPERATING PROFIT
         United States                                     $   543,964          $    649,415          $    468,754
         Europe                                              2,756,056               978,073               555,203
                                                      -----------------------------------------------------------------
TOTAL OPERATING PROFIT                                     $ 3,300,020           $ 1,627,488           $ 1,023,957
                                                      =================================================================

IDENTIFIABLE ASSETS
         United States                                     $17,508,720          $  9,329,637          $  6,281,916
         Europe                                             16,646,002            18,432,522            16,239,573
                                                      -----------------------------------------------------------------
TOTAL ASSETS                                               $34,154,722           $27,762,159           $22,521,489
                                                      =================================================================


11. Pending Transaction

In November 1995, the Company entered into an agreement in principle with Emerson Electric Co. (EMR) for the acquisition of the Company by EMR. The Company would become part of the Emerson Power Transmission subsidiary of EMR. The proposed transaction is subject to certain conditions, finalization of definitive merger agreements, completion of governmental filings, and approval by the Company's shareholders. Costs incurred in connection with merger activities amounted to approximately $318,000 in fiscal 1995.

                    LIPE-ROLLWAY CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)


                                                                   June 2, 1996
                                                                    (Unaudited)
                                                                   -------------
ASSETS

Current Assets
  Cash                                                                 $747,410
  Accounts Receivable - net                                          11,405,217
  Inventories                                                        15,074,584
  Foreign income taxes recoverable                                      718,026
  Other current assets                                                  344,079
                                                                   -------------
                  Total Current Assets                               28,289,316
Other Assets                                                            334,256
Deferred Pension Cost                                                   707,949
Property, Plant & Equipment - net                                     8,004,789
                                                                   -------------
                                                                    $37,336,310
                                                                   =============
LIABILITIES & SHAREHOLDERS' EQUITY

Current Liabilities
  Short-term borrowings and current
    portion of long-term debt                                       $11,187,384
  Accounts payable and accrued expenses                               9,726,035
  Other liabilities                                                     527,888
                                                                   -------------
                  Total Current Liabilities                          21,441,305
  Long-Term Debt                                                      6,574,824
  Deferred Taxes                                                        378,097
  Other Long-Term Liabilities                                           830,000
  Long-Term Pension Liability                                         1,385,886
  Common Stock, $.50 par value:
    Authorized 1,500,000 shares;
    Issued 761,898                                                      380,949
  Preferred Stock and Other Shareholders' Equity                      6,365,249
                                                                   -------------
                                                                     37,336,310
                                                                   =============

                                     LIPE-ROLLWAY CORPORATION AND SUBSIDIARIES
                           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                                                                                        Twenty-six Weeks Ended
                                                                           ----------------------------------------------
                                                                             June 2, 1996                  May 28, 1995
                                                                           ---------------                ---------------

Net Sales                                                                    $24,775,538                    $21,631,705

Costs and expenses:
  Cost of products sold                                                       17,386,928                     14,954,342
  Selling, general and administrative expense                                  4,507,769                      4,655,952
  Merger expenses                                                                332,747                              0
  Interest expense                                                               851,930                        788,964
                                                                           ---------------                ---------------
                                                                              23,079,374                     20,399,258
                                                                           ---------------                ---------------

Income before income taxes                                                     1,696,154                      1,232,447
Income taxes                                                                     524,838                        307,783
                                                                           ---------------                ---------------

Net income                                                                    $1,171,326                       $924,664
                                                                           ===============                ===============

Net income applicable to common stock                                         $1,124,480                       $877,818
                                                                           ===============                ===============

Income per common share after giving effect to preferred dividends                 $1.49                          $1.17
                                                                           ===============                ===============

Weighted average shares outstanding                                              752,628                        752,628
                                                                           ===============                ===============

See notes to condensed consolidated financial statements.

                                     LIPE-ROLLWAY CORPORATION AND SUBSIDIARIES
                       CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (UNAUDITED)
                                                                                               Unfunded      Currency      Total
                                  Preferred      Common    Additional   Pension     Retained   Treasury    Translation Shareholders'
                                    Stock         Stock      Capital     Losses     Earnings     Stock      Adjustment    Equity
                                 ---------------------------------------------------------------------------------------------------

Balance November 27, 1994        $   936,920   $   380,949   $1,386,626  ($452,934)  $1,883,033  ($63,885)  $  877,966  $4,948,675

Net income                                                                              924,664                            924,664
Currency translation adjustment                                                                                587,203     587,203
                                 ---------------------------------------------------------------------------------------------------
Balance May 28, 1995             $   936,920   $   380,949   $1,386,626  ($452,934)  $2,807,697  ($63,885)  $1,465,169  $6,460,542
                                 ===================================================================================================

Balance December 3, 1995         $   936,920   $   380,949   $1,386,626  ($180,007)  $2,590,107  ($63,885)  $1,152,311  $6,203,021

Net Income                                                                            1,171,326                          1,171,326
Currency translation adjustment                                                                               (444,350)   (444,350)
Unfunded pension losses                                                   (183,799)                                       (183,799)
                                 ---------------------------------------------------------------------------------------------------
Balance June 2, 1996             $   936,920   $   380,949   $1,386,626  ($363,806)  $3,761,433  ($63,885)  $  707,961  $6,746,198
                                 ===================================================================================================

                                     LIPE-ROLLWAY CORPORATION AND SUBSIDIARIES
                            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                                                                       Twenty-six Weeks Ended
                                                                          ----------------------------------------------
                                                                            June 2, 1996                   May 28, 1995
                                                                          ----------------------------------------------

CASH USED IN OPERATING ACTIVITIES                                           ($1,126,250)                     ($513,238)

INVESTING ACTIVITIES
  Purchase of Property, Plant and Equipment                                    (224,813)                      (937,845)
  Decrease (Increase) in other assets                                           114,494                       (168,614)
                                                                          ----------------------------------------------
                                                                               (110,319)                    (1,106,459)
FINANCING ACTIVITIES
  Principal payments/borrowings on Long-Term Debt
    and Capital Lease obligations                                              (159,211)                     9,891,200
  Proceeds from short term borrowings                                         1,850,659                              0
  Net payments under Revolving Lines of Credit                                 (129,863)                    (7,659,698)
                                                                          ----------------------------------------------
                                                                              1,561,585                      2,231,502
Effect of Exchange Rate changes on Cash                                          40,915                       (126,766)
                                                                          ----------------------------------------------

         INCREASE IN CASH                                                      $365,931                       $485,039
                                                                          ==============================================

See notes to condensed consolidated financial statements.

                    Lipe Rollway Corporation and Subsidiaries

              Notes to Condensed Consolidated Financial Statements
                                  (Unaudited)


June 2, 1996


Note A - Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 2, 1996 are not necessarily indicative of the results that may be expected for the year ended December 1, 1996. For further information, refer to the consolidated financial statements and footnotes thereto included in the Lipe Rollway Corporation and Subsidiaries' financial statements for the year ended
December 3, 1995.


Note B - Inventories

The components of inventory consist of the following:

                                        June 2, 1996            December 3, 1995
                                        ------------            ----------------
Raw material                            $  1,227,868                 $ 1,084,214
Work in process                            3,325,190                   3,018,778
Finished products                         10,521,526                   8,467,618
                                        ------------                 -----------
                                        $ 15,074,584                 $12,570,610
                                        ------------                ------------


Note C - Contingencies

The Company is involved in various claims and lawsuits incidental to its business. Some of the matters are in their early stages of discovery and consequently management is unable to determine their ultimate effect on the Company. Management believes that the ultimate liability, if any, resulting from these actions will not have a material impact on the Company's consolidated financial position.

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                              EMERSON ELECTRIC CO.,

                                EMERSUB XLI, INC.

                                       and

                            LIPE-ROLLWAY CORPORATION


                               Dated April 1, 1996

                  as amended April 11, 1996 and July 17, 1996


                                      A-1

                          AGREEMENT AND PLAN OF MERGER
                                  by and among
                              EMERSON ELECTRIC CO.,
                                EMERSUB XLI, INC.
                                       and
                            LIPE-ROLLWAY CORPORATION

                                TABLE OF CONTENTS
                                                                           Page

RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE I
TERMS AND PLAN OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . .
    1.1   Merger and Effect of Merger. . . . . . . . . . . . . . . . . . .
    1.2   Method of Effecting Merger and Closing . . . . . . . . . . . . .
    1.3   Conversion of Emersub Stock. . . . . . . . . . . . . . . . . . .
    1.4   Conversion of Rollway Stock. . . . . . . . . . . . . . . . . . .
    1.5   Manner of Exchange of Stock. . . . . . . . . . . . . . . . . . .
    1.6   Emerson Share Value. . . . . . . . . . . . . . . . . . . . . . .
    1.7   Calculation of the Merger Consideration. . . . . . . . . . . . .
    1.8   Treatment of Options . . . . . . . . . . . . . . . . . . . . . .
    1.9   Closing Balance Sheet and Closing Net Worth. . . . . . . . . . .
    1.10  Closing Pension Liability. . . . . . . . . . . . . . . . . . . .
    1.11  Closing Balance Sheet and Closing Pension Liability Disputes . .
    1.12  Holdback . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    1.13  Merger Escrow Account. . . . . . . . . . . . . . . . . . . . . .
    1.14  Certificate of Incorporation and By-Laws of the Surviving
          Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . .
    1.15  Directors and Officers of the Surviving Corporation. . . . . . .
    1.16  Settled Issues . . . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF ROLLWAY. . . . . . . . . . . . . . . . .
    2.1   Corporate Organization, Qualification and Power. . . . . . . . .
    2.2   Capitalization and Related Matters . . . . . . . . . . . . . . .
    2.3   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .
    2.4   Corporate Power and Authority. . . . . . . . . . . . . . . . . .
    2.5   Financial Statements . . . . . . . . . . . . . . . . . . . . . .
    2.6   Inventories; Consignment . . . . . . . . . . . . . . . . . . . .
    2.7   Accounts and Notes Receivable. . . . . . . . . . . . . . . . . .
    2.8   Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . . .
    2.9   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    2.10  Events Subsequent to the 1995 Balance Sheet Date . . . . . . . .
    2.11  Real Property. . . . . . . . . . . . . . . . . . . . . . . . . .
    2.12  Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    2.13  Intellectual Property. . . . . . . . . . . . . . . . . . . . . .
    2.14  No Breach of Law or Governing Document; Licenses and Permits . .
    2.15  Contracts and Commitments. . . . . . . . . . . . . . . . . . . .
    2.16  Validity of Contracts; Government Contracts. . . . . . . . . . .
    2.17  Customers and Suppliers. . . . . . . . . . . . . . . . . . . . .
    2.18  Litigation and Arbitration . . . . . . . . . . . . . . . . . . .
    2.19  Officers, Directors, Employees and Consultants . . . . . . . . .
    2.20  Indebtedness to and from Officers, Directors and Others. . . . .
    2.21  Affiliated Transactions. . . . . . . . . . . . . . . . . . . . .
    2.22  Outside Financial Interests. . . . . . . . . . . . . . . . . . .
    2.23  Payments, Compensation and Perquisites of Agents and Employees .
    2.24  Labor Agreements, Employee Benefit Plans . . . . . . . . . . . .
    2.25  Terminated Plans . . . . . . . . . . . . . . . . . . . . . . . .
    2.26  Overtime, Back Wages, Vacation and Minimum Wages . . . . . . . .
    2.27  Discrimination, Workers Compensation and Occupational Safety and
          Health . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    2.28  Alien Employment Eligibility . . . . . . . . . . . . . . . . . .
    2.29  Labor Disputes; Unfair Labor Practices . . . . . . . . . . . . .
    2.30  Insurance Policies . . . . . . . . . . . . . . . . . . . . . . .
    2.31  Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . . .
    2.32  Product Warranties . . . . . . . . . . . . . . . . . . . . . . .
    2.33  Product Liability Claims . . . . . . . . . . . . . . . . . . . .
    2.34  Product Safety Authorities . . . . . . . . . . . . . . . . . . .
    2.35  Environmental Matters. . . . . . . . . . . . . . . . . . . . . .
    2.36  Broker's Fees. . . . . . . . . . . . . . . . . . . . . . . . . .
    2.37  Foreign Assets . . . . . . . . . . . . . . . . . . . . . . . . .
    2.38  Foreign Operations and Export Control. . . . . . . . . . . . . .
    2.39  Bank Accounts. . . . . . . . . . . . . . . . . . . . . . . . . .
    2.40  Books and Records. . . . . . . . . . . . . . . . . . . . . . . .
    2.41  Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EMERSON AND EMERSUB. . . . . . . . . . .
    3.1   Corporate Organization, Qualification and Power. . . . . . . . .
    3.2   Capitalization . . . . . . . . . . . . . . . . . . . . . . . . .
    3.3   Corporate Power and Authority. . . . . . . . . . . . . . . . . .
    3.4   The Emerson Shares . . . . . . . . . . . . . . . . . . . . . . .
    3.5   SEC Reports. . . . . . . . . . . . . . . . . . . . . . . . . . .
    3.6   Broker's Fees. . . . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE IV
COVENANTS OF THE PARTIES . . . . . . . . . . . . . . . . . . . . . . . . .
    4.1   Conduct of Business. . . . . . . . . . . . . . . . . . . . . . .
    4.2   Preservation of Business; Maintenance of Insurance . . . . . . .
    4.3   Securities Laws Filings. . . . . . . . . . . . . . . . . . . . .
    4.4   Stock Exchange Listing . . . . . . . . . . . . . . . . . . . . .
    4.5   Meeting of Shareholders; Redemption of Preferred Shares. . . . .
    4.6   Amendment of Options . . . . . . . . . . . . . . . . . . . . . .
    4.7   Actions to Effect the Merger . . . . . . . . . . . . . . . . . .
    4.8   Full Access. . . . . . . . . . . . . . . . . . . . . . . . . . .
    4.9   Books, Records and Financial Statements. . . . . . . . . . . . .
    4.10  No Solicitation. . . . . . . . . . . . . . . . . . . . . . . . .
    4.11  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . .
    4.12  Public Announcements . . . . . . . . . . . . . . . . . . . . . .
    4.13  Further Assurances . . . . . . . . . . . . . . . . . . . . . . .
    4.14  Labor Agreements, Employee Benefit Plans and Employment
          Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . .
    4.15  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE V
CONDITIONS TO OBLIGATIONS OF EMERSON AND EMERSUB . . . . . . . . . . . . .
    5.1   Representations and Warranties of Rollway. . . . . . . . . . . .
    5.2   Performance of this Agreement. . . . . . . . . . . . . . . . . .
    5.3   No Material Adverse Change . . . . . . . . . . . . . . . . . . .
    5.4   No Injunction or Action. . . . . . . . . . . . . . . . . . . . .
    5.5   Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    5.6   Compliance with Applicable Law.. . . . . . . . . . . . . . . . .
    5.7   Government Approvals . . . . . . . . . . . . . . . . . . . . . .
    5.8   Shareholder Approval . . . . . . . . . . . . . . . . . . . . . .
    5.9   Registration Statement Effective . . . . . . . . . . . . . . . .
    5.10  Dissenting Shareholders. . . . . . . . . . . . . . . . . . . . .
    5.11  Certificate of Rollway . . . . . . . . . . . . . . . . . . . . .
    5.12  Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . .
    5.13  Employment Agreements. . . . . . . . . . . . . . . . . . . . . .
    5.14  Resignations . . . . . . . . . . . . . . . . . . . . . . . . . .
    5.15  Preferred Terms Amendment. . . . . . . . . . . . . . . . . . . .
    5.16  Rollway Options. . . . . . . . . . . . . . . . . . . . . . . . .
    5.17  Subsidiary Ownership Transfers . . . . . . . . . . . . . . . . .
    5.18  FCPA Certificates. . . . . . . . . . . . . . . . . . . . . . . .
    5.19  Split-Dollar Agreement . . . . . . . . . . . . . . . . . . . . .
    5.20  Easements and Title Policy . . . . . . . . . . . . . . . . . . .

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF ROLLWAY . . . . . . . . . . . . . . . . . . .
    6.1   Representations and Warranties of Emerson and Emersub. . . . . .
    6.2   Performance of this Agreement. . . . . . . . . . . . . . . . . .
    6.3   No Injunction or Action. . . . . . . . . . . . . . . . . . . . .
    6.4   Compliance with Applicable Law.. . . . . . . . . . . . . . . . .
    6.5   Governmental Approvals . . . . . . . . . . . . . . . . . . . . .
    6.6   Shareholder Approval . . . . . . . . . . . . . . . . . . . . . .
    6.7   Registration Statement Effective . . . . . . . . . . . . . . . .
    6.8   Certificate of Emerson and Emersub . . . . . . . . . . . . . . .
    6.9   Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . .
    6.10  Non-Competition Agreement. . . . . . . . . . . . . . . . . . . .
    6.11  Tax Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE VII
INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    7.1   Escrow Withdrawals . . . . . . . . . . . . . . . . . . . . . . .
    7.2   Indemnification by Shareholders. . . . . . . . . . . . . . . . .
    7.3   Survival of Representations and Warranties . . . . . . . . . . .
    7.4   Appointment of Representative. . . . . . . . . . . . . . . . . .
    7.5   Limitations on Indemnification . . . . . . . . . . . . . . . . .
    7.6   Tax Indemnification. . . . . . . . . . . . . . . . . . . . . . .
    7.7   Additional Indemnification . . . . . . . . . . . . . . . . . . .

ARTICLE VIII
TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    8.1   Termination of Agreement . . . . . . . . . . . . . . . . . . . .
    8.2   Effect of Termination. . . . . . . . . . . . . . . . . . . . . .

ARTICLE IX
MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    9.1   Assignment; Binding Agreement. . . . . . . . . . . . . . . . . .
    9.2   Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . .
    9.3   Entire Agreement and Modification. . . . . . . . . . . . . . . .
    9.4   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    9.5   Severability . . . . . . . . . . . . . . . . . . . . . . . . . .
    9.6   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . .
    9.7   Headings; Interpretation . . . . . . . . . . . . . . . . . . . .
    9.8   Governing Law, Jurisdiction and Venue. . . . . . . . . . . . . .
    9.9   Payment of Fees and Expenses . . . . . . . . . . . . . . . . . .
    9.10  No Third Party Beneficiaries . . . . . . . . . . . . . . . . . .

INDEX OF DEFINED TERMS . . . . . . . . . . . . . . . . . . . . . . . . . .
TABLE OF SCHEDULES AND EXHIBITS. . . . . . . . . . . . . . . . . . . . . .

                          AGREEMENT AND PLAN OF MERGER

          This Agreement and Plan of Merger (the "Agreement"), dated April 1, 1996, is made and entered into by and among EMERSON ELECTRIC CO., a Missouri corporation ("Emerson"), EMERSUB XLI, INC., a Delaware corporation wholly owned by Emerson ("Emersub"), and LIPE-ROLLWAY CORPORATION, a New York corporation ("Rollway").

                                    RECITALS

          A. The Board of Directors of Rollway has approved the proposed merger of Emersub with and into Rollway (the "Merger") in accordance with the New York Business Corporation Law (the "NYL") and on the terms and conditions set forth herein.

          B. The Board of Directors of Emersub, and Emerson as the sole shareholder of Emersub, have each approved the Merger in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the promises and the mutual agreements hereinafter expressed, the parties hereto agree as follows:

                                    ARTICLE I
                            TERMS AND PLAN OF MERGER

          1.1    Merger and Effect of Merger.

                 (a) The constituent corporations of the Merger are Rollway and Emersub.

                 (b) Upon the terms and subject to the conditions hereof, and in accordance with the NYL and the DGCL, at the Effective Time (as hereinafter defined) Emersub shall be merged into Rollway and the separate corporate existence of Emersub thereupon shall cease. Rollway shall be the surviving corporation in the Merger (the "Surviving Corporation"), and the separate corporate existence of Rollway, with all its rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

                 (c) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of both Emersub and Rollway, as provided more particularly in the NYL.

          1.2 Method of Effecting Merger and Closing. The Merger shall be effected as follows:

                 (a) This Agreement and the transactions contemplated hereby shall be submitted to the shareholders of Rollway for their approval, as contemplated by Section 4.5 of this Agreement, to the extent required by and in accordance with the provisions of the NYL and the Certificate of Incorporation and By-Laws of Rollway. Such submission to the shareholders of Rollway shall include a proposal to amend (the "Preferred Terms Amendment") the terms of the $1.00 Cumulative Convertible Preferred Stock, $10.00 par value per share (the "Rollway Preferred Shares"), of Rollway to permit the conversion of the Rollway Preferred Shares into shares of the common stock, $1.00 par value per share (the "Emerson Stock"), of Emerson as provided herein. If such submission is not approved by the holders of a majority of the Rollway Preferred Shares, Rollway shall redeem all of the issued and outstanding Rollway Preferred Shares according to the terms thereof immediately prior to the Effective Time, as provided in Section 4.5 hereof.

                 (b) Subject to the approval of the shareholders of Rollway, to the extent required by and in accordance with the provisions of the NYL and the Certificate of Incorporation and By-Laws of Rollway, and subject to satisfaction or waiver of all other conditions to the Closing (as hereinafter defined), Rollway and Emersub shall execute a Certificate of Merger in substantially the form of Exhibit 1.2(a) (the "NY Certificate of Merger") and a Certificate of Merger in substantially the form of Exhibit 1.2(b) (the "Delaware Certificate of Merger"), and shall cause the NY Certificate of Merger and the Delaware Certificate of Merger to be filed and recorded on the Closing Date (as hereinafter defined) in accordance with the applicable provisions of the NYL and the DGCL, respectively. The Merger shall thereupon become effective and be consummated immediately upon such filings or at such later time as may be specified therein in accordance with the NYL and the DGCL (the "Effective Time").

                 (c) The closing (the "Closing") of the Merger shall take place at the offices of Bryan Cave LLP, St. Louis, Missouri, at 10:00 a.m. local time on (i) the date that is the last day of Rollway's fiscal month in which the Merger is approved by the shareholders of Rollway or (ii) such other date, time and place as the parties may mutually agree (the "Closing Date").

          1.3 Conversion of Emersub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, the outstanding shares of the Common Stock, $1.00 par value per share, of Emersub shall be converted into one share of the common stock of the Surviving Corporation, which share shall be the only issued and outstanding capital stock of the Surviving Corporation, and shall be owned by Emerson.

          1.4 Conversion of Rollway Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof (except for the approvals of the shareholders described herein), shares of the capital stock of Rollway ("Rollway Stock") shall be treated as follows:

                 (a) Each of the shares of the common stock, $.50 par value per share, of Rollway (the "Rollway Common Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined)) shall, by virtue of the Merger, automatically be converted into the right to receive, upon surrender of the certificate representing each such share, a pro rata share of the following amount:
$8,269,936 (the "Gross Merger Consideration") minus the Closing Book Value Adjustment (as hereinafter defined), if any, plus or minus the Pension Liability Adjustment (as hereinafter defined), if any, minus the Rollway Share Value (as hereinafter defined) of the Dissenting Shares of Rollway Common Stock, if any, subject to the Holdback and the Escrow described below in Sections 1.12 and 1.13. The Merger Consideration (as hereinafter defined) shall be paid by Emerson to the shareholders of Rollway Common Stock in shares of Emerson Stock, valued as provided in Section 1.6. From and after the Effective Time, each certificate theretofore evidencing one or more shares of Rollway Common Stock shall no longer evidence Rollway Common Stock, but shall evidence only the right to receive, in exchange therefor, Emerson Stock in the manner provided in Section 1.5 of this Agreement, subject to the indemnification obligations of such shareholders as herein provided.

                 (b) Subject to approval by the holders of a majority of the Rollway Preferred Shares, as contemplated by Section 1.2(a), each of the Rollway Preferred Shares issued and outstanding immediately prior to the Effective Time other than Dissenting Shares of Rollway Preferred Shares shall, by virtue of the Merger, automatically be converted into the right to receive, upon surrender of the certificate representing each such share, a fraction of a share of Emerson Stock (valued as provided in Section 1.6) equal to $20.00 (the "Preferred Consideration" and together with the Merger Consideration, the "Consideration"). Subject to approval by the holders of a majority of the Rollway Preferred Shares, as contemplated by Section 1.2(a), from and after the Effective Time, each certificate theretofore evidencing one or more Rollway Preferred Shares shall no longer evidence Rollway Preferred Shares, but shall evidence only the right to receive, in exchange therefor, Emerson Stock in the manner provided in Section 1.5 of this Agreement.

                 (c) All Rollway capital stock held in the treasury of Rollway immediately prior to the Effective Time shall be canceled and no Emerson Stock, cash or other consideration of any kind shall be delivered in exchange therefor under this Agreement.

                 (d) Any Rollway Stock outstanding immediately prior to the Effective Time as to which the holder thereof shall have validly exercised any dissenter's appraisal rights available to such holder under Section 910 of the NYL (the "Dissenting Shares") shall not, after the Effective Time, be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time). No Dissenting Shares shall be converted into the right to receive the Consideration payable in the Merger hereunder unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to payment for such holder's Dissenting Shares as provided in Section 623 of the NYL. Each holder of Dissenting Shares who becomes entitled under Sections 623 and 910 of the NYL to payment therefor shall receive such payment after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to Section 623 of the NYL) and such Dissenting Shares shall be canceled.

          1.5    Manner of Exchange of Stock.

                 (a) As of the Effective Time, the stock transfer books of Rollway shall be closed and no transfer of certificates representing Rollway Stock outstanding at the Effective Time shall thereafter be made. Boatmen's Trust Company of St. Louis shall be the agent for surrender and exchange of shares of Rollway Stock (the "Exchange Agent"). Promptly after the Effective Time, the Surviving Corporation shall mail or deliver to each record holder of Rollway Stock a letter of transmittal and instructions (a "Letter of Transmittal") for use in surrendering certificates representing Rollway Stock and receiving the applicable Consideration therefor. The Letter of Transmittal shall be in substantially the form of Exhibit 1.5.

                 (b) After the Effective Time, each holder of Rollway Stock who has not validly exercised appraisal rights, upon surrender for cancellation to the Exchange Agent, free and clear of all security interests, claims, or restrictions (other than legends or other restrictions evidencing the restricted nature of such Rollway Stock pursuant to applicable state and federal securities laws), of all certificate(s) representing the outstanding shares of Rollway Stock held by that holder, together with a Letter of Transmittal duly executed and completed in accordance with the instructions thereto, shall be entitled to receive a portion of the Consideration payable in the Merger in exchange for that holder's shares of Rollway Stock plus, with respect to any holders of Rollway Preferred Shares if the Preferred Terms Amendment has been approved, any unpaid dividends on the Rollway Preferred Shares paid in cash. No interest on such portion of Consideration or dividends shall be paid, regardless of when certificates formerly representing shares of Rollway Stock are surrendered for exchange; provided, however, no delay in surrendering Rollway Stock for exchange shall affect any rights of the holder thereof to receive, once that holder's certificates formerly representing Rollway Stock have been surrendered, any dividends or distributions paid after the Effective Time with respect to any Emerson Shares to be received by such holder as a result of the Merger. The number of shares of Emerson Stock ("Emerson Shares") issued to each holder shall be an amount equal to the number of shares of Rollway Stock held by such holder multiplied by the applicable Exchange Ratio (as hereinafter defined), less in the case of holders of Rollway Common Stock that holder's pro rata portion (based on such holder's percentage ownership of all shares of Rollway Common Stock) of the Escrow Deposit and the Holdback (as such terms are hereinafter defined).

                 (c) Notwithstanding Section 1.4 or any other provision of this
Section 1.5, no fractional Emerson Shares will be issued. Emerson shall aggregate the Emerson Shares issuable to any person, and, if following such aggregation, any person would be entitled to receive a fractional Emerson Share but for this Section, such person will, in lieu of such fractional share and after surrender of such person's certificate or certificates of Rollway Stock, be entitled to receive an amount in cash equal to the Emerson Share Value multiplied by the fraction of the Emerson Share to which such person would otherwise be entitled.

                 (d) If any Emerson Shares are to be issued to a person other than the person in whose name the certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that the person requesting such exchange pay to Emerson any transfer or other similar taxes required by reason of the payment of such cash or issuance of such Emerson Shares to a person other than the registered holder of the certificate surrendered, or such person shall establish to the satisfaction of Emerson that such tax has been paid or is not applicable. The Certificates representing Emerson Shares issued in the Merger shall bear any legends required by law or otherwise appropriate under the circumstances, including, where applicable, a legend stating the resale restrictions under Rule 145 promulgated under the Securities Act of 1933, as amended (the "1933 Act").

          1.6 Emerson Share Value. For purposes of valuing and issuing the Emerson Shares issuable in the Merger, the following terms shall have the following meanings:

                 (a) The "Emerson Share Value" shall equal the average closing price of an Emerson Share for the five consecutive trading days ending five business days prior to the Closing Date, as reported in "The Wall Street Journal", New York Stock Exchange Composite Transactions, adjusted if necessary to account for any stock splits or stock dividends occurring between the commencement of such five day period and the Effective Time.

                 (b) The "Rollway Share Value" shall equal, (i) in the case of shares of Rollway Common Stock, the Merger Consideration divided by the sum of the number of shares of Rollway Common Stock issued and outstanding at the Effective Time plus the number of shares of Rollway Common Stock issuable under

Rollway Options (as hereinafter defined) then outstanding, and, (ii) in the case of Rollway Preferred Shares, $20.00 per Rollway Preferred Share.

                 (c) The "Exchange Ratio" shall equal the applicable Rollway Share Value divided by the Emerson Share Value.

          1.7    Calculation of the Merger Consideration.

                 (a) The "Merger Consideration" shall equal the Gross Merger Consideration minus the Closing Book Value Adjustment (as hereinafter defined), if any, plus or minus the Pension Liability Adjustment (as hereinafter defined), if any.

                 (b) The "Closing Book Value Adjustment" shall equal the amount, if any, by which the Closing Book Value Benchmark (as hereinafter defined) exceeds the Closing Book Value (as hereinafter defined). The Closing Book Value Adjustment shall equal 0 in the event the Closing Book Value is equal to or exceeds the Closing Book Value Benchmark. The "Closing Book Value Benchmark" shall equal the amount set forth on Schedule 1.7 opposite the month in which the Closing Date occurs.

                 (c) The "Pension Liability Adjustment" shall equal the amount by which the Closing Pension Liability (as hereinafter defined) is greater than or less than $1,953,000.

                 (d) For purposes of issuing Emerson Stock to former shareholders of Rollway who surrender their certificates formerly representing shares of Rollway Common Stock after the Effective Time but prior to the final determination of the Merger Consideration, the consideration initially payable to such shareholders (subject to the Escrow Deposit and Holdback) shall be calculated in accordance with Section 1.9 below based on the balance sheet of Rollway as of the month-end immediately preceding the Closing Date (the "Pre-Closing Balance Sheet"), as if the Pre-Closing Balance Sheet were the Closing Balance Sheet. Such initial amount of consideration is referred to herein as the "Estimated Merger Consideration."

          1.8    Treatment of Options.    As provided in Section 4.6, prior to
the Effective Time, the Board Committee (the "Committee") overseeing the Lipe-Rollway Corporation 1994 Stock Option Plan (the "Rollway Option Plan") shall amend the Rollway Option Plan and each option agreement issued thereunder (each, a "Rollway Option") to provide that options to acquire Rollway Common Stock shall become fully vested and exercisable immediately prior to the Effective Time. It is a condition to Emerson's obligations hereunder that all Rollway Options be exercised prior to the Effective Time.

          1.9    Closing Balance Sheet and Closing Net Worth.

                 (a) As of the Closing Date, the Surviving Corporation shall prepare a balance sheet (the "Closing Balance Sheet") of the Surviving Corporation. Emerson shall deliver the Closing Balance Sheet to the Representative (as hereinafter defined) not later than 60 days after the Closing Date.

                 (b) The Closing Balance Sheet shall be prepared based on a physical inventory as of the Closing Date and Rollway's historical accounting practices to the extent such practices are in conformity with U.S. generally accepted accounting principles ("GAAP") consistently applied (except for the adjustments to be made to the Closing Balance Sheet as described in this Section). The Closing Balance Sheet shall include accruals for Closing Fees (as hereinafter defined) payable by Rollway but not actually paid by Rollway as of the Closing Date, all as provided in Section 9.9(b). The physical inventory of Rollway shall be taken on or after the Closing Date. Emerson hereby agrees to grant the Representative and Representative's agents the right to observe the taking of the physical inventory and access to such books and records as may be reasonably necessary to verify the calculation of the Closing Balance Sheet and the Closing Pension Liability.

                 (c) The Closing Balance Sheet shall include a calculation of the Closing Book Value of Rollway as of the Closing Date. For purposes of calculating the Closing Book Value, the following principles shall apply: (i) there shall be no adjustment for currency translation, (ii) the line items for "intangible pension asset," "pension accrual" and "long term pension liability" shall be reversed, (iii) up to $236,000 of the legal fees and expenses of the former Rollway employees Wiehl, Connor and Cramp, if paid by Rollway prior to the Closing Date, shall be added to assets on the Closing Balance Sheet, or, if such legal fees and expenses are accrued on the books of Rollway as a liability on the Closing Date, then such accrual (up to $236,000) shall be disregarded in calculating the liabilities of Rollway on the Closing Balance Sheet, (iv) the costs and expenses associated with the remediation (but not the costs or expenses incurred by Rollway in connection with the discovery or assessment thereof) of the environmental issues described on Schedule 1.16, if approved in writing by Emerson in advance and paid by Rollway prior to the Closing Date, shall be added to the Closing Balance Sheet, or if such costs and expenses are accrued on the books of Rollway as a liability on the Closing Date, then such accruals shall be disregarded in calculating the liabilities of Rollway on the Closing Balance Sheet, (v) deferred taxes shall be fixed at zero, (vi) severance payments, if any, made prior to the Closing Date to Stephen Bregande or Edmund Babiarz pursuant to their respective employment agreements with Rollway, triggered by the transactions contemplated hereby, shall be added to the Closing Balance Sheet, or, if such payments are accrued on the books of Rollway as a liability on the Closing Date, such accruals shall be disregarded in calculating the liabilities of Rollway on the Closing Balance Sheet, (vii) an amount equal to 40% of the taxable gain realized by Rollway as a result of the transfer of life insurance policies to H. Follett Hodgkins, Jr. shall be subtracted from the Closing Book Value, and (viii) the payment by Rollway immediately prior to the Effective Time of dividends accrued on the Rollway Preferred Shares shall not be reflected on the Closing Balance Sheet. The foregoing adjustments are illustrated on Schedule 1.9, (except with respect to clause (viii) above, which is not reflected on Schedule 1.9), which shall govern in the event of a conflict between this Section 1.9(c) and Schedule 1.9.

          1.10 Closing Pension Liability. Concurrent with the delivery of the Closing Balance Sheet, Emerson shall also deliver to the Representative a calculation of the "Closing Pension Liability," which shall equal the underfunded pension liability of Rollway as of the Closing Date, defined as the amount by which the projected benefit obligation of the Rollway pension plans exceeds the fair market value of plan assets, calculated using the following assumptions:

          Discount rate:              8.00%
          Mortality:                  1983 GAM
          Termination:                125% of Sarason's T-5
          Retirement:                 Age     Rate
                                      -----   ----
                                      55-61     2%
                                      62       15%
                                      63       10%
                                      64       10%
                                      65      100%

          1.11 Closing Balance Sheet and Closing Pension Liability Disputes. If the Representative disputes the Closing Balance Sheet or the calculation of the Closing Pension Liability, the Representative must, within 30 business days after his receipt of the Closing Balance Sheet or the calculation of the Closing Pension Liability, as the case may be, give written notice of such dispute (a "Notice of Dispute") to Emerson, specifying in reasonable detail all points of disagreement with the Closing Balance Sheet or the Closing Pension Liability. Upon receipt of a Notice of Dispute, Emerson shall promptly consult with the Representative with respect to his specified points of disagreement in an effort to resolve the dispute. If any such dispute cannot be resolved by Emerson and the Representative within 30 business days after Emerson receives the Notice of Dispute, they shall refer the dispute to a partner in Price Waterhouse, LLP, certified public accountants (the "Arbiter"), as an arbitrator to finally determine, as soon as practicable and in any event within 30 days after such reference, all points of disagreement with respect to the Closing Balance Sheet and/or the Closing Pension Liability. The parties hereto represent and warrant that none of them has a material pre-existing relationship with the Arbiter. For purposes of such arbitration, each of Emerson and the Representative shall submit a proposed Closing Balance Sheet and calculation of the Closing Pension Liability. Emerson's proposed Closing Balance Sheet and calculation of the Closing Pension Liability need not be identical to the Closing Balance Sheet and calculation of the Closing Pension
Liability delivered pursuant to this Section.   The Arbiter shall apply the
terms of this and the preceding Section and shall otherwise conduct the arbitration under such procedures as the parties may agree or, failing such agreement, under the Commercial Rules of the American Arbitration Association. The fees and expenses of the arbitration and the Arbiter incurred in connection with the arbitration hereunder shall be allocated between the parties by the Arbiter in proportion to the extent either party did not prevail on items in dispute; provided, that such fees and expenses shall not include, so long as a party complies with the procedures of this Section, the other party's outside counsel or accounting fees. All determinations by the Arbiter shall be final, conclusive and binding with respect to the Closing Balance Sheet, the Closing Pension Liability and the allocation of arbitration fees and expenses.

          1.12 Holdback. Emerson Shares valued at the Emerson Share Value worth $1,000,000 (the "Holdback") shall be withheld from the payment of the Estimated Merger Consideration (a) as security for any adjustments to the Estimated Merger Consideration pursuant to Section 1.9 following completion of the Closing Balance Sheet and the calculation of the Closing Pension Liability, and (b) to fund any reasonable expenses incurred by the Representative in resolving any dispute relating to the Closing Balance Sheet and/or the calculation of the Closing Pension Liability (the "Representative's Expenses"). After the Merger Consideration has been finally determined, and if it is greater than the Estimated Merger Consideration (less the Holdback, net of the Representative's Expenses, if any (the "Net Holdback")), such excess shall be promptly issued in Emerson Stock to the former holders of shares of Rollway Common Stock on a pro rata basis in proportion to each such holder's portion of the Merger Consideration. If the Estimated Merger Consideration (less the Net Holdback) is greater than the Merger Consideration, Emerson shall be entitled to retain the Holdback and withdraw from the Escrow Funds (as hereinafter defined) the amount, if any, by which the Estimated Merger Consideration (less the Net Holdback) exceeds the Merger Consideration. To the extent the Escrow Funds are insufficient to reimburse Emerson for the amount by which the Estimated Merger Consideration (less the Net Holdback) exceeds the Merger Consideration, each former holder of shares of Rollway Common Stock shall be obligated to return to Emerson such holder's pro rata portion of such excess consideration by either: (a) tendering to Emerson his certificate representing Emerson Shares issued in the Merger in exchange for new certificates representing the number of Emerson Shares to which such holder is actually entitled; or (b) paying Emerson cash equal to such holder's pro rata portion of such excess consideration.

          1.13 Merger Escrow Account. In connection with the Closing, Emerson, the Representative, and Boatmen's Trust Company of St. Louis (the "Escrow Agent") shall execute an escrow agreement in the form of Exhibit 1.13 (the "Escrow Agreement"), which provides for: (a) any adjustments pursuant to
Article VII hereof of the Merger Consideration payable to the holders of shares of Rollway Common Stock; and (b) payment of the reasonable fees and expenses of the Representative, up to $100,000, incurred in resolving any dispute relating to such adjustment(s). At the Effective Time, Emerson shall deliver to the Escrow Agent a portion of the Emerson Shares issuable in the Merger equal in value to Two Million Six Hundred Thousand Dollars ($2,600,000), rounded up to the nearest whole share (the "Escrow Deposit"), to be held in escrow under the Escrow Agreement. The Escrow Deposit shall be funded from the Merger Consideration otherwise payable to the holders of shares of Rollway Common Stock. For purposes of determining the Escrow Deposit, Emerson Shares shall be valued at the Emerson Share Value. The Escrow Agent shall distribute the Escrow Deposit and all income earned thereon (collectively, the "Escrow Funds") to the former holders of the Rollway Common Stock in accordance with the Escrow Agreement as follows:

                 (i) on January 3, 1997, the Escrow Agent shall distribute a portion of the Escrow Deposit (valued at the Emerson Share Value) equal to the lesser of (A) One Million Dollars ($1,000,000), together with all income earned thereon, less any amounts distributed to Emerson under the Escrow Agreement in respect of claims arising from or relating to the commission payment practices of Lipe-Rollway N.V. ("LRNV"), or (B) the Escrow Funds, to the former holders of the Rollway Common Stock; and

                 (ii) eighteen months after the Closing Date, the Escrow Agent shall distribute the balance of the Escrow Funds to the former holders of the Rollway Common Stock;

except in each case to the extent some or all of the Escrow Funds have been distributed to Emerson or to the Representative pursuant to the terms of the Escrow Agreement.

          Notwithstanding the foregoing, in the event Emerson discovers, prior to January 1, 1997, reasonably reliable evidence that, in connection with the commission payment practices of LRNV, LRNV and/or Rollway committed acts that justify or might justify an extension to 5 years of the statute of limitations applicable to any tax-reporting or tax-payment statute applicable to such commission payment practices, the Escrow Agent shall not make the distribution described in subparagraph (i) above and shall, upon the expiration of eighteen months after the Closing Date, retain from the distribution described in subparagraph (ii) above Emerson Shares (valued at the Emerson Share Value) equal to the lesser of (A) One Million Dollars ($1,000,000), together with all income earned thereon, less any amounts distributed to Emerson under the Escrow Agreement in respect of claims arising from or relating to the commission payment practices of LRNV, or (B) the Escrow Funds, until January 4, 1999, at which time such retained Escrow Funds, to the extent not distributed to Emerson or the Representative, shall be distributed to the former holders of the Rollway Common Stock pursuant to the Escrow Agreement.

          1.14 Certificate of Incorporation and By-Laws of the Surviving Corporation.

                 (a) The Certificate of Incorporation of the Surviving Corporation shall be as set forth in Exhibit 1.14(a).

                 (b) The By-Laws of the Surviving Corporation shall be as set forth in Exhibit 1.14(b).

          1.15 Directors and Officers of the Surviving Corporation. The directors and officers listed on Schedule 1.15 shall be the directors and officers of the Surviving Corporation, until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal.

          1.16 Settled Issues. During the course of its due diligence process, Emerson noted several areas which gave rise to some concerns regarding Rollway. These items are listed on Schedule 1.16 and have been thoroughly discussed among the parties. In an effort to resolve the matters, the parties have agreed to a financial settlement encompassing all of these items which has been reflected in the Merger Consideration. Accordingly, the parties acknowledge and agree that the Merger Consideration shall not be further reduced nor shall any claim for indemnification be made with respect to any of these items regardless of any representations or warranties of Rollway contained in this Agreement. Nothing in this Section shall affect Emerson's right to make claims for indemnification with respect to matters not specifically identified on Schedule 1.16.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF ROLLWAY

          Rollway hereby makes the following representations and warranties, each of which is true and correct on the date hereof and will be true and correct on the Closing Date, and each of which shall survive the Closing Date and the Merger as provided in Section 7.3. Unless otherwise specifically provided herein, each reference to Rollway in this Agreement shall be deemed a reference to Rollway and to each of its subsidiaries, as listed on Schedule 2.3 (the "Subsidiaries"), such that each representation, warranty or covenant with respect to Rollway, whether contained in this Article II or elsewhere in this Agreement, shall also be a representation, warranty or covenant with respect to each of the Subsidiaries.

          2.1 Corporate Organization, Qualification and Power. Rollway (excluding the Subsidiaries) is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state, country or other jurisdiction of incorporation, as listed on Schedule 2.3. Rollway has all requisite corporate power and authority to own, lease and use its assets and properties and to conduct the business in which it is engaged and holds all authorizations, licenses and permits necessary and required therefor. Except as set forth on
Schedule 2.1, Rollway is duly licensed or qualified to do business as a foreign corporation and is in good standing in the state(s), countries or other jurisdictions listed on Schedule 2.1 (or Schedule 2.3 with respect to the Subsidiaries), and is not required to be registered, licensed or qualified to do business in any other jurisdiction in which the failure to be so registered, licensed or qualified will or may reasonably be expected to have a material adverse effect upon the business, assets, results of operations or condition, financial or otherwise (collectively, the "Business Condition") of Rollway. Rollway has delivered to Emerson true, complete and correct copies of the constituent documents (e.g., articles or certificate of incorporation, by-laws, etc.), as currently in effect, of Rollway.

          2.2    Capitalization and Related Matters.

                 (a) Capital Stock.   The entire authorized capital stock of
Rollway (excluding the Subsidiaries) consists solely of (i) 1,500,000 shares of Rollway Common Stock, of which 752,628 shares are issued and outstanding, and
(ii) 250,000 shares of Rollway Preferred Shares, of which 93,692 shares are issued and outstanding. No other capital stock of Rollway (excluding the Subsidiaries) is authorized or issued. Schedule 2.2(a) sets forth the names, addresses and holdings of the record holders of all Rollway Stock. Except as set forth on Schedule 2.2(a), all of the issued and outstanding shares of the Rollway Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, without restriction on the transfer thereof other than pursuant to applicable federal and state securities laws, and all of such shares have been so issued in full compliance with all applicable federal and state securities laws.

                 (b) Options and Other Securities. Schedule 2.2(b) sets forth the names and addresses of all holders of Rollway Options. Rollway has delivered to Emerson true, complete and correct copies of all agreements and plans relating to the Rollway Options. Except as set forth on Schedule 2.2(b), there are no outstanding subscriptions, rights, options, warrants, conversion privileges or agreements of any kind entitling any person or entity to acquire from Rollway any shares of Rollway Stock or any other type of security of Rollway. All of the Rollway Options have been issued in full compliance with all applicable federal and state securities laws.

          2.3 Subsidiaries. Except as listed on Schedule 2.3, Rollway does not, directly or indirectly, own or have the right to acquire any capital stock or other equity interest in any other corporation, partnership, joint venture or other entity. Except as described on Schedule 2.3, Rollway owns all right, title and interest in and to all capital stock and all rights with respect to all capital stock of the Subsidiaries. The capitalization and the state, country or other jurisdiction of incorporation of each Subsidiary is accurately described and identified on Schedule 2.3.

          2.4    Corporate Power and Authority.

                 (a) Rollway has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.
The execution, delivery and performance of this Agreement by Rollway have been duly authorized by all requisite corporate action, except for any required approval of Rollway's shareholders and the filing of the Certificates of Merger pursuant to Section 1.2 above, and no person or entity other than those Rollway shareholders properly perfecting their rights with respect to any Dissenting Shares (and then only with respect to such appraisal rights) has, or will have following the special meeting of shareholders contemplated by Section 4.5, any claim arising out of the authorization or execution of this Agreement or the Merger against or in the name of Rollway or any of its shareholders, officers, directors or employees. Subject only to the approval of Rollway's shareholders, this Agreement constitutes the valid and binding obligation of Rollway, enforceable in accordance with its terms except as such enforceability may be limited by (a) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally, and (b) equitable principles of general applicability (whether considered in a proceeding at law or in equity).

                 (b) Except as set forth on Schedule 2.4, Rollway is not a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, contract or other instrument or obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (i) conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution, delivery or performance by Rollway of this Agreement or (ii) prevent the carrying out of the transactions contemplated hereby. Except as set forth on Schedule 2.4 and except for compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R Act"), no waiver or consent of any third person or governmental authority is required for the execution of this Agreement or the consummation of the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, claim, encumbrance, security interest, charge, pledge, or other restriction or adverse claim of whatever nature (collectively, "Liens") against Rollway or any of its properties or assets.

                 (c) The Board of Directors of Rollway (excluding the Subsidiaries) has received the written opinion of Management Planning, Inc., to the effect that the terms of the Merger are fair, from a financial point of view, to the shareholders and option holders of Rollway (excluding the Subsidiaries). The Board of Directors of Rollway (excluding the Subsidiaries) has, by resolutions duly and unanimously adopted at meetings duly called and held on February 8, 1996 and March 28, 1996, at each of which a quorum was present and acting throughout, approved this Agreement and the terms of the Merger and all of the other transactions contemplated hereby, determined that the Merger and all the other transactions contemplated hereby are fair to the shareholders and option holders of Rollway and recommended that the shareholders of Rollway approve the Merger and that the holders of the Rollway Preferred Shares approve the Preferred Terms Amendment. True, complete and correct copies of such resolutions have been delivered to Emerson, and none of such resolutions has been rescinded, revised or supplemented in any respect since the date of adoption thereof and all such resolutions remain in full force and effect.

          2.5 Financial Statements. Attached hereto as Schedule 2.5 are true, complete and correct copies of the audited consolidated balance sheets of Rollway as of November 29, 1992, November 28, 1993, November 27, 1994 and December 3, 1995 (the "1995 Balance Sheet") and the related consolidated statements of income and cash flows (or the equivalent) for each respective fiscal year then ended (collectively the "Financial Statements"). Except as set forth on Schedule 2.5, each of the Financial Statements (including in all cases the notes thereto, if any) has been and the Pre-Closing Balance Sheet will be based upon the information contained in Rollway's books and records (which books and records are correct and complete), is, or will be, in the case of the Pre-Closing Balance Sheet, accurate and complete and presents, or will present, in the case of the Pre-Closing Balance Sheet, fairly the financial condition, results of operations and cash flows of Rollway as of the times and for the periods referred to therein, and such Financial Statements (including all reserves included therein) have been and the Pre-Closing Balance Sheet will be prepared in accordance with GAAP, consistently applied.

          2.6 Inventories; Consignment. The inventory of Rollway consists of goods usable and salable in the ordinary course of business, is not defective or damaged, is merchantable and fit for its intended use, is in compliance with all applicable regulations and certifications in the market for which it is intended to be sold, whether domestic or foreign, and is in conformity with all applicable product registrations and specifications, subject only to the inventory reserves, if any, for inventory write-down set forth in the 1995 Balance Sheet. Except as set forth on Schedule 2.6 and except for materials located at subcontractors in the normal course of business, Rollway does not hold any materials on consignment or have title to any materials in the possession of others.

          2.7 Accounts and Notes Receivable. Subject to applicable reserves for bad debts shown in the 1995 Balance Sheet, all accounts and notes receivable of Rollway are properly reflected on the 1995 Balance Sheet. All of such accounts and notes receivable are, and all accounts and notes receivable subsequently accruing to the Effective Time will be, (a) except for the amount due from Karl Loessner described on Schedule 2.20 (the "Loessner Debt"), receivables arising in the ordinary course of business, (b) valid, genuine and subsisting, (c) subject to no defenses, set-offs or counterclaims and
(d) collectible and, except for the Loessner Debt and except as set forth on
Schedule 2.7, will be paid in full, net of reserves, in the case of Rollway on or before 90 days after the Effective Time, and, in the case of Rollway's foreign subsidiaries on or before 120 days after the Effective Time. If Emerson receives any funds from the Escrow Deposit based upon a claim of breach of warranty for an unpaid account or note receivable pursuant to Section 2.7(d) hereof and thereafter during the term of the Escrow Agreement Emerson or the Surviving Corporation receives payment of such account or note receivable, then Emerson shall pay back such amount received to the Escrow Deposit. Except as set forth on Schedule 2.7, no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables.

          2.8 Undisclosed Liabilities. Rollway does not have any liabilities or obligations whatsoever, whether accrued, absolute, contingent, unliquidated or otherwise, and there is no basis for any such liability or obligation or any claim in respect thereof, other than: (a) to the extent reflected on the 1995 Balance Sheet; (b) liabilities or obligations incurred in the normal and ordinary course of business of Rollway since the date of the 1995 Balance Sheet (the "1995 Balance Sheet Date") (none of which is a liability for breach of contract, tort, infringement, lawsuit or warranty and none of which will or may reasonably be expected to have a material adverse effect upon the Business Condition of Rollway); (c) obligations permitted to be incurred pursuant to Article IV of this Agreement; (d) obligations for performance (but not for breach) under Contracts (as hereinafter defined) disclosed on Schedule 2.15 (or not required to be disclosed on Schedule 2.15 due to the disclosure thresholds set forth therein); and (e) other obligations and liabilities specifically disclosed on Schedule 2.8.

          2.9    Taxes.

                 (a) Except as set forth on Schedule 2.9, Rollway and each of its Tax Affiliates (as hereinafter defined) has timely filed or caused to be filed with the appropriate Government (as hereinafter defined) entity all tax returns and reports required to be filed, including estimated tax and informational returns ("Tax Returns"). All Tax Returns are true, correct, and complete. There are no grounds for assertion of any understatement penalty under Section 6661 (prior to repeal) of the Internal Revenue Code of 1986, as amended (the "Code"), or Section 6662 of the Code.

                 (b) All Taxes (as hereinafter defined) (whether or not reflected in Tax Returns as filed) payable by Rollway or any of its Tax Affiliates with respect to all periods reflected on Tax Returns have been timely and fully paid, and there are no grounds for the assertion or assessment of any additional Taxes against Rollway or any of its Tax Affiliates or their respective assets with respect to such periods. There are no audits, litigation or other disputes in respect of any Tax Returns of Rollway or any of its Tax Affiliates pending or threatened. There is no waiver of any statute of limitations in effect with respect to any Tax Returns.

                 (c) All unpaid Taxes for all periods up to and including the Closing Date are or will be properly accrued on the books of Rollway and its Tax Affiliates. All unpaid Taxes for all periods up to the Closing Date are or will be properly accrued on the Closing Balance Sheet.

                 (d) There are no Liens for Taxes upon any assets of Rollway or its Tax Affiliates, except Liens for Taxes not yet due and payable.

                 (e) True, correct and complete copies of all income Tax Returns, tax examination reports and statements of deficiencies assessed against, or agreed to with respect to, Rollway or any of its Tax Affiliates with respect to the last six (6) years with the Internal Revenue Service or any taxing authority have been made available to Emerson.

                 (f) Neither Rollway nor any of its Tax Affiliates is or ever has been a member of an "affiliated group" within the meaning of Section 1504 of the Code, except for the affiliated group of which Rollway is the common parent.

                 (g) Rollway and each of its Tax Affiliates has complied with all Law (as hereinafter defined) relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Section 1441 and 1442 of the Code, or any similar provision under foreign Law), and has timely and properly withheld from employee wages and paid over to the proper Government all amounts required to be withheld and paid over under applicable Law.

                 (h) Neither Rollway nor any of its Tax Affiliates is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of Rollway's or its Tax Affiliates' property or assets has been financed with or directly or indirectly secures any industrial revenue bonds or debt the interest on which is tax-exempt under Section 103(a) of the Code. Neither Rollway nor any of its Tax Affiliates is a borrower or guarantor of any outstanding industrial revenue bonds, and none of such parties is a tenant, principal user or related person to any principal user (within the meaning of section 144(a) of the Code) of any property which has been financed or improved with the proceeds of any industrial revenue bonds.

                 (i) Rollway is not a real property holding company within the meaning of Section 897(c) of the Code.

                 (j) Rollway is not required to include in income any adjustment under Section 481(a) of the Code by reason of a change in accounting method initiated by Rollway and the Internal Revenue Service has not proposed any such adjustment or change in accounting method. Rollway has no pending private letter ruling request with the Internal Revenue Service.

                 (k) None of the property owned by Rollway or any of its Tax Affiliates is tax-exempt use property within the meaning of Section 168(h) of the Code.

                 (l) No consent has been filed relating to Rollway pursuant to
Section 341(f) of the Code.

                 (m) As of the Closing Date, neither Rollway nor any of its Tax Affiliates is a partner in any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

                 (n) Neither Rollway nor any of its Tax Affiliates is a party to or has any obligation under any affiliated group consolidated return tax allocation agreement, tax sharing agreement or tax indemnification agreement.

                 (o) Except as set forth on Schedule 2.9 and except with respect to the non-U.S. Subsidiaries in the ordinary course of business, Rollway is not liable for Taxes to any foreign taxing authority and does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

                 (p) All material elections with respect to taxes affecting Rollway or any of its Tax Affiliates as of the date hereof are set forth in
Schedule 2.9. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes of Rollway or any of its Tax Affiliates or affecting any of such parties shall be made after the date of this Agreement without the prior written consent of Emerson.

                 (q) Schedule 2.9 hereto sets forth Rollway's (exclusive of non-U.S. Subsidiaries) and each Tax Affiliate's (exclusive of non-U.S. Subsidiaries) adjusted tax basis and accumulated depreciation for federal tax purposes in its respective assets as of December 3, 1995. Such information on
Schedule 2.9 is true, complete and correct in all material respects.

                 (r) As used in this Agreement, "Taxes" means all taxes, charges, fees, levies, or other like assessments, including without limitation income, gross receipts, ad valorem, value added, premium, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding, employment, payroll, and franchise taxes imposed by: the United States or any other nation, state, or bilateral or multilateral governmental authority, any local governmental unit or subdivision thereof, or any branch, agency, or judicial body thereof ("Government"); and shall include any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such Taxes or any contest or dispute thereof. As used in this Agreement, "Tax Affiliate" shall mean, with respect to a company, any member of an affiliated group as defined in
Section 1504 of the Code or any member of a combined or unitary group of which such company is or was a member (other than such company).

          2.10 Events Subsequent to the 1995 Balance Sheet Date. Except as set forth on Schedule 2.10 or as otherwise expressly contemplated by this Agreement, since the 1995 Balance Sheet Date, Rollway has not:

                 (a) conducted its business or entered into any transaction or Contract other than in the usual, regular and ordinary course consistent with past practice;

                 (b) declared, set aside or paid any dividend or made any other distributions to its shareholders, whether or not upon or in respect of any shares of its capital stock;

                 (c) redeemed, purchased or otherwise acquired any shares of its capital stock or issued or sold any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock, or modified the terms of or waived any provision of its capital stock or any such option, warrant, right or other securities;

                 (d) sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for fair consideration, or abandoned or permitted to lapse any of its Intellectual Property (as hereinafter defined) or granted any license or sublicense of any of its Intellectual Property, other than licenses associated with sales of its products to customers in the ordinary course of business in the form(s) included as part of Schedule 2.13;

                 (e) permitted, allowed or suffered any of its assets to be subject to any Lien;

                 (f) acquired or made any investment in (by merger, exchange, consolidation, purchase or otherwise) any corporation or partnership or interest in any business organization or entity, or acquired any assets outside of the ordinary course of business or which are material (except for material purchases of inventory and supplies in the ordinary course of business), individually or in the aggregate, to Rollway;

                 (g) canceled or forgiven any indebtedness or waived any claims or rights of a substantial nature;

                 (h) adopted or amended any plan or agreement of the sort described in Section 2.24;

                 (i) terminated or modified any Contract or any Government license, permit or other authorization or entered into any new Contracts, except for: (1) any Contract requiring aggregate payments during the term thereof of less than $25,000; (2) any Contract terminated, modified or entered into in the ordinary course of business consistent with past practices; and (3) except as otherwise disclosed on a Schedule hereto;

                 (j) disclosed any confidential or proprietary information to any person or entity other than Emerson and Emerson's representatives, agents, attorneys and accountants or Rollway's own employees, representatives, agents, attorneys and accountants in the ordinary course of business;

                 (k) made or committed to make any expenditure for capital assets (or series of such related expenditures) involving more than $25,000;

                 (l) made any loan or advance to, or guarantee for the benefit of, any other person or entity, other than advances to employees in the ordinary course of business consistent with past practice;

                 (m) granted any bonus or any increase in wages, salary or other compensation to any director, officer or employee (other than any increase in wages or salaries (i) required under existing Contracts which are listed on Schedule 2.24 or (ii) otherwise not unusual in character, timing or amount made in the ordinary course of business to employees who are not directors or officers);

                 (n) made any charitable contributions or commitments in excess of $25,000 in the aggregate;

                 (o) suffered or experienced any damage, destruction or loss to, or other adverse change in the condition of, its property which, in the aggregate, exceeds $25,000 or is material to its business (whether or not covered by insurance);

                 (p) made or authorized any amendment to its Certificate of Incorporation or By-Laws or the constituent documents of the Subsidiaries;

                 (q) instituted or permitted any change in the conduct of its business, or any change in its method of purchase, sale, lease, management, marketing, promotion or operation, or delayed or postponed the payment of accounts payable or other liabilities other than as required by the availability of funds;

                 (r) made any change in any method of accounting or accounting policies, other than those required by generally accepted accounting principles, or made any write-down in its accounts receivable other than in the usual, regular and ordinary course of business consistent with past practice;

                 (s) incurred or assumed any liabilities, obligations or indebtedness for borrowed money or guaranteed any such liabilities or indebtedness other than trade accounts payable incurred in the ordinary course of business consistent with past practices;

                 (t) taken any action which will or may reasonably be expected to cause or constitute a breach of any provision of this Agreement; or

                 (u) agreed, whether in writing or otherwise, to do any of the foregoing.

          2.11 Real Property. Rollway does not own or lease any real property other than that set forth on Schedule 2.11. Schedule 2.11 lists and provides legal descriptions of all real property owned by Rollway, all real property leased or subleased to Rollway and all other real property which is used by Rollway and not owned by Rollway (the "Real Property"). Except as otherwise described on Schedule 2.11: (a) there is no pending or, to the knowledge of Rollway, threatened condemnation proceeding, administrative action or judicial proceeding of any type relating to the Real Property or other matters affecting adversely the current use, occupancy or value of the Real Property; (b) the Real Property does not serve any adjoining property for any purpose inconsistent with the use of the Real Property, and the Real Property is not located within any flood plain or subject to any similar type of restriction for which any permits or licenses necessary to the use thereof have not been obtained; (c) there are no leases, subleases, licenses, easements, concessions or other agreements, written or oral, granting to any person or entity the right to use or occupy any portion of the Real Property which is not listed on
Schedule 2.15 or, with respect to property located in the U.S., of record; (d) no person or entity (other than Rollway) is in possession of any of the Real Property; (e) neither the current use of the Real Property nor the operation of Rollway's business violates any instrument of record or agreement affecting the Real Property or any material applicable legal requirements; (f) all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems serving the Real Property are sufficient to enable the continued operation of the Real Property as currently operated; (g) all material certificates of occupancy, permits, licenses, approvals and other authorizations required in connection with the past and present operation of its business on the Real Property have been lawfully issued to Rollway and are, as of the date hereof, and will be following the consummation of the transactions contemplated hereby, in full force and effect, and Rollway and such Real Property are in compliance with all material applicable zoning ordinances and regulations (without regard to any variances granted thereunder); and (h) all Real Property has access to public roads and utilities necessary to conduct Rollway's business at such Real Property as presently conducted.

          2.12 Assets. Rollway has good and marketable title to, or a valid leasehold interest in, all properties and assets used by it, located on its premises or shown on the 1995 Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for Liens disclosed on the 1995 Balance Sheet or Schedule 2.11 (as to real property) or Schedule 2.12 or as specifically disclosed on Schedule 2.15 (as to all other properties and assets) and except for properties and assets disposed of for fair consideration in the ordinary course of business since the 1995 Balance Sheet Date. Rollway owns or leases or has the valid and enforceable right to use all assets, tangible or intangible, necessary for the conduct of its business as presently conducted and, upon the Effective Time, the Surviving Corporation will have the same rights with respect to such assets. All of Rollway's tangible assets have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear and Rollway's normal maintenance procedures), and are suitable for the purposes for which they are presently used.

          2.13   Intellectual Property.

                 (a) Schedule 2.13 contains a true, complete and accurate list of all the Intellectual Property (as hereinafter defined). Schedule 2.13(a) accurately identifies, where appropriate, one or more of the following for each item of the Intellectual Property: filing date, issue date, classification of invention or goods covered, country of origin, licensor, license date and licensed subject matter. Schedule 2.15 contains a complete and accurate list of all licenses and other rights granted by Rollway to any third party with respect to any item of the Intellectual Property, other than licenses associated with sales of products to customers in the ordinary course of business. True, complete and correct copies of the forms of such customer licenses are included as part of Schedule 2.13.

                 (b) Except as set forth on Schedule 2.13(b), (i) the Intellectual Property is valid and enforceable and encompasses all proprietary rights necessary or desirable for the operation of Rollway's business as presently conducted (in each case free and clear of all Liens); (ii) Rollway has taken all actions necessary to maintain and protect Rollway's rights to any Intellectual Property; (iii) to the knowledge of Rollway, the owners of the Intellectual Property licensed to Rollway have taken all actions necessary to maintain and protect the Intellectual Property subject to such licenses; (iv) there has been no claim made against Rollway asserting the invalidity, misuse or unenforceability of any of the Intellectual Property or challenging Rollway's right to use or ownership of any of the Intellectual Property, and there are no grounds for any such claim or challenge; (v) Rollway is not aware of any infringement or misappropriation of any of the Intellectual Property or of any facts raising a likelihood of infringement or misappropriation; (vi) the conduct of Rollway's business has not infringed or misappropriated, and does not infringe or misappropriate, any intellectual property or proprietary right of any other entity; (vii) no loss of any of the Intellectual Property is pending or to the knowledge of Rollway threatened or reasonably foreseeable; and (viii) the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any of the Intellectual Property. Rollway holds valid licenses to use all widely available off-the-shelf software used in its business, which use does not and has never violated the terms of such licenses.

                 (c) For purposes of this Agreement, "Intellectual Property" shall mean all of the following (in whatever form or medium) which are owned by or licensed to Rollway: (i) patents, trademarks, service marks and copyrights,
(ii) applications for patents and for registration of trademarks, service marks and copyrights, (iii) trade secrets and trade names, and (iv) all other items of proprietary information or know-how but shall not include any widely available off-the-shelf software.

          2.14 No Breach of Law or Governing Document; Licenses and Permits. Rollway has complied with and is not in default under or in violation of any material applicable statute, law, ordinance, decree, order, rule, or regulation of any Government ("Law"), or the provisions of any franchise or license, or in default under or in violation of any provision of its Certificate of Incorporation or its By-Laws, or, with respect to the Subsidiaries, any of their respective constituent documents. Rollway holds all material licenses or permits required to conduct its business as presently conducted, and each such license or permit is valid, in full force and effect, and listed on
Schedule 2.14. Upon the Effective Time, the Surviving Corporation and the Subsidiaries will have all right and authority to conduct their respective businesses pursuant to such licenses and permits subject to the terms thereof.

          2.15   Contracts and Commitments.  Except as set forth in
Schedule 2.15, Rollway is not a party to or otherwise obligated under any of the following, whether written or oral:

                 (a) Any single contract or purchase order providing for an expenditure by Rollway in excess of $25,000 or contracts or purchase orders with the same or known affiliated vendor(s) providing for an expenditure by Rollway in excess of $25,000.

                 (b) Any other contract providing for an expenditure by Rollway for the purchase of real property.

                 (c) Any contract, bid or offer to sell products or to provide services to third parties which (i) Rollway knows or has reason to believe is at a price which would result in a net loss on the sale of such products or provision of such services or (ii) contains terms or conditions Rollway cannot reasonably expect to satisfy or fulfill in whole or in part.

                 (d) Any purchase commitment for materials, supplies, component parts or other items or services in excess of the normal, ordinary, usual and current requirements of Rollway or at a price in excess of the current reasonable market price available to Rollway at the time of such commitment.

                 (e) Any license or other right granted by Rollway to any third party or granted by any third party to Rollway with respect to any Intellectual Property (other than licenses for widely available, off-the-shelf software).

                 (f) Any contract pursuant to which Rollway is the lessee or sublessee of, or holds or operates, any real or personal property owned or leased by any other person or entity (other than leases of personal property leased in the ordinary course of business with annual lease payments no greater than $25,000).

                 (g) Any contract pursuant to which Rollway is the lessor or sublessor of, or permits any third party to operate, any real or personal property owned or leased by Rollway.

                 (h) Any revocable or irrevocable power of attorney granted to any person, firm or corporation for any purpose whatsoever, excluding powers of attorney granted in connection with United States and foreign patents, trademarks, service marks, copyrights and applications therefor.

                 (i) Any loan agreement, indenture, promissory note, conditional sales agreement, security agreement, letter of credit arrangement, guarantee, indemnity, surety, foreign exchange contract, accommodation or other similar type of agreement.

                 (j) Any arrangement or other agreement (other than pursuant to a plan described on Schedule 2.24) which involves (i) a sharing of profits,
(ii) future payments of $25,000 or more per annum to other persons, or
(iii) any joint venture or similar contract or arrangement.

                 (k) Any sales agency, sales representation, distributorship or franchise agreement that is not terminable without penalty within 60 days.

                 (l) Any contract providing for the payment of any cash or other benefits upon the sale or change of control of Rollway or a substantial portion of its assets.

                 (m) Any contract prohibiting Rollway from freely engaging in any business anywhere in the world, or prohibiting Rollway from the disclosure of trade secrets or other confidential or proprietary information.

                 (n) Any contract or commitment not made in the ordinary course of business.

          2.16   Validity of Contracts; Government Contracts.

                 (a) Except as set forth on Schedule 2.16(a), each written or oral contract, agreement, indenture and evidence of indebtedness (including but not limited to the contracts and commitments required to be disclosed on
Schedule 2.15) to which Rollway is a party or is otherwise obligated (collectively, the "Contracts") is a valid and binding obligation of Rollway and to the knowledge of Rollway the other parties thereto in accordance with its terms and conditions, except as such enforceability may be limited by (a) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and (b) equitable principles of general applicability (whether considered in a proceeding at law or in equity). Except as set forth on Schedule 2.16(a), neither Rollway nor any other party to a Contract is in material default under or in violation of such Contract, and there are no disputes with regard to any Contract. Except as set forth on
Schedule 2.16(a) no event has occurred which, with the passage of time or the giving of notice, or both, would constitute, and neither the execution of this Agreement nor the Closing hereunder do or will constitute or result in, a default under or a violation of any Contract by Rollway or any other party to such Contract or would cause the acceleration of any obligation of any party thereto or the creation of a Lien upon any asset of Rollway. Rollway has delivered to Emerson a true, complete and accurate copy of each written Contract and a true, complete and accurate description of each oral Contract, and none of the Contracts has been modified or amended in any respect, except as reflected in such disclosure to Emerson.

                 (b) Identified on Schedule 2.16(b) are all current agreements between Rollway and the U.S. Government ("USG"), including foreign military sales agreements, and all subcontracts (at any tier), teaming agreements, joint venture agreements and memoranda of agreement relating to such contracts (collectively, "Government Contracts"). Except as set forth on
Schedule 2.16(b), (i) there are no grounds for the termination of any such Government Contract by USG or the other contracting party based on default by Rollway; (ii) Rollway has not breached or otherwise defaulted under any such Government Contract; (iii) Rollway has not received notice of any violation by it under the civil or criminal provisions of the U.S. False Claims Act, as amended, in connection with any such Government Contract; (iv) Rollway has provided all required cost or pricing data in compliance with 10 U.S.C. 2306a and 41 U.S.C. 254(d) to the extent applicable to any such Government Contract and has treated its costs in accordance with cost accounting standards and its disclosure statement; (v) Rollway is in compliance with all Laws governing such Government Contracts and the negotiation thereof; and (vi) there have been no assertions of claims or potential claims by USG or any other parties to such Government Contracts in any governmental reports, including, without limitation, audit reports that have been prepared with respect to such Government Contracts. Except as set forth on Schedule 2.16(b), Rollway has not received any subpoena or investigative demand in connection with any Government Contract and Rollway is not the subject of any governmental investigation relating to actual or alleged wrongdoing by Rollway in connection with any Government Contract. Except as set forth on Schedule 2.16(b), none of the foregoing events or circumstances has occurred since January 1, 1992 with respect to any Government Contracts to which Rollway has ever been a party.

          2.17 Customers and Suppliers. Schedule 2.17 sets forth a true, complete and correct list of Rollway's 25 largest customers and suppliers by volume of sales (by dollar volume) and purchases (by dollar volume), respectively, for each of the years ended November 28, 1993, November 27, 1994 and December 3, 1995. Rollway has not received any indication from any supplier of Rollway (including those listed on Schedule 2.17) to the effect that, and has no reason to believe that, such supplier will stop, or materially decrease the rate of, supplying materials, products or services to Rollway. Except as set forth on Schedule 2.17 Rollway has not received any indication from any customer of Rollway (including those listed on Schedule 2.17) to the effect that, and has no reason to believe that, such customer will stop, or materially decrease the rate of, buying materials, products or services from Rollway.

          2.18   Litigation and Arbitration.  Except as set forth on
Schedule 2.18, there is no suit, claim, action or proceeding now pending or, to the best knowledge of Rollway, threatened before any court, grand jury, administrative or regulatory body, Government agency, arbitration or mediation panel or similar body to which Rollway is a party or which may result in any judgment, order, decree, liability, award or other determination which will or may reasonably be expected to have a material adverse effect upon the Business Condition of Rollway. Except as set forth on Schedule 2.18, no such judgment, order, decree or award has been entered against Rollway which has, or may reasonably be expected to have, such effect. There is no claim, action or proceeding now pending or, to the best knowledge of Rollway, threatened before any court, grand jury, administrative or regulatory body, Government agency, arbitration or mediation panel or similar body involving Rollway which will or may reasonably be expected to prevent or hamper the consummation of the transactions contemplated by this Agreement.

          2.19   Officers, Directors, Employees and Consultants.  Set forth on
Schedule 2.19 is a complete list of:  (a)     all directors of Rollway; (b) all
officers (with office held) of Rollway; (c) all employees of Rollway; and (d) all business consultants to Rollway; together, in each case, with the current rate of compensation payable to each.

          2.20 Indebtedness to and from Officers, Directors and Others. Except as set forth on Schedule 2.20: (a) Rollway is not indebted to any shareholder, director, officer, employee or agent of Rollway except for amounts due as normal salaries, wages, employee benefits and bonuses and in reimbursement of ordinary expenses on a basis consistent with the past practices of Rollway; and (b) no shareholder, director, officer, employee or agent of Rollway is indebted to Rollway except for advances for ordinary business expenses on a basis consistent with the past practices of Rollway.

          2.21 Affiliated Transactions. Except as set forth on Schedule 2.21 no director, officer, executive employee or affiliate of Rollway or any individual related by blood, marriage or adoption to any such individual or any entity in which any such individual or entity is known by Rollway to own any material beneficial interest, is a party to any agreement, contract, commitment or other form of transaction or arrangement with Rollway or has any interest in any property used by or in connection with Rollway's business.

          2.22   Outside Financial Interests.  Except as set forth on
Schedule 2.22, no director or officer of Rollway has any direct or indirect financial interest in any competitor with or supplier or customer of Rollway; provided, however, that for this purpose ownership of corporate securities having no more than 5% of the outstanding voting power of any competitor, supplier or customer, which securities are listed on any national securities exchange or authorized for quotation on the Nasdaq National Market, shall not be deemed to be such a financial interest, provided that such person has no other connection or relationship with such competitor, supplier or customer.

          2.23 Payments, Compensation and Perquisites of Agents and Employees. All payments to agents, consultants and others made by Rollway have been in payment of bona fide fees and commissions and not as bribes or illegal or improper payments. Rollway has properly and accurately reflected on its books and records: (a) all compensation paid to and perquisites provided to or on behalf of its agents and employees; and (b) all compensation and perquisites which are due and payable to such persons but which have not been paid or provided. Such compensation and perquisites have been properly and accurately disclosed in the financial statements and other public or private reports, records or filings of Rollway, to the extent required by Law.

          2.24   Labor Agreements, Employee Benefit Plans and Employment
Agreements.

                 (a) Disclosure. Schedule 2.24 describes all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, consulting, stock appreciation, stock option, stock purchase, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, whether or not written, and any, whether written or unwritten, employment or consulting contracts, "golden parachutes," union collective bargaining agreements, works council or similar agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written statements of policies relating to employment, which are provided to, for the benefit of, or relate to, any persons ("Employees") now employed or previously employed (to whom coverage is presently provided) by Rollway. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." Each of the Employee Plans/Agreements has been furnished to Emerson. No Employee Plan/Agreement is a "multiemployer plan" (as defined in Section 4001 of ERISA), and Rollway has never contributed nor been obligated to contribute to any such multiemployer plan. Rollway has furnished Emerson with respect to each Employee Plan/Agreement the three most recent annual reports prepared in connection therewith (Form 5500 including all schedules thereto) or, if an Employee Plan/Agreement has been in existence for less than three years, the annual report prepared for each year such Employee Plan/Agreement has been in existence. There are no negotiations, written demands or proposals which are pending which concern matters now covered, or that would be covered, by any Employee Plans/Agreements. Rollway has at all times operated its business and conducted its employment practices in accordance with the terms of such Employee Plans/Agreements.

                 (b) Prohibited Transactions. There have been no "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement.

                 (c) Payments and Compliance. With respect to each Employee Plan/Agreement (A) all payments due from Rollway to date have been made and all amounts properly accrued to date as liabilities of Rollway which have not been paid have been properly recorded on the books of Rollway and are reflected in Rollway's most recent balance sheet; (B) all reports and information relating to each such Employee Plan/Agreement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; and
(C) each such Employee Plan/Agreement which is intended to qualify under
Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification (or has timely caused an application to be submitted with the Internal Revenue Service for each such Employee Plan/Agreement seeking such determination), its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that would adversely affect such qualification or exemption. Each trust created under any such Employee Plan/Agreement is exempt from tax under Section 501(a) of the Code and has been so exempt during the period from creation to date. Rollway has furnished Emerson with the most recent determination letters of the Internal Revenue Service relating to each such Employee Plan/Agreement. Each Employee Plan/Agreement has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

                 (d) Post-Retirement Benefits.  Except as set forth on
Schedule 2.24, no Employee Plan/Agreement provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former Rollway employees beyond their retirement or other termination of service other than (A) continuation coverage mandated by Section 4980B(f) of the Code ("Continuation Coverage"), (B) death or pension benefits under any Employee Plan/Agreement that is an employee pension benefit plan, (C) deferred compensation benefits accrued as liabilities on the books of Rollway (including Rollway's most recent balance sheet), (D) disability benefits under any Employee Plan/Agreement that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise, or (E) benefits in the nature of severance pay. No tax under Section 4980B of the Code has been incurred in respect of an Employee Plan/Agreement that is a group health plan, as defined in Section 5000(b)(1) of the Code.

                 (e) No Triggering of Obligations.  Except as set forth on
Schedule 2.24, other than by reason of actions taken by Emerson following the Closing, the consummation of the transaction contemplated by this Agreement will not (A) entitle any current or former employee of Rollway to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (B) except as provided in Section 1.8, accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee, (C) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (D) give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

                 (f) International Plans. Schedule 2.24 identifies each Employee Plan/Agreement covering any Employee or former Employee outside of the United States ("International Plan"). Rollway has furnished Emerson with copies of each International Plan. Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such International Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. According to the actuarial assumptions and valuations most recently used for the purpose of funding each International Plan (or, if the same has no such assumptions or valuations or is unfunded, according to its actuarial assumptions and valuations in use by the PBGC on the date hereof), as of the Closing the total amount or value of the funds available under such International Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeded the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein who are Employees of former Employees of Rollway. From and after the Closing, Emerson (or the Surviving Corporation) shall have the full benefit of any such funds, accruals or reserves.

          2.25 Terminated Plans. Since January 1, 1990, Rollway has not terminated or taken action to terminate (a) any Employee Plan/Agreement subject to Section 412 of the Code or Section 302 of ERISA or (b) any International Plan.

          2.26 Overtime, Back Wages, Vacation and Minimum Wages. Except as set forth on Schedule 2.26, no present or former employee of Rollway has given written notice to Rollway of, and there is no valid basis for, any claim against Rollway (whether under Law, any employment agreement or otherwise) on account of or for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary (excluding current bonus, accruals and amounts accruing under "employee benefit plans," as defined in Section 3(3) of ERISA) for any period other than the current payroll period, (c) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (d) any violation of any Law relating to minimum wages or maximum hours of work.

          2.27 Discrimination, Workers Compensation and Occupational Safety and Health. Except as set forth on Schedule 2.18, no person or party (including, but not limited to, Government agencies of any kind) has any valid claim, or valid basis for any action or proceeding, against Rollway arising out of any Law relating to discrimination in employment or employment practices or occupational safety and health standards. Since November 30, 1991 Rollway has not received any written notice from any U.S. federal, state, local or foreign Government entity alleging a violation of occupational safety or health standards. Except as set forth on Schedule 2.27, there are no pending workers compensation claims involving Rollway. Except as set forth on Schedule 2.27 since January 1, 1978, there have not been any workers compensation claims against Rollway relating to the use or existence of asbestos in any of Rollway's products. Rollway has delivered to Emerson a true, correct and complete list of all workers compensation claims made over the three years preceding the date hereof.

          2.28 Alien Employment Eligibility. With respect to each person employed by Rollway (exclusive of the non-U.S. Subsidiaries) on or after May 1, 1987, and who actually commenced such employment on or after November 6, 1986,
(a) Rollway hired such person in compliance with the Immigration Reform and Control Act of 1986 and the rules and regulations thereunder ("IRCA") and
(b) Rollway has complied with all recordkeeping and other regulatory requirements under IRCA.

          2.29 Labor Disputes; Unfair Labor Practices. Except as set forth on Schedule 2.29, there is neither pending nor, to the best knowledge of Rollway, threatened any labor dispute, strike or work stoppage which affects or which reasonably may be expected to affect the Business Condition of Rollway. Except as set forth on Schedule 2.29, within the past three years, neither Rollway nor any of its agents, representatives or employees has committed any unfair labor practice, as defined in the National Labor Relations Act of 1947, as amended. There is not now pending or, to the knowledge of Rollway, threatened any charge or complaint against Rollway by the National Labor Relations Board, any state or local labor or employment agency or any representative thereof, and the execution of this Agreement and the Merger hereunder will not result in any such charge or complaint.

          2.30   Insurance Policies.

          (a) Set forth on Schedule 2.30(a) is a list of all insurance policies and bonds in force covering or relating to the properties, operations or personnel of Rollway. All of such insurance policies are in full force and effect and such policies or substantially equivalent policies will continue in full force and effect for the benefit of the Surviving Corporation (except as contemplated herein) following the Merger with respect to claims and occurrences relating to pre-Merger periods, and Rollway is not in default with respect to any of its obligations under any of such insurance policies.

          (b) Schedule 2.30(b) is a complete list of all liability insurance policies held by Rollway covering the period or periods from December 1, 1967 until April 1, 1985.

          2.31 Guarantees. Except as set forth on Schedule 2.31, Rollway is not a guarantor, indemnitor, surety or accommodation party or otherwise liable for any indebtedness of any other person, firm or corporation, except as endorser of checks received and deposited in the ordinary course of business.

          2.32 Product Warranties. Set forth on Schedule 2.32 are the standard forms of product warranties and guarantees used by Rollway and copies of all other product warranties and guarantees. No oral product warranties or guarantees have been made containing terms less favorable to Rollway than the terms of the forms of product warranties and guarantees set forth on
Schedule 2.32. Except as specifically described on one or more Schedule(s) to this Agreement, since January 1, 1990, no product warranty or similar claims have been made against Rollway except routine claims. The aggregate loss and expense (including out-of-pocket expenses) attributable to all product warranty and similar claims now pending or hereafter asserted with respect to products manufactured on or prior to the Effective Time will not exceed the higher of the 1995 Balance Sheet reserve or $25,000. In no event will the return of product pursuant to the return policy described on Schedule 2.7 be considered a product warranty or similar claim for purposes of this Section 2.32. No person or party (including, but not limited to, Government agencies of any kind) has any valid claim, or valid basis for any action or proceeding, against Rollway under any Law relating to unfair competition, false advertising or other similar claims arising out of product warranties, guarantees, specifications, manuals or brochures or other advertising materials used by Rollway.

          2.33   Product Liability Claims.  Except as described on
Schedule 2.33, since January 1, 1985, Rollway has never received notice or information as to any claim or allegation of personal injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold or distributed by, or in connection with any service provided by, Rollway. Schedule 2.33 accurately and completely describes all such claims, together in each case with the date such claim was made, the amount claimed, and the disposition or status of such claim (including settlement or judgment amount). Rollway has at all times and currently has in full force and effect insurance of the type and amount adequate to cover all claims of the sort described in this Section.

          2.34 Product Safety Authorities. Rollway has not been required to file any notification or other report with or provide written information or oral presentation to any Government agency or product safety standards group concerning actual or potential defects or hazards with respect to any product manufactured, sold or distributed by Rollway and there exist no valid grounds for the recall of any such product.

          2.35   Environmental Matters.

          (a) Except as set forth on Schedule 2.35, all assets and property currently or previously owned, leased, operated, or used by Rollway ("Environmental Property"), all current or previous conditions on and uses of the Environmental Property, and all current or previous ownership or operation of Rollway or the Environmental Property (including, without limitation, transportation and disposal of Hazardous Materials (as hereinafter defined) by or for Rollway) comply and have at all times complied with, and do not cause, have not caused, and will not cause liability to be incurred by Rollway under any current or past Law relating to the protection of health or the environment, including, without limitation: the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substance Control Act, any comparable state or foreign law, and the common law, including the law of nuisance and strict liability ("Environmental Law"); provided, however, that the sites specifically listed on Schedule 2.35 in response to Section 2.35(j) shall not be deemed property "used" by Rollway. Except as set forth on Schedule 2.35, Rollway is not in violation of and has not violated any Environmental Law. All real property included in the Environmental Property, together with the addresses thereof, is listed on
Schedule 2.35.

          (b) Except as set forth on Schedule 2.35, Rollway has properly obtained and is, or will be on the Closing Date, in compliance with all necessary permits, registrations, approvals, and licenses, and has properly made all filings with and submissions to any Government or other authority required by any Environmental Law (the "Environmental Permits"). No deficiencies have been asserted by any such Government or authority with respect to such items.

          (c) Except as set forth on Schedule 2.35, there has been no spill, discharge, leak, leaching, emission, migration, injection, disposal, escape, dumping, or release of any kind on, beneath, above, or into the Environmental Property or into the environment surrounding the Environmental Property of any pollutants, contaminants, hazardous substances, hazardous chemicals, toxic substances, hazardous wastes, infectious wastes, radioactive materials, petroleum including crude oil or any fraction thereof, asbestos fibers, or industrial wastes or other hazardous materials, including, without limitation, those defined in any Environmental Law (collectively, "Hazardous Materials").

          (d) Except as set forth on Schedule 2.35, there are and have been no (i) Hazardous Materials stored, disposed of, generated, manufactured, refined, transported, produced, or treated at, upon, or from the Environmental Property; (ii) asbestos fibers or materials or polychlorinated biphenyls on or beneath the Environmental Property; or (iii) underground storage tanks on or beneath the Environmental Property.

          (e) Rollway has delivered to Emerson, prior to the execution and delivery of this Agreement, complete copies of any and all (i) documents received by Rollway from, or submitted by Rollway to, the Environmental Protection Agency (the "EPA") and/or any state, county or municipal environmental or health agency concerning the environmental condition of the Environmental Property or the effect of Rollway's operations on the environmental condition of the Environmental Property; and (ii) reviews, audits, reports, or other analyses concerning the Environmental Property.

          (f) Except as set forth on Schedule 2.35, no expenditure will be required in order for Rollway to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of Rollway's business or the Environmental Property in a manner consistent with the current operation thereof by Rollway, other than expenditures in connection with the ordinary course of business renewal of Environmental Permits after the Closing.

          (g) Except as set forth in Schedule 2.35, there never has been pending or threatened against Rollway or to the knowledge of Rollway any other person or entity to the extent that such other person or entity from time to time has owned, leased, occupied or conducted operations on the Environmental Property, any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, judgment, order, lien, proceeding, hearing, study, inquiry or investigation based on or related to an Environmental Permit or an Environmental Law.

          (h) Except as set forth in Schedule 2.35, neither Rollway, nor to the knowledge of Rollway any other person or entity to the extent that such other person or entity from time to time has owned, leased, occupied or conducted operations on the Environmental Property, has ever received from any person any notice of, or has any knowledge of, any past, present or anticipated future events, conditions, circumstances, activities, practices, incidents, actions, agreements or plans that could: (i) interfere with, prevent, or increase the costs of compliance or continued compliance with any Environmental Permits or any renewal or transfer thereof or any Environmental Law; (ii) make more stringent any restriction, limitation, requirement or condition under any Environmental Law or any Environmental Permit in connection with the operations on the Environmental Property; or (iii) give rise to any liability, loss or expense, or form the basis of any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, judgment, order, lien, proceeding, hearing, study, inquiry or investigation involving the Environmental Property or Rollway, based on or related to an Environmental Permit or an Environmental Law or to the presence, manufacture, generation, refining, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, handling, emission, discharge, release or threatened release of any Hazardous Materials.

          (i) Except as set forth on Schedule 2.35, Rollway has not transported or arranged for the transportation of any Hazardous Materials to any location which is: (i) listed on, or proposed for listing on, the EPA's National Priorities List published at 40 CFR Part 300 or on any similar state list; or (ii) the subject of any regulatory action which may lead to claims against Rollway for damages to natural resources, personal injury, clean-up costs or clean-up work.

          (j) Schedule 2.35 contains a list of all sites where Rollway's Hazardous Materials may have been sent in the past, or are currently being sent for disposal, treatment, recycling or storage, including the address of each such site, and a description and estimate of the amount of the Hazardous Materials disposed of, treated, recycled or stored at each such site.

          (k) Schedule 2.35 contains a list containing the name and address of each person, firm, corporation or other entity engaged in the handling, transportation or disposal of Rollway's Hazardous Materials, a description of such Hazardous Materials, and an estimate of the amount of such Hazardous Materials.

          2.36 Broker's Fees. Neither Rollway nor any of its shareholders has retained any broker, finder or agent or agreed to pay any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

          2.37 Foreign Assets. Except as set forth on Schedule 2.37 or as otherwise disclosed on any other Schedule attached hereto, Rollway has no interest in any real property or tangible or intangible personal property located outside of the United States, including any stock, securities or investments in, claims against, or receivables from any entities or persons with substantially all their property or business so located.

          2.38 Foreign Operations and Export Control. Rollway has at all times acted:

                 (a) pursuant to valid qualifications to do business in all jurisdictions outside the United States where such qualification is required by local Law and where the failure to so qualify would have a material adverse effect on the Business Condition of Rollway;

                 (b) in compliance with all applicable foreign Law, including without limitation Law relating to foreign investment, foreign exchange control, immigration, employment and taxation;

                 (c) without notice of violation of and in compliance with all relevant anti-boycott legislation, including without limitation the Tax Reform Act of 1976, as amended, the Export Administration Act of 1979, as amended, and regulations thereunder, including all reporting requirements;

                 (d) without violation of and pursuant to any required export licenses granted under the Export Administration Act of 1979, as amended, and regulations thereunder, which licenses are described on Schedule 2.38; and

                 (e) without violation of the Foreign Corrupt Practices Act of 1977.

          2.39 Bank Accounts. Set forth on Schedule 2.39 is a list of all bank accounts, investment accounts and safe deposit boxes maintained by Rollway, together with the names of all persons who are authorized signatories or have access thereto or control thereover.

          2.40 Books and Records. The books of account, stock record books and minute books and other corporate records of Rollway are in all respects complete and correct, have been maintained in accordance with good business practices and the matters contained therein are accurately reflected on the Financial Statements, to the extent appropriate. Copies of the minute books and stock books of Rollway have been delivered to Emerson and are true, correct and complete to the date hereof except for certain confidential information relating to the acquisition of Rollway which has been redacted or eliminated, which confidential information will be delivered to Emerson on the Closing Date.

          2.41 Full Disclosure. No representation or warranty of Rollway herein and no statement, information or certificate furnished or to be furnished by or on behalf of Rollway or its counsel, accountants or other agents pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                   ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF EMERSON AND EMERSUB

          Emerson and Emersub hereby make the following representations and warranties, each of which is true and correct on the date hereof and will be true and correct on the Closing Date and each of which shall expire immediately upon the Closing.

          3.1    Corporate Organization, Qualification and Power.
Emerson is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Emersub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Emerson and Emersub has all requisite corporate power and authority to own, lease and use its assets and properties and to conduct the business in which it is engaged.

          3.2    Capitalization.

          (a) Emerson. The entire authorized capital stock of Emerson consists of 400,000,000 shares of Emerson Stock, of which _______ shares are issued and outstanding on the date hereof, and 5,400,000 shares of Preferred Stock, par value $2.50 per share (which includes 2,500,000 shares of Series A Junior Participating Preferred Stock), none of which Preferred Stock is issued or outstanding.

          (b) Emersub. The entire authorized capital stock of Emersub consists solely of 1,000 shares of Common Stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding. Emerson owns all issued and outstanding capital stock of Emersub.

          3.3    Corporate Power and Authority.

          (a) Each of Emerson and Emersub has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Emerson and Emersub have been duly authorized by all requisite corporate action, except for the filing of the Certificates of Merger pursuant to Section 1.2 above. This Agreement constitutes the valid and binding obligation of Emerson and Emersub, enforceable in accordance with its terms.

          (b) Neither Emerson nor Emersub is a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, contract or other instrument or obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (i) conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution, delivery or performance by either of Emerson or Emersub of this Agreement or
(ii) prevent the carrying out of the transactions contemplated hereby. Except for compliance with the provisions of the H-S-R Act, and applicable federal and state securities laws, no waiver or consent of any third person or governmental authority is required for the execution of this Agreement or the consummation of the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any Lien against Emerson or Emersub or any of their respective properties or assets.

          3.4 The Emerson Shares. The Emerson Shares to be issued in connection with the Merger, when delivered hereunder, will be duly authorized, validly issued, and fully paid and nonassessable, and will not be subject to any preemptive rights of Emerson's shareholders.

          3.5 SEC Reports. Emerson has filed in a timely manner all reports and other documents required by the Securities Exchange Act of 1934, as amended (the "1934 Act"), or the 1933 Act, since January 1, 1990 (the "SEC Reports"). As of their respective dates of filing, the SEC Reports (including all exhibits and schedules therein and documents incorporated by reference therein) (i) complied as to form in all material respects with all requirements of applicable law, including the 1933 Act and the 1934 Act, as appropriate, and the rules and regulations thereunder, and (ii) did not contain any untrue statement of, or omit to state, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.6 Broker's Fees. Neither Emerson nor Emersub has retained any broker, finder or agent or agreed to pay any brokerage fees, finder's fees or commission with respect to the transactions contemplated by this Agreement.

                                   ARTICLE IV
                            COVENANTS OF THE PARTIES

          Emerson and Emersub, on the one hand, and Rollway, on the other hand, hereby covenant and agree with each other as follows:

          4.1 Conduct of Business. Except as otherwise specifically contemplated by this Agreement, without the prior written consent of Emerson, Rollway will not and will not agree to:

                 (a) Grant any increase in the rate of pay of any of its employees, grant any increase in the salaries of any officer, employee or agent, grant any additional Rollway Options, accelerate the vesting of any existing Rollway Options or otherwise modify the terms thereof (except as specifically contemplated herein), enter into or increase the benefits provided under any bonus, profit-sharing, incentive compensation, pension, retirement, medical, hospitalization, life insurance or other insurance plan or plans, or other contracts or commitments, or in any other way increase in any amount the benefits or compensation of any such officer, employee or agent, except, however, ordinary increases in compensation not unusual in character, timing or amount made in the ordinary course of business to employees who are not directors or officers provided, however, nothing herein contained shall be deemed to prohibit Rollway from continuing in place any benefit, bonus or incentive plan which is scheduled by its terms to terminate or lapse as of the end of the current fiscal year and proceed with such plan through the Closing Date;

                 (b) Enter into (i) any employment contract or (ii) any collective bargaining agreement;

                 (c) Enter into any contract or commitment or engage in any transaction which is not in the usual and ordinary course of business or which is inconsistent with past practices;

                 (d) Sell or dispose of or encumber any amount of assets (except pursuant to existing Contracts disclosed herein);

                 (e) Make, or enter into any contract for, any capital expenditure or enter into any material lease of capital equipment or real estate involving more than $50,000 individually (except pursuant to existing Contracts disclosed herein);

                 (f) Enter into any contract or commitment (other than for the purchase or sale of inventory, supplies, other products or services in the ordinary course of business) involving more than $25,000, or enter into any series of such contracts with one party or known affiliated group of parties involving more than $25,000 in the aggregate;

                 (g) Create, assume, incur or guarantee any indebtedness other than (i) in the usual and ordinary course of business and with a maturity date of less than one year or (ii) that incurred pursuant to existing Contracts disclosed herein;

                 (h) Declare or pay any dividend on, issue or make any sale of, or distribution in respect of, its capital stock or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock, except for issuances of Rollway Stock under existing Rollway Options;

                 (i) Conduct or transact business other than in a manner consistent with its past practices or change any accounting procedures or practices or its financial structure, except as required to conform to GAAP, in which case Rollway shall give Emerson prior notice thereof;

                 (j) Except as contemplated by this Agreement, make any amendments to or changes in its Certificate of Incorporation or By-Laws, or, with respect to the Subsidiaries, any of their respective constituent documents; or

                 (k) Perform any act, or attempt to do any act, or permit any act or omission to act, which will or may reasonably be expected to cause a breach by Rollway of any Contract to which it is a party, including this Agreement.

          4.2 Preservation of Business; Maintenance of Insurance. Rollway shall conduct its activities substantially in the same manner as heretofore conducted and shall use its reasonable best efforts to keep its business organization intact, including its present employees and present relationships with suppliers and customers and others having advantageous business relations with it. Rollway agrees to maintain its existing insurance policies or substantially equivalent replacement policies on property owned or leased by it in full force and effect and will operate, maintain and repair all of such property in a manner consistent with past practice.

          4.3    Securities Laws Filings.

          (a) The parties hereto agree to cooperate to prepare and file with the Securities and Exchange Commission (the "Commission") Emerson's registration statement on Form S-4 (together with all amendments and supplements thereto, the "Registration Statement") and all appropriate state securities or "blue sky" filings with respect to the Emerson Shares to be issued pursuant to the Merger. Rollway shall have the right to review and comment on the Registration Statement prior to its original filing and the filing of any amendments thereto. The Registration Statement shall contain the proxy statement (the "Proxy Statement") of Rollway for distribution to its shareholders in connection with the special meeting of such shareholders to be called to consider and vote upon the approval and adoption of this Agreement and the Merger and the Preferred Terms Amendment. Each of Emerson and Rollway shall use its reasonable best efforts to cause the Registration Statement to be prepared, filed and declared effective as promptly as practicable after the date hereof, in compliance with all applicable laws, including, without limitation, the 1933 Act and the 1934 Act and the rules and regulations under each of such acts, and thereafter Rollway promptly shall deliver or mail the Proxy Statement to its shareholders.

          At all times up to and including the date of Rollway shareholders' meeting, the Board of Directors of Rollway shall, unless advised in a written opinion of outside counsel that their fiduciary duties require otherwise, recommend that Rollway shareholders vote to adopt and approve the Merger and that holders of Rollway Preferred Shares vote to adopt and approve the Preferred Terms Amendment, and the Proxy Statement and the documents sent to the shareholders of Rollway and the holders of Rollway Options shall contain such recommendations. If at any time prior to the Effective Time there shall occur any event that should be set forth in an amendment of, or a supplement to, the Proxy Statement, the parties hereto will promptly prepare and Rollway will promptly deliver or mail to its shareholders and option holders such an amendment or supplement.

          (b) Rollway agrees to indemnify and hold harmless Emerson and its directors, officers, control persons, employees, agents, attorneys, accountants and other representatives from and against any liability (including reasonable attorneys' fees) relating to or arising out of information provided by Rollway for inclusion in the Registration Statement or any federal or state filing.
The covenants of Rollway contained in this Section shall survive the Effective Time and the Merger forever, are intended to benefit the indemnified parties, shall be enforceable by such persons and shall be enforceable against the former holders of Rollway Common Stock, as provided in Article VII.

          4.4 Stock Exchange Listing. If necessary, Emerson will use its reasonable best efforts to prepare and file an application for listing of the Emerson Shares to be issued pursuant to the Merger on the New York Stock Exchange.

          4.5 Meeting of Shareholders; Redemption of Preferred Shares. Rollway shall take all action necessary in accordance with the NYL and its Certificate of Incorporation and By-Laws to convene a special meeting of its shareholders as promptly as practicable to consider and vote upon the Merger and the Preferred Terms Amendment. The Board of Directors of Rollway (excluding the Subsidiaries) shall use its reasonable best efforts to obtain the necessary approvals of Rollway's shareholders and to take all other actions as are necessary or helpful to secure the vote or consent of such shareholders. In the event the holders of a majority of the Rollway Preferred Shares do not approve the Preferred Terms Amendment, Rollway shall redeem all of the issued and outstanding Rollway Preferred Shares according to their terms and in accordance with the NYL immediately prior to the Effective Time, using borrowed funds, if necessary.

          4.6 Amendment of Options. Prior to the Closing, the Committee shall amend the Rollway Option Plan and each option agreement issued thereunder to provide that all Rollway Options shall be exercisable as described in
Section 1.8 hereof.

          4.7 Actions to Effect the Merger. Each of the parties hereto shall use its reasonable best efforts to consummate and make effective as promptly as practicable the transactions contemplated hereby and to assist each other in their respective efforts to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts. Each of the parties hereto agrees to use its reasonable best efforts (a) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any Law, (b) to effect all necessary registrations and filings, including, but not limited to, filings under the H-S-R Act, and all other submissions of information required by Government authorities, and (c) to meet all other conditions to closing set forth in Articles V and VI of this Agreement. The preceding shall not be construed as imposing upon either party hereto the obligation to enter into any agreement or consent order that such party in its sole and absolute discretion determines not to be in its best interests, unless such agreement is specifically required hereunder.

          4.8 Full Access. Representatives of Emerson shall have full access at all reasonable times to all premises, properties, books, records, Contracts, tax records and documents of Rollway relating to its Business Condition, and Rollway will furnish to Emerson any such information as Emerson may reasonably request from time to time. Such examination and investigation shall not affect the representations and warranties of Rollway contained in this Agreement.

          4.9 Books, Records and Financial Statements. Rollway shall maintain its books and financial records in accordance with GAAP consistently applied and on a basis consistent with its past practices. Said books and financial records shall fairly and accurately reflect the operations, results and condition, financial and otherwise, of Rollway. Rollway shall furnish to Emerson promptly, as available, financial statements and operating reports applicable to Rollway since the 1995 Balance Sheet Date (including the Pre-Closing Balance Sheet), all of which shall be prepared in accordance with GAAP consistently applied but without requiring any footnote disclosures and shall present fairly the consolidated financial position and results of operations of Rollway at the dates and for the periods indicated.

          4.10 No Solicitation. From the date hereof until the termination hereof, Rollway will not, directly or indirectly through its agents or representatives or otherwise, solicit or cause the solicitation of, or in any way encourage the making of, any offer, proposal or indication of interest involving the purchase, sale, transfer, merger or recapitalization of all or any portion of the securities, business or assets of Rollway, or negotiate with, respond to any inquiry from (except for "no comment" or a similar statement), cooperate with or furnish or cause or allow to be furnished any information to, any third party or its agents or representatives with respect thereto. Emerson will be immediately advised by Rollway if any such offer, proposal or indication of interest is received by Rollway or any of their agents or representatives and the terms thereof.

          4.11 Confidentiality. The parties hereto acknowledge that the information being provided to each other pursuant to this Agreement is subject to the terms of confidentiality agreements between Rollway and Emerson (the "Confidentiality Agreements"), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreements shall terminate.

          4.12 Public Announcements. Except as required by Law or the applicable rules of any stock exchange, Emerson and Emersub on the one hand, and Rollway on the other hand, shall not issue any press release or otherwise make any public statements with respect to this Agreement, the Merger or any of the terms hereof or thereof without the prior written consent of the other.

          4.13 Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

          4.14 Labor Agreements, Employee Benefit Plans and Employment Agreements. Except with respect to the Employee Plans/Agreements set forth on
Schedule 2.24, neither Emerson nor the Surviving Corporation shall assume any plans, arrangements, agreements, or programs, written or otherwise, relating to current, former, or retired employees of Rollway or affiliates of Rollway, including any "employee benefit plan" (as defined in Section 3(3) of ERISA), pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock appreciation, stock option, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, whether or not written, and any, written or unwritten, employment or consulting contracts, "golden parachutes," union collective bargaining agreements, works council or similar agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies participated in, sponsored or maintained, at any time during the period ending on the Closing Date by any organization which is a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which Rollway is a member. Any claim against or loss or expense incurred by Emerson or the Surviving Corporation arising from or related to any of the foregoing not assumed by Emerson shall be a "Loss," with respect to which the Indemnified Parties (as hereinafter defined) shall be indemnified as provided in Article VII hereof.

          4.15   Tax Matters.  At the Closing, Rollway shall deliver to
Emerson: (a) a true, correct and complete list of all Tax Returns for periods up to and including the Closing Date (whether or not the period ends on such date) which have not been filed on or before the Closing Date and which as of the Closing Date are not yet due, and (b) a certificate stating that Rollway is not a real property holding company within the meaning of Section 897(c) of the Code.

                                    ARTICLE V
                CONDITIONS TO OBLIGATIONS OF EMERSON AND EMERSUB

          The obligations of Emerson and Emersub to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Emerson and Emersub to waive any one or more of such conditions:

          5.1 Representations and Warranties of Rollway. The representations and warranties of Rollway contained in this Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date, as if such representations and warranties were made on the Closing Date.

          5.2 Performance of this Agreement. Rollway shall have duly performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

          5.3 No Material Adverse Change. Since the date hereof, there shall have been no material adverse change, actual or threatened, in the Business Condition of Rollway, whether or not covered by insurance, as a result of any cause whatsoever.

          5.4 No Injunction or Action. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental agency concerning this Agreement or the Merger, shall be in effect, or shall have been recommended by the staff of a governmental agency and approved by such agency, which would make illegal or otherwise prevent consummation of the Merger.

          5.5 Consents. All consents and approvals necessary to ensure that the Surviving Corporation will continue to have the same full rights with respect to Rollway's property and assets as existed immediately prior to the consummation of the transactions contemplated hereby shall have been obtained.

          5.6 Compliance with Applicable Law. The requirements of any applicable Law relating to the consummation of the Merger shall have been duly complied with.

          5.7 Government Approvals. All necessary governmental and regulatory approvals and requirements in connection with the transactions contemplated hereby, including, without limitation, expiration of the waiting period(s) under the H-S-R Act, shall have been received or satisfied.

          5.8 Shareholder Approval. The holders of the Common Stock of Rollway shall have duly approved this Agreement and the Merger in accordance with the NYL and Rollway's Certificate of Incorporation and By-Laws.

          5.9 Registration Statement Effective. The Registration Statement shall have been declared effective by the Commission and no stop order suspending the effectiveness thereof shall have been issued or threatened, and all other clearances or approvals as may be necessary under applicable state securities or blue sky laws relative to the issuance of the Emerson Shares pursuant to the Merger shall have been obtained.

          5.10 Dissenting Shareholders. Holders of outstanding Rollway Common Stock representing not less than 95% of the outstanding Rollway Common Stock shall not have exercised or claimed appraisal or dissenting shareholder rights with respect to the Merger. Holders of outstanding Rollway Preferred Shares representing not less than 95% of the outstanding Rollway Preferred Shares shall not have exercised or claimed appraisal or dissenting shareholder rights with respect to the Preferred Terms Amendment.

          5.11 Certificate of Rollway. Emerson shall have received a certificate signed by a duly authorized officer of Rollway, dated as of the Closing Date and subject to no qualification, certifying that the conditions set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.8 and 5.10 hereof have been fully satisfied. Such certificate shall be deemed a representation and warranty of Rollway under this Agreement.

          5.12 Opinion of Counsel. Emerson shall have received from Hancock & Estabrook, LLP, counsel to Rollway, an opinion of such counsel, dated the Closing Date, substantially in the form of Exhibit 5.12.

          5.13 Employment Agreements. Emerson shall have received (i) an employment agreement duly executed by Karl L. Loessner in the form of
Exhibit 5.13(a), (ii) an employment agreement duly executed by Stephen M. Bregande in the form of Exhibit 5.13(b), and (iii) a non-competition agreement duly executed by H. Follett Hodgkins, Jr. in the form of Exhibit 5.13(c).

          5.14 Resignations. Emerson shall have received the written resignation of the officers and directors of Rollway and the Subsidiaries listed on Schedule 5.14.

          5.15 Preferred Terms Amendment. The Preferred Terms Amendment shall have been duly approved by the holders of the Rollway Preferred Shares or such Rollway Preferred Shares shall have been properly redeemed by Rollway.

          5.16 Rollway Options. All of the Rollway Options shall have been duly exercised in their entireties in accordance with Section 1.8 hereof.

          5.17 Subsidiary Ownership Transfers. Emerson shall have received all documentation necessary to facilitate the transfer of any ownership interests in any Subsidiaries held by parties other than Rollway, duly executed by such parties.

          5.18 FCPA Certificates. Rollway shall have delivered to Emerson certificates in the form of Exhibit 5.18 dated the Closing Date, signed by
H. Follett Hodgkins, Jr., Stephen M. Bregande, Karl L. Loessner and William
Eames.

          5.19 Split-Dollar Agreement. H. Follett Hodgkins, Jr. shall have executed and delivered, or shall have caused to be executed and delivered, all documents and instruments, and shall have taken or caused to be taken all actions as Emerson reasonably deems necessary or desirable to (a) terminate his rights and benefits under that certain split-dollar agreement dated June 18, 1963 by and between him and Rollway with respect to Northwestern Mutual Life Insurance Policy No. 5470570 and his rights and benefits to said insurance policy and (b) vest such rights and benefits in the Surviving Corporation.

          5.20 Easements and Title Policy. Rollway shall have executed easement documents in a form reasonable satisfactory to Emerson documenting the uses of its property at 7600 Morgan Road by the adjoining property owners listed on Schedule 2.11, and Rollway shall have obtained customary owner's title insurance with respect to such property.

                                   ARTICLE VI
                      CONDITIONS TO OBLIGATIONS OF ROLLWAY

          The obligations of Rollway to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Rollway to waive any one or more of such conditions:

          6.1 Representations and Warranties of Emerson and Emersub. The representations and warranties of Emerson and Emersub contained in this Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date, as if such representations and warranties were made on the Closing Date.

          6.2 Performance of this Agreement. Emerson and Emersub shall have duly performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by them under the terms of this Agreement on or prior to the Closing Date.

          6.3 No Injunction or Action. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental agency concerning this Agreement or the Merger, shall be in effect, or shall have been recommended by the staff of a governmental agency and approved by such agency, which would make illegal or otherwise prevent consummation of the Merger.

          6.4 Compliance with Applicable Law. The requirements of any applicable Law relating to the consummation of the Merger shall have been duly complied with.

          6.5 Governmental Approvals. All necessary governmental and regulatory approvals and requirements in connection with the transactions contemplated hereby, including, without limitation, expiration of the waiting period(s) under the H-S-R Act, shall have been received or satisfied.

          6.6 Shareholder Approval. The shareholders of Rollway shall have duly approved this Agreement and the Merger in accordance with the NYL and Rollway's Certificate of Incorporation and By-Laws.

          6.7 Registration Statement Effective. The Registration Statement shall have been declared effective by the Commission and no stop order suspending the effectiveness thereof shall have been issued or threatened, and all other clearances or approvals as may be necessary under applicable state securities or blue sky laws relative to the issuance of the Emerson Shares pursuant to the Merger shall have been obtained.

          6.8 Certificate of Emerson and Emersub. Rollway shall have received a certificate signed by duly authorized officers of Emerson and Emersub, dated as of the Closing Date and subject to no qualification, certifying that the conditions set forth in Sections 6.1, 6.2 and 6.3 hereof have been fully satisfied. Such certificate shall be deemed a representation and warranty of Emerson and Emersub under this Agreement.

          6.9 Opinion of Counsel. Rollway shall have received from Bryan Cave LLP and Harley M. Smith, counsel to Emerson and Emersub, opinions of such counsel, dated the Closing Date, substantially in the forms of Exhibits 6.9(a) and (b).

          6.10 Non-Competition Agreement. Rollway shall have received a non-competition agreement duly executed by Emerson in the form of Exhibit 5.13(c).

          6.11 Tax Opinion. Rollway shall not have received any written notification from Hancock & Estabrook, LLP that its tax opinion in the form of
Exhibit 6.11 has been rescinded; provided, however, if said tax opinion is rescinded then Emerson, at its option, may employ another law firm (reasonably acceptable to Rollway) to give such opinion and if such other law firm, within 30 days of being employed by Emerson, shall give to Rollway such legal firm's tax opinion in the form of Exhibit 6.11, then Rollway shall pay the fees and expenses of such law firm in connection with such opinion and Rollway shall be deemed to have waived the condition set forth in this Section 6.11.

                                   ARTICLE VII
                                 INDEMNIFICATION

          7.1 Escrow Withdrawals. In the event that Emerson or the Surviving Corporation, or any of their respective affiliates, shareholders, directors, officers, successors, permitted assigns, or agents (the "Indemnified Parties"), incurs, suffers or is subjected to, after the Effective Time, any claims, losses, damages, liabilities, expenses or costs (including reasonable legal and other fees and expenses incurred in connection with the enforcement of this Agreement and taking into account the tax effect thereof) ("Losses") resulting from or arising out of any breach of or default under Rollway's representations, warranties, covenants and agreements (including, but not limited to, Rollway's agreement contained in Section 9.9(b) hereof and as provided in Sections 4.14 and 7.7 hereof) contained in this Agreement, Emerson shall be entitled, subject to the terms and conditions of the Escrow Agreement, to withdraw from the Escrow Funds an amount equal to such Losses and thereby reduce the amount of the Merger Consideration payable in connection with the Merger; provided, however, that neither Emerson nor the Surviving Corporation shall be entitled to withdraw from the Escrow Funds until all Losses for which payment is being sought exceed $100,000 in the aggregate, but in the event undisputed Losses exceed $100,000, withdrawals may be made for all such Losses, including the first $100,000 thereof. The foregoing $100,000 threshold for indemnification withdrawals shall not apply to indemnification withdrawals for Losses described in Section 7.7(a).

          7.2 Indemnification by Shareholders. By voting to approve the Merger or tendering certificates representing shares of Rollway Common Stock for conversion in the Merger, holders of Rollway Common Stock shall be deemed to have agreed to indemnify the Indemnified Parties on demand against any and all Losses to the extent Escrow Funds are not available therefor, either because the Escrow Funds have been withdrawn by Emerson or the Escrow Agreement has terminated; provided, however, that such indemnification obligations shall be several and only in proportion to, and shall be limited to, each such shareholder's portion of the aggregate Merger Consideration. Such shareholders shall also be deemed to have waived any right of contribution or other similar right against the Surviving Corporation arising out of Rollway's representations, warranties, covenants and agreements contained herein and shall be deemed to have agreed to all other provisions hereof specifically stated to be an obligation or agreement of such shareholders.

          7.3 Survival of Representations and Warranties. Except as otherwise specifically provided in Section 4.3(b) and this Section 7.3, all representations and warranties of Rollway made in this Agreement or in any exhibit, statement, Schedule, certificate, instrument or any document delivered pursuant hereto shall survive the Closing and shall remain in effect for a period of eighteen (18) months after the Closing Date and shall thereupon terminate and be of no further force or effect. The representations and warranties of Rollway relating to good and marketable title of all of Rollway's property and assets contained in Section 2.12 shall remain in effect until May 14, 2006 and shall thereupon terminate and be of no further force or effect.
In the case of any representation, warranty and agreement of Rollway contained in Sections 2.9 or 7.6 hereof, the same shall survive until the later of (a) the final resolution of any judicial or administrative proceeding involving any such Tax or (b) expiration of any applicable statute of limitations (including any suspensions, tollings or extensions thereof). In the case of a representation or warranty made by any party hereto which is not true when made and which was made by such party fraudulently or with intent to defraud or mislead, the same shall survive without limitation as to time. All rights and remedies of the parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law. All representations and warranties hereunder shall be deemed to be material and relied upon by the parties with or to whom the same were made, notwithstanding any investigation or inspection made by or on behalf of such party or parties except as set forth in Section 7.5 herein.

          7.4    Appointment of Representative.

                 (a) By voting to approve the Merger or tendering certificates representing shares of Rollway Common Stock for conversion in the Merger, the holders of Rollway Common Stock (the "Shareholders") shall AUTOMATICALLY BE DEEMED TO HAVE DESIGNATED HENRY FUST AS THE "REPRESENTATIVE." The Representative shall have full power to act on behalf of the Shareholders in the manner specified herein in connection with all matters with respect to which action by the Representative is contemplated by this Agreement. Emerson hereby agrees to grant the Representative and the Representative's agents access in Syracuse, New York to such books, records and other information as may be reasonably necessary to respond to any indemnification claim. The Representative shall be entitled to reimbursement from the Shareholders of all reasonable expenses included in the performance of his duties as Representative under this Agreement, including, but not limited to the right to employ financial advisors and other agents to undertake or assist in the assessment arbitration, litigation, and/or settlement of any such claims; provided, however, that neither Emerson nor the Surviving Corporation shall have any obligation or liability for such expenses or payment of any fees of the Representative. The Representative is expressly authorized to rely upon the advice of such consultants and agents. THE SHAREHOLDERS SHALL AUTOMATICALLY BE DEEMED TO HAVE WAIVED ANY RIGHT OR CAUSE OF ACTION FOR ANY ACTION, OF ANY NATURE WHATSOEVER, TAKEN OR OMITTED FROM BEING TAKEN BY THE REPRESENTATIVE OR ANY SUCCESSOR REPRESENTATIVE ABSENT A CLEAR SHOWING OF HIS, HER OR ITS GROSS ERROR OR FRAUD.

                 (b) The Representative shall take all actions required to be taken by the Representative under this Agreement and may take any action contemplated by this Agreement on behalf of the Shareholders. By giving notice to the Representative in the manner provided by Section 9.4, Emerson shall be deemed to have given notice to all of the Shareholders and any action taken by the Representative may be considered by Emerson to be the action of each Shareholder for whom such action was taken for all purposes of this Agreement. The Representative's duties shall terminate upon the final distribution of the Escrow Funds under the Escrow Agreement.

          7.5 Limitations on Indemnification. In addition to the limitations set forth in Section 7.2, Emerson shall not be entitled to indemnification for Losses arising out of a breach of Rollway's representations and warranties made herein to the extent the fact or facts constituting such breach (a) were actually known by Robert M. Levy, coordinator of Emerson's due diligence for the Rollway transaction, prior to the date hereof and (b) were not actually known by Rollway or any of its employees, advisors or directors prior to the date hereof; provided, however, that the Shareholders shall have the burden of proving both conditions (a) and (b). Further, the parties agree that the Indemnified Parties shall not be entitled to indemnification hereunder in excess of $1,000,000 (plus all income earned on such amount while in escrow under the Escrow Agreement) with respect to Losses incurred as a result of LRNV's failure to timely report to taxing authorities commission payments to customers and/or distributors, unless Emerson discovers, prior to January 1, 1997, reasonably reliable evidence that, in connection with the commission payment practices of LRNV, LRNV and/or Rollway committed acts that justify or might justify an extension to 5 years of the statute of limitations applicable to any tax-reporting or tax-payment statute applicable to such commission payment practices, in which event the Indemnified Parties' entitlement to indemnification for such matters shall be limited only to the aggregate Merger Consideration.

          7.6 Tax Indemnification. Subject to Section 7.1, in addition to any other indemnification granted herein and notwithstanding the absence of any representation herein, the Shareholders agree to indemnify, defend and hold harmless Emerson, its affiliates and their respective officers, directors, employees and agents from and against all loss, liability, including Rollway's or the Surviving Corporation's liability for its own Taxes or its liability, if any, for the Taxes of others (for example, by reason of transferee liability or application of Treas. Reg. Section 1.1502-6), including, but not limited to, any former Tax Affiliate, or damage or reasonable expense (including but not limited to reasonable attorneys' fees and expenses) payable with respect to Taxes claimed or assessed against Rollway or the Surviving Corporation (a) for any taxable period ending on or before the Closing Date or (b) for any taxable period resulting from a breach of any of the representations or warranties contained in Section 2.9 hereof; provided, however, that the Shareholders shall not be liable for those Taxes which are properly accrued as liabilities on the Closing Balance Sheet.

          7.7 Additional Indemnification. For purposes of this Article VII, the following shall also be deemed indemnifiable Losses:

                 (a) any Losses resulting from or arising out of any agreement or arrangement regarding indemnification of Management Planning, Inc.;

                 (b) any Losses resulting from or arising out of LRNV's commission payment practices;

                 (c) any Losses resulting from or arising out of items 5 and 6 on Schedule 2.18; and

                 (d) any Losses resulting from or arising out of the Cole Zaiser Site in Amboy, New York or the Onondaga Lake Site in Syracuse, New York.

          The Indemnified Parties shall not be entitled to be indemnified for Losses arising out of the matters referenced in paragraphs (c) and (d) above unless a claim with respect thereto is made prior to the expiration of 18 months after the Closing Date, in an amount then asserted by a third party to be due and owing from one or more of the Indemnified Parties only, or otherwise in an amount determined by Emerson in good faith to be its exposure with respect thereto, which estimate of Emerson shall be accompanied by reasonable written supporting documentation outlining the basis thereof.

                                  ARTICLE VIII
                                   TERMINATION

          8.1 Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated prior to the Closing Date only as follows:

                 (a) By mutual written consent of the Boards of Directors of Rollway and Emerson (or officers of such parties authorized by their respective Boards to terminate this Agreement); or

                 (b) By either Rollway or Emerson in the event the Merger shall not have been consummated on or before October 8, 1996, unless the failure to consummate the Merger is a result of the breach of or default under this Agreement by such party.

          8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1 hereof, all obligations of the parties hereto shall terminate without liability of any party hereto to another party hereto, except
(a) as set forth in Section 9.9 hereof, (b) as provided in the Confidentiality Agreement, and (c) nothing in this Section or elsewhere in this Agreement shall impair or restrict the rights of any party to any and all remedies at law or in equity in the event of a breach of or default under this Agreement by another party.

                                   ARTICLE IX
                                  MISCELLANEOUS

          9.1 Assignment; Binding Agreement. Neither this Agreement nor any rights or obligations of the parties hereto may be assigned by any party without the prior written consent of the other party hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective successors and permitted assigns.

          9.2 Amendments. This Agreement may be amended with the approval of the Boards of Directors of the parties hereto (or any officer of any such party authorized by its Board of Directors to approve such amendment) at any time before the Closing Date; provided, however, that, after approval of the Merger by the shareholders of Rollway, no amendment which would materially adversely affect such shareholders may be made without the further approval of such shareholders.

          9.3 Entire Agreement and Modification. This Agreement, including the Schedules delivered hereunder, the other agreements and documents delivered pursuant hereto and the Confidentiality Agreement constitutes the entire agreement between the parties. No changes of, modifications of, or additions to this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

          9.4 Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the party for whom it is intended, provided that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this Section for, or such other address as may be designated in writing hereafter by, such party:

                 (a) If to Emerson or Emersub:

                     Emerson Electric Co.
                     8000 West Florissant, Building AA
                     St. Louis, Missouri  63136
                     Attention:  Robert M. Levy
                     Telephone: (314) 553-2000
                     Facsimile: (314) 553-3851

                     with a copy to:

                     Bryan Cave LLP
                     211 North Broadway, Suite 3600
                     St. Louis, Missouri  63102-2750
                     Attention:  Don G. Lents
                     Telephone: (314) 259-2000
                     Facsimile: (314) 259-2020

                 (b) If to Rollway:

                     Lipe-Rollway Corporation
                     Post Office Box 4827
                     Syracuse, New York  13221
                     Attention: Stephen M. Bregande
                     Telephone: (315) 457-6211 ext. 531
                     Facsimile: (315) 457-2263

                     with a copy to:

                     Hancock & Estabrook, LLP
                     1500 MONY Tower I
                     Post Office Box 4976
                     Syracuse, New York  13221-4976
                     Attention:  Donald A. Denton
                     Telephone: (315) 471-3151
                     Facsimile: (315) 471-3167

                     and a copy to:

                     Hiscock & Barclay, LLP
                     221 South Warren Street
                     Syracuse, New York 13202
                     Attention:  Donald Mawhinney, Jr.
                     Telephone: (315) 422-2131
                     Facsimile: (315) 472-3059

                 (c) If to the Representative:

                     Henry Fust, C.P.A.
                     Fust, Chambers, Charles & Harfosh LLP
                     5786 Widewater Parkway
                     DeWitt, New York  13214
                     Telephone: (315) 446-3600
                     Facsimile: (315) 446-3899

                     with a copy to:

                     Hancock & Estabrook, LLP
                     1500 MONY Tower I
                     Post Office Box 4976
                     Syracuse, New York  13221-4976
                     Attention:  Donald A. Denton
                     Telephone: (315) 471-3151
                     Facsimile: (315) 471-3167

                     and a copy to:

                     Hiscock & Barclay, LLP
                     221 South Warren Street
                     Syracuse, New York 13202
                     Attention:  Donald Mawhinney, Jr.
                     Telephone: (315) 422-2131
                     Facsimile: (315) 472-3059

          9.5 Severability. If any provision of this Agreement shall be determined to be contrary to law and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms to the fullest extent permitted by applicable law.

          9.6 Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          9.7 Headings; Interpretation. The table of contents and article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. All parties hereto have participated substantially in the negotiation and drafting of this Agreement and each party hereby disclaims any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

          9.8    Governing Law, Jurisdiction and Venue.

             (a) This Agreement shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Missouri, without reference to its principles of choice of law.

             (b) The parties agree that any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in a Federal or state court located in the Eastern District of Missouri or St. Louis County, Missouri, or the Northern District of New York or Onondaga County, New York, as the case may be, and each party hereto waives any objection which such party may now or hereafter have to the laying of venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against such party when transmitted in accordance with Section 9.4 hereof. Nothing contained herein shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law.

          9.9    Payment of Fees and Expenses.

          (a) Emerson and Emersub shall pay all fees and expenses of their counsel, accountants and other experts and all other expenses incurred by them incident to the negotiation, preparation and execution of this Agreement, the Registration Statement and the consummation of the transactions contemplated hereby, including the costs and fees of filing under the H-S-R Act.

          (b) Rollway shall pay (or accrue on its books prior to the preparation of the Closing Balance Sheet) all fees and expenses of Rollway's counsel, accountants and other experts and all other expenses (including
Section 6.11 fees and expenses, if applicable) incurred by Rollway incident to the negotiation, preparation and execution of this Agreement, the Registration Statement, and the consummation of the transactions contemplated hereby (collectively, the "Closing Fees"), including, without limitation, the fees and expenses of any finder's or brokerage fees.

          9.10 No Third Party Beneficiaries. Nothing herein shall grant or create in any person not a party hereto, or any such person's dependents or heirs, any right to be offered or to continue employment or to receive any other benefits, and no such party shall be entitled to sue any party to this Agreement with respect hereto.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.


                                      EMERSON ELECTRIC CO.

                                      By: /S/ ROBERT M. LEVY
                                          -------------------------------------
                                          Robert M. Levy
                                          Assistant Vice President-Development


                                      EMERSUB XLI, INC.

                                      By: /S/ ROBERT M. LEVY
                                          -------------------------------------
                                          Robert M. Levy
                                          President


                                      LIPE-ROLLWAY CORPORATION

                                      By: /S/ STEPHEN M. BREGANDE
                                          -------------------------------------
                                          Stephen M. Bregande
                                          President and Chief Operating Officer

                                 INDEX OF DEFINED TERMS

                                                                           Page

"Merger Consideration" . . . . . . . . . . . . . . . . . . . . . . . . . . .
1933 Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
1934 Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
1995 Balance Sheet Date. . . . . . . . . . . . . . . . . . . . . . . . . . .
Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Arbiter. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Business Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Closing Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . . . . .
Closing Book Value Benchmark . . . . . . . . . . . . . . . . . . . . . . . .
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Closing Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Closing Pension Liability. . . . . . . . . . . . . . . . . . . . . . . . . .
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Commission . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Committee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Confidentiality Agreements . . . . . . . . . . . . . . . . . . . . . . . . .
Consideration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Delaware Certificate of Merger . . . . . . . . . . . . . . . . . . . . . . .
DGCL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Emerson. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Emerson Share Value. . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Emerson Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Emerson Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Emersub. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Environmental Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Environmental Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . .
Environmental Property . . . . . . . . . . . . . . . . . . . . . . . . . . .
EPA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Escrow Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Escrow Deposit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Escrow Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Estimated Merger Consideration . . . . . . . . . . . . . . . . . . . . . . .
Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Exchange Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . .
GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Government . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Government Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Gross Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . .
H-S-R Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Hazardous Materials. . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Holdback . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Indemnified Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . . . .
International Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . .
IRCA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Letter of Transmittal. . . . . . . . . . . . . . . . . . . . . . . . . . . .
Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
LRNV . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Net Holdback . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Notice of Dispute. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
NY Certificate of Merger . . . . . . . . . . . . . . . . . . . . . . . . . .
NYL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Pension Liability Adjustment . . . . . . . . . . . . . . . . . . . . . . . .
Pre-Closing Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . . .
Preferred Consideration. . . . . . . . . . . . . . . . . . . . . . . . . . .
Preferred Terms Amendment. . . . . . . . . . . . . . . . . . . . . . . . . .
Proxy Statement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . .
Representative
    REPRESENTATIVE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Representative's Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .
Rollway. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Rollway Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Rollway Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Rollway Option Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Rollway Preferred Shares . . . . . . . . . . . . . . . . . . . . . . . . . .
Rollway Share Value. . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Rollway Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
SEC Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Surviving Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . . .
Tax Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
USG. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                         TABLE OF SCHEDULES AND EXHIBITS

Schedules*
- ---------

1.7       Closing Book Value Benchmark
1.9       Closing Balance Sheet Adjustments
1.15      Directors and Officers of the Surviving Corporation
1.16      Settled Issues
2.1       Qualification to do Business
2.2(a)    Shareholders
2.2(b)    Option Holders
2.3       Subsidiaries
2.4       Consents
2.5       Financial Statements
2.6       Consignment
2.7       Accounts and Notes Receivable
2.8       Undisclosed Liabilities
2.9       Taxes
2.10      Subsequent Events
2.11      Real Property
2.12      Liens on Property Other Than Real Property
2.13(a)   Intellectual Property
2.13(b)   Intellectual Property
2.14      Licenses
2.15      Contracts and Commitments
2.16(a)   Validity of Contracts
2.16(b)   Government Contracts
2.17      Customers and Suppliers
2.18      Litigation and Arbitration
2.19      Officers, Directors, Employees and Consultants
2.20      Indebtedness to and from Officers, Directors and Others
2.22      Outside Financial Interests
2.24      Employee Benefit Plans
2.26      Overtime, Back Wages, Vacation and Minimum Wages
2.27      Discrimination, Workers Compensation and Occupational Safety and
            Health
2.29      Labor Disputes; Unfair Labor Practices
2.30(a)   Current Insurance Policies
2.30(b)   Previous Insurance Policies
2.31      Guarantees
2.32      Product Warranties
2.33      Product Liability Claims
2.35      Environmental Matters
2.37      Foreign Assets
2.38      Foreign Operations and Export Control
2.39      Bank Accounts
5.14      Resignations

- ---------------

* All Schedules except Schedules 1.7 and 1.9 are omitted.

Exhibits
- --------

1.2(a)    NY Certificate of Merger*
1.2(b)    Delaware Certificate of Merger*
1.5       Letter of Transmittal*
1.13      Escrow Agreement
1.14(a)   Certificate of Incorporation of Surviving Corporation*
1.14(b)   By-Laws of Surviving Corporation*
5.12      Opinion of Hancock & Estabrook, LLP*
5.13(a)   Employment Agreement for K. Loessner
5.13(b)   Employment Agreement for S. Bregande
5.13(c)   Non-Competition Agreement for H.F. Hodgkins, Jr.
5.18      FCPA Certificate*
6.9(a)    Opinion of Bryan Cave LLP*
6.9(b)    Opinion of Harley M. Smith*
6.11      Tax Opinion*

- ---------------

* Omitted.

                                                                                                               SCHEDULE 1.7

3/29/96 Revised

                                            Consolidated ($000's)

Income Statement Projection
- ---------------------------

                                        Nov     Dec     Jan     Feb    March   April    May    June    July    Aug     Sept
                                      ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------

Sales                                  3,950   3,605   3,755   3,925   4,095   3,985   3,995   4,115   3,571   3,965   3,965
  Cost of Sales                        2,609   2,217   2,399   2,685   2,818   2,718   2,718   2,870   2,400   2,720   2,720
Gross Margin                           1,341   1,388   1,356   1,240   1,277   1,267   1,277   1,245   1,171   1,245   1,245

Selling & Admin                          821     876     846     850     875     847     847     850     845     855     855

Interest                                 140     142     140     140     142     140     140     140     140     140     140

Pretax Income                            380     370     370     250     260     280     290     255     186     250     250

Balance Sheet Projection
- ------------------------

                                        Nov     Dec     Jan     Feb    March   April    May    June    July    Aug     Sept
                                      ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------

Assets
- ------
Current Assets                        26,126  26,577  26,925  27,074  27,124  27,236  27,403  27,632  27,845  28,265  28,436
Other Assets                           1,207   1,207   1,207   1,207   1,207   1,207   1,207   1,198   1,198   1,198   1,198
Fixed Assets                           7,960   7,950   7,890   7,840   7,790   7,790   7,790   7,705   7,805   7,805   7,805
                                      ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
     Total Assets                     35,293  35,734  36,022  36,121  36,121  36,233  36,400  36,535  36,848  37,268  37,439

Liabilities
- -----------
Current Liability                     18,396  18,631  18,716  18,686  18,556  18,488  18,445  18,764  18,953  18,953  18,953
Other Liability                        9,125   9,060   8,995   8,955   8,915   8,915   8,915   8,807   8,807   8,807   8,807
Equity                                 7,772   8,043   8,311   8,480   8,650   8,830   9,040   9,214   9,338   9,508   9,679
                                      ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
     Total Liability                  35,293  35,734  36,022  36,121  36,121  36,233  36,400  36,785  37,098  37,268  37,439

- ---------------

Note: Does not include any expenses associated with sale of company.


                                                                                                                SCHEDULE 1.9

ROLLWAY.XLS NET WORTH TEST                                                                                   3/29/96 5:17 PM

                                  ROLLWAY NET WORTH TEST <F1>: SCHEDULE 1.9
                                      Nov-95  Dec-95  Jan-96  Feb-96  Mar-96  Apr-96  May-96  Jun-96  Jul-96  Aug-96  Sep-96
                                      ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------

REVISED PROJECTED NET WORTH

ORIGINAL PROJECTION                     7772    8043    8311    8480    8650    8830    9040    9214    9338    9508    9679
REMOVE LEGAL COSTS EXPENSED FOR
  ACQUITTED EMPLOYEES                      0       0       0       0       0       0       0       0       0       0       0
REMOVE DEFERRED TAXES                    337     337     337     337     337     337     337     337     337     337     337
REMOVE EPA REMEDIATION EXP/ACCRUAL
  FROM 12/95 -- CLOSING                    0       0       0       0       0       0       0       0       0       0       0
REMOVE TRANSLATION ACCOUNT             -1250   -1250   -1250   -1250   -1250   -1250   -1250   -1250   -1250   -1250   -1250
REMOVE NET IMPACT TO EQUITY OF
  PENSION ACCOUNTS                      1073    1073    1073    1073    1073    1073    1073    1073    1073    1073    1073
                                      ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
          REVISED PROJECTION            7932    8203    8471    8640    8810    8990    9200    9374    9498    9668    9839

ESTIMATED CLOSING NET WORTH

ROLLWAY REPORTED ACTUAL NET WORTH       6203    6488    6515    6816
TRANSACTION EXPENSES <F2>
REMOVE LEGAL COSTS EXPENSED FOR
  ACQUITTED EMPLOYEES <F4>               236     236     236     236     236     236     236     236     236     236     236
REMOVE DEFERRED TAXES                    354     354     354     354     354     354     354     354     354     354     354
REMOVE EPA REMEDIATION EXPENSE/ACCRUAL
  FROM 11/95 -- CLOSING <F3>             900     900     900     900     900     900     900     900     900     900     900
REDUCE EQUITY FOR TAX @40% TO ROLLWAY
  ON TRANSFER OF INSURANCE POLICIES
REMOVE EMPLOYMENT AGREEMENT SEVERANCE
  PAYMENTS
REMOVE TRANSLATION ACCOUNT             -1152   -1172    -889    -993    -978    -733    -708
REMOVE IMPACT TO EQUITY OF PENSION
  ACCOUNTS                               778     778     778     778     778     778     778     778     778     778     778
                                      ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
          REVISED ACTUAL NET WORTH      7319    7584    7894    8091

BALANCE DUE EMR UNDER NET WORTH TEST     613     619     577     549

ACTUAL PENSION ACCOUNTS<F5>

INTANGIBLE PENSION ASSET                 596     596     596     596     596     596     596     596     596     596     596
PENSION ACCRUAL                         -240    -240    -240    -240    -240    -240    -240    -240    -240    -240    -240
LONG TERM PENSION LIABILITY            -1134   -1134   -1134   -1134   -1134   -1134   -1134   -1134   -1134   -1134   -1134
                                      ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
          NET IMPACT TO EQUITY          -778    -778    -778    -778    -778    -778    -778    -778    -778    -778    -778

PROJECTED PENSION ACCOUNTS

INTANGIBLE PENSION ASSET                 870     870     870     870     870     870     870     870     870     870     870
PENSION ACCRUAL                          -73     -73     -73     -73     -73     -73     -73     -73     -73     -73     -73
LONG TERM PENSION LIABILITY            -1870   -1870   -1870   -1870   -1870   -1870   -1870   -1870   -1870   -1870   -1870
                                      ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
          NET IMPACT TO EQUITY         -1073   -1073   -1073   -1073   -1073   -1073   -1073   -1073   -1073   -1073   -1073

- ---------------

<F1>     ALL ADJUSTMENTS WILL BE TAX-AFFECTED TO THE EXTENT THE ITEMS BEING ADJUSTED WERE TAX-AFFECTED IN THE
         PROJECTED OR CLOSING BALANCE SHEETS.

<F2>     SUBTRACTED TO THE EXTENT NOT ALREADY REFLECTED IN NET WORTH.

<F3>     ACTUAL EPA EXPENDITURES REQUIRE PRIOR APPROVAL BY EMR.

<F4>     MATTER WAS SETTLED 3/96 FOR $236K.

<F5>     ACTUAL PENSION ACCOUNTS MAY CHANGE DUE TO CLOSING DATE AUDIT.

                                                                   EXHIBIT 1.13
                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT (the "Escrow Agreement") is made and entered into as of the ____ day of ___________, 1996, by and among EMERSON ELECTRIC CO., a Missouri corporation ("Emerson"), Henry Fust, as representative (the "Shareholders' Representative") of the common shareholders (the "Shareholders") of Lipe-Rollway Corporation, a New York corporation ("Rollway"), and BOATMEN'S TRUST COMPANY OF ST. LOUIS, a Missouri corporation (the "Escrow Agent").

                                    RECITALS

         A. The parties hereto (other than the Escrow Agent) are parties to an Agreement and Plan of Merger dated as of ________, 1996 (the "Agreement"), pursuant to which, among other things, the parties thereto agreed, subject to approval of the Shareholders and certain other conditions, to the merger of a subsidiary of Emerson into Rollway (the "Merger"), with Rollway surviving the Merger (the "Surviving Corporation"). Unless indicated otherwise herein, capitalized terms used herein shall have the same meaning as ascribed thereto in the Agreement.

         B. The conditions to the Merger have been satisfied, and the Merger is being closed (the "Closing") contemporaneously with the execution of this Escrow Agreement.

         C. Pursuant to the Agreement, at the Closing a certain portion of the consideration to be issued in connection with the Merger (the "Merger Consideration") is to be deposited in escrow as security for certain representations, warranties and covenants of Rollway, subject to the terms and conditions of the Agreement and this Escrow Agreement.

         D. In addition, pursuant to the Agreement, at the Closing a portion of the Merger Consideration is to be deposited in escrow to fund the fees and expenses, if any, of the Shareholders' Representative incurred in fulfilling his duties as Shareholders' Representative, subject to the terms and conditions of the Agreement and this Escrow Agreement.

         NOW, THEREFORE, in consideration of the promises and the mutual agreements expressed herein and in the Agreement, the parties hereto agree as follows:

                                   AGREEMENTS

         1. Appointment of Escrow Agent. The Escrow Agent is hereby appointed to act as Escrow Agent hereunder and agrees to accept, hold and distribute the Escrow Funds (as hereinafter defined) in accordance with and subject to the terms hereof.

         2. Deposit of Escrow Funds. Pursuant to the Agreement, Emerson has deposited a portion of the Merger Consideration equal in value to Two Million Five Hundred Thousand Dollars ($2,500,000) rounded up to the nearest whole share (the "Indemnity Escrow Deposit"), with the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of the Indemnity Escrow Deposit. On the date hereof, the Indemnity Escrow Deposit is comprised of _____________ shares of the Common Stock, par value $1.00 per share, of Emerson ("Emerson Stock"), which has been valued at the Emerson Share Value (as defined in the Agreement). In addition, pursuant to the Agreement, Emerson has deposited a portion of the Merger Consideration equal in value to One Hundred Thousand Dollars ($100,000) rounded up to the nearest whole share (the "Representative Escrow Deposit"), with the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of the Representative Escrow Deposit. On the date hereof, the Representative Escrow Deposit is comprised of _____________ shares of Emerson Stock, which has been valued at the Emerson Share Value. The Indemnity Escrow Deposit and the Representative Escrow Deposit are referred to herein collectively as the "Escrow Deposits." The Escrow Deposits shall be deemed to have been contributed into escrow hereunder by each Shareholder in proportion to the portion of the Merger Consideration to which each such Shareholder is entitled by virtue of the Merger. The Emerson Shares deposited with the Escrow Agent hereunder (together with any shares or other securities subsequently distributed in respect of such Emerson Shares, the "Escrow Shares") are and will be registered in the name of the Escrow Agent for convenience only; the parties hereto acknowledge that, unless and until the Escrow Shares are distributed to Emerson or the Shareholders' Representative, as the case may be, hereunder, the Shareholders are the beneficial owners of the Escrow Shares.
The Escrow Deposits and any earnings realized thereon, including cash, stock and any other dividends or property (including securities) paid or distributed in respect of the Escrow Shares, are referred to herein collectively as the "Indemnity Escrow Funds," in the case of the Indemnity Escrow Deposit, and as the "Representative Escrow Funds," in the case of the Representative Escrow Deposit. The Indemnity Escrow Funds and the Representative Escrow Funds are referred to herein collectively as the "Escrow Funds." The Escrow Agent agrees to segregate the Escrow Funds and to keep separate records and accounts regarding each of the Escrow Funds.

         3.  Dividends; Voting Rights.

         3.1 All dividends or other property distributed in respect of the Escrow Shares, including, without limitation, any shares issued as a result of stock splits, stock dividends or other recapitalizations, shall be retained in and become a part of the Escrow Funds upon issuance or payment, as the case may be.

         3.2 The Escrow Shares shall be voted on all matters submitted to the shareholders of Emerson as the Shareholders' Representative shall direct. In the absence of direction from the Shareholders' Representative, the Escrow Shares shall be voted as Emerson shall direct.

         4. Investments. The Escrow Agent shall cause the cash portion of the Escrow Funds from time to time to be invested and reinvested as directed in writing by the Shareholders' Representative in (a) debt securities for the payment of which the full faith and credit of the United States of America is pledged ("U.S. Securities") and repurchase agreements collateralized with U.S. Securities, (b) money market funds investing exclusively in U. S. Securities,
(c) bonds or notes issued by any state or municipality which are rated by Moody's or Standard & Poor's in one of the three highest rating categories by such agencies and for which the interest thereon is excluded from gross income for federal income tax purposes ("Municipal Obligations"), or (d) money market funds investing in Municipal Obligations; provided that all such investments shall mature not later than 91 days from the date of investment or reinvestment. Absent direction, the Escrow Agent shall invest the cash portion of the Escrow Funds in the Pilot Short Term U.S. Treasury Fund. The portion of the Escrow Funds consisting of Escrow Shares shall remain invested in Escrow Shares. All other earnings, dividends or other property (including securities) received in connection with the Escrow Funds shall be converted into cash and invested as provided in this Section 4.

         5.  Application of Indemnity Escrow Funds to Claims of Emerson.

         5.1 In the event Emerson claims that it or the Surviving Corporation or any of their respective affiliates, shareholders, directors, officers, successors, permitted assigns, or agents has suffered any Losses (as defined in Article VII of the Agreement) resulting from or arising out of any breach of or default under Rollway's representations, warranties, covenants and agreements in the Agreement, it shall give written notice thereof to the Escrow Agent and to the Shareholders' Representative. The amount of such claim, together with interest thereon from the date of Closing at a rate equal to the aggregate rate of return represented by all income earned on and distributions received in respect of the Indemnity Escrow Funds during the comparable period, as certified by the Escrow Agent, shall be paid to Emerson out of the Indemnity Escrow Funds (allocated between cash and Escrow Shares as described below) unless the Shareholders' Representative shall contest the right of Emerson to such payment by delivering to the Escrow Agent and Emerson written notice of such contest within 20 calendar days after Emerson shall have delivered notice of its claim(s) to the Escrow Agent and the Shareholders' Representative.

         5.2 If, within the 20 day period specified above, the Shareholders' Representative delivers to the Escrow Agent and Emerson the notice of contest referred to above, no distribution shall be made to Emerson from the Indemnity Escrow Funds in respect of the claim(s) for Losses which the Shareholders' Representative specifically contests in such notice, until such dispute is settled by agreement or otherwise resolved.

         5.3 Payments to Emerson shall be made in amounts of cash and Escrow Shares in proportion to the amounts of cash and Escrow Shares in the Indemnity Escrow Funds at the time of such payment. Notwithstanding the preceding sentence, no fractional Escrow Shares shall be distributed to Emerson; in lieu of fractional shares, Emerson shall receive cash from the cash portion of the Indemnity Escrow Funds equal to the Emerson Share Value (as originally determined under the Agreement) multiplied by the fractional Escrow Share to which Emerson would otherwise be entitled. For purposes of making payments under this Section 5.3, Escrow Shares shall be valued at the Emerson Share Value, as originally determined under the Agreement. Cash and Escrow Shares distributed to Emerson hereunder shall be charged against the interest in the Escrow Funds of each of the Shareholders pro rata.

         5.4 Should any claim be made by a person not a party to this Escrow Agreement with respect to any matter for which Losses could be suffered, Emerson shall promptly give the Shareholders' Representative written notice of such claim, and the Shareholders' Representative shall thereafter defend or settle any such claim, at the Shareholders' sole expense, on their behalf and with counsel of the Shareholders' Representative's choosing. In such defense or settlement, Emerson shall cooperate and assist the Shareholders' Representative to the maximum extent reasonably possible and Emerson may participate therein at its own expense and with counsel of its own choosing.

         5.5 If, prior to the final distribution of the Escrow Funds, the Surviving Corporation, or its successors or assigns, recover: (a) any amounts paid by Rollway prior to the Merger for the costs to defend Messrs. Wiehl or Cramp or Ms. Connor in connection with criminal prosecutions brought by The Department of the Army, or (b) any amounts paid by the Surviving Corporation to remedy the environmental matters listed on Schedule 1.16 to the Agreement from insurance proceeds, the total amount of such recoveries shall be added by the Surviving Corporation to the Escrow Funds.

         6. Application of Representative Escrow Funds to Shareholders' Representative's Fees and Expenses.

         6.1 The Shareholders' Representative shall be entitled to payment out of the Representative Escrow Funds of his and his agents' and advisors' fees and expenses incurred in connection with the investigation, dispute and/or settlement of any claim made by Emerson. The Shareholders' Representative shall present to the Escrow Agent and to Donald Mawhinney, Jr., c/o Hiscock & Barclay LLP, 221 South Warren Street, Syracuse, New York 13202, as attorney for H.F. Hodgkins, Jr., ("H&B") a detailed invoice setting forth the Shareholders' Representative's fees and expenses. Unless the Escrow Agent receives written notice from H&B contesting the payment request within 20 business days after the date of the Shareholders' Representative's invoice, the Escrow Agent shall pay the invoice amount in accordance with Section 6.2 below. In the event H&B contests the payment request (it being understood that H&B assumes no obligation in connection with any such receipt, decision to contest or not to contest in any contest), the Escrow Agent shall refrain from making payment of any contested amount until such time as the matter has been settled by agreement or otherwise resolved, as stated in a written statement of resolution signed by the Shareholders' Representative and H&B. In no event shall the Shareholders' Representative be required to perform any services on behalf of the Shareholders unless and until such time as the Shareholders' Representative is reasonably assured that adequate funds are available in the Representative Escrow Fund with which to pay the Shareholders' Representatives' fees and expenses.

         6.2 Payments to the Shareholders' Representative shall be made in amounts of cash and Escrow Shares in proportion to the amounts of cash and Escrow Shares in the Representative Escrow Funds at the time of such payment. Notwithstanding the preceding sentence, no fractional Escrow Shares shall be distributed to the Shareholders' Representative; in lieu of fractional shares, the Shareholders' Representative shall receive cash from the cash portion of the Representative Escrow Funds equal to the value of a share of Emerson Stock (determined as described in the next sentence) multiplied by the fractional Escrow Share to which Emerson would otherwise be entitled. For purposes of making payments under this Section 6.2, each Escrow Share shall be valued at the closing price of a share of Emerson Stock on the day on which the Shareholders' Representative makes a claim hereunder for payment (or on the most recently preceding business day if such claim is not made on a business day), as reported in "The Wall Street Journal", New York Stock Exchange Composite Transactions. Cash and Escrow Shares distributed to the Shareholders' Representative hereunder shall be charged against the interest in the Representative Escrow Funds of each of the Shareholders pro rata. The Shareholders' Representative shall in no event be entitled to any portion of and shall have no claims against the Indemnity Escrow Funds. The Shareholders' Representative hereby acknowledges the foregoing and agrees that neither Emerson nor any of its affiliates shall have any liability whatsoever to him for payment of his or his agents', representatives' or advisors' fees or expenses incurred hereunder or in connection with the Merger or the Agreement.

         7.  Distributions to Shareholders.

         7.1  Subject to Sections 7.2 and 7.3 below:

             (a) As soon as practicable after January 3, 1997, a portion of the Indemnity Escrow Deposit (valued at the Emerson Share Value) equal to the lesser of (i) One Million Dollars ($1,000,000), together with all income earned thereon, less any amounts distributed to Emerson from the Indemnity Escrow Funds in respect of claims arising from or relating to the commission payment practices of Lipe-Rollway N.V. ("LRNV"), or (ii) the Indemnity Escrow Funds, shall be distributed by the Escrow Agent to the Shareholders in accordance with the Shareholders' respective proportionate contributions to the Escrow Deposits.

             (b) As soon as practicable following the expiration of eighteen months after the Closing Date (as defined in the Agreement), the Escrow Funds then remaining in escrow shall be distributed by the Escrow Agent to the Shareholders in accordance with the Shareholders' respective proportionate contributions to the Escrow Deposits.

         7.2 In the event Emerson discovers, prior to January 1, 1997, reasonably reliable evidence that, in connection with the commission payment practices of LRNV, LRNV and/or Rollway committed acts that justify or might justify an extension to 5 years of the statute of limitations applicable to any tax-reporting or tax-payment statute applicable to such commission payment practices, Emerson may deliver a written notice to the Escrow Agent and the Shareholders' Representative to that effect. Upon receipt of such notice, the Escrow Agent shall not make the distribution described in paragraph 7.1(a) above and shall, upon the expiration of eighteen months after the Closing Date, retain from the distribution described in paragraph 7.1(b) above Escrow Shares (valued at the Emerson Share Value) equal to the lesser of (a) One Million Dollars ($1,000,000), together with all income earned thereon, less any amounts distributed to Emerson under the Escrow Agreement in respect of claims arising from or relating to the commission payment practices of LRNV, or (b) the Indemnity Escrow Funds, until January 4, 1999, at which time such retained Indemnity Escrow Funds, to the extent not distributed to Emerson, shall be distributed to the Shareholders in accordance with the Shareholders' respective proportionate contributions to the Escrow Deposits.

         7.3 Distributions pursuant to Sections 7.1 and 7.2 shall be subject to the proviso that if any claim(s) asserted by Emerson and/or the Shareholders' Representative on or prior to the date of such distribution(s) shall not have been paid or finally determined to be without merit or the amount of such claim(s) shall not have been finally determined, a portion of the Escrow Funds having an aggregate value (determined and allocated between Escrow Shares and cash as provided in Section 5.3 above) equal to the amount of such pending claim(s) on such date shall be retained in escrow from the Indemnity Escrow Funds and/or the Representative Escrow Funds, as the case may be, until such pending claim(s) shall have been paid or finally determined to be without merit, whereupon any remaining portion of Escrow Funds shall be distributed directly to the Shareholders pro rata. Any such distribution shall be net of any required tax or other withholding or deduction. The parties will make all reasonable efforts to resolve any claims pending at the time of such distribution as quickly as possible.

         8.  Shareholders' Representative; Notices and Written Directions.

         8.1 The Shareholders have appointed Henry Fust to be their true and lawful attorney for all matters in connection with this Escrow Agreement and the Escrow Funds, including, without limitation, the defense of third party claims, the acceptance of any claim by Emerson, and the compromise of any disputes between Emerson and the Shareholders relating to the Escrow Funds or under this Escrow Agreement. The Shareholders' Representative hereby accepts such appointment. If for any reason Henry Fust is unable to serve as Shareholders' Representative, then a partner in the firm of Fust, Chambers, Charles & Harfosh LLP chosen by such firm shall serve as the substitute Shareholders' Representative.

         8.2 All notices, requests, demands, and other communications required or permitted under this Escrow Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the party for whom it is intended, provided that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this Section for, or such other address as may be designated in writing hereafter by, such party:

             If to Emerson:

                 Emerson Electric Co.
                 8000 West Florissant, Building AA
                 St. Louis, Missouri  63136
                 Attention:  Robert M. Levy
                 Telephone: (314) 553-2706
                 Facsimile: (314) 553-3851

                 with a copy to:

                 Bryan Cave
                 211 North Broadway, Suite 3600
                 St. Louis, Missouri  63102-2750
                 Attention:  Don G. Lents, Esq.
                 Telephone: (314) 259-2000
                 Facsimile: (314) 259-2020

             If to the Shareholders' Representative:

                 Henry Fust
                 Fust, Chambers, Charles & Harfosh LLP
                 5786 Widewater Parkway
                 DeWitt, New York 13214
                 Telephone: (315) 446-3600
                 Facsimile: (315) 446-3899

                 with a copy to:

                 Hiscock & Barclay LLP
                 221 South Warren Street
                 Syracuse, New York 13202
                 Attention:  Donald Mawhinney, Jr., Esq.
                 Telephone: (315) 422-2131
                 Facsimile: (315) 472-3059

             If to the Escrow Agent:

                 Boatmen's Trust Company of St. Louis
                 510 Locust Street
                 P.O. Box 14737
                 St. Louis, Missouri 63178
                 Attention: Corporate Trust Department
                 Telephone: (314) 466-2461
                 Facsimile: (314) 466-2469

         9. Transfer of Interests. The interests of the Shareholders in the Escrow Funds and the rights and obligations of the parties hereto hereunder may not be transferred except by will, the laws of descent and distribution, the provisions of any existing applicable trust instrument or by other operation of law, and will not be represented by any certificate or instrument. The Shareholders shall not be entitled to withdraw the Escrow Funds except as provided hereunder or to substitute any other property therefor, or to pledge or encumber their interests hereunder.

         10. Provisions Concerning the Escrow Agent.

         10.1 The duties of Escrow Agent shall be as expressed herein and the Escrow Agent shall have no implied duties nor shall the permissive right or power to take any action be construed as a duty to take such action under any circumstances and it shall not be liable except in the event of its gross negligence or willful misconduct.

         10.2 The fees, expenses and advancements of the Escrow Agent shall be paid out of the Escrow Funds. The Escrow Agent need not take any action under the Escrow Agreement which may involve it in any expense or liability until indemnified to its satisfaction for any expense or liability it reasonably believes it may incur.

         10.3 Any recitals contained herein shall be deemed to be those of the parties hereto other than the Escrow Agent.

         10.4 The Escrow Agent shall not be required to give any bond or surety or report to any Court despite any statute, custom or rule to the contrary.

         10.5 The Escrow Agent shall be protected in acting upon any notice, request, consent, certificate, order, affidavit, letter, telegram, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons.

         10.6 The Escrow Agent may execute any of the duties under this Escrow Agreement by or through agents or receivers.

         10.7 The Escrow Agent shall not be required to take notice or be deemed to have notice of any default or other fact or event under the Agreement unless the Escrow Agent shall be specifically notified in writing of such default, fact or event.

         10.8 The Escrow Agent may at any time resign from the position created in the Escrow Agreement by giving thirty (30) days written notice by registered or certified mail to Emerson and the Shareholders' Representative and such resignation shall take effect at the end of such thirty days or upon earlier appointment of a successor.

         10.9 In the event the Escrow Agent becomes involved in litigation by reason hereof, it is hereby authorized to deposit with the Clerk of the Court in which the litigation is pending any and all funds, securities, or other property held by it pursuant hereto, less its fees, expenses and advances, and thereupon shall stand fully relieved and discharged of any further duties hereunder. Also, in the event the Escrow Agent is threatened with litigation by reason hereof, it is hereby authorized to implead all interested parties in any court of competent jurisdiction and to deposit with the Clerk of such Court any such funds, securities, or other property held by it pursuant hereto, less its fees, expenses and advances, and thereupon shall stand fully relieved and discharged of any further duties hereunder.

         10.10 The Escrow Agent may engage legal counsel, who may be counsel for any party to the Escrow Agreement, and shall not be liable for any act or omission taken or suffered pursuant to the opinion of such counsel.

         10.11 Unless specifically required by the terms of the Escrow Agreement, the Escrow Agent need not take notice of or enforce any other document or relationship, including, without limiting the generality of the foregoing, any contract, settlement, arrangement, plan, assignment, pledge, release, decree or the like, but its duties shall be solely as set out in the Escrow Agreement.

         10.12 The parties to the Escrow Agreement (other than the Escrow Agent) hereby agree, jointly and severally, to indemnify and save harmless the Escrow Agent from and against any loss, liability or expense reasonably incurred, without negligence or bad faith on its part, arising out of or in connection with the Escrow Agreement, including the expense of defending itself against any claim or liability in the premises. This indemnity agreement shall survive the termination of the Escrow Agreement.

         10.13 Emerson and the Shareholders' Representative together may terminate the appointment of the Escrow Agent hereunder upon written notice specifying the date upon which such termination shall take effect. In the event of such termination, Emerson and the Shareholders' Representative shall before the date of such termination jointly appoint a successor Escrow Agent, and shall deliver the Escrow Funds to such successor Escrow Agent. Upon receipt of the Escrow Funds, the successor Escrow Agent shall be bound by all of the provisions hereof.

         10.14 The Escrow Agent shall file 1099-INT and/or 1099-DIV forms with respect to income earned on the Escrow Funds.

         11. Venue; Jurisdiction; Litigation Costs. The parties agree that any legal action, suit or proceeding arising out of or relating to this Escrow Agreement or the transactions contemplated hereby shall be instituted in a Federal or state court located in the Eastern District of Missouri or St. Louis County, as the case may be, which shall be the exclusive jurisdiction and venue of said legal proceedings, and each party hereto waives any objection which such party may now or hereafter have to the laying of venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against such party when transmitted in accordance with Section 8.2 hereof. Nothing contained herein shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law. In the event of any such legal action, suit or proceeding, the non-prevailing party shall pay the fees and expenses of the prevailing party incurred in connection with such legal action, suit or proceeding, including reasonable attorneys' fees and expenses.

         12. Counterparts. Counterpart copies of this Escrow Agreement may be signed by all parties and signature pages exchanged by telecopier. The parties intend that counterpart copies signed and exchanged as provided in the preceding sentence shall be fully binding. Counterpart originals of this Escrow Agreement shall be exchanged by U.S. mail or express service at the earliest reasonable date following the exchange of signature pages by telecopier.

         13. Governing Law. This Escrow Agreement shall be governed by the internal law (ignoring principles of conflicts of laws) of the State of Missouri. All deliveries under this Escrow Agreement shall be made by and to the parties hereto (or their lawfully appointed attorney-in-fact) in the United States.

         IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first set forth above.

                                      EMERSON ELECTRIC CO.

                                      By:
                                          -------------------------------------
                                          Robert M. Levy
                                          Assistant Vice President -
                                          Development


                                      -----------------------------------------
                                      Henry Fust


                                      BOATMEN'S TRUST COMPANY OF ST. LOUIS

                                      By:
                                          -------------------------------------
                                      Name:
                                              ---------------------------------
                                      Title:
                                              ---------------------------------

                                                                EXHIBIT 5.13(a)
                               EMPLOYMENT CONTRACT

THIS ______ day of ______________, 1996, by and between LIPE-ROLLWAY N.V. having its registered office at B-2630 Aartselaar, Kontichsestaenweg 63, (hereinafter referred to as the "Company"), and KARL L. LOESSNER, domiciled at Hainbuchenweg 10.5100 Aachen, West Germany, (hereinafter referred to as the "Employee").

IT HAS BEEN AGREED UPON AS FOLLOWS:

1 The Employee has been employed by the Company since December 1, 1976, and in the capacity of Managing Director commencing on July 13, 1983.

2 The Employee shall be employed for an indefinite period of time, during which time either party may terminate the employment upon notice as provided for under Belgian Labor law. Furthermore, (or, if as a result of making such payment the Company shall not be required by law to make the payment referred to above, in the alternative), to the extent that the Company shall be obliged by law to do so, the Company shall pay to the Employee in such circumstances, an indemnity equal to the remuneration that he would obtain if German and not Belgian law were applied to the termination of his contract of employment.

3 Unless terminated beforehand, this Agreement shall terminate when the Employee has reached the pension age, as determined by law, provided that a notice of termination of six months is given the Employee.

4 The Employee shall be paid the gross monthly salary of 20,833 Deutsch Marks (for a gross annual compensation of 250,000 Deutsch Marks), which amount may be increased from time to time by action of the Company. Any bonus payment or other exceptional payment made by the Company in addition to the Employee's regular agreed salary shall not be deemed part of said salary, and nothing in this Agreement shall be construed as obligating the company to repeat such bonus or other exceptional payments in subsequent years. It is further agreed that the nature of the employment is such, involving a position of trust and delegation of authority, that no claim for additional compensation should be made even though normal working hours are exceeded as the Company's business may require.

5 This Agreement shall be considered undertaken and to be performed at the Company's office at B-2620 Aartselaar, Kontichsestaenweg 63, and at Lipe-Rollway Deutschland GMBH, Postiach 8107.519 Stolberg 8, West Germany.

6 The Employee shall be reimbursed for all reasonable business expenses incurred in the fulfillment of his duties under this Agreement. The Employee shall furnish the Company receipts or other documents supporting such expenses as may be requested by the Company.

7 The Employee shall have a yearly vacation, as fixed by law, to be taken at a time which shall be fixed in agreement with the Company.

8   The Employee expressly agrees with the following points:

    (a) All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Employee or otherwise) relating to the business of the Company or any Group Company (and any copies of the same):

         (i) shall be and remain the property of the Company or the relevant Group Company; and

         (ii) shall be handed over by the Employee to the Company or to the relevant Group Company on demand and in any event on the termination of the Employment.

    (b) All knowledge or information which the Company now has or shall hereafter acquire respecting any confidential or secret goods, devices, processes, structures, and/or methods, developed or being developed, made, used, or sold by the Company or any Group Company shall at all times and for all purposes be carried and held by the Employee in a fiduciary capacity and solely for the benefit of the company or the relevant Group Company.

    (c) The Employee shall, during the continuance of this Agreement, devote his whole time to and diligently and faithfully employ himself in and about the Company's business and shall conduct the same to the greatest advantage of the Company.

    (d) The Employee shall not, during the continuance of this Agreement, directly or indirectly, alone or as a partner, officer, director, or a majority stockholder of any other company, promote or be connected with the business or products of any other manufacturer or engage in any other business whatsoever without first obtaining the written consent of the Board of Directors of the Company.

    In this clause 8, and in clause 9 below, "Group Company" means Emerson Power Transmission Corp. and any subsidiary of Emerson Power Transmission Corp. now or in the future.

9 The Employee shall neither during the continuance of his employment under this Agreement (except in the proper performance of his duties) nor at any time (without limit) after the termination of such employment and/or this
    Agreement:

    (a) divulge or communicate to any person, company, business entity or other organisation;

    (b) use for his own purposes or for any purposes other than those of the Company or any Group Company; or

    (c) through any failure to exercise due care and diligence, cause any unauthorised disclosure of any trade secrets or Confidential information relating to the Company or any Group Company, but so that these restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Employee.

    In this clause 9, "Confidential Information" shall mean details of suppliers and their terms of business, details of customers and their requirements, the prices charged to and terms of business with customers, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, details of employees and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret processes, designs, formulae and product lines, any information which the Employee is told is confidential and any information which has been given to the Company or any Group Company in confidence by customers, suppliers or other persons.

10 Given the fact that the Company is involved in international business transactions and given the fact that the Employee in his function of Managing Director is engaged in work that directly or indirectly enables him to become acquainted with the special practices followed by the Company and whose use outside the Company could be detrimental to the interests of the Company, the Company wishes to protect itself from any such competition by the Employee upon the termination of the employment of the latter, and to do this in accordance with the provisions of article 86, paragraph 2 of the Parliamentary Act of July 3, 1978 concerning contracts of employment and the National Inter-industry wide collective bargaining agreement adapting the National Inter-industry wide collective bargaining agreement no. 1 of February 12, 1970 concerning clauses in derogation of the non competition provisions. December 21, 1978 (No. Ibis), rendered generally binding by Royal Decree.

    The Employee agrees not to engage in similar activities as the ones he is performing in furtherance of his Employment Agreement including (without limitation) himself or by running his own company or by entering the service of a competitor to the Company, in each case for a period of two years after the termination of the present Employment agreement.

    Given the Employee's activities in Belgium, Germany and Romania, the non-competition obligation holds for the entire territory of each of Germany, Belgium and Romania.

    The Company will notify the Employee of its intent to invoke the application of the non-competition clause within a period of 15 days following the actual termination of the Employment agreement. In case the Employment agreement is terminated by the Company with a period of notice, the Company will notify the Employee of its intent to invoke the non-competition provisions of this clause 10 at the time the notice is given.

    The clause 10 will also be applicable in circumstances where the Company terminates the Employment agreement without a serious reason. The non-competition provisions of this clause 10 will not be applicable in circumstances where the Employee terminates the Employment agreement for a serious reason on behalf of the Employer. The term "serious reason" is to be understood as the concept used in article 35 of the Act of July 3, 1978 concerning contracts of employment.

    Whether or not the Company invokes the application of the non-competition provisions of this clause 10, the Company will pay the Employee a lump sum indemnity equal to half of the remuneration which would (but for the termination of the Employee's employment) have been payable to the Employee under this Employment agreement during the period that corresponds with the two year period of validity of the non-competition provisions contained in this clause 10. The basis for the calculation of this amount shall be the gross remuneration paid to the Employee during the month preceding the day the Employment agreement is terminated.

    Without prejudice to the non-competition provisions contained in this clause 10, and without prejudice to any rights which the Company may have in such circumstances (including, without limitation, any right the Company may have to enforce the non-competition provisions of this clause 10 or to seek a higher amount of damages from the court), should the Employee fail to observe the non-competition provisions contained in this clause 10, he shall reimburse the Company the amount he may have received in furtherance of the non-competition provisions.

11 The Employee shall make voluntarily and without remuneration full and prompt disclosure to the Company of any and all inventions or discoveries pertaining to the subject matter of his employment or usable by the Company in its business, whether such inventions or discoveries shall have been made or discovered by the Employee alone or jointly with others and whether on the Company's time or the Employee's time, during the term of his employment and for one year thereafter.

12 Any provision or provisions of this Agreement which in any way contravene the law shall, to the extent of such contravention of law, be deemed separable and shall not affect any other provision or provisions of this Agreement.

13 This Agreement sets forth the entire agreement between the parties and merges all discussions between them and annuls and replaces every other contract or agreement which may hitherto have existed between the parties as to the subject matter hereof.

14 This Agreement shall in its entirely be construed in accordance with, and shall be subject to, the laws of the Kingdom of Belgium.


This Agreement has been executed in duplicate the day and year first above-mentioned, and each party acknowledges having received a copy thereof.


LIPE-ROLLWAY N.V.


By:
    ----------------------------------
    Director


By:
    ----------------------------------
    Director


- --------------------------------------
KARL L. LOESSNER

                                                                EXHIBIT 5.13(b)

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is made and entered into as of this ____ day of ________, 1996, by and between Emerson Electric Co., a Missouri corporation (the "Company"), and Stephen M. Bregande ("Employee").

                                   WITNESSETH:

         WHEREAS, contemporaneously with the execution of this Employment Agreement, the Company is acquiring Lipe-Rollway Corporation and the execution of this Employment Agreement is a condition precedent and material inducement for the Company to acquire Lipe-Rollway Corporation;

         WHEREAS, Employee has been serving in a managerial capacity with Lipe-Rollway Corporation as President and Chief Operating Officer; and

         WHEREAS, the Company desires to obtain the benefit of the services of Employee and Employee is willing to render such services on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, it is hereby agreed as follows:

         1. Employment. Employee is hereby employed by the Company and Employee hereby accepts such employment upon the terms and conditions hereinafter set forth.

         2. Term of Employment. The term of this Employment Agreement shall commence on the date first set forth above, and shall end upon the expiration of the twelfth (12th) month following the date hereof (the "Employment Period"), unless sooner terminated as provided in Section 5 hereof.

         3. Duties. Employee shall serve in a managerial capacity with the Company or the business of the Company as presently conducted and as said business may evolve, during the Employment Period, on a full-time basis. During the Employment Period, Employee shall devote such time, attention, skill, energy and efforts as may be necessary for the faithful performance of duties assigned to Employee. Employee shall have the title of President of Lipe-Rollway Corporation and be based in Syracuse, New York.

         4. Compensation. During the Employment Period, the Company shall pay Employee as compensation for his services an annual base salary of not less than Two Hundred Thousand Dollars ($200,000), payable in accordance with the Company's usual payment practices, and the Employee's base salary shall be eligible for review consistent with practices of the Company in effect from time to time during the Employment Period. Employee shall be eligible to participate in an annual bonus program offering an incentive opportunity ranging from $0 to $120,000. The incentive program and the actual payment of the bonus will be based on a $60,000 targeted payout for achieving the base financial forecast and a $120,000 targeted payout for achieving the Emerson Board plan with Emerson synergies. Employee may also be eligible for such other perquisites as may from time to time be awarded to Employee by the Company payable at such times and in such amounts as the Company, in its sole discretion, may determine. All such compensation shall be subject to customary withholding taxes and other employment taxes as required with respect thereto. The Company shall provide Employee with a leased automobile and shall pay Employee an amount of cash sufficient to pay Employee's income taxes on the value of such leased automobile. Employee shall receive a telephone credit card and shall be reimbursed, upon receipt of appropriate supporting documentation, for reasonable company-related car phone, travel and entertainment expenses. Employee shall also qualify for all rights and benefits for which Employee may be eligible under any benefit plans including group life, medical, health, dental and/or disability insurance or other benefits which are provided for employees generally at his then current location of employment.

         5. Termination of Employment. Prior to the expiration of the Employment Period, this Employment Agreement and Employee's employment may be terminated by the Company as follows:

             (a) Upon thirty (30) day's prior written notice to Employee in the event Employee, by reason of physical or mental disability, shall be unable to perform a material portion of the services required of Employee hereunder for a continuous one hundred eighty (180) day period. In the event of a disagreement concerning the existence of any such disability, the matter shall be resolved by a disinterested licensed physician chosen by the Company.

             (b) For good cause, which for the purposes of this Employment Agreement shall mean:

                 (1) the continued failure of Employee to perform material duties assigned to Employee after a written demand by the Company identifying the manner in which it believes Employee has not performed his duties and Employee's subsequent failure to cure the identified problem within a reasonable time; or

                 (2) a material breach of this Employment Agreement by Employee; or

                 (3) the Employee's commission of fraud or dishonesty against the Company or willful conduct involving a third party which significantly impairs the reputation of, or harms, the Company, its subsidiaries or affiliates.

             (c) For any other cause or without cause, upon not less than thirty (30) days' prior written notice to Employee.

         Upon termination of this Employment Agreement, all rights and obligations of the parties hereunder shall cease, except: (1) if this Employment Agreement is terminated pursuant to Subsection (c) above, Employee shall thereafter receive his annual base salary for twelve months after termination of employment, to be offset by any payments and benefits received by Employee under any long-term disability plan, severance arrangement, contract or plan; and (2) termination of employment pursuant to this Section 5 or otherwise shall not terminate or otherwise affect the rights and obligations of the parties pursuant to Sections 6 through 10 hereof.

         6. Confidential Information. Employee, during his employment by the Company and thereafter will not, directly or indirectly (without the Company's prior written consent), use for himself or use for, or disclose to, any party other than the Company, or any subsidiary or affiliate of the Company, any Confidential Information, as hereafter defined, including but not limited to the following:

             (a) the business or products of the Company, or any of its subsidiaries or affiliates, or

             (b) the costs, uses or applications of, or the customers or suppliers (and information concerning transactions and prospective transactions therewith) for products made, assembled, produced or sold by the Company, or any subsidiary or affiliate thereof, or

             (c) any apparatus, method, system, manufacturing or other process or technology at any time used, developed or investigated by or for the Company, or any subsidiary or affiliate thereof, whether or not invented, developed, acquired, discovered or investigated by Employee.

As used herein, "Confidential Information" shall include, but shall not be limited to, information, in whatever form kept or recorded, pertaining to: inventions, discoveries, know-how, ideas, computer programs, designs, algorithms, processes and structures; product information; research and development information; client information; financial information; business processes and methodology; and any other technical and business information of the Company, its subsidiaries and affiliates which is of a confidential, trade secret and/or proprietary character.

         Employee understands that Confidential Information may or may not be labeled as "confidential" and will treat all information as confidential unless otherwise informed by Employee's supervisor.

         At the termination of the Employment Period, or at any other time the Company or any subsidiary or affiliate thereof may request, Employee shall promptly deliver to the Company all documents and other materials containing all Confidential Information in physical form, including but not limited to writings, designs, documents, records, memoranda, photographs, sound recordings, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation, notes and any material concerning costs, uses, methods, designs, applications, purchasers of or experience with products made or sold by the Company, its affiliates or subsidiaries or any secret or confidential product, apparatus or process manufactured, used, developed, acquired or investigated by Employee or by the Company, its subsidiaries or affiliates.

         Employee further acknowledges and agrees that the damages resulting from any breach of the foregoing covenants may be intangible in whole or in part and that the Company is entitled to seek specific enforcement, injunctive relief and other equitable remedies in addition to monetary damages and legal remedies, and Employee hereby stipulates to the entering of such injunctive relief enforcing the provisions of this Section. Employee hereby waives any bond or similar requirements for granting such injunctive relief.

         7.  Inventions, Etc.

             (a) Ownership. Employee hereby assigns to the Company all of Employee's rights, title, and interest (including but not limited to all patent, trademark, copyright and trade secret rights) in and to all Work Product (as hereinafter defined) prepared by Employee, made or conceived in whole or in part by Employee within the scope of Employee's employment by the Company or within six (6) months thereafter, or that relate directly to or involve the use of Confidential Information. Employee further acknowledges and agrees that all copyrightable Work Product prepared by Employee within the scope of Employee's employment with the Company are "works made for hire" and, consequently, that the Company owns all copyrights thereto.

             (b) Disclosure. Employee will promptly disclose to the Company all Work Product developed by Employee within the scope of Employee's employment with the Company or within six (6) months thereafter, including all inventions, discoveries, improvements and trade secrets which are or have been made or conceived by Employee, individually or jointly with others, during his employment by the Company and within six (6) months thereafter, or during Employee's prior period(s) of employment with the Company, and which relate to, result from, or arise in any way out of any work done for the Company, or any information or assistance granted by the Company. All such Work Product is and shall forthwith become the property of the Company, whether or not patentable or copyrightable. Employee will execute promptly upon request any documents or instruments at any time deemed necessary or proper by the Company in order to formally convey and transfer to the Company title to such Work Product, or to confirm the Company's title therein, and in order to enable the Company to obtain and enforce United States and foreign Letters Patent, Trademarks and Copyrights thereon. Employee will perform his obligations under this Section 7 without further compensation, except for reimbursement of reasonable out-of-pocket expenses incurred at the request of the Company. If Employee refuses, following ten (10) days' prior written notice from the Company, or is unable due to disability, incapacity or death, to execute any such documents relating to Work Product, Employee and his heirs, successors, estate and personal representative hereby appoint each officer and director of the Company to be his Attorney-in-Fact to so execute such documents on behalf of Employee. This is a durable Power of Attorney, the authority of which shall not terminate if Employee becomes disabled or incapacitated. This agency is coupled with an interest and is therefore irrevocable without the prior written consent of the Company.

             (c) Preexisting Work Product Not Assigned. Employee has specified on the signature page of this Employment Agreement all preexisting Work Product, not assigned to the Company, and created prior to Employee's employment by the Company in which Employee has any right, title, or interest. If no such specification is made on the signature page, or if Employee writes "none" or similar designation thereon, Employee shall be conclusively deemed not to have any such Work Product, and all Work Product shall be property of the Company hereunder.

             (d) Original Development. Employee further represents and warrants to the Company that all work that Employee performs for or has performed for the Company, and all Work Product that Employee produces, which is defined to include but is not limited to literary works, software, documentation, memoranda, musical works, photographs, artwork, sound recordings, audiovisual works, ideas, designs, inventions, discoveries, improvements, trade secrets, processes, algorithms, and so forth ("Work Product"), will not knowingly infringe upon or violate any patent, copyright, trade secret, or other property right of any of Employee's former employers or of any other third party. Employee will not disclose to the Company, or use in any of Employee's Work Product, any confidential or proprietary information belonging to others, unless both the owner thereof and the Company have consented.

         Employee further acknowledges and agrees that the damages resulting from any breach of the foregoing covenants may be intangible in whole or in part and that the Company is entitled to seek specific enforcement, injunctive relief and other equitable remedies in addition to monetary damages and legal remedies, and Employee hereby stipulates to the entering of such injunctive relief enforcing the provisions of this Section. Employee hereby waives any bond or similar requirements for granting such injunctive relief.

         8. Non-Competition Agreement. Employee agrees that during his employment by the Company and for the period beginning on the date hereof and ending on the latest of (i) expiration of the Employment Period, (ii) one (1) year following termination of Employee's employment by the Company, or (iii) one (1) year following the date of the last of any post-termination payments made to Employee pursuant to Section 5 hereof, Employee will not, as an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly, (a) carry on any business, or become involved in any business activity, competitive with the business of Lipe-Rollway Corporation, the business of Emerson Power Transmission or any business owned or controlled by the Company that is similar to the business of Emerson Power Transmission, each as presently conducted and as said businesses may evolve in the ordinary course (the "Business") during the Employment Period, anywhere in the World, (b) hire, or assist anyone else to hire, any employee of the Company or seek to persuade, or assist anyone else to seek to persuade, any employee of the Company to discontinue employment with the Company, or (c) induce or attempt to induce, or assist anyone else to induce or attempt to induce, any customer of the Company to reduce or discontinue its business with the Company or disclose to anyone else the name and/or requirements of any such customer.

         Employee expressly agrees that the covenants set forth in this
Section 8 are reasonable in light of the scope of the Business heretofore conducted by the Company and that the execution by Employee of this Employment Agreement is a material inducement for the Company's purchase of Employee's shares of Lipe-Rollway Corporation. If any court or tribunal of competent jurisdiction shall refuse to enforce the foregoing covenants because the time limit applicable thereto is deemed unreasonable, it is expressly understood and agreed that such covenant shall not be void, but that for the purpose of such proceedings and in such jurisdiction, such time limitation shall be deemed reduced to the extent necessary to permit enforcement of covenant. If any court or tribunal of competent jurisdiction shall refuse to enforce the foregoing covenants because they are more extensive (whether as to geographic area, scope of business or otherwise) than is deemed reasonable, it is expressly understood and agreed between the parties hereto that such covenant shall not be void, but that for the purpose of such proceedings and in such jurisdiction, the restrictions contained herein (whether as to geographic area, scope of business or otherwise) shall be deemed reduced to the extent necessary to permit enforcement of the covenant.

         Employee further acknowledges and agrees that the damages resulting from any breach of the foregoing covenants may be intangible in whole or in part and that the Company is entitled to seek specific enforcement, injunctive relief and other equitable remedies in addition to monetary damages and legal remedies, and Employee hereby stipulates to the entering of such injunctive relief prohibiting Employee from competing with the Company in breach of such covenants. Employee hereby waives any bond or similar requirements for granting such injunctive relief.

         9. Non-Waiver of Rights. The failure to enforce at any time any of the provisions of this Employment Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Employment Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with its terms.

         10. Assignments. This Employment Agreement shall be freely assignable by the Company and shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and/or any other corporate entity which shall succeed to the business presently being operated by the Company, but, being a contract for personal services, neither this Employment Agreement nor any rights hereunder are assignable by Employee.

         11. Governing Law. This Employment Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri.

         12. Amendments. No modification, amendment or waiver of any of the provisions of this Employment Agreement shall be effective unless in writing and signed by the parties hereto.

         13. Notices. Any notices to be given by either party hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, certified or registered mail, postage prepaid, as follows: to the Company at Emerson Electric Co., 8000 W. Florissant Avenue, St. Louis, Missouri 63136, Attention: Cynthia Heath; and to Employee at ____________________; or to such other address as may have been furnished to the other party in writing.

         14. Entire Agreement. This Employment Agreement supersedes any and all prior employment and similar agreements, written and/or oral, between the Company and Employee, and specifically supersedes and terminates the Employment Agreement dated as of February 14, 1994 and amended as of September 20, 1994 between Employee and Lipe-Rollway Corporation and Employee hereby waives and releases all rights and claims thereunder or with respect thereto, including, without limitation, any entitlement to payments upon a change in control of Lipe-Rollway Corporation.

                                      COMPANY

                                      EMERSON ELECTRIC CO.

                                      By:
                                          -------------------------------------
                                          Name:
                                                  -----------------------------
                                          Title:
                                                  -----------------------------


                                      EMPLOYEE


                                      -----------------------------------------
                                      Stephen M. Bregande


PREEXISTING WORK PRODUCT

- ----------------------------------
- ----------------------------------
- ----------------------------------

                                                                EXHIBIT 5.13(c)

                            NON-COMPETITION AGREEMENT


         THIS NON-COMPETITION AGREEMENT is made and entered into as of this ____ day of ________, 1996, by and between Emerson Electric Co., a Missouri corporation ("Emerson"), and H.F. Hodgkins, Jr. ("Hodgkins").

                                   WITNESSETH:

         WHEREAS, contemporaneously with the execution of this Non-Competition Agreement, Emerson is acquiring Lipe-Rollway Corporation, a New York Corporation ("Rollway"), by merger (the "Merger"), and the execution of this Non-Competition Agreement is a condition precedent and material inducement for Emerson to acquire Rollway;

         WHEREAS, Rollway is engaged in the transaction of business primarily throughout the United States and Europe and could conceivably expand its operations to include more substantial distribution of its products elsewhere in the world;

         WHEREAS, Hodgkins has been serving as Chairman of the Board and Chief Executive Officer of Rollway and was a major shareholder of Rollway, thus benefitting from the Merger, and has resigned his positions with Rollway effective upon consummation of the Merger; and

         WHEREAS, in conjunction with the Merger Hodgkins has agreed not to compete with the business of Rollway for a period of five years on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and the consideration exchanged in the Merger, it is hereby agreed as follows:

         1. Agreement Not To Compete. Hodgkins agrees that for a period of five (5) years from the date hereof, Hodgkins will not, as an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly, other than solely as a two percent (2%) or less shareholder of a publicly traded corporation, do any of the following:

             a. carry on any business, or become involved in any business activity, competitive with the business of Rollway as presently conducted and as said existing bearing, bar feed and conveyancing mechanism business may evolve in the ordinary course during the term of this Non-Competition Agreement (the "Business") anywhere in the world;

             b. hire, or assist anyone else to hire (other than the providing of requested references), any employee of Rollway or seek to persuade, or assist anyone else to seek to persuade, any employee of Rollway to discontinue employment with Rollway; or

             c. induce or attempt to induce, or assist anyone else to induce or attempt to induce, any vendor to or customer of Rollway to reduce or discontinue its business with Rollway or disclose to anyone else the name and/or requirements of any such vendor or customer.

         2. Confidential Information. Hodgkins agrees that he will never, directly or indirectly (without Emerson's prior written consent), except in the exercise of his rights to challenge a claim by Emerson on any holdback or escrow established in connection with the Merger or to defend against any claim for indemnification in connection with the Merger, use for himself or use for, or disclose to, any party other than Emerson, or any subsidiary or affiliate of Emerson, any Confidential Information (as hereafter defined), including but not limited to information related to the following:

             a. the business or products of Rollway, or any of its subsidiaries or affiliates;

             b. the costs, uses or applications of, or the customers or suppliers (and information concerning transactions and prospective transactions therewith) for products made, assembled, produced or sold by Rollway, or any subsidiary or affiliate thereof; or

             c. any apparatus, method, system, manufacturing or other process or technology at any time used, developed or investigated by or for Rollway, or any subsidiary or affiliate thereof, whether or not invented, developed, acquired, discovered or investigated by Hodgkins.

As used herein, "Confidential Information" shall include all information, in whatever form kept or recorded, pertaining to: inventions, discoveries, know-how, ideas, computer programs, designs, algorithms, processes and structures; product information; research and development information; client information; financial information; business processes and methodology; and any other technical and business information of Rollway, its subsidiaries and affiliates which is of a confidential, trade secret and/or proprietary character. Confidential Information shall not, however, include information that is or becomes publicly available other than as a result of a breach by Hodgkins of any obligation of confidentiality hereunder or information which is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to be disclosed to any court or other tribunal. In the event of any such request or requirement, Hodgkins will:

         a. immediately provide Emerson with notice of such request(s) and the documents or information requested thereby so that Emerson may seek an appropriate protective order; and

         b. cooperate with Emerson in taking any reasonable available steps to resist or narrow such request or to obtain an order or other reliable assurance that confidential treatment will be accorded to all or such portion of the information required to be disclosed as Emerson designates.

         Hodgkins is not in possession of, and shall promptly deliver to Emerson in the event he comes to possess, any documents or other materials containing Confidential Information in physical form, including but not limited to writings, designs, documents, records, memoranda, photographs, sound recordings, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation, notes and any material concerning costs, uses, methods, designs, applications, purchasers of or experience with products made or sold by Rollway, its affiliates or subsidiaries or any secret or confidential product, apparatus or process manufactured, used, developed, acquired or investigated by Hodgkins or by Emerson, its subsidiaries or affiliates, other than items of an historical or family nature that are not and do not contain Confidential Information.

         3. Work Product. Hodgkins hereby assigns to Rollway all of Hodgkins' rights, title, and interest (including but not limited to all patent, trademark, copyright and trade secret rights) in and to all Work Product (as hereinafter defined) prepared by Hodgkins, made or conceived in whole or in part by Hodgkins within the scope of Hodgkins's employment by Rollway or within six (6) months hereafter, or that relate directly to or involve the use of Confidential Information. "Work Product" shall include, but is not limited to literary works, software, documentation, memoranda, musical works, photographs, artwork, sound recordings, audiovisual works, ideas, designs, inventions, discoveries, improvements, trade secrets, processes, algorithms, and so forth, other than items of an historical or family nature that are not and do not contain Confidential Information. Hodgkins acknowledges and agrees that all copyrightable Work Product prepared by Hodgkins within the scope of Hodgkins' employment with Rollway are "works made for hire" and, consequently, that Rollway owns all copyrights thereto. In addition, Hodgkins acknowledges and agrees that all Work Product, whether or not patentable or copyrightable, is and shall forthwith become the property of Rollway. Hodgkins hereby agrees to execute promptly upon request any documents or instruments at any time deemed necessary or proper by Rollway in order to formally convey and transfer to Rollway title to such Work Product, or to confirm Rollway's title therein, and in order to enable Rollway to obtain and enforce United States and foreign Letters Patent, Trademarks and Copyrights thereon. Hodgkins will perform his obligations under this Section 3 without further compensation, except for reimbursement of reasonable out-of-pocket expenses incurred at the request of Rollway. If Hodgkins refuses, following ten (10) days' prior written notice from Rollway, or is unable due to disability, incapacity or death, to execute any such documents relating to Work Product, Hodgkins and his heirs, successors, estate and personal representative hereby appoint each officer and director of Rollway to be his Attorney-in-Fact to so execute such documents on behalf of Hodgkins. This is a durable Power of Attorney, the authority of which shall not terminate if Hodgkins becomes disabled or incapacitated. This agency is coupled with an interest and is therefore irrevocable without the prior written consent of Rollway.

         4. Term of Agreement. The term of this Non-Competition Agreement shall commence on the date first set forth above, and shall end upon the expiration of five (5) years following the date hereof, except that the covenants in Section 2 and Section 3 shall survive forever. The five year term of this Non-Competition Agreement shall be tolled during any time Hodgkins is in breach of the covenants set forth in Section 1.

         5.  Compensation.   In consideration of the promises and covenants set
forth in this Non-Competition Agreement, Hodgkins shall receive the following compensation:

             a. Emerson shall pay or cause to be paid to Hodgkins or his estate One Hundred Thousand Dollars ($100,000) per year for a period of five (5) years from the date hereof, payable in accordance with Emerson's usual payment practices, but in no event less frequently than monthly.

             b. Emerson has caused Rollway to transfer to Hodgkins the following life insurance policies: Northwest Mutual Life Insurance Company Policy No. 7302117 and Aetna Life Insurance Policy No. UL115792 (the "Transferred Policies"); provided, however, that Hodgkins shall assume the transferred Policies subject to any loans against such policies and shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as Emerson may reasonably deem necessary or desirable to relieve Rollway of any obligations under or with respect to such policies (except for the obligations set forth herein).

             c. For Mr. Hodgkins' lifetime, Emerson shall pay or caused to be paid to Hodgkins Ten Thousand Dollars ($10,000) per year.

             d. Hodgkins and his spouse shall participate for life in Emerson's retiree medical program, and, subject to paragraph d. below, such coverage shall be structured as a Medicare supplement with a Fifty Dollar ($50) annual deductible, an 80/20 copayment requirement, no coverage stop loss, and a One Hundred Thousand Dollar ($100,000) individual lifetime maximum and shall provide coverage at least equivalent in coverage to that provided under Emerson's current retiree medical program, regardless of pre-existing conditions;

             e. Hodgkins and his spouse shall promptly apply for coverage under Medicare Part B upon the execution of this Non-Competition Agreement and the termination of Hodgkins's employment. In the event that the Hodgkins' coverage under Medicare Part B has not become effective and there is a gap in the medical coverage, the Hodgkins shall be entitled to continued coverage under COBRA under Rollway's medical insurance policy at the same level of coverage offered to similarly situated persons until they become eligible for Medicare Part B coverage. Hodgkins shall pay to Rollway the cost of exercising such COBRA rights during the gap period.

         In the event Hodgkins breaches this Agreement, Emerson's obligations hereunder, including its obligation to compensate Hodgkins, shall immediately terminate. Such termination shall have no effect on Hodgkins' obligations hereunder.

         6.  Severability.   Hodgkins expressly agrees that the foregoing
covenants set forth in this Non-Competition Agreement are reasonable in light of the scope of the Business heretofore conducted by Rollway. If any court or tribunal of competent jurisdiction shall refuse to enforce the foregoing covenants because the time limit applicable thereto is deemed unreasonable, it is expressly understood and agreed that such covenant shall not be void, but that for the purpose of such proceedings and in such jurisdiction, such time limitation shall be deemed reduced to the extent necessary to permit enforcement of covenant. If any court or tribunal of competent jurisdiction shall refuse to enforce any of the foregoing covenants set forth in Non-Competition Agreement because they are more extensive (whether as to geographic area, scope of business or otherwise) than is deemed reasonable, it is expressly understood and agreed between the parties hereto that such covenant shall not be void, but that for the purpose of such proceedings and in such jurisdiction, the restrictions contained herein (whether as to geographic area, scope of business or otherwise) shall be deemed reduced to the extent necessary to permit enforcement of the covenant, without reduction in the consideration therefor.

         7. Remedies of Emerson. Hodgkins further acknowledges and agrees that the damages resulting from any breach of the foregoing covenants set forth in this Non-Competition Agreement may be intangible in whole or in part and may cause irreparable harm to Emerson, and that Emerson is entitled to seek specific enforcement, injunctive relief and other equitable remedies in addition to monetary damages and legal remedies. Hodgkins hereby stipulates to the entering of such injunctive relief prohibiting Hodgkins from competing with Rollway in breach of such covenants, or otherwise enforcing the covenants herein, and Hodgkins hereby waives any bond or similar requirements for granting such injunctive relief.

         8. Non-Waiver of Rights. The failure to enforce at any time any of the provisions of this Non-Competition Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Non-Competition Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with its terms.

         9. Binding Agreement; Assignments. This Non-Competition Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns. This Agreement shall be freely assignable by Emerson to any entity which shall succeed to the business presently being operated by Rollway; provided, however, that such assignment shall not relieve Emerson of its obligations hereunder. Except as otherwise set forth herein, neither this Non-Competition Agreement nor any rights or duties hereunder are assignable by Hodgkins. There are no third party beneficiaries of this Non-Competition Agreement, other than the parties hereto and their respective heirs, executors, legal representatives, successors, permitted assigns, subsidiaries and affiliates.

         10. Governing Law. This Non-Competition Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri.

         11. Amendments. No modification, amendment or waiver of any of the provisions of this Non-Competition Agreement shall be effective unless in writing and signed by the parties hereto.

         12. Notices. Any notices to be given by either party hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, certified or registered mail, postage prepaid, as follows: to Emerson at Emerson Electric Co., 8000 W. Florissant Avenue, St. Louis, Missouri 63136-8506, Attn: Cynthia Heath; and to Hodgkins at 100 Marvelle Road, Fayetteville, New York 13066; or to such other address as may have been furnished to the other party in writing.

         13. Entire Agreement. This Non-Competition Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any and all negotiations, prior discussions and prior agreements and understandings relating to such subject matter, and specifically supersedes and terminates any employment, incentive, bonus or other agreement or arrangement, whether written or oral, between Hodgkins and Rollway, and Hodgkins hereby waives and releases all rights and claims thereunder or with respect thereto, including, without limitation, any claim of entitlement to payments based or predicated upon a change in control of Rollway or any special incentive or bonus programs, provided however that Hodgkins shall be entitled to any bonus earned, on a prorated basis, for the period prior to the date hereof, as described in the letter of Donald F. Dew, chairman of Rollway's Compensation Committee, to Stephen Bregande dated March 3, 1995, as amended. The provisions of this Non-Competition Agreement were negotiated by the parties hereto and shall be deemed to have been drafted by all the parties hereto, notwithstanding any presumptions at law to the contrary.

         14. Termination of Split-Dollar Agreement. Hodgkins hereby agrees that the Agreement dated as of June 18, 1963 by and between Rollway and Hodgkins with respect to Northwestern Mutual Life Insurance Policy No. 5470570, as said Agreement may have been amended from time to time, is hereby terminated, effective as of [the day before the closing of the Merger], and Hodgkins disclaims any interest in said Agreement and such life insurance policy to which said Agreement relates. Hodgkins has executed and delivered, and agrees to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as Emerson may reasonably deem necessary or desirable to transfer the benefits heretofore payable to Hodgkins or his estate under said Agreement and said policy to Rollway or its designee.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Non-Competition Agreement to be executed as of the date first above written.

                                          EMERSON ELECTRIC CO.

                                          By:
                                              ---------------------------------
                                          Name:
                                                  -----------------------------
                                          Title:
                                                  -----------------------------


                                          -------------------------------------
                                          H.F. Hodgkins, Jr.

                                                                       EXHIBIT B

                          MPI MANAGEMENT PLANNING, INC.

             101 Poor Farm Road o P.O. Box 611 o Princeton, NJ 08542
                    (609) 924-4200 Facsimile o (609) 924-4573

                                                                  March 25, 1996


CONFIDENTIAL

Board of Directors
LIPE-ROLLWAY CORPORATION
c/o Donald A. Denton, Esq.
HANCOCK &  ESTABROOK, LLP
1500 Mony Tower 1
Syracuse, New York  13221

Gentlemen:

We understand that Emerson Electric Co. ("Emerson") has made a proposal (the "Offer") to acquire all of the 752,628 outstanding shares of common stock of Lipe-Rollway Corporation ("Lipe-Rollway") and all of the outstanding options to acquire 66,666 shares of common stock of Lipe-Rollway for a gross aggregate consideration of $8,269,936 subject to adjustment as described in the draft of the Merger Agreement between Emerson and Lipe-Rollway. In addition, the preferred stock of Lipe-Rollway would be converted into Emerson common stock at the rate of $20 worth of Emerson common stock for each of the 93,692 outstanding shares of Lipe-Rollway nonredeemable preferred stock or alternatively would be redeemed for $20 cash per share. The transaction will be a merger in which the aforementioned Lipe-Rollway common stock, options and preferred shares not redeemed for cash are converted into Emerson common stock. Emerson common stock presently carries The Value Investment Survey's highest rating for safety, and Standard & Poor's predicts that Emerson is likely to remain a high quality investment. The terms and conditions of the Offer are described fully in the aforementioned Merger Agreement.

You have asked for our opinion as to whether the total consideration to be received by the holders of the shares of Lipe-Rollway common stock (including option holders) and preferred stock pursuant to the Offer is fair to the shareholders of Lipe-Rollway from a financial point of view.

Lipe-Rollway Corporation
March 25, 1996
Page No. 2

Since 1939, Management Planning, Inc. ("MPI") has been engaged in the valuation of businesses and their securities for corporate, tax and other purposes, including financing, recapitalizations, purchases and sales of closely held securities, estate, gift and income tax matters, and mergers and acquisitions. In conducting our analysis and arriving at our opinion as expressed herein, we have conducted such studies, analyses and investigations as we deemed appropriate under the circumstances. We have also taken into account our assessment of general economic, industry, market, and financial conditions, as well as our experience in connection with similar transactions in securities in general. Among other things, we:

       (1) Considered the draft of the Merger Agreement, reviewed by Lipe-Rollway's Board of Directors;

       (2) Reviewed and analyzed financial data regarding Lipe-Rollway, including its audited and unaudited consolidated financial statements for the fiscal years ended approximately November 30, 1985-1995;

       (3) Reviewed and analyzed other relevant financial and operating data supplied by Lipe-Rollway;

       (4) Discussed past and current operations, financial condition, and future prospects of Lipe-Rollway with members of its senior management;

       (5) Prepared a comparative analysis of Lipe-Rollway and certain publicly held companies that we deemed reasonably similar to Lipe-Rollway with respect to financial and operating results and investment characteristics;

       (6) Compared the proposed financial terms of the Offer with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

       (7) Reviewed the premiums in value paid for control in certain recent business combinations of companies operating in a variety of industries;

       (8)      Prepared a discounted net cash flow analysis; and

Lipe-Rollway Corporation
March 25, 1996
Page No. 3

       (9) Reviewed historical prices and trading activity of Lipe-Rollway common stock.

In preparing our opinion, we have relied, without independent verification, on the accuracy, completeness, and fairness of all financial and other information that was publicly available or furnished to us by Lipe-Rollway. Additionally, we have not made any independent valuation or appraisal of any of the assets or liabilities of Lipe-Rollway. Our opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to us as of, the date hereof.

It is understood that our opinion is for the information of the Board of Directors of Lipe-Rollway only and is not to be quoted or referred to, in whole or in part, in any prospectus, proxy statement, or in any other written document used in connection with the Offer, nor shall our opinion be used for any other purposes, without the express written permission of Management Planning, Inc. Specific approval is hereby granted for our opinion to be described within and attached to the Lipe-Rollway Proxy Statement, and written permission for other uses will not be unreasonably withheld.

Based on our review and analysis, it is our opinion that the consideration offered for all of the outstanding common stock (including common shares issuable upon conversion of options), payable in shares of Emerson common stock, and a conversion price of $20 per share for each share of outstanding preferred stock of Lipe-Rollway payable in shares of common stock of Emerson common stock or in cash, is adequate and does constitute fair consideration to the shareholders of Lipe-Rollway from a financial point of view.

                                       Very respectfully yours,

                                       MANAGEMENT PLANNING, INC.

                                       By /s/ James W. Brockardt
                                          --------------------------------------
                                          James W. Brockardt, CBA
                                          Vice President

                                       By /s/ Roy H. Meyers
                                          --------------------------------------
                                          Roy H. Meyers, CFA
                                          Vice President

                                                                       EXHIBIT C

                        NEW YORK BUSINESS CORPORATION LAW
                         SECTIONS 623, 806(b)(6) AND 910

                     623 PROCEDURE TO ENFORCE SHAREHOLDER'S
                       RIGHT TO RECEIVE PAYMENT FOR SHARES

         (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

         (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

         (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph
(g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

         (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

         (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

         (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of the transfer.

         (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

         (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

                  (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

                  (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

                  (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

                  (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

                  (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

                  (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

                  (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay;
(B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

                  (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

         (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

         (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

         (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

                  (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

                  (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

         (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

         (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

         (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations). (Last amended by Ch. 117, L. '86, eff. 9-1-86.)

                 806(b)(6) PROVISIONS AS TO CERTAIN PROCEEDINGS

         (a)      . . .

         (b) The following provisions shall apply to amendments and changes under this article, except under section 808 (Reorganization under Act of Congress):

         (1)      . . .

         (6) A holder of any adversely affected shares who does not vote for or consent in writing to the taking of such action shall, subject to and by complying with the provisions of section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to dissent and to receive payment for such shares, if the certificate of amendment (A) alters or abolishes any preferential right of such shares having preferences; or (B) creates, alters or abolishes any provision or right in respect of the redemption of such shares or any sinking fund for the redemption or purchase of such shares; or (C) alters or abolishes any preemptive right of such holder to acquire shares or other securities; or (D) excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

             910 RIGHT OF SHAREHOLDER TO RECEIVE PAYMENT FOR SHARES UPON MERGER OR CONSOLIDATION, OR SALE, LEASE, EXCHANGE
                OR OTHER DISPOSITION OF ASSETS, OR SHARE EXCHANGE

         (a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

                  (1) Any shareholder entitled to vote who does not assent to the taking of an action specified in subparagraphs (A), (B) and (C).

                           (A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

                                    (i)     To a shareholder of the (1)parent
                                            corporation in a merger authorized
                                            by section 905 (Merger of parent and
                                            subsidiary (2)corporations), or
                                            paragraph (c) of section 907 (Merger
                                            or consolidation of domestic and
                                            foreign corporations); and

                                    (ii)    To a shareholder of the surviving
                                            corporation in a merger authorized
                                            by this article, other than a merger
                                            specified in subparagraph (i),
                                            unless such merger effects one or
                                            more of the changes specified in
                                            subparagraph (b)(6) of section 806
                                            (Provisions as to certain
                                            proceedings) in the rights of the
                                            shares held by such shareholder.

                           (B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

                           (C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange.

                  (2) Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623. (Last amended by Ch. 390, L. '91, eff. 7-15-91.)

- ----------

         Ch. 390, L. '91, eff. 7-15-91, added matter in italic and deleted
(1)"surviving" and (2)"corporation".

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

         Emerson is a Missouri corporation. Section 351.355(1) of the Revised Statutes of Missouri provides that a corporation may indemnify a director, officer, employee or agent of the corporation in any action, suit or proceeding other than an action by or in the right of the corporation, against expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Section 351.355(2) provides that the corporation may indemnify any such person in any action or suit by or in the right of the corporation against expenses (including attorneys' fees) and settlement amounts actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that he may not be indemnified in respect of any matter in which he has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless authorized by the court. Section 351.355(3) provides that a corporation shall indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action, suit or proceeding if he has been successful in defense of such action, suit or proceeding and if such action, suit or proceeding is one for which the corporation may indemnify him under Section 351.355(1) or (2). Section 351.355(7) provides that a corporation shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any By-Law or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, provided that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

         At the Annual Meeting of Shareholders held on February 10, 1987, the shareholders adopted indemnification agreements with the directors of Emerson and amendments to the By-Laws of Emerson which incorporate indemnity provisions permitted by Section 351.355(7) described above. The agreements and amended By-Laws provide that Emerson will indemnify its directors and officers against all expenses (including attorneys' fees), judgments, fines and settlement amounts, paid or incurred in any action or proceeding, including any action by or on behalf of Emerson, on account of their service as a director or officer of Emerson, any subsidiary of Emerson or any other company or enterprise when they are serving in such capacities at the request of Emerson, excepting only cases where (i) the conduct of such person is adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct, (ii) a final court adjudication shall determine that such indemnification is not lawful, (iii) judgment is rendered against such person for an accounting of profits made from a purchase or sale of securities of Emerson in violation of Section 16(b) of the Securities Exchange Act of 1934 or of any similar statutory law, or (iv) any remuneration paid to such person is adjudicated to have been paid in violation of law. Such person shall be indemnified only to the extent that the aggregate of losses to be indemnified exceeds the amount of such losses for which the director or officer is insured pursuant to any directors' or officers' liability insurance policy maintained by Emerson.

         The directors and officers of Emerson are insured under a policy of directors' and officers' liability insurance.


Item 21.(a)  Exhibits.

     2.1 Agreement and Plan of Merger, as amended April 11, 1996 and July 17, 1996 (attached as Exhibit A to the Proxy Statement/Prospectus)

     4.1 Restated Articles of Incorporation of Registrant (incorporated herein by reference to 1989 Form 10-K, Exhibit 3(a))

     4.2 By-Laws of Registrant (incorporated herein by reference to 1989 Form 10- K, Exhibit 3(b))

     4.3 Preferred Share Purchase Rights Plan (incorporated herein by reference to Emerson's Registration Statement on Form 8-A filed under the Exchange Act, as amended under cover on Form 8 on November 3, 1988)

     5.1 Opinion of H. M. Smith, Esq., Assistant General Counsel of Emerson as to the legality of securities being registered*

     8.1 Opinion of Hancock & Estabrook, LLP as to certain federal income tax consequences*

    23.1 Consent of H. M. Smith, Esq., Assistant General Counsel of Emerson (included in Exhibit 5.1)

    23.2 Consent of Hancock & Estabrook, LLP (included in Exhibit 8.1)

    23.3 Consent of KPMG Peat Marwick LLP*

    23.4 Consent of Ernst & Young LLP*

    23.5 Consent of Management Planning, Inc.*

    24.1 Power of Attorney (included in signature page)*

    99.1 Form of Proxy for special meeting to be mailed to Lipe-Rollway shareholders*

- ----------
*  Previously filed.

         Pursuant to Item 601(b)(2), Emerson hereby agrees to furnish supplementally to the Commission, a copy of any omitted schedule upon the Commission's request.


Item 21.(b)  Financial Statement Schedules.

         All financial statement schedules of Emerson are omitted because they are not required, not applicable or the information given in the financial statements or notes thereto are contained in the Annual Report of Emerson on Form 10-K for the fiscal year ended September 30, 1995.


Item 22.  Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                      (i) To include any prospectus required by section 10(a)(3)
                  of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                     (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to

         Section 13 or Section 15(d) of Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (d) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on July 31, 1996.

                          EMERSON ELECTRIC CO.

                          By:  /s/ HARLEY M. SMITH
                               -------------------------------------------------
                               Harley M. Smith
                               Assistant General Counsel and Assistant Secretary

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed below by the following persons on behalf of the registrant in the capacities indicated on July 31, 1996.

               Signature                                 Title
- --------------------------------------  ----------------------------------------

  /s/ C.F. KNIGHT*
- --------------------------------------  Chairman of the Board, President
  C.F. Knight                           and Chief Executive Officer and
                                        Director

  /s/ W.J. GALVIN*
- --------------------------------------
  W. J. Galvin                          Senior Vice President - Finance,
                                        Chief Financial Officer and Chief
                                        Accounting Officer

  /s/ L. L. BROWNING, JR.*
- --------------------------------------
  L. L. Browning, Jr.                   Director

  /s/ A. A. BUSCH, III*
- --------------------------------------
  A. A. Busch, III                      Director

  /s/ D. C. FARRELL*
- --------------------------------------
  D. C. Farrell                         Director

  /s/ J. A. FRATES*
- --------------------------------------
  J. A. Frates                          Director

  /s/ R. B. HORTON*
- --------------------------------------
  R. B. Horton                          Director

  /s/ G. A. LODGE*
- --------------------------------------
  G. A. Lodge                           Director

  /s/ V. R. LOUCKS, JR.*
- --------------------------------------
  V. R. Loucks, Jr.                     Director

  /s/ R. B. LOYND*
- --------------------------------------
  R. B. Loynd                           Director

  /s/ R. L. RIDGWAY*
- --------------------------------------
  R. L. Ridgway                         Director

  /s/ R. W. STALEY*
- --------------------------------------
  R. W. Staley                          Vice Chairman and Director

  /s/ A. E. SUTER*
- --------------------------------------
  A. E. Suter                           Senior Vice Chairman and Chief
                                        Operating Officer and Director
  /s/ W. M. VAN CLEVE*
- --------------------------------------
  W. M. Van Cleve                       Director

  /s/ E. E. WHITACRE, JR.*
- --------------------------------------
  E. E. Whitacre, Jr.                   Director

  /s/ E. F. WILLIAMS, JR.*
- --------------------------------------
  E. F. Williams, Jr.                   Director

*By: /s/ HARLEY M. SMITH
     ---------------------------------
     Harley M.Smith                     Attorney-in-Fact